UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. 2)

Filed by the Registrant ☒ Filed by a Party other than the Registrant

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Vialta, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

Common Stock, par value $0.001 per share

(2) Aggregate number of securities to which transaction applies:

As of March 31, 2005, 51,043,665 outstanding shares of Common Stock, which includes vested options to acquire 2,146,167 shares of Common Stock at a per-share exercise price of less than $0.36. Outstanding shares excludes 32,039,840 shares held by Victory Acquisition Corp., which will be cancelled as of the effective time of the merger. Outstanding options excludes options held by Fred S.L. Chan, which will be cancelled as of the effective time of the merger and stapled options to purchase common stock of ESS Technology, Inc. (“ESS Technology”) and shares of Vialta’s Common Stock which the company believes, based on the average strike price relative to the current price of ESS Technology common stock, will not be exercised.

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction, for purposes only of calculating the filing fee, is $18,418,643, which is the sum of (a) the product of (i) the 51,043,665 shares of Common Stock that are proposed to be converted into the right to receive the merger consideration, multiplied by (ii) the merger consideration of $0.36 per share of Common Stock, plus (b) the product of (i) 2,146,167, the number of shares of Common Stock underlying vested options to purchase such shares at a per-share exercise price of less than $0.36, multiplied by (ii) the amount by which the per-share merger consideration of $0.36 exceeds the $0.34 per share weighted average exercise price of such options. The filing fee equals the proposed maximum aggregate value of the transaction multiplied by .0001177. Outstanding shares excludes 32,039,840 shares held by Victory Acquisition Corp., which will be cancelled as of the effective time of the merger. Outstanding options excludes options held by Fred S.L. Chan, which will be cancelled as of the effective time of the merger and stapled options to purchase common stock of ESS Technology and shares of Vialta’s Common Stock which the company believes, based on the average strike price relative to the current price of ESS Technology common stock, will not be exercised.

(4) Proposed maximum aggregate value of transaction:

$18,418,643

(5) Total fee paid:

$2,168

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(6) Amount Previously Paid:

(7) Form, Schedule or Registration Statement No.:

(8) Filing Party:

(9) Date Filed:

VIALTA, INC.
48461 FREMONT BOULEVARD
FREMONT, CALIFORNIA 94538
Dear Vialta Stockholder:
      You are cordially invited to attend a special meeting of the stockholders of Vialta, Inc. to be held on                     , 2005 at       a.m., local time, at the Fremont Marriott, 46100 Landing Parkway, Fremont, CA 94538.
      At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement between Vialta and Victory Acquisition Corp., a company controlled by Vialta’s chairman, Fred S.L. Chan, and the merger contemplated thereby. You will also be asked to consider and vote upon a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.
      Under the terms of the proposed merger, all stockholders of Vialta, other than Victory Acquisition Corp. and Fred S.L. Chan, his wife Annie M.H. Chan, trusts established for the benefit of their children and a related entity, who are, directly or indirectly, investors in Victory Acquisition Corp. (the “participating stockholders”) as well as stockholders who have perfected or not lost or waived the benefit of appraisal or dissenters’ rights, would receive $0.36 per share in cash, and Mr. Chan and the other participating stockholders would acquire 100% ownership of Vialta, Inc. Shares held by the company would be canceled without any payment.
      The all-cash price of $0.36 per share represents a 50% premium to the average closing price of Vialta common stock for the 30 days prior to the March 28, 2005 announcement of the offer and a 60% premium to the closing price of Vialta common stock on the day before the announcement of the merger.
      Our Board of Directors, in accordance with the recommendation of a special committee of the Board of Directors, unanimously, with Mr. Chan abstaining, recommends that stockholders vote FOR approval and adoption of the merger agreement and the merger and FOR the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement. A Special Committee of independent directors was appointed to evaluate the merger, and after direct negotiations with Mr. Chan and careful consideration, including a thorough review with its independent advisors and the receipt of a fairness opinion from its independent financial advisor, unanimously determined (with Mr. Chan abstaining) that the merger is fair to and in the best interests of Vialta’s stockholders other than the participating stockholders.
      Your vote is very important to us. Approval and adoption of the merger agreement and the merger requires the affirmative vote of a majority of the shares outstanding as of                     , 2005, the record date for the special meeting. Accordingly, whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares) as soon as possible.
      The enclosed proxy statement provides you with detailed information about the proposed merger, the merger agreement and the special meeting. We urge you to read the entire document carefully, including information incorporated by reference and included in annexes.

Very truly yours,

Didier Pietri
Chief Executive Officer
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of this transaction or the adequacy or accuracy of the disclosure in the enclosed proxy statement. Any representation to the contrary is a criminal offense.

      The enclosed proxy statement is dated                     , 2005 and is first being mailed to stockholders on or about                     , 2005.

VIALTA, INC.
48461 FREMONT BOULEVARD
FREMONT, CALIFORNIA 94538

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD                         , 2005

To the stockholders of Vialta, Inc.:
      We will hold a special meeting of stockholders of Vialta, Inc. on                     , 2005 at       a.m., local time, at the Fremont Marriott, 46100 Landing Parkway, Fremont, CA 94538. The purpose of the meeting is:

1. to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of March 28, 2005, by and between Victory Acquisition Corp. and Vialta, Inc. and the merger contemplated thereby;

2. to consider and vote upon a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve and adopt the Agreement and Plan of Reorganization referred to in Item 1 and the merger contemplated thereby; and

3. to transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
      We have described the merger agreement and the related merger in the accompanying proxy statement, which you should read in its entirety before voting. A copy of the Agreement and Plan of Reorganization is attached as Annex A to the proxy statement. The record date to determine who is entitled to vote at the special meeting is                     , 2005. Only holders of Vialta, Inc. common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting.
      Your vote is important. To make sure your shares are represented at the special meeting, you should, as soon as possible, complete, sign, date and return the enclosed proxy card (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares). You retain the right to revoke your proxy at any time before it is actually voted by submitting to the Secretary of the company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the special meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring to the meeting a proxy from the broker, bank or other nominee authorizing you to vote the shares. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

By Order of the Board of Directors,

Didier Pietri
Chief Executive Officer
Fremont, California
                    , 2005
Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares) as soon as possible.

Page

FORWARD-LOOKING STATEMENTS	1
SUMMARY TERM SHEET	1
SPECIAL FACTORS	12
Structure of the Transaction	12
Background of the Merger	12
Position of Vialta as to the Purpose and Reasons for the Merger	22
Position of Vialta as to the Fairness of the Merger to Vialta’s Stockholders; Reasons for Recommending the Approval of the Merger Agreement and the Merger	22
Recommendation of the Board of Directors	27
Liquidation Analysis and Selection of Needham	27
Opinion of the Financial Advisor to the Special Committee	29
Position of the Participating Stockholders and Victory Acquisition Corp. as to the Purpose and Reasons for the Merger	37
Position of the Participating Stockholders and Victory Acquisition Corp. as to the Fairness of the Merger to Vialta’s Stockholders	38
Alternatives to the Merger	39
Certain Effects of the Merger	40
The Participating Stockholders’ Plans for Vialta After the Merger	43
Merger Financing	43
Interests of Certain Persons in the Merger	44
Certain Fraudulent Transfer Risks	46
Plans for Vialta if the Merger is Not Completed	47
Estimated Fees and Expenses of the Merger	47
Regulatory Approvals and Requirements	47
Federal Income Tax Consequences	47
Anticipated Accounting Treatment of the Merger	50
Appraisal and Dissenters’ Rights	50
THE SPECIAL MEETING	57
Date, Time and Place	57
Matters to be Considered	57
Record Date; Voting Rights	57
Quorum	57
Required Vote	57
How Shares are Voted; Proxies; Revocation of Proxies	58
Solicitation of Proxies	58
Appraisal or Dissenters’ Rights	59
Adjournment	59
Attending the Special Meeting	59
PARTIES INVOLVED IN THE PROPOSED TRANSACTION	59
Information about Vialta	59
Information about Victory and the Participating Stockholders	60
THE MERGER AGREEMENT	62
Structure of the Merger	62
When the Merger Becomes Effective	62
Effect of the Merger on the Capital Stock of Vialta and Victory Acquisition Corp.	62
Payment for Vialta Common Stock in the Merger	63

i

ii

FORWARD-LOOKING STATEMENTS
      Any statements in this proxy statement about future expectations, plans and prospects, including statements regarding consummation of the proposed merger and statements contained herein under “CERTAIN FINANCIAL MODELS RELATING TO POTENTIAL BROADBAND PRODUCTS.”, constitute forward-looking statements. In some cases, forward-looking statements may be identified by their incorporation of forward-looking terminology such as “anticipate,” “believe,” “continue,” “estimate,” “expect,” “intend,” “may,” “should” or “will” and other comparable expressions. Forward-looking statements are subject to risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the matters discussed under “Forward Looking Statements” in Vialta’s most recent annual report filed with the SEC, as well as factors relating to the proposed merger contained herein. The forward-looking statements included herein are made only as of the date of this proxy statement, and Vialta undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Vialta will, where relevant and if required by applicable law, update such information through a supplement to this proxy statement to the extent necessary.
SUMMARY TERM SHEET
      Vialta Inc. is delivering this statement to you in connection with its request that you consider and vote upon a proposal to approve and adopt the Agreement and Plan of Reorganization, dated as of March 28, 2005, by and between Victory Acquisition Corp. and Vialta, Inc. and the merger contemplated thereby which are referred to in this proxy statement as the merger agreement and the merger. The merger agreement provides for the merger of Victory Acquisition Corp. with and into Vialta. Vialta would be the surviving corporation in the merger, and, immediately following the merger, Fred S.L. Chan and members of his family and affiliated entities would have direct or indirect ownership of all of the outstanding capital stock of Vialta. This summary term sheet briefly describes the most material terms of the proposed merger and may not contain all of the information that is important to you. Vialta urges you to read carefully the entire proxy statement, including the information incorporated by reference and the annexes. You may obtain without charge copies of documents incorporated by reference into this proxy statement by following the instructions under “WHERE YOU CAN FIND MORE INFORMATION.” In this proxy statement, the terms the “company” and “Vialta” refer to Vialta, Inc. and the term “Victory” refers to Victory Acquisition Corp.
      A copy of the merger agreement has been included to provide you with information regarding the legal relationship between the parties.
      The merger agreement contains representations and warranties made by the parties to each other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that were exchanged in connection with signing the merger agreement. While we do not believe that they contain information securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in Vialta’s general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures. Any changes that are material or are otherwise required to be disclosed, have been or will be reflected in Vialta’s periodic filings to the extent required by applicable securities laws.

Q:	Why am I receiving these materials?

A:	The board of directors of Vialta is providing these proxy materials to give you information for use in determining how to vote in connection with the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will be held on , 2005 at a.m., local time, at the Fremont Marriott, 46100 Landing Parkway, Fremont, CA 94538.

Q:	What am I being asked to vote upon?

A:	You are being asked to consider and vote upon a proposal to approve and adopt the merger agreement and approve the merger, pursuant to which Victory will merge with and into Vialta, with Vialta as the surviving corporation in the merger.

Q:	Who can vote on the proposal to approve and adopt the merger agreement and approve the merger?

A:	All holders of Vialta common stock at the close of business on , 2005, the record date for the special meeting, may vote in person or by proxy on the proposal to approve and adopt the merger agreement and approve the merger at the special meeting.

Q:	What vote is required to approve and adopt the merger agreement and approve the merger?

A:	Stockholder approval of the merger agreement and the merger requires the affirmative vote of at least a majority of the shares outstanding as of the record date. An abstention or a broker non-vote will have the same effect as a vote against the merger agreement and the merger.

Q:	How will Mr. Chan and the other directors and officers of the company vote?

A:	Mr. Chan and the other participating stockholders contributed their shares of Vialta common stock to Victory. Victory has committed to vote its shares in favor of the merger in accordance with the terms of the voting agreement. See “TRANSACTION AGREEMENTS — Voting Agreement” and the actual terms of the agreement attached hereto as Annex C. Victory holds approximately 39% of Vialta’s outstanding shares of common stock.

In addition, Vialta’s directors and executive officers other than Mr. Chan own approximately 5% of Vialta’s outstanding common stock, and have indicated to Vialta their intention to vote in favor of approval of the merger agreement and the merger.

Q:	Who is soliciting my proxy?

A:	Vialta’s board of directors, including Mr. Chan, is soliciting proxies to be voted at the special meeting.
Q: Who are the parties involved in the proposed transaction?

A:	The parties involved in the proposed transaction are Vialta, Inc., the participating stockholders and Victory Acquisition Corp.

•	Vialta, Inc. — Vialta is a Delaware corporation engaged in the business of designing and marketing a limited number of consumer electronics products. Vialta was incorporated in April 1999 as a wholly owned subsidiary of ESS Technology, Inc. It became a public company in August 2001, when it was spun off from ESS Technology, Inc. to operate as a stand-alone entity. Since the spin off, Fred S.L. Chan and members of the Chan family and related entities, have owned at least a 35% voting interest in Vialta.

•	Participating Stockholders — The participating stockholders consist of Fred S.L. Chan; his wife Annie M.H. Chan; Annie M.H. Chan TR UA 07-25-95, The Annie M.H. Chan Living Trust; Mee Sim Lee & Sung Kook Kim & Myong Shin Kim TR UA DTD 12-21-87, The David Y.W. Chan Trust; Mee Sim Lee & Sung Kook Kim & Myong Shin Kim TR UA DTD 12-21-87, The Edward Y.C. Chan Trust; Mee Sim Lee & Sung Kook Kim & Myong Shin Kim TR UA DTD 3-16-92, The Michael Y.J. Chan Trust; Shiu Leung Chan & Annie M.H. Chan Gift Trust Dated 11/20/92; and Evershine XVI, L.P. The trusts were established by Fred S.L. Chan and Annie M.H. Chan for the benefit of their children. Evershine XVI, L.P. is a related entity whose general partner is beneficially owned and controlled by Mr. and Mrs. Chan.

•	Victory Acquisition Corp. — Victory Acquisition Corp. is a recently formed Delaware corporation established by the participating stockholders for the sole purpose of effecting the merger. The participating stockholders have contributed to Victory shares of Vialta common stock beneficially owned by them pursuant to the terms of a stock contribution agreement among Victory and the participating stockholders. The stock contribution agreement is attached to this proxy statement as Annex B. No cash merger consideration will be paid for shares that are exchanged for equity securities of Victory or for options held by the participating stockholders. In the merger, all shares of Victory common stock will be converted into Vialta common stock. As a result of the merger, the participating stockholders will collectively acquire 100% ownership of Vialta.

Q:	What will happen in the merger?

A:	Victory will be merged with and into Vialta, which will be the surviving corporation in the merger. Following the satisfaction or waiver of other conditions to the merger, the following will occur in connection with the merger:

•	all shares of Vialta common stock that are held (1) in the treasury of Vialta, (2) by any wholly-owned subsidiary of Vialta, (3) by Victory or (4) by any of the participating stockholders will be canceled and retired without any consideration payable therefor;

•	each other share of Vialta common stock issued and outstanding immediately before the merger becomes effective (other than any share as to which a dissenting stockholder has perfected or not lost the benefit of appraisal or dissenters’ rights under California or Delaware law) will be converted into the right to receive $0.36 in cash without interest;

•	each share of Victory common stock will be converted into a share of common stock of Vialta, as the surviving corporation in the merger; and

•	each vested stock option held at the effective time of the merger will be converted into the right to receive cash in respect of such stock option in an amount equal to the product of (1) the excess, if any, of the per-share merger consideration of $0.36 over the per-share exercise price of such stock option, multiplied by (2) the number of vested shares subject to such stock option (which amount will be payable without interest, net of any withholding tax and subject to the option holder’s having executed a written consent on a form provided by Vialta to the effect that the cash payment is in full consideration for the cancellation of such stock option). As a result of the transaction, unvested options held by Didier Pietri will accelerate in accordance with his stay bonus agreement and unvested options issued to directors will accelerate in accordance with the terms of the 2000 Directors Stock Option Plan.

No shares of Vialta common stock are held by any wholly-owned subsidiary of Vialta. As a result of the merger, the stockholders of Vialta (other than the participating stockholders) will no longer have any interest in, and will no longer be stockholders of, Vialta and will not participate in any future earnings or growth of Vialta, and the participating stockholders will own, directly or indirectly, all of the outstanding shares of Vialta. Following the merger, Vialta common stock will no longer be publicly traded, and Vialta will no longer file periodic reports with the Securities and Exchange Commission (the “SEC”).

Q:	What will I receive in the merger?

A:	You will receive $0.36 in cash in exchange for each share of common stock owned by you at the effective time of the merger, unless either (1) you are a participating stockholder of Victory or (2) you do not vote in favor of the merger agreement and have perfected or have not otherwise lost or waived your dissenters’ or appraisal rights under Delaware or California law, as applicable. Prior to receipt of the merger consideration, you will be required to return an executed letter of transmittal in which you waive any right to dissenters’ or appraisal rights. Stockholders who do not vote in favor of approval of the merger agreement and who otherwise comply with the procedures for perfecting dissenters’ or appraisal rights under the statutory provisions of California or Delaware law, as applicable, summarized elsewhere in this proxy statement may demand payment of the “fair value” of their shares in cash in connection with the consummation of the merger. See “SPECIAL FACTORS — Appraisal and Dissenters’ Rights.”

Q:	How will the merger be financed?

A:	It is expected that Vialta will use its cash on hand to pay the merger consideration. It is a condition to Victory’s obligation to complete the merger that Vialta have no less than $14.5 million in cash and cash equivalents as of midnight on the day prior to the closing of the merger. As of May 30, 2005, the company had approximately $25.5 million in cash and cash equivalents. As long as Vialta meets the minimum cash consideration, Victory has agreed to fund any shortfall in the merger consideration, up to a maximum of $4.0 million and Fred S.L. Chan has agreed to lend up to $4.0 million to Victory for this purpose. See “SPECIAL FACTORS — Merger Financing” and “TRANSACTION AGREEMENTS — Additional Contribution Agreement.”

Q:	Is there a risk that the merger will be deemed a fraudulent conveyance?

A:	If a substantial portion of a company’s own assets are used to pay all or a significant portion of the consideration for its acquisition, as is the case in the proposed merger, there is a risk the transaction could be deemed a fraudulent conveyance. As a result, if, contrary to the belief of the board of directors, Vialta is held to be insolvent after giving effect to the merger (i.e., is unable to pay its debts as they become due, is left with unreasonably small capital, or its liabilities exceed its assets at the time), or if the transaction is deemed to have been entered into with an intent to evade creditors, then the funds paid to stockholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to the claims of Vialta’s creditors. If such claims are asserted by Vialta’s creditors, there is a risk that the entire transaction could be unwound and that persons who were stockholders at the effective time of the merger would be ordered by a court to return to Vialta all or a portion of the funds received following the completion of the merger or ordered to satisfy creditor claims from such proceeds. The board of directors of Vialta believes that Vialta and its subsidiaries, on a consolidated basis, is not now and will not be insolvent as a result of the effectiveness of the merger, and that there is not a substantial risk that the merger could be successfully challenged as a fraudulent conveyance. See “SPECIAL FACTORS — Certain Fraudulent Transfer Risks.”

Q:	How will Vialta be operated after the merger?

A:	Fred S.L. Chan plans to continue to operate Vialta with a significantly reduced staff, selling the company’s current products and focusing research and development efforts on broadband.

Q:	What are the reasons for the merger?

A:	Vialta’s purpose in undertaking the merger is to allow its stockholders (other than the participating stockholders) to realize value from their investment in Vialta now, in cash at a price that represents a premium to the market price of Vialta common stock before the public announcement of the merger agreement, rather than assuming the risks associated with Vialta’s ongoing operations. For the participating stockholders and Victory, the purposes of the merger are to permit Vialta greater operating flexibility as a privately held company; to reduce the substantial expenses associated with being a public company, including costs of compliance with new securities regulations relating to accounting and internal control procedures, and allow these resources to be used in operations; and to enable the participating stockholders to focus research and development efforts and resources on broadband products and benefit from future growth, if any, of Vialta after the merger. See “SPECIAL FACTORS — Position of Vialta as to the Purpose and Reasons for the Merger” and “— Position of the Participating Stockholders and Victory Acquisition Corp. as to the Purpose and Reasons for the Merger.”

Q:	What was the role of the special committee?

A:	Because certain directors of Vialta have actual or potential conflicts of interest in evaluating the merger, the board of directors appointed a special committee of independent directors to negotiate, review and evaluate the proposed merger.

Q:	What is the recommendation of the special committee?

A:	The special committee has unanimously recommended to Vialta’s board of directors that the merger and the merger agreement be approved and adopted. In arriving at its conclusion, the special committee considered, among other factors, the opinion of Salem Partners LLC, its independent financial advisor, that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth in the opinion, the cash consideration of $0.36 per share to be paid in the merger to the stockholders of Vialta other than the participating stockholders was fair, from a financial point of view, to such stockholders. The special committee has neither withdrawn nor modified its recommendation. See “SPECIAL FACTORS — Position of Vialta as to the Fairness of the Merger to Vialta’s Stockholders; Reasons for Recommending the Approval of the Merger Agreement and the Merger”.

Q:	What are the recommendations of the board of directors?

A:	The board of directors, based in part on the unanimous recommendation of the special committee, unanimously (with Mr. Chan abstaining) recommends that the Vialta stockholders vote FOR the approval of the merger agreement and the merger. Both the special committee and the board of directors of Vialta, after careful consideration of numerous factors, have determined and continue to believe that the merger agreement and the merger are fair to and in the best interests of the stockholders of Vialta other than the participating stockholders. See “SPECIAL FACTORS — Position of Vialta as to the Fairness of the Merger to Vialta’s Stockholders; Reasons for Recommending the Approval of the Merger Agreement and the Merger”.

In view of his conflicts of interest with respect to the merger, Mr. Chan recused himself from the confidential portions of the board of directors’ deliberations with respect to the merger and the merger agreement and abstained from voting on the related resolutions, including the recommendation that Vialta stockholders vote for the approval and adoption of the merger agreement and the merger. Herbert Chang, who was the only member not present at the meeting, subsequently indicated his approval of the board’s resolutions.

Q:	What is Vialta’s position as to the fairness of the merger?

A:	Because certain members of Vialta’s board of directors have actual or potential conflicts of interest in evaluating the merger, the board of directors appointed a special committee of independent directors, consisting of George Cain and Michael Dubester, to evaluate the merger and make recommendations to the board of directors with respect to the merger agreement. Based on their evaluation, the special committee determined that the merger agreement and the merger are advisable, fair to, and in the best interests of the company and its stockholders (other than the participating stockholders) and recommended that the board of directors approve and adopt the merger agreement and the merger. Acting on the recommendation of the special committee, the board of directors has approved and adopted the merger agreement and approved the merger. The board of directors has neither withdrawn nor modified its recommendation that stockholders approve and adopt the merger agreement and approve the merger subsequent to the March 28 meeting. The board of directors, based in part on the unanimous recommendation of the special committee, unanimously, with Mr. Chan abstaining, recommends that the Vialta stockholders vote FOR the approval and adoption of the merger agreement and approval of the merger. See “SPECIAL FACTORS — Position of Vialta as to the Fairness of the Merger to Vialta’s Stockholders; Reasons for Recommending the Approval of the Merger Agreement and the Merger.”

Q:	What is the opinion of the financial advisor to the special committee with respect to the merger?

A:	Salem Partners LLC, the independent financial advisor to the special committee, has delivered an opinion to the special committee and the board of directors that, as of March 28, 2005 and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the cash consideration of $0.36 per share to be paid in the merger to the stockholders of Vialta other than the participating stockholders and Victory was fair, from a financial point of view, to such stockholders. The full text of Salem Partners LLC’s written opinion is included in this proxy statement as Annex F. You should read the opinion carefully in its entirety. See “SPECIAL FACTORS — Opinion of the Financial Advisor to the Special Committee.”

Q:	What is the position of the participating stockholders and Victory Acquisition Corp. as to the fairness of the merger to Vialta’s stockholders?

A:	Fred S.L. Chan, the other participating stockholders and Victory believed and continue to believe that the merger is substantively and procedurally fair to the other stockholders of Vialta. In arriving at their position as to the fairness of the merger, Mr. Chan, the other participating stockholders and Victory considered the factors discussed in the section entitled “SPECIAL FACTORS — Position of the Participating Stockholders and Victory Acquisition Corp. as to the Fairness of the Merger to Vialta’s Stockholders.”

Q:	What are the consequences of the merger to present members of management and the board of directors?

A:	Like other stockholders, members of management and the board of directors other than Mr. Chan will be entitled to receive $0.36 per share in cash for each of their shares of Vialta common stock and cash with respect to vested stock options at the effective time of the merger in an amount equal to the product of (1) the excess, if any, of the per-share merger consideration of $0.36 over the per-share exercise price of such stock option, multiplied by (2) the number of vested shares subject to such stock option (which amount will be payable without interest, net of any withholding tax and subject to the option holder’s having executed a written consent on a form provided by Vialta to the effect that the cash payment is in full consideration for the cancellation of such stock option). The merger agreement requires Vialta to use its reasonable efforts to obtain the resignation of all officers and directors of the company as of the effective time of the merger. Mr. Chan, the sole officer and director of Victory immediately prior to the effective time of the merger, will be the initial officer and director of Vialta, as the surviving corporation.

In considering the recommendations of the board of directors, you should be aware that certain of Vialta’s executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of Vialta’s stockholders generally. The special committee and the board of directors were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the merger. These interests, which are discussed in detail in the section entitled “SPECIAL FACTORS — Interests of Certain Persons in the Merger,” include the following:

•	Mr. Chan, who abstained from the vote of the board of directors, is Vialta’s Chairman and the participating stockholders, who include Fred S.L. Chan, his wife Annie M.H. Chan, trusts established for the benefit of their children, and a related entity, have been the largest stockholders of Vialta since the company was spun off from ESS. Mr. Chan and the other participating stockholders have contributed 32,039,840 shares of Vialta common stock (representing approximately 39% of the outstanding common stock) to Victory pursuant to the terms of the stock contribution agreement in consideration for an equal number of shares of common stock of Victory. Upon consummation of the merger, Mr. Chan and the other participating stockholders will be the sole stockholders of Vialta;

•	Mr. Chan is the President, Treasurer and Secretary of Victory Acquisition Corp. Upon consummation of the merger, it is anticipated that Mr. Chan will continue in the positions of President, Treasurer and Secretary of Vialta, as the surviving corporation in the merger;

•	Pursuant to the terms of their stay bonus agreements, officers of the company will be entitled to receive or have received the following benefits:

           Didier Pietri previously received a bonus of $150,000 for staying through March 31, 2005 and will be entitled to acceleration of 400,000 unvested stock options (as of June 30, 2005) with exercise prices less than $0.36, as a result of which he will receive merger consideration of $8,000;
           Yin-Wu Chen received a raise of $25,000 per year but no bonus or acceleration of options;
           William Scharninghausen previously received a bonus of $187,272 for staying through March 31, 2005 but no acceleration of options;

•	unvested stock options held by members of the board of directors (other than Mr. Chan) will accelerate in accordance with the terms of the 2000 Directors Stock Option Plan. Accelerated options will be converted into the right to receive cash in an amount equal to the product of (1) the excess, if any, of the per-share merger consideration of $0.36 over the per-share exercise price of such stock option, multiplied by (2) the number of shares subject to such stock option. As a result, George Cain and Michael Dubester will each be entitled to receive $2,400 and Matthew Fong will be entitled to receive $1,250 with respect to the accelerated vesting of 45,000 stock options, in each case. The vesting of 4,500 stock options held by Herbert Chang will also be accelerated, but all have exercise prices greater than $0.36 so Mr. Chang will not receive any merger consideration with respect to accelerated stock options;

•	the merger agreement provides that indemnification will continue and directors and officers insurance arrangements made by Vialta before closing will be maintained for a period of six years following the effective time of the merger for Vialta’s directors and officers; and

•	each member of the special committee will receive $2,000 per meeting attended in person and $1,000 per meeting attended telephonically in consideration of such member’s service on the special committee, with a cap of $20,000 for the chairman and $18,000 for the other committee member. In addition, the special committee chairman is entitled to receive an annual fee of $25,000, payable quarterly at the end of each fiscal quarter, with any remaining balance payable at the effective time of the merger. The foregoing payments are due without regard to whether the special committee recommended approval of the merger agreement or whether the merger is consummated. To date, the chairman has received $26,250 and the other member has received $18,000.

     In addition, the participating stockholders, including Fred S.L. Chan, will own all of the company after the merger is consummated so they will be the only stockholders who will obtain the benefit, if any, of Vialta’s performance going forward. Such benefits could include the utilization of net operating loss carry forwards and other tax attributes (if any), which may be limited after the transaction, in connection with the operation of the business, as well as the benefit of any sale of broadband products, if their development is successfully completed.

Q:	Is the merger subject to the satisfaction of any conditions?

A:	Yes. Before completion of the transactions contemplated by the merger agreement, a number of closing conditions must be satisfied or waived. These conditions are described in this proxy statement in the section entitled “THE MERGER AGREEMENT — Conditions to the Completion of the Merger.” The obligations of Vialta and/or Victory to complete the merger are subject to the satisfaction or waiver of various conditions specified in the merger agreement, including conditions relating to, among other things:

•	the absence of any order, decree, or ruling by any court or governmental agency which would prohibit, render illegal or enjoin the consummation of the merger;

•	approval of the merger agreement by a majority vote of Vialta shares outstanding as of the record date;

•	the accuracy of the parties’ representations and warranties under the merger agreement, except where a failure would not have a material adverse effect;

•	performance by the parties in all material respects of their obligations under the merger agreement;

•	the absence of a material adverse effect with respect to Vialta, as determined in the reasonable judgment of the board of directors of Victory;

•	receipt of a legal opinion from counsel to Vialta as to the company’s due incorporation, power and authority to enter into the merger agreement, due execution and delivery of the agreement, and the merger agreement not violating the certificate of incorporation or bylaws of the company; and

•	confirmation that Vialta has no less than $14,500,000 in cash and cash equivalents as of midnight on the day prior to the closing.

     As of May 30, 2005, the company had approximately $25.5 million in cash and cash equivalents.

Q: May the merger agreement be terminated?

A:	The merger agreement may be terminated at any time prior to the effective time of the merger by the mutual written consent of Vialta and Victory, acting under the direction of their respective boards of directors. In addition, either Vialta or Victory may generally (but is not required to) terminate the merger agreement at any time prior to the effective time of the merger in the event of:

•	failure to consummate the merger by August 13, 2005;

•	a final and nonappealable court or other governmental action prohibiting the merger; or

•	failure to obtain the requisite stockholder approval of the merger agreement at the special meeting.
      In addition, Victory may terminate the merger agreement at any time prior to the effective time of the merger under specified circumstances relating to:

•	the failure of a representation or warranty of Vialta to be true and correct except where the failure would not have a material adverse effect, subject to a 30-day cure period;

•	the failure of Vialta to perform or comply in all material respects with all of its covenants, subject to a 30-day cure period;

•	the special committee’s withdrawing, amending or modifying its approval or recommendation of the merger agreement in a manner adverse to Victory or failing to reconfirm within 10 business days after request by Victory its recommendation of the merger agreement to Vialta stockholders;

•	Vialta failing to include in this proxy the recommendation of the special committee or the board of directors in favor of the merger agreement and the merger;

•	the special committee approving or publicly recommending an acquisition proposal other than the merger or a liquidation or dissolution;

•	Vialta entering into a letter of intent or similar agreement accepting any acquisition proposal other than the merger; or

•	Vialta failing to recommend rejection of a tender or exchange offer commenced by a party unaffiliated with Victory.
      In addition, Vialta may terminate the merger agreement at any time prior to the effective time of the merger under circumstances relating to:

•	the failure of any representation or warranty of Victory to otherwise be true and correct, subject to a 30-day cure period;

•	the failure of Victory to perform or comply in all material respects with all of its covenants, subject to a 30-day cure period; or

•	the determination by the board of directors or the special committee in good faith after consulting with its counsel that termination is necessary to comply with its fiduciary duties, at any time before approval of the merger by Vialta’s stockholders.

      See “THE MERGER AGREEMENT — Termination of the Merger Agreement.”

Q:	Does the merger agreement limit the solicitation of transactions or termination of the merger agreement?

A:	The merger agreement does not contain restrictions on Vialta’s ability to solicit or initiate any inquiries, proposals or offers with respect to any competing transaction, to respond to any inquiries, proposals or offers received. The board of directors or special committee may terminate the merger agreement or withdraw, modify or change its approval or recommendation of the merger agreement at any time before stockholder approval of the merger agreement and adoption of the merger if it determines in good faith that failure to take such action would be inconsistent with its fiduciary obligations under applicable law. See “THE MERGER AGREEMENT — No Limitation on Solicitation of Transactions or Termination of Merger Agreement due to Fiduciary Obligations.”

Vialta must pay the out-of-pocket expenses actually and reasonably incurred by Victory up to a maximum of $250,000 if:

• Vialta terminates the merger agreement prior to approval of the merger at the stockholders’ meeting because the board of directors or the special committee determines in good faith, after consultation with outside legal counsel, that termination of the agreement is necessary for the board of directors or the special committee to comply with its fiduciary duties under applicable law;

• Victory terminates the merger agreement because (1) the special committee withdraws or amends or modifies its recommendation in a manner adverse to Victory; (2) Vialta fails to include in the proxy statement the recommendation of the special committee or the board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger; (3) the special committee fails to reaffirm its recommendation within 10 business days after written request by Victory following the public announcement of a competing acquisition proposal; (4) the special committee approves or publicly recommends any competing acquisition proposal other than a liquidation or dissolution; (5) Vialta enters into any letter of intent or similar document or any agreement, contract or commitment accepting any competing acquisition proposal; or (6) a tender or exchange offer is commenced by a person unaffiliated with Victory, and Vialta has not sent to its securityholders a statement disclosing that Vialta recommends rejection of such tender or exchange offer within 10 business days after such tender or exchange offer is first published, sent or given; or

• Victory terminates the merger agreement because a breach by Vialta causes the conditions to completion of the merger to not be satisfied and cured, if curable, within 30 days of written notice from Victory and Vialta consummates an “Acquisition Proposal” within six months following such termination. An “Acquisition Proposal” includes: (1) any acquisition or purchase of more than 50% of Vialta common stock, including by means of a tender offer or exchange offer, or any merger, consolidation, business combination or similar transaction pursuant to which the stockholders of Vialta immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or its parent party; (2) any sale, lease, exchange, transfer, license, acquisition, or disposition of all or substantially all of the aggregate fair market value of assets of Vialta; or (3) any liquidation or dissolution of Vialta.

See “THE MERGER AGREEMENT — Expenses.” Because Victory is owned by the participating stockholders, the participating stockholders will be reimbursed for all of their out-of-pocket expenses (up to $250,000) if the merger agreement is terminated for one of the reasons listed above. In no event will any other amount be payable as a termination fee under the merger agreement.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as possible after the special meeting. However, there is no assurance that we will be able to do so.

Q:	What are the U.S. federal income tax consequences of the merger to holders of Vialta stock?

A:	The receipt of cash by a United States holder in exchange for Vialta common stock will be a taxable transaction for U.S. federal income tax purposes. In general, United States holders of Vialta common stock who receive cash in exchange for their shares pursuant to the merger (including any cash received in connection with the exercise of dissenters’ or appraisal rights) should be deemed to have received cash from Vialta pursuant to a redemption of the shares held by such stockholder or pursuant to a sale of such shares. If the deemed redemption of the shares held by a particular United States holder qualifies as an “exchange” under section 302(b) of the Internal Revenue Code of 1986, as amended (the “Code”), or if shares are considered sold, the United States holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the holder’s adjusted tax basis in the shares and the amount of cash received. If the United States holder holds Vialta common stock as a capital asset, any gain or loss should generally be a capital gain or loss. If the United States holder has held the shares for more than 1 year, any gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations.

The deemed redemption of Vialta common stock in exchange for cash generally should not result in gain or loss to Vialta or to the participating stockholders (i.e. Mr. Chan and his affiliates) for U.S. federal income tax purposes. Upon completion of the merger and deemed redemption, participating stockholders generally will hold shares of Vialta common stock with an aggregate tax basis equal to the participating stockholders’ aggregate tax basis in the shares of Victory common stock that will be converted into Vialta common stock as a result of the merger. The deemed redemption of shares of Vialta common stock should result in an “ownership change” within the meaning of section 382(g) of the Code. Consequently, Vialta’s ability to use federal pre-ownership change net operating loss carryforwards and certain other tax attributes (if any) would be subject to an annual limitation equal to the value of Vialta common stock after the merger multiplied by the “long-term tax-exempt rate,” a rate published each month by the IRS, at the time of the merger (similar rules apply with respect to state net operating loss carryforwards in many states). Generally, if there is a more than fifty percentage point change in the ownership of a corporation during any three-year period, an ownership change for purposes of Section 382(g) of the Code occurs. Since the participating stockholders currently own approximately 39% of the common stock of Vialta and will own 100% of the common stock of Vialta after the merger, it is expected that an ownership change will occur. Vialta’s federal net operating loss carryforward as of December 31, 2004 was approximately $90.2 million. Vialta believes its federal pre-change net operating loss carryforward will not be significantly greater than approximately $90 million as of the date of the merger, and the fair market value of the company after the merger will be approximately $11.5 million. Since the long-term tax-exempt rate would be 4.37% if the merger occurred in July 2005, only approximately $500,000 of federal net operating loss carryforward ($11.5 million × 4.37%) would be available to offset taxable income, if any, in each future taxable year until such net operating loss carryforward either is utilized or expires, as a result of the ownership change if the merger occurred in July 2005. Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger. See “SPECIAL FACTORS — Federal Income Tax Consequences.”

Q:	What do I do to vote my Vialta stock?

A:	After carefully reading and considering the information contained in this proxy statement, whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy in the accompanying self-addressed postage pre-paid envelope (or, if your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct it to vote your shares) as soon as possible. For more information on how to vote your shares, see the section entitled “THE SPECIAL MEETING — How Shares are Voted; Proxies; Revocation of Proxies.”

Q:	What happens if I do not return a proxy card?

A:	If you neither vote at the meeting nor grant your proxy as described in this proxy statement, your shares will not be voted, which will have the effect of voting against the approval of the merger agreement and the merger.

Q:	May I vote in person?

A:	Yes. You may attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. If your shares are held of record by a broker, bank, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. You may revoke your proxy at any time before it is actually voted by submitting to the Secretary of the company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the special meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank, nominee, fiduciary or other custodian and you wish to vote at the special meeting, you must bring to the meeting a proxy from the broker, bank or other nominee authorizing you to vote the shares. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting against adoption of the merger agreement and the merger.

Q:	What does it mean if I receive more than one set of materials?

A.	This means you own shares of Vialta stock that are registered under different names. For example, you may own some shares directly as a stockholder of record and other shares through a broker; or you may own shares through more than one broker. In these situations, you will receive multiple sets of proxy materials. You must complete, sign, date and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards that you receive in order to vote all of the shares you own. Each proxy card you receive comes with its own prepaid return envelope; if you vote by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	If the merger is completed, how will I receive the cash for my shares?

A.	If the merger is completed, you will be contacted by Mellon Investor Services, who will act as paying agent in connection with the merger. The paying agent will provide instructions that will explain how to surrender stock certificates. You will receive cash for your shares from the paying agent after you comply with these instructions which will include waiving any dissenters’ or appraisal rights you may have. If your shares are held for you of record by a broker, bank nominee, fiduciary or other custodian, you will receive instructions from the broker, nominee, custodian or other fiduciary as to how to effect the surrender of your shares and receive cash for those shares.

Q:	Should I send in my stock certificates now?

A:	No. If the merger is completed, you will receive written instructions for exchanging your Vialta stock certificates for cash.

Q:	Am I entitled to appraisal or dissenters’ rights with respect to my shares?

A:	If you do not vote in favor of approval of the merger agreement and the merger, and you otherwise timely comply with all legal requirements, you may seek a judicial appraisal of the fair value of your shares by following the procedures governing appraisal rights specified in Section 262 of the Delaware General Corporation Law, referred to in this proxy statement as the DGCL. A copy of Section 262 of the DGCL is included as Annex G to this proxy statement. In addition, you may be entitled to dissenters’ rights specified in Chapter 13 of the California General Corporation Law, referred to in this proxy statement as of the CGLC. A copy of Chapter 13 of the CGCL is included as Annex H to this proxy statement. The value of shares of Vialta common stock as of the completion of the merger as determined in a judicial appraisal may be equal to, greater than, or less than the merger consideration being offered in the merger. For a summary of certain differences between Delaware and California law with respect to appraisal and dissenters’ rights, see “SPECIAL FACTORS — Appraisal and Dissenters’ Rights.” Under both Delaware and California law, stockholders who vote in favor of the merger will have waived their rights to seek judicial appraisal of their shares. You are urged to consult your legal advisor if you are considering exercising appraisal rights or dissenters’ rights.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this proxy statement or if you have questions about the merger agreement or the merger, including the procedures for voting your shares, you should call the company at (510) 870-3088.

SPECIAL FACTORS
Structure of the Transaction
      The proposed transaction is a merger of Victory Acquisition Corp. with and into Vialta, which will be the surviving corporation in the merger. See “THE MERGER AGREEMENT.”
      Effects of the Merger. As a result of the merger:

•	the stockholders of Vialta (other than the participating stockholders) will no longer have any interest in, and will no longer be stockholders of, Vialta and will not participate in any future earnings or growth of Vialta;

•	the participating stockholders will own, directly or indirectly, all of the outstanding shares of Vialta;

•	shares of Vialta common stock issued in exchange for Victory common stock to participating stockholders will not be registered on any exchange or listed on the OTC Bulletin Board, and there will be no public market for such shares; and

•	the registration of Vialta common stock under the Securities Exchange Act of 1934, or Exchange Act, will be terminated, and Vialta will cease filing reports with the SEC.
      Officers and Directors of Vialta. The sole officer and director of Vialta after the completion of the merger will initially be Mr. Chan.
      For additional details regarding the terms and structure of the merger and interests of the participating stockholders in the transaction, see “SPECIAL FACTORS — Interests of Certain Persons in the Merger” and “THE MERGER AGREEMENT.”
      For a discussion of alternatives to the merger considered by the board of directors, see “SPECIAL FACTORS — Alternatives to the Merger.”
Background of the Merger

The Company
      Since the spin-off of the company in August 2001, Vialta introduced and subsequently withdrew a multimedia DVD player it had developed. The company’s products now consist of videophones and video frames. For the years ended December 31, 2004, 2003, and 2002 Vialta had net losses of $2.4 million, $4.0 million and $42.6 million, respectively, and expects to incur losses in 2005. For the quarter ended March 31, 2005, Vialta incurred a loss of $1.1 million. As of March 31, 2005, Vialta had an accumulated deficit of $110.2 million and $21.5 million in cash and cash equivalents, restricted cash and short-term investments.

Exploration of Strategic Alternatives
      On February 26, 2004, at a meeting of the audit committee of Vialta’s board of directors, the company’s outside auditors, PricewaterhouseCoopers LLP, following their discussion of their completed audit for fiscal 2003, advised the audit committee of the substantial costs which the company would be required to incur during the course of 2004 (under applicable rules) and thereafter on an ongoing basis to comply with the new internal controls reporting requirements under Section 404 of the Sarbanes-Oxley Act of 2002. The audit committee then resolved to undertake a feasibility study to determine how substantial the amount of resources it would need to incur to be in compliance.
      At the meeting of the full board of directors which took place after the audit committee meeting, the board of directors determined to take preliminary steps in connection with a possible review of the company’s strategic alternatives in light of the following factors: (i) the increased costs of complying with regulatory requirements appeared to outweigh the benefits to Vialta of being a public company, (ii) in order to meet its business plan in 2004 and beyond, the company needed a broader product line and an increased level of marketing that were likely beyond the company’s resources, and (iii) the company’s senior management team was not committed to remaining at the company for the long term in order to implement the company’s business plan. At the meeting, representatives of the investment banking firm Needham & Company, Inc. (“Needham”) discussed various strategic alternatives with the board of directors. These included maintaining the status quo, selling the company to a third party, or initiating a going private transaction. The board of directors discussed the feasibility of initiating a going private transaction as a way to cash out the stockholders, through a reverse stock split, and agreed to continuing discussions at a later meeting.
      At the next meeting of the board of directors, on March 30, 2004, the board of directors (excluding Fred S.L. Chan, who was not in attendance), after additional consideration, determined that a sale of the company would be preferable to a reverse stock split. The board of directors, after due consideration, determined not to pursue a reverse stock split since after a reverse split either (i) the company would continue as a reporting company with the related public company costs and expenses or (ii) the company would become a private company in which the remaining shareholders would have no means by which to liquidate their investment for the foreseeable future, if ever. As a result, the board of directors then discussed the retention of an investment banking firm to assist in systematically soliciting offers from potential purchasers of the company. The board of directors considered the qualifications of Needham and its familiarity with the company dating back to its involvement in the company’s spin-off from ESS Technology. Based on these discussions, the board of directors resolved to retain Needham to review the company’s strategic alternatives, and authorized and directed management to negotiate with Needham the specific terms of its engagement. Subsequently, Needham was engaged pursuant to a letter agreement dated as of March 19, 2004.
      On April 27, 2004, the board of directors met to discuss, among other matters, the status of Needham’s engagement to solicit third party buyers for the company. Outside counsel to the company was asked to draft milestones to be included as a supplement to the engagement letter, setting forth time schedules for completion of a confidential offering memorandum, contacting a list of targeted buyers, execution of confidentiality agreements and making management presentations. The company also adopted stay bonus plans for key employees to ensure that the company would retain management during the process. Pursuant to the stay bonus plan, Yin-Wu Chen (“Yin-Wu”), the company’s president, was awarded a salary increase of $25,000. William Scharninghausen and other employees whom the board of directors determined (after consultation with management) were necessary for the ongoing operations of the company were guaranteed bonus payments for staying with the company through the earlier of a sale of the company or December 31, 2004 (or March 31, 2005 in the case of Mr. Scharninghausen). For each employee, bonus payments were based on a specified number of months’ salary ranging from two to four months, other than Mr. Scharninghausen, who received a bonus of nine months salary.
      On July 9, 2004, after finalizing and executing their agreement, Vialta publicly announced the engagement of Needham to explore a range of strategic alternatives, including a possible sale of the company.
      On July 27, 2004, representatives of Needham presented to the board of directors (excluding Fred S.L. Chan, who was not in attendance) a report on the indications of interest they had received in exploring the company’s strategic alternatives. They discussed the companies approached and the responses received to date. The board of directors reviewed the list of companies and suggested additional companies that they would like Needham to approach. In addition, the board of directors discussed a schedule for updates. The Needham representatives agreed to provide an update at the end of the following week. The board of directors also modified some of the existing stay bonus agreements, including providing for an additional bonus to Mr. Scharninghausen of three months salary if he remained with the company through December 31, 2004.
      At the August 4, 2004 meeting of the board of directors, the members were informed that Yin-Wu wished to pursue a possible management buy-out (“MBO”) of the company. Mr. Pietri indicated that, following consultation with outside counsel to the company and discussions with the other board members, he had asked various questions of Yin-Wu concerning his interest in and past activities concerning an MBO. Yin-Wu indicated that he had made preliminary contact with a strategic group based in Taiwan and that he intended to contact a local venture capitalist through a marketing officer at ESS Technology, who independently contacted Yin-Wu about the MBO possibility and potential partners. Yin-Wu indicated that he was willing to abide by any procedures the company would put in place to avoid any conflict of interest or appearance of a conflict of interest. Mr. Chan confirmed that he had no agreement or understanding with Yin-Wu and that Mr. Chan’s sole interest was in looking for the best offer for the company. Yin-Wu did not subsequently make any offer to the company. The board of directors then adopted a stay bonus for Didier Pietri, the company’s chief executive officer, consisting of bonus payments of three months salary in the event he continued with the company through December 31, 2004 and an additional three months salary in the event he continued through March 31, 2005 (or earlier in the event of a change in control transaction) plus full vesting of his outstanding options in the event of a change in control.
      At a board meeting on October 26, 2004, representatives of Needham presented a report summarizing the interest they had received from potential acquirors since announcing the company’s interest in exploring strategic alternatives. Needham indicated that it had contacted 47 potential acquirors, including companies and private equity funds, of which 25 reviewed the executive summary, 3 provided an indication of interest, 19 did not respond and 25 indicated no interest. Of the three parties who submitted indications of interest, one party declined to submit an offer. Needham engaged in discussions with the other two parties regarding the price and structure of their bids. Each party proposed a transaction involving a significant stock component. The Needham representatives discussed the two companies that had provided preliminary indications of interest, including an overview of their respective offers, consisting of a portion in cash and a portion in securities, their relative financial positions and management. One company (“Company A”) was essentially a public venture capital company, involved in the home security business, seeking to roll-up a number of private companies. The other company (“Company B”) was a broadband video equipment manufacturer in the VoIP area. Needham also discussed recent acquisitions of technology companies and the average enterprise values and transaction values paid. Finally, they reviewed other strategic alternatives for the board of directors to consider, including continuing to operate the company as an ongoing business, liquidating the company and taking the company private. The board of directors discussed the relative advantages and costs of each alternative, including the time and resources that would be necessary to effectuate them. Needham agreed to approach the two companies for a second round of bidding, making it clear to both that they need to offer a higher price and a higher portion of cash to be considered seriously, and setting a deadline for second offers. Needham also agreed to provide a more detailed analysis of the other strategic alternatives with a goal of presenting them before the board of directors in late November.
      At the November 15, 2004 meeting of the board of directors, Mr. Pietri indicated that Company B would be visiting Vialta later in the week. He also informed the board of directors that Company A had not visited Vialta, but had requested a conference call. The board of directors discussed the two companies and expressed concerns that both had small revenues and speculative stocks, and neither had complied with Vialta’s second bidding deadline.
      In anticipation of the December 3, 2004 board meeting, Vialta’s management, working with Needham, preliminarily estimated that the liquidation value of Vialta, excluding the value of a $5 million receivable that was written off by the company in 2002 due to the significant uncertainty as to its recoverability, could be as high as $0.30 per share of Vialta common stock on a fully-diluted basis. Assuming the $5 million receivable was collected, the liquidation value could be as high as $0.36 per share of Vialta common stock. For a summary of the liquidation analyses considered by the board, see “SPECIAL FACTORS — Liquidation Analysis and Selection of Needham.”
      On December 3, 2004, at a meeting of the board of directors a representative of Needham provided the board of directors with an update of its third party discussions. The representative indicated that Company A was occupied with another acquisition that it was actively pursuing, but stated that it remained interested in Vialta. It was noted, however, that representatives of Company A had not ever visited the company during the several months of discussion and were not ready to meet in the immediate future. The board of directors then discussed with Mr. Scharninghausen, chief financial officer of the company, the liquidation scenarios that had been circulated prior to the meeting. Various questions were raised concerning, among other things, the assumptions made in the liquidation models and potential additional costs and liabilities. The board of directors requested that Needham and management update the liquidation analyses to be more accurate by taking into account various factors discussed at the meeting and report back with their findings.

      In anticipation of the December 14, 2004 board meeting, Vialta’s management, working with Needham, estimated that the revised preliminary liquidation value of Vialta, excluding the value of the $5 million receivable that was written off by the company, could be as high as $0.27 per share of Vialta common stock on a fully-diluted basis. Assuming the $5 million receivable was collected, the liquidation value could be as high as $0.33 per share of Vialta common stock. For a summary of the liquidation analyses considered by the board, see “SPECIAL FACTORS — Liquidation Analysis and Selection of Needham.”
      The board of directors then met again on December 14, 2004. A Needham representative provided an update of discussions held with the two interested companies earlier that day in which Needham made proposals to each company to raise the cash and securities components of their respective offers. Company B discussed, after several rounds of negotiations, on a preliminary basis providing Vialta shareholders $0.18 per share in cash plus Company B securities valued by Needham at $0.24 per share while Company A had discussed providing $0.17 per share in cash plus Company A securities valued by Needham at $0.17 per share. The Needham representative stated that they expected responses shortly to their request for a further adjustment in the purchase price. The board of directors then discussed the updated liquidation analysis prepared by Needham, working with Vialta’s management, for the meeting. Members of the board of directors asked detailed questions of management as to the assumptions involved in the different scenarios, including with respect to the timelines, the operation of the business and the current state of the company’s broadband prospects. After discussion, the board of directors directed Needham to continue its discussions and further update the board of directors as to the potential strategic alternatives.
      On January 8, 2005, Mr. Pietri, Mr. Scharninghausen, representatives of Needham, and outside counsel to the company met with the president and chief executive officer of Company A, at the Los Angeles office of the company’s outside counsel, Kaye Scholer LLP. The meeting lasted several hours.
      The board of directors met again on January 11, 2005. At the meeting, Mr. Pietri summarized the January 8 meeting with Company A for the board members. In addition, Mr. Pietri advised the board of directors that, in preparation for the meeting he had conducted due diligence on Company A and discovered that its principals had been subject to certain regulatory claims in multiple states related to a predecessor business, including claims concerning deceptive advertising, a violation of state licensing requirements and failure to pay annual taxes. Company A also had terminated its publicly announced acquisition of the third party, which it previously advised Needham was important to its business strategy of acquiring and rolling-up existing businesses and was also pursuing other transactions which its management indicated were more compelling than a transaction with Vialta. Mr. Scharninghausen further reported that Company A had dismissed their accountants.
      The board of directors noted that Company A had refused to meet with Vialta representatives over a period of several months of negotiations with Needham, still had not visited the company’s offices and had not provided a written offer, but merely a verbal proposal. As a result, they were concerned that Company A was not serious about pursuing an acquisition with Vialta. The board of directors also expressed concern about Company A’s long term prospects. Company A is a small business filer, with fewer than 20 full-time employees and net revenues of approximately $1.5 million in each of the last two fiscal years (significantly less than Vialta’s revenues in the last two years), with a net loss in both years (based on its last annual report filed with the SEC). Its principals stated that their business strategy relied on rolling-up profitable operating businesses, but Company A had recently terminated its publicly announced acquisition of a third party and did not identify any specific acquisitions that were pending. Finally, the board of directors discussed the fact that a substantial component of the Company A proposal consisted of its securities. The board of directors was aware that the trading price of Company A’s securities fluctuated widely, ranging from a low of $0.70 to a high of $7.50 during the 52-week period preceding the date they first made their offer. The Needham representatives indicated that while the cash portion of the offer could possibly be improved somewhat from $0.17 per share, the Company A securities would remain a key part of the proposal. The board members present (which excluded Matthew Fong, who arrived late to the meeting, and Herbert Chang) unanimously informed Needham that they did not believe that it was in the best interest of the company and its stockholders to enter into a transaction in which the Vialta stockholders would receive cash consideration of $0.17 per share plus stock in Company valued at $0.17 per share. The board of directors determined that the securities of Company A, which constituted a significant portion of its offer, were not adequate consideration for Vialta’s stockholders given the board of directors’ concerns regarding Company A’s inability to articulate a long term business plan and the various state regulatory issues relating to the predecessor business of its principals.
      Messrs. Pietri and Scharninghausen then provided the board of directors with a summary of their prior meeting with the principals of Company B. The Needham representatives reviewed the state of discussions between the parties, involving a possible transaction partly in cash and partly in Company B stock. Company B representatives, then joined the Board meeting in person. They described the background of Company B and their own backgrounds, including the company’s history and prior losses. They then made a Power Point presentation concerning their prototype videophone for the VoIP market, and the company’s relationship with various VoIP service providers. Various board members asked questions about Company B’s cash burn rate, its limited current cash resources and liquidity concerns which could worsen if the company was successful in light of added product and administrative costs.
      After an adjournment at which time Company B’s representatives left the meeting, the board of directors discussed the Company B presentation. The board of directors reviewed the fact that the transaction would result in more than one-third of the Vialta stockholders’ cash being invested in the Company B business plan, which cash Company B appeared to need to not only scale up its business but also to develop its prototype product and avoid liquidity issues. Based on these discussions, the board of directors instructed Needham to continue to discuss with Company B whether an adjustment could be made to increase the cash component of their offer. The Needham representatives then reported that they had further discussions with Company B about raising the cash component of its bid after its representatives left the board meeting. Company B stated that it was not interested in increasing the cash portion of any offer to Vialta and, in fact, no longer wished to pursue a transaction with Vialta. Company B did not provide any reason why it was no longer willing to pursue a transaction with the company. The board of directors then instructed management and Needham to continue to work on a possible plan to liquidate the company, either immediately or on a staged basis.
      The next meeting of the board of directors was held on January 24, 2005. At the meeting, Mr. Chan reported that he had recent discussions with the president and chief executive officer of a privately-held manufacturer of non-video phone related VoIP phone equipment (“Company C”). Mr. Chan indicated that he had discussed a possible combination of Vialta and Company C at the Consumer Electronics Show in Las Vegas, after which Needham had followed-up with further discussions. A representative of Needham then provided a financial overview of Company C, and two merger models (one consisting of an all stock transaction and the other a cash or stock election in which Vialta stockholders could choose cash at $0.30 per share or stock) that were developed by Needham and Company C (with Mr. Chan’s assistance) and represented Company C’s view of a possible transaction in which Vialta would acquire Company C for Vialta common stock and the sole shareholder of Company C would then hold a substantial majority of the company’s outstanding shares. Various board members asked questions about Company C’s business and ability to function as a public company, the synergies (if any) between the two companies, Company C’s motivation in any Vialta transaction and Company C’s financial results.
      The principal of Company C then made a presentation to the board of directors, describing his personal business history, including his prior relationship with Mr. Chan and with ESS Technology, Company C’s products, customer base and competitive position relative to other manufacturers of VoIP equipment. He answered numerous questions concerning his company and its financial statements, which had not been audited or reviewed by an independent accounting firm.
      The board of directors discussed the merits of proceeding with further discussions with Company C, including concerns about the continuing costs of the combined company being public, the lack of management at Company C with public company management experience and the fact that there was no assurance that Company C would meet its projections, or be able to scale up per its plans. The board members compared the expected and quantifiable risks of liquidation with the relatively unknown risks of turning over management control of the company to another company which lacked the infrastructure and experience necessary to run a public company. Members also expressed concern that a Company C transaction would take time and resources (including the need to perform an audit of Company C), and there was no assurance that the common stock of the surviving corporation (or a cash or stock election) was a reasonable option to offer to Vialta shareholders. The Needham representative recommended that discussions continue with Company C and the board of directors authorized him to discuss whether Company C would be willing to consider a combination based on what the board of directors believed to be a more equitable exchange ratio reflecting the risks involved. Subsequently, after various calls from Needham and Mr. Chan to follow-up as directed by the board of directors, Company C advised Mr. Chan and Needham that it was not interested in a revised exchange ratio or in pursuing any business combination with Vialta. The Company C principal indicated that, after further considering the obligations and costs of operating a public company, he was no longer interested in pursuing a transaction with Vialta.

Mr. Chan’s Letter Regarding Going Private
      On February 7, 2005, the Vialta board of directors received a letter from Fred S.L. Chan, the chairman of Vialta’s board of directors and the holder (with the other participating stockholders) of approximately 39% of the company’s stock, stating the following:

“I am submitting this letter to the Board of Directors of Vialta, Inc. to indicate my intent to discuss with the board a possible offer to purchase the shares of the company not now owned or controlled by me. This letter describes the broad outline of my thoughts on the transaction for discussion purposes.

The transaction would take the form of either a merger with a new entity formed by me or a tender offer to the stockholders of the company. The purchase price would be mutually determined and paid to the stockholders in cash.

I believe the transaction would be in the best interests of the company, its stockholders, employees and business partners and would have substantial advantages over the company’s current alternatives, including either an immediate or staged liquidation.

I would like to begin due diligence on the company with a view toward coming to terms, if at all, on or before February 16, 2005 and if so, attempting to negotiate a definitive agreement by February 28, 2005 and a closing if possible by the end of April. As part of my due diligence process, I request reasonable access during normal business hours and, as necessary, during evenings and weekends, to the company’s books, records, contracts, technology, executive and other mutually agreed personnel of the company. Please let me know if the company has a standard nondisclosure agreement for us to sign in connection with this process; otherwise, I will be happy to provide a form.

I look forward to discussing this transaction further with you in the next few days.”

Special Committee; Negotiations with Mr. Chan
      The next day, on February 8, 2005, Vialta’s board of directors discussed Mr. Chan’s offer, including the fact that Mr. Chan would likely be able to conclude a transaction quickly (based on his existing knowledge of the company), which should limit the costs of a transaction, and his willingness to pay cash to stockholders, excluding himself and the other participating stockholders. Based on their considerations, the board of directors determined that, in light of Mr. Chan’s proposal and his status as a director, it would be appropriate for the board of directors to appoint a special committee comprised of directors who were not current or former officers or employees of the company to act on behalf of the board of directors in connection with the possible negotiations with Mr. Chan. The board of directors appointed George Cain and Michael Dubester as the members of the special committee because neither has a relationship with Mr. Chan other than as members of the board of directors of Vialta. Subject to the limitations of Delaware law, the special committee was authorized to exercise all of the power of the Vialta board of directors with respect to the negotiation of the proposal and any transaction resulting from the proposal, including the power and authority to select and retain its own legal and financial advisors.

      On February 11, 2005, after having completed his entire due diligence, Mr. Chan made an offer to purchase the shares of Vialta that he did not already own or control in a transaction that valued the company at $25 million in cash (which equated to approximately $0.29 per share).
      On February 23, 2005, Messrs. Cain and Dubester met in person with Mr. Chan to discuss the terms of his offer and to answer questions raised by Mr. Chan during the course of his due diligence. Members of Vialta’s management also attended a portion of the meeting to assist the special committee in answering Mr. Chan’s questions and to provide an update on the status of the development of Vialta’s broadband product. The meeting lasted approximately five hours. During the meeting, the special committee, with the assistance of management, and Mr. Chan spent considerable time reviewing (i) Vialta’s financial statements for the fiscal year ended December 31, 2004 and (ii) Vialta’s inventory and the value thereof. In order to resolve certain issues related to the value of the current inventory of Vialta, its outstanding letters of credit and the adequacy of its cash reserves, the special committee and Mr. Chan agreed to utilize a projected March 31, 2005 balance sheet for the company as the foundation for their negotiations and agreed to meet again on February 24, 2005 so that management would be able to provide the requested data. The projected balance sheet, attached hereto as Annex K, assumed that receivables collected and operating expenses incurred in the second half of the quarter would equal the amounts collected and incurred in the first half of the quarter. In addition, values were assigned to finished goods and component inventory and contingency expenses were analyzed consistent with the liquidation analysis prepared earlier by management. With respect to the $25 million offer price, the special committee advised Mr. Chan that, in its view, a per share transaction price would be more appropriate under the circumstances and discussed an analysis developed by the special committee with respect thereto. On the same day, the special committee also discussed the need to retain its own legal advisors and had preliminary discussions with legal counsel.
      The next day, February 24, 2005, the special committee met for approximately eight hours in person with Vialta’s management and Mr. Chan to discuss in detail the proposed price at which Mr. Chan might purchase the company. One of the issues discussed at length was the valuation of the company’s remaining inventory, both in terms of the method by which the value was calculated and the appropriate date at which the valuation should be made for purposes of determining the purchase price. Management answered questions raised by Mr. Chan with respect to the company’s March 31, 2005 projections. At the conclusion of the discussion with management, the special committee and Mr. Chan continued to negotiate the purchase price of the proposed transaction. The negotiations included discussion of issues relating to the $5 million receivable that was written off by the company and which party should bear the risk that the receivable would not be collected. In connection with that discussion, Mr. Chan proposed that either a mechanism be put in place by which the purchase price would be adjusted in the event the receivable was not collected when due on April 28, 2005 or that he be permitted to terminate the proposed merger agreement if the receivable was not collected by that date. The special committee refused this request and Mr. Chan agreed to value the company assuming full collection of the $5 million receivable. As a result, Mr. Chan agreed to bear the risk that the receivable might not be collected. The special committee and Mr. Chan also devoted substantial time to discussing whether the purchase price should be stated in terms of an aggregate transaction value or a price per share. During the discussion, the parties noted the difficulty of determining a per share price because the company did not know how many of the stapled stock options that had been issued to employees of ESS Technology, Vialta’s former parent corporation, in connection with Vialta’s spin-off from ESS Technology (generally referred to as “stapled options”) remained outstanding, how many were in-the-money and how many were likely to be exercised. If a significant number of these options were exercised in anticipation of the merger, it could have a material impact on the calculation of a per share price. After lengthy negotiations, including another detailed review of the status and potential loss in value of inventory and components as well as the potential value of the broadband product in development, the special committee and Mr. Chan agreed to an aggregate transaction price of $30 million, subject to confirmation by an independent financial advisor retained by the special committee.
      Later on February 24, 2005, the special committee met telephonically to formalize the retention of its own legal counsel. After discussion with counsel regarding its experience and reputation in advising boards and committees in mergers and acquisitions under Delaware law, the special committee retained Potter Ander-

son & Corroon LLP as its legal counsel (“Potter Anderson”). Thereafter, on February 25, 2005, the special committee discussed with Potter Anderson the structure of the proposed transaction, including the purchase price, and was advised that setting the merger consideration as a per share price would be necessary to comply with Delaware merger law, obtain a fairness opinion and provide stockholders with the information necessary for them to vote on the merger. As a result, the special committee informed Mr. Chan by e-mail that it would agree only to a purchase price expressed as a fixed price per share, not an aggregate transaction value. The special committee proposed a purchase price of $0.36 per share in cash as a starting point for negotiations, subject to confirmation by an independent financial advisor to be retained by the special committee that such price was fair from a financial point of view, and Mr. Chan agreed. As a result, Mr. Chan assumed the risk that stapled options would be exercised and the number of outstanding shares of Vialta would be increased.
      You should understand that as of February 25, 2005, the special committee had not determined that a price of $0.36 per share was fair to Vialta’s stockholders (other than the participating stockholders) from a financial point of view. Rather, the special committee determined that $0.36 per share could form the basis of an agreement with Mr. Chan, subject to any competing acquisition proposals, negotiation of a mutually agreeable definitive merger agreement, and receipt from an independent financial advisor to be retained by the special committee of a financial analysis and fairness opinion. In developing a proposed per share price, the special committee considered a number of factors including both the initial and the revised liquidation value of Vialta. In addition, the special committee considered the fact that no third party had come forward with a superior proposal, including the two offers previously considered (one of which was withdrawn), which consisted of $0.17 or $0.18 in cash plus highly-volatile securities, while the proposal from Mr. Chan consisted entirely of cash. (While a possible transaction was discussed with Company C, Company C withdrew its interest before a formal offer was extended.) The special committee also considered the recent trading price of Vialta’s stock. They hoped to exceed the cash portion of the prior offers, the then-current trading price of Vialta’s stock and the amount stockholders would receive in a true liquidation. The special committee was aware that the initial estimated preliminary liquidation analysis understated expected costs and therefore likely overvalued the company’s per share liquidation value. However, they began their negotiations with the highest liquidation value that had been prepared by Needham with management’s assistance, as a starting place, and were able to negotiate with Mr. Chan to accept this price. The special committee’s fairness determination was not made until each of those factors was resolved to its satisfaction.
      From March 1 through March 2, 2005, the special committee met, with its legal advisors in attendance, to discuss the retention of a financial advisor. In that regard, the special committee interviewed three investment banking firms to assess their respective, experience, qualifications and potential conflicts of interest. On March 2, 2005, the special committee unanimously voted to retain Salem Partners LLC (“Salem Partners”) to render financial advice to the special committee in connection with the proposed transaction with Mr. Chan and the other participating stockholders based on Salem Partners’ reputation and their experience and expertise relating to transactions similar to the contemplated merger. In addition, the special committee considered the fact that Salem Partners did not have any prior relationship with Vialta, Mr. Chan or the other participating stockholders. The special committee’s legal counsel then reviewed with the committee members their fiduciary duties under Delaware law, including with regard to the process employed to reach its determination. At that meeting, the special committee and its counsel considered the negotiation of the proposed transaction, including (i) issues regarding the allocation of certain risks between signing and closing, (ii) conditions to closing, and (iii) the impact of any deal protections. The special committee determined to meet again after it received a draft merger agreement from Mr. Chan and his counsel.
      The special committee met again on March 11, 2005, with its legal counsel and Vialta’s outside legal counsel in attendance, to review the initial draft of the merger agreement, which had been forwarded to the committee on March 9. The meeting participants discussed in detail the terms of the draft merger agreement, including (i) the proposed purchase price, (ii) the proposed break-up fee, (iii) the proposed restrictions on the committee’s ability to provide information to potential third party purchasers, (iv) the proposed restrictions on the solicitation of third party offers, (v) the treatment of warrants and options, (vi) the termination provisions, and (vii) the conditions to closing. In particular, the committee focused on the conditions under which Vialta could terminate the merger agreement if a superior offer materialized, and the termination fee payable in that circumstance. After discussing these matters, the committee requested that Potter Anderson, with input from Kaye Scholer, draft a list of talking points to discuss with Mr. Chan and his counsel, including the committee’s position that there be no impediments to the company accepting a competing offer and no termination fee if it did so (although the committee was agreeable to the payment of a certain amount of expenses incurred by Mr. Chan in the event of a termination under certain circumstances). Thereafter, the committee’s financial advisor, Salem Partners, joined the meeting and provided the committee with an overview of the status of its fairness opinion process. During its discussion, Salem Partners identified the following two areas as creating the most uncertainty in arriving at a valuation: (i) whether Vialta’s net operating loss carryforward was worth anything to an acquirer in a change of control transaction particularly in light of the value of Vialta and the limitations under applicable tax laws with respect to the use of such net operating loss carryforward, and (ii) valuation of Vialta’s business prospects in the area of broadband technology, which prospects are highly speculative in light of the absence of any existing sales, contracts or customers of any broadband products. The special committee and the representatives of Salem Partners then discussed these matters in more detail.
      On March 14, 2005, based upon its prior discussions with its legal counsel and financial advisor, the special committee participated in a conference call with Mr. Chan and Mr. Pietri to discuss key points of the draft merger agreement in order to narrow the issues between them. The parties made substantial progress in that call.
      On March 17, 2005, the special committee met with its legal counsel, its financial advisor, and Vialta’s outside counsel to discuss the status of Salem Partners’ due diligence review of the company and the revised version of the draft merger agreement it had received from Mr. Chan. In response to a question, Salem Partners advised the special committee that the extensive market search for potential acquirers previously conducted by Vialta with the assistance of Needham supported as one of several factors the conclusion that $0.36 per share was fair, from a financial point of view, to Vialta’s stockholders, other than the participating stockholders. Salem Partners also discussed the analyses it had performed in connection with its valuation of the company. See “— Opinion of the Financial Advisor to the Special Committee” for a more detailed description of the valuation methods relied on by Salem Partners. The special committee and its advisors then discussed the status of the negotiations with Mr. Chan and his counsel, including with regard to the deal protection provisions proposed by Mr. Chan. The committee’s legal counsel then discussed the committee’s fiduciary obligations in negotiating and assessing the merits of the proposed transaction.
      During the next week, counsel for the company and Mr. Chan continued working on the draft merger agreement in an attempt to narrow the outstanding issues. Work also commenced on certain ancillary agreements. The special committee remained actively involved in the negotiation process and in making sure the transaction continued to move forward.
      On March 24, 2005, the special committee, with its legal counsel and Vialta’s outside legal counsel in attendance, met to discuss the status of the negotiations and outstanding issues regarding the proposed transaction. The issues included, among other things, (i) the assurances and mechanics of payment of the purchase price, and (ii) conditions to closing and Vialta’s representations, warranties and covenants including a request by Mr. Chan that Vialta agree to liquidate all of its investment securities and that the closing be conditioned on Vialta having at least $18 million in cash and cash equivalents. The committee concluded that it would not agree to Vialta having $18 million in cash as a condition to closing, but it might be agreeable to condition closing on Vialta having a lesser figure that would provide the company with an adequate cushion in the event unexpected costs arose or the transaction deadline was extended.
      Later that same day, March 24, 2005, the special committee, its legal counsel, Mr. Pietri, Vialta’s outside legal counsel, Mr. Chan and Mr. Chan’s legal counsel met by telephone to negotiate with regard to the open issues. The parties resolved nearly all outstanding issues, including agreeing that Mr. Chan’s acquisition vehicle would pledge its Vialta stock to assure payment of any shortfall obligation at closing and that a condition to closing would be that Vialta would have $15 million in cash and that Mr. Chan would personally provide cash in the amount of any shortfall necessary to fund the aggregate merger consideration required at closing up to a maximum of $4 million.

      On March 25, 2005, the special committee and its legal counsel met with the committee’s financial advisor, Salem Partners, for the purpose of having the financial advisor present the special committee with its fairness analyses regarding the consideration to be received by holders of Vialta stock (other than the participating stockholders) in the proposed merger. Prior to the meeting, Salem Partners had distributed a preliminary valuation report. At the meeting, Salem Partners orally presented its valuation analysis to the special committee, discussed the financial terms of the offer from Mr. Chan and responded to questions and comments from the members of the special committee and its legal advisor. Upon inquiry by the committee, Salem Partners confirmed that it had reviewed and found satisfactory the work, including the market check for potential acquirers, previously performed for Vialta by Needham. During the discussion, Salem Partners explained the various analyses it had performed, including the bases for the numbers set forth in its written presentation.
      Between March 25 and March 28, counsel to the parties continued working on the draft merger agreement. A nearly final draft was circulated to members of Vialta’s board of directors on the evening of Sunday, March 27. During the following day, prior to the Vialta board meeting scheduled for that afternoon, counsel agreed on final changes to the merger agreement and related documents. These changes included a reduction from $15 million to $14.5 million in the amount of cash and cash equivalents Vialta was required to have at closing and agreement that a simple majority of the outstanding shares, as required under the Delaware General Corporation Law, would be the required stockholder vote to approve the merger agreement and the merger. The special committee noted that the outstanding shares of the company’s common stock not held by participating stockholders are widely dispersed, and that at the most recent annual meeting of stockholders, total turnout was only 57% of the outstanding shares (inclusive of the 39% held by the participating stockholders). Accordingly, in view of the risk that the transaction could fail to be consummated due to low turnout, the special committee determined that it was not practical or in the best interests of stockholders to require that the closing be conditioned upon approval by a majority of the outstanding shares not held by participating stockholders or that participating stockholders vote in favor or against the merger agreement and the merger proportionately with other stockholders. The special committee believed that there were sufficient safeguards, including the lack of any restriction on soliciting or accepting third party offers after announcement, so that it was not necessary to impose such conditions for the merger agreement to be fair both procedurally and substantively.

Special Committee and Board Consideration of the Merger
      On March 28, 2005, the special committee met, with its legal and financial advisors in attendance, to determine the advisability of the proposed transaction and whether to recommend to Vialta’s full board of directors that it approve the proposed merger agreement. A representative of the special committee’s legal counsel again reviewed with the special committee the terms and conditions of the proposed merger, and reviewed in detail with the committee the proposed merger agreement, including the structure of the transaction, the treatment of Vialta’s options, Vialta’s representations and warranties, the acquisition vehicle’s representations and warranties, Vialta’s covenants, the acquisition vehicle’s covenants, and the termination provisions, and the terms of the related voting agreement.
      Thereafter, Salem Partners presented an overview of the analyses it performed in assessing the fairness of the $0.36 per share merger consideration, from a financial point of view, to the stockholders of Vialta, other than Mr. Chan and the other participating stockholders. Prior to the meeting, Salem Partners had distributed a report of its fairness analysis. During its presentation, Salem Partners informed the committee that it had not received new material information since its presentation on March 25, and provided its oral opinion, later confirmed in writing, that the proposed purchase price was fair to the holders of Vialta stock, other than the participating stockholders, from a financial point of view.
      After further discussion, upon motion duly made and seconded, the special committee unanimously determined that the proposed merger agreement and the transactions contemplated by the proposed merger agreement, including the merger, were advisable, fair to, and in the best interests of Vialta and its stockholders (other than the participating stockholders) and recommended that Vialta’s full board of directors approve and declare advisable the proposed merger agreement, the merger and the other transactions contemplated by the proposed merger agreement. A board meeting was then held at which Salem Partners reviewed its analysis, counsel reviewed the merger agreement and related documents and the special committee presented its recommendation that the board of directors approve the proposed merger agreement. After discussion, the board of directors approved the merger agreement and related documents, with all directors present voting in favor, other than Mr. Chan, who abstained, which approval included a majority of directors not employed by Vialta. Herbert Chang, who was the only member not present at the meeting, subsequently indicated his approval of the board of directors’ resolutions.
      Following the meeting of the board of directors at which the board of directors approved the merger agreement, the merger agreement and related transaction documents were executed by the parties.
      On March 28, 2005, after the close of trading on the OTC Bulletin Board, Vialta issued a press release announcing that its board of directors had approved the merger agreement.
Position of Vialta as to the Purpose and Reasons for the Merger
      The purpose of the merger is for the participating stockholders to acquire 100% control of Vialta by merging Victory into Vialta and redeeming all outstanding shares of common stock of Vialta that Victory does not currently own in exchange for cash, while maximizing the value to be received by, the other stockholders of Vialta. In the first quarter of 2004, the board of directors of Vialta met to discuss strategic alternatives for the company to maximize stockholder return, in light of the increasing expenses of remaining as a public company and additional regulatory requirements including regulations relating to accounting procedures and internal controls, the need to attract and retain senior management, and the need for greater scale in dealing with the company’s third party retail partners, all of which would require significantly more resources than were currently available to the company. The board of directors subsequently engaged Needham to explore a range of strategic alternatives, including a possible sale of the company. Of the strategic alternatives presented, the board of directors believes that the proposed merger provides the best value to Vialta stockholders (other than the participating stockholders). See “SPECIAL FACTORS — Background of the Merger.”
Position of Vialta as to the Fairness of the Merger to Vialta’s Stockholders; Reasons for Recommending the Approval of the Merger Agreement and the Merger
      Both the special committee and the board of directors of Vialta have determined that the merger agreement and the merger are substantively and procedurally fair to and in the best interests of the stockholders of Vialta other than the participating stockholders. In its determination the special committee recommended that the board of directors:

•	approve and adopt the merger agreement;

•	approve the merger; and

•	recommend that the stockholders of Vialta vote for the approval of the merger agreement and the merger.
      After considering the recommendation of the special committee, the board of directors approved and adopted the merger agreement, approved the merger and resolved to recommend to Vialta’s stockholders that they vote for the approval of the merger agreement and the merger. In view of his conflicts of interest with respect to the proposal by the participating stockholders to acquire 100% ownership of Vialta, Mr. Chan recused himself from the confidential portion of the board of directors’ deliberations with respect to the merger and the merger agreement and abstained from voting on the related resolutions, including the recommendations to Vialta stockholders described in this proxy statement.
      In evaluating the fairness of the merger and making its recommendation, the special committee considered factors including:

•	the fact that prior to the execution of the merger agreement, no third party had come forward with a superior transaction proposal despite an extensive search for strategic alternatives conducted by Needham on behalf of Vialta;

•	the fact that the terms of the merger agreement were negotiated by a two person special committee of the board of directors, neither member of which was an interested party in the transaction or otherwise affiliated with Mr. Chan or the other participating stockholders;

•	the fact that the merger consideration of $0.36 per share in cash to be received by Vialta stockholders (other than the participating stockholders) represented, at the time of the special committee’s determination, a 50% premium to the average closing price of Vialta common stock for the 30 days prior to the March 28, 2005 announcement as well as a premium to the amount of proceeds stockholders, including participating stockholders (owning approximately 39% of the shares outstanding and who would participate in a liquidating distribution), reasonably could be expected to receive in a liquidation of the company (based on analyses by management, Needham and Salem Partners);

•	the fact that the merger consideration of $0.36 per share exceeded management’s best-case extended liquidation scenario (including assets written off by the company), developed with Needham, of $0.33 per share and management’s base-case immediate liquidation scenario, developed with Needham, of $0.30 per share, which liquidation analyses did not take into consideration the fact that the company continues to experience operating losses and negative cash flow;

•	the opinion delivered by Salem Partners on March 28, 2005 that, as of that date and based on and subject to the assumptions, limitations and qualifications set forth in the opinion, the cash consideration of $0.36 per share to be paid in the merger to the stockholders of Vialta other than the participating stockholders and Victory was fair, from a financial point of view, to such stockholders;

•	the special committee’s consideration of the various analyses undertaken by Salem Partners, each of which is described below under “SPECIAL FACTORS — Opinion of Financial Advisor to the Special Committee”;

•	the special committee’s belief that the principal advantage of Vialta continuing as a public company would be to allow public stockholders to continue to participate in any potential growth in the value of Vialta’s equity, but that, under all of the relevant circumstances and in view of the historical results of operations, financial condition, assets, liabilities, business strategy and prospects of Vialta, the nature of the industry in which Vialta competes, and trading characteristics of companies with market capitalization similar in size to that of Vialta, and in light of the proposed merger consideration of $0.36 per share, the value to stockholders that would be achieved by continuing as a public company was not likely to be as great as the merger consideration of $0.36 per share;

•	the active and direct role of the members of the special committee and their representatives in the negotiations with respect to the merger, and the consideration of the transaction by the special committee at numerous special committee meetings;

•	the belief by the members of the special committee that $0.36 per share was the highest price that the participating stockholders and Victory would agree to pay to Vialta’s stockholders;

•	the merger consideration of $0.36 per share in cash in relation to the then-current market price of Vialta common stock of $0.22 per share, the then-current value of Vialta in a freely negotiated transaction and the future value of Vialta as an independent entity;

•	the terms of the merger agreement that permit Vialta and the special committee to explore an alternative acquisition proposal and that permit the special committee to modify or withdraw its recommendation with respect to the merger agreement and the merger and to approve or recommend a different acquisition proposal;

•	Vialta’s right to terminate the merger agreement prior to approval of the merger at the stockholders’ meeting, if the board of directors or the special committee determines in good faith, after consultation with outside legal counsel, that termination is necessary to comply with its fiduciary duties under applicable law;

•	the fact that Didier Pietri, Chief Executive Officer of Vialta, has expressed a desire to terminate his employment;

•	the fact that the company’s outside accounting firm, PricewaterhouseCoopers LLP, has indicated that, while it has not resigned or declined to stand for re-appointment, it may decide not to continue as the company’s outside auditors because the additional requirements of Section 404 of the Sarbanes-Oxley Act have stretched their resources to the point that they will not be able to continue to service all of their existing public clients so several smaller companies were being asked to retain other accountants;

•	the terms and conditions of the voting agreement providing for Victory to vote in favor of approving the merger agreement; and

•	the availability to stockholders who vote against approval of the merger agreement of appraisal or dissenters’ rights under Delaware or California law, which provide stockholders who dispute the fairness of the merger consideration with an opportunity to have a court determine the fair value of their shares.

      The special committee believes that each of these factors supported its conclusion that the merger is substantively and procedurally fair to, and in the best interests of, Vialta’s stockholders other than the participating stockholders.
      The special committee did not consider the net book value of the company other than to note that it was less than the estimated liquidation value used as a consideration in its negotiations with Mr. Chan. In addition, the special committee did not rely on a pre-merger going concern value for the equity of Vialta and does not believe there is a single method of determining going concern value. Instead, the special committee believes the analyses of Salem Partners in their totality, including their analysis of comparables, may be reflective of going concern value.
      The special committee also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by it, including the merger. These factors included:

•	the fact that Vialta’s only recourse in the event of a wrongful termination or material breach of the merger agreement may be against Victory, a company with no assets other than Vialta common stock and a commitment by Mr. Chan to contribute additional cash on its behalf to Vialta in the event of a shortfall, as set forth in the additional contribution agreement attached hereto as Annex D. Because Victory is the contracting party to the merger agreement and its obligations are not guaranteed by the participating stockholders (other than to the extent provided in the additional contribution agreement), Vialta may not have recourse against any of the participating stockholders for a breach or wrongful termination of the merger agreement;

•	the fact that, following the merger, Vialta’s stockholders will no longer participate in any future earnings of Vialta or benefit from any increases in Vialta’s value;

•	the fact that Vialta’s stockholders will not benefit from any potential upside in the company’s broadband videophone products, which potential upside is highly speculative at this point and may, if continued to be pursued by Vialta, represent a potential loss in value to the then holders of Vialta common stock in the event of continued investments and losses (see “CERTAIN FINANCIAL MODELS RELATING TO POTENTIAL BROADBAND PRODUCTS”);

•	the fact that, in the event that Vialta becomes profitable, Vialta’s current stockholders will not benefit from the company’s use of its net operating loss carryforwards to reduce its income tax payables, if any;

•	the fact that certain parties, including Mr. Chan and other members of the board of directors, including members of the special committee, may have interests that are different from those of Vialta’s stockholders, as described under “SPECIAL FACTORS — Interests of Certain Persons in the Merger”;

•	the possibility that Vialta could be required to reimburse Victory for up to $250,000 of its out-of-pocket expenses in the event that the merger is not consummated because of another transaction under certain circumstances;

•	the risk of a potential fraudulent conveyance challenge to the merger described under “SPECIAL FACTORS — Certain Fraudulent Transfer Risks”; and

•	the fact that, for U.S. federal income tax purposes, the cash merger consideration will be taxable to Vialta’s stockholders receiving the merger consideration.
      This discussion of the information and factors considered by the special committee in reaching its conclusions and recommendation includes all of the material factors considered by the special committee but is not intended to be exhaustive. In view of the wide variety of factors considered by the special committee in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, the special committee did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the special committee may have given different weight to different factors.
      The special committee believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit the special committee to represent effectively the interests of Vialta’s stockholders other than the participating stockholders. These procedural safeguards include the following:

•	the special committee’s active and intense negotiations, with the assistance of its advisors, directly with Victory and its representatives regarding the merger consideration and the other terms of the merger and the merger agreement;

•	other than their receipt of board of directors and special committee fees, their indemnification and liability insurance rights under the merger agreement and their entitlement to receive $2,400 each in respect of their accelerated Vialta stock options in connection with the merger, members of the special committee do not have an interest in the merger different from that of Vialta’s stockholders;

•	the special committee retained and received the advice and assistance of Salem Partners as its financial advisor and Potter Anderson as its legal advisor, and requested and received from Salem Partners an opinion, delivered orally on March 28, 2005 and confirmed in writing, with respect to the fairness from a financial point of view of the merger consideration to be received by Vialta stockholders other than the participating stockholders and Victory;

•	the recognition by the special committee that it had no obligation to recommend the approval of the merger proposal or any other transaction and had full power to consider any strategic transaction, including but not limited to a liquidation of the company;

•	the recognition by the special committee that the board of directors could consider and recommend superior proposals and otherwise terminate the merger if in good faith after consulting with counsel it concludes it is required to do so in accordance with its fiduciary duties; and

•	the availability of dissenters’ and appraisal rights under California and Delaware law for Vialta’s stockholders who do not vote in favor of the merger and otherwise comply with applicable laws to obtain a judicial valuation of their shares.

      The special committee initially favored a structure in which Mr. Chan would vote his shares in the same proportion in favor or against the merger agreement as other votes cast at the special meeting, but subsequently determined that such structure was unnecessary since the company had been fully shopped and there were no restrictions on the board of directors soliciting or recommending a competing transaction or terminating the merger agreement if necessary to comply with its fiduciary duties. In addition, withholding Mr. Chan’s vote could have the inadvertent consequence of preventing the consummation of a transaction believed to be in the best interests of stockholders in the event of a low turn-out of stockholders at the special meeting.
      In reaching its determination that the merger agreement and the merger are substantively and procedurally fair to and in the best interests of Vialta’s stockholders other than the participating stockholders, the board of directors determined that the analysis of special committee was reasonable and adopted the analysis and conclusions of the special committee as to the fairness to such Vialta stockholders of the merger consideration of $0.36 per share. In determining the reasonableness of the special committee’s analysis and adopting the special committee’s analysis, the board of directors considered and relied upon:

•	the process the special committee conducted in considering the merger;

•	the special committee’s having retained and received advice from its independent legal counsel, Potter Anderson;

•	the special committee’s having retained and received advice from its independent financial advisor, Salem Partners;

•	the special committee’s unanimous recommendation on March 28, 2005 that the board of directors determine that the merger agreement and the merger are fair to and in the best interests of Vialta’s stockholders other than the participating stockholders and approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger; and

•	the availability of dissenters’ and appraisal rights under California and Delaware law for Vialta’s stockholders who do not vote in favor of the merger and otherwise comply with applicable laws to obtain a judicial valuation of their shares.

      The board of directors also believes that sufficient procedural safeguards were present to ensure the fairness of the transaction and to permit the special committee to represent effectively the interests of Vialta’s stockholders other than the participating stockholders. The board of directors reached this conclusion based on, among other things:

•	the fact that the special committee consisted solely of independent directors who are not affiliated with Mr. Chan or the other participating stockholders;

•	the selection and retention by the special committee of its own financial advisor and legal counsel;

•	the fact that negotiations that had taken place directly between Mr. Chan and his representatives, on the one hand, and the special committee and its representatives, on the other hand, were structured and conducted so as to preserve the independence of the special committee and promote the fairness of the transaction; and

•	the fact that the merger agreement and the merger were unanimously approved by the members of the board of directors other than Mr. Chan.
      In light of the procedural protections described above, the board of directors, including each of the non-employee directors, did not consider it necessary either to require a separate affirmative vote of a majority of Vialta’s stockholders other than the participating stockholders or to retain an unaffiliated representative to act solely on behalf of such Vialta stockholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the merger agreement and the merger.
      In view of the wide variety of factors considered by the board of directors in evaluating the merger and the complexity of these matters, the board of directors did not find it practicable, and did not attempt, to quantify, rank or otherwise assign relative weight to those factors. In addition, different members of the board of directors may have given different weight to different factors.
      Based in part upon the recommendation of the special committee, the board of directors, with Mr. Chan abstaining, unanimously voted to approve and adopt the merger agreement and resolved to recommend that you vote “FOR” the approval and adoption of the merger agreement and the merger and “FOR” the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger. Herbert Chang, who was the only member not present at the meeting, subsequently indicated his approval of the board’s resolutions.
      If the merger is consummated, Didier Pietri and members of the board of directors other than Mr. Chan will be entitled to receive an aggregate of approximately $46,800 in net cash merger consideration in respect of Vialta stock options, approximately $4,800 of which would be received by members of the special committee.

Didier Pietri and Matthew Fong also own shares of Vialta common stock, entitling them to receive an aggregate of an additional $50,550 in merger consideration in cash. See “SPECIAL FACTORS — Interests of Certain Persons in the Merger.”
Recommendation of the Board of Directors
      The board of directors, based in part on the unanimous recommendation of the special committee, unanimously, with Mr. Chan abstaining, recommends that the Vialta stockholders vote FOR the approval and adoption of the merger agreement and the merger. The board of directors also unanimously recommends, with Mr. Chan abstaining, that you vote FOR the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement. The recommendations of the board of directors were made after consideration of all the material factors, both positive and negative, as described in “— Position of Vialta as to the Fairness of the Merger to Vialta’s Stockholders; Reasons for Recommending the Approval of the Merger Agreement and the Merger” above. Herbert Chang, who was the only member not present at the meeting, subsequently indicated his approval of the board’s resolutions.
      The board of directors of Vialta believes that the merger agreement and the merger are fair to and in the best interests of Vialta’s stockholders other than the participating stockholders for all of the reasons set forth above under “SPECIAL FACTORS — Position of Vialta as to the Fairness of the Merger to Vialta’s Stockholders; Reasons for Recommending the Approval of the Merger Agreement and the Merger.”
Liquidation Analysis and Selection of Needham
      Needham worked with Vialta’s management to estimate a preliminary liquidation value of Vialta as a strategic alternative and in order to assist in any sale negotiations. Although Vialta’s management was not expert in determining liquidation values, and Needham does not customarily determine liquidation values or appraise individual corporate assets, the board of directors believed that the preliminary estimate would be useful in determining whether a liquidation would be a better alternative for stockholders than the combinations of cash and securities being discussed with potential acquirors. In preparing its analysis, Vialta’s management, working with Needham, considered three possible scenarios: an immediate liquidation, an extended liquidation (over the course of a one year period), and a liquidation where employees were retained to continue research and development work in the broadband area but other activities would be wound up (in which case the company would continue for 18 months to two years while the viability of the broadband product was assessed). The preliminary liquidation value prepared during November 2004 used an assumed balance sheet as of March 31, 2005 based on Vialta’s balance sheet at September 30, 2004 and other information available to management and Needham at that time regarding the expected costs associated with conducting a liquidation of Vialta. The balance sheet assumed accounts receivable, cash flow and inventories would be consistent with the prior year with adjustment for changes in customer composition during the year. Additionally, the preliminary analysis assumed transaction expenses remained constant through all scenarios.

	Immediate	Extended	Extended Liquidation
	Liquidation(1)	Liquidation(2)	and Development(3)

Assuming no Collection of Receivable(4)	$0.28	$0.30	$0.29
Assuming Collection of Receivable	$0.34	$0.36	$0.35

(1)	An immediate liquidation assumes, in addition to cash and cash equivalents, the company would receive in cash 40% of the value of accounts receivable, 20% of the value of inventories and 10% of the net value of equipment, in each case as reflected on the assumed balance sheet.

(2)	An extended liquidation assumes an orderly sale of the company’s assets over a 12 month period would result in an increase from an immediate liquidation to 90% of the value of accounts receivable, 70% of the value of inventories, and 20% of the net value of equipment and the incurrence of an additional $1.16 million of operating expenses during liquidation. Also assumed no change in transaction expenses.

(3)	An extended liquidation while continuing to develop the company’s broadband videophone assumes an increase from an extended liquidation to 90% of the value of inventories and the incurrence of an additional $1.95 million of operating expenses related to development.

(4)	Considers the effect of a $5.0 million note receivable held by the company but written off in 2002 due to significant uncertainty as to its collectibility. This note receivable was subsequently collected on April 28, 2005.
      In December 2004, Vialta’s management and Needham determined that the preliminary liquidation value estimate of Vialta underestimated the transaction expenses associated with liquidation and did not include the expenses required to liquidate the company over a one to two year period. In the revised analysis, transaction expenses were increased to take into account the estimated length of time and the relative complexity of the liquidation. Additional costs were included, such as estimated premiums for directors and officers insurance, warranty expenses, legal costs and contingency cost reserves. The balance sheet assumptions were also updated to reflect estimated fourth quarter results for 2004 and the inclusion of additional inventory previously reserved against. Otherwise, the liquidation analysis was based on the same available information and assumptions as the preliminary analysis.

	Immediate	Extended	Extended Liquidation
	Liquidation(1)	Liquidation(2)	and Development(3)

Assuming No Collection of Receivable	$0.24	$0.27	$0.22
Assuming Collection of Receivable	$0.30	$0.33	$0.29

(1)	Assumes an increase of transaction expenses to $0.9 million relating to legal, tax, accounting and other professional services and additional transaction expenses of $1.07 million relating primarily to warranty and contingency reserves.

(2)	Assumes an increase of transaction expenses to $1.0 million and an increase of additional transaction expenses to $1.17 million assuming an increase in stay bonuses.

(3)	Assumes an increase of transaction expenses to $1.2 million and a decrease of additional transaction expenses to $1.07 million, assuming no need for stay bonuses as a result of the ongoing development. Also, assumes an increase of operating expenses to $6.23 million due to the ongoing development.
      Needham relied upon information from management of the company in connection with the preparation of the liquidation analyses. Needham’s assistance was provided for the use and benefit of the board of directors in consideration of a possible sale of the company to potential purchasers not affiliated with the company. Needham did not provide any accounting, tax or legal advice in connection with its financial assistance. Needham noted that the actual results in the event the company were liquidated could vary materially from the liquidation analyses based on facts and circumstances at the time. Needham did not assume responsibility for the accuracy or completeness of the information obtained from management and did not make a separate appraisal of the assets of the company.
      Needham’s engagement was limited to assistance in connection with a possible sale of the company (by means of a merger, reorganization, sale of assets or otherwise) to a party that is not an affiliate of the company. The proposed merger is not covered by Needham’s engagement because Fred S.L. Chan, a participating stockholder, is an affiliate of the company. Needham was selected by Vialta to assist in the evaluation of alternatives because Needham had assisted in the spin-off of the company in August 2001 and, as a result, was familiar with the company. The board of directors felt that this existing familiarity would allow Needham to assist in the solicitation of third-party offers in a time and cost efficient manner. Needham is a privately held, full-service investment bank, that specializes in technology and biotechnology/life sciences. In 2003, Needham advised ESS Technology, Inc., Vialta’s former parent and for which Mr. Chan serves as Chairman, on its acquisitions of Pictos Technologies, Inc. and Divio, Inc. Otherwise, Needham has not had a material relationship during the past two years, nor is one contemplated, with Vialta or Mr. Chan or Victory. Needham received $50,000 for its services and is not entitled to any additional compensation in connection with the merger.

Opinion of the Financial Advisor to the Special Committee
      Salem Partners was engaged to provide financial advisory services, including providing a financial opinion letter (the “Salem Partners Opinion”), in connection with the merger. Salem Partners was selected by the special committee to act as the special committee’s financial advisor based on Salem Partners’ reputation and their experience and expertise relating to transactions similar to the contemplated merger. In addition, the special committee considered the fact that Salem Partners did not have any prior relationship with Vialta, Mr. Chan or the other participating stockholders.
      On March 28, 2005, Salem Partners rendered its oral opinion to Vialta’s special committee that, as of such date and based upon and subject to the various considerations set forth in its opinion, the consideration to be received by the holders of Vialta common stock (other than the participating stockholders) pursuant to the merger agreement was fair from a financial point of view to such holders. Salem Partners confirmed its opinion in writing by delivery to the special committee and the board of directors of a written opinion dated March 28, 2005.
      The full text of the written Salem Partners Opinion, dated March 28, 2005, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken, is attached as Annex F to this proxy statement. The Salem Partners Opinion is directed to Vialta’s special committee and board of directors and addresses only the fairness of the consideration from a financial point of view to holders of Vialta common stock (other than the participating stockholders) as of the date of such opinion and does not address any other aspect of the merger. The Salem Partners Opinion is not a recommendation to any Vialta stockholder as to how any stockholder should vote with respect to the proposed transaction or any other matter and should not be relied upon by Vialta’s stockholders as such. In addition to reading this summary, the full text of the Salem Partners Opinion attached as Annex F hereto should be read carefully and in its entirety.
      In addition to information included in the written opinion and described below, Salem Partners answered questions raised by counsel at the meeting concerning the value of the broadband product under development. In response, Salem Partners noted that development is in a preliminary stage and that there is no guarantee that the product will ever be viable, no reliable estimate of the cost of its development, no current market for the product and no sales activity on which to base an estimate of revenues. As a result, Salem Partners could not determine whether the broadband product would ultimately result in a net gain or a net loss to the company.
      In arriving at its opinion, Salem Partners, among other things, examined:

•	the proposed merger agreement dated as of March 28, 2005;

•	certain audited historical financial statements of Vialta for the three fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003;

•	the unaudited financial statements of Vialta for the fiscal year ended December 31, 2004;

•	certain internal business, operating and financial information and forecasts of Vialta prepared and provided by senior management of Vialta;

•	the financial terms of the merger compared with publicly available information regarding the financial terms of certain other business combinations Salem Partners deemed relevant;

•	the financial position and operating results of Vialta compared with those of certain other publicly traded companies Salem Partners deemed relevant;

•	current and historical market prices and trading volumes of the common stock of Vialta;

•	presentations by Needham to the board of directors of Vialta, as well as certain other materials prepared by Needham regarding various strategic alternatives, including the potential for sale of Vialta; and

•	certain other publicly available information about Vialta.

      Salem Partners also held discussions with members of the senior management of Vialta to discuss the foregoing, considered other matters which it deemed relevant to its inquiry and took into account such accepted financial and investment banking procedures and considerations as it deemed relevant. Salem Partners was not requested or authorized to approach, nor did it hold any discussions with, any third parties to solicit offers or indications of interest to acquire all or any part of Vialta, nor did Salem Partners evaluate potential alternative transactions.
      In arriving at its opinion, Salem Partners assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available by Vialta for the purposes of its opinion. With respect to the financial forecasts, Salem Partners assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Vialta. Salem Partners was not requested to, and did not, participate in the negotiation or structuring of the merger nor was it asked to consider the relative merits of the merger as compared to any alternative business strategies that might exist for Vialta or the effect of any other transaction in which Vialta might engage. Salem Partners also assumed that the merger would be consummated in accordance with the terms set forth in the merger agreement. The Salem Partners Opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.
      The following is a brief summary of the material analyses performed by Salem Partners in connection with its oral opinion and the Salem Partners Opinion. Certain of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Salem Partners, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Implied Transactional Statistics
      Salem Partners calculated several values implied by the merger consideration of $0.36 per share of Vialta common stock (excluding shares owned by Victory and the participating stockholders) in cash, including Vialta’s implied fully-diluted equity value and enterprise value. The following table summarizes the results of this analysis:

Values Implied by
	Price per Vialta Share		Values Implied by
	as of March 24, 2005		Merger Consideration
	of $0.23		of $0.36 per share

Vialta fully-diluted equity value	$20.1 million		$32.2 million
Vialta fully-diluted enterprise value	$(3.3 million	)	$8.8 million
      Salem Partners also calculated the premium of the merger consideration of $0.36 per share of Vialta common stock (excluding shares owned by Victory and the participating stockholders) in cash over the closing trading price of Vialta common stock on March 24, 2005 and over the closing trading prices of Vialta’s stock on various dates over the period from March 24, 2004 to March 24, 2005. The following table summarizes the results of this analysis:

Premium of Merger
Consideration over
Closing Trading Prices

March 24, 2005 price of $0.23 per share	60.0%
February 24, 2005 price of $0.24 per share	50.0%
December 23, 2004 price of $0.25 per share	44.0%
September 24, 2004 price of $0.25 per share	44.0%
March 24, 2004 price of $0.34 per share	5.9%
      Salem Partners also calculated certain trading multiples implied by (i) the closing trading price of Vialta common stock on March 24, 2005 ($0.23) and (ii) by the merger consideration ($0.36). For each of these values, Salem Partners calculated the multiples of Vialta’s implied enterprise value to Vialta’s revenue or estimated revenue for calendar years 2004 and 2005 using revenue estimates prepared by Vialta’s management. The following table summarizes the results of these analyses:

Fully-diluted Enterprise Value
to Revenue Multiple Implied
by Merger Consideration of
$0.36 per share

2004 Revenue	0.69x
Estimated 2005 Revenue	0.73x

Review of Previous Sale Discussions
      Salem Partners reviewed materials presented to the board of directors by Needham, as well as materials prepared by Needham in connection with Vialta’s exploration of strategic alternatives, including a potential sale of the company. Salem Partners reviewed Needham’s list of contacted parties as well as the presentation to the board of directors of Vialta dated October 26, 2004 in which Needham summarized the interest it had received from potential acquirors since announcing the company’s interest in exploring strategic alternatives. Salem Partners noted that of the three parties who submitted indications of interest, one party declined to submit an offer and the other two parties proposed transactions, each of which would have involved significant stock components, of $0.34 and $0.36 per share, respectively, in the aggregate. Vialta indicated that one of the interested parties later increased its offer to $0.42 per share, which continued to involve a significant stock component. Subsequently, of the two potential acquirors who entered into discussions with Vialta, one withdrew its offer and Vialta discontinued discussions with the other. A complete summary of these discussions regarding a potential sale of the company is included in “SPECIAL FACTORS — Background of the Merger.”

Comparable Companies Analysis
      The comparable companies analysis compares selected companies with comparable attributes to Vialta, such that their public trading values represent a reasonable basis for comparison with the public trading values of Vialta. Relevant attributes include industry group, such as technology or consumer electronics, business mix, company size and customer base as well as financial parameters such as market capitalization, revenue and profitability. Salem Partners compared certain of Vialta’s financial information with that of other publicly-traded companies that Salem Partners deemed to be comparable to Vialta in various comparable technology industry sectors, including: (i) diversified consumer electronics, including Samsung, Sony, Matsushita, NEC, Sharp, LG Philips, Sanyo, Thomson and Pioneer, and (ii) specialty consumer electronics, including Research in Motion, Logitech, Polycom, PalmOne, Creative Technologies, Tivo, WorldGate Communications, Viseon and Avistar. Salem Partners reviewed fully-diluted enterprise values, calculated as equity value plus net debt, as multiples of actual revenue for the latest twelve months and of the companies’ projected revenue for calendar year 2005. Salem Partners also reviewed current share price as multiples of earnings-per-share for the latest twelve months and for the projected calendar year 2005. Estimated financial data for the selected companies were based on publicly available research analyst estimates. Estimated data for Vialta were based on internal estimates prepared by Vialta’s management. All multiples were based on closing stock prices on March 24, 2005.

Median Fully-diluted
	Enterprise Value/	Median Fully-diluted
	Actual Revenue for	Enterprise Value/
	the Latest	2005 Projected
	Twelve Months	Revenue

Specialty Consumer Electronics	0.58x	0.62x
Diversified Consumer Electronics	2.22x	1.97x
      From the range of multiples calculated for the selected comparable companies, Salem Partners derived and applied a range of multiples of enterprise value to the latest twelve months revenue of 0.50x to 2.25x. This analysis indicated a range of implied fully-diluted equity values.

Implied Fully-diluted Equity Value of Vialta

$29.8 million - $54.1 million
This analysis also indicated a range of implied prices per share of Vialta common stock.

Implied Price per Vialta Share

$0.33 - $0.57
Stockholders should be aware that no company used as a comparison in this analysis is identical to Vialta. In addition, mathematical analysis is not in itself a meaningful method of using comparable market trading data.

Precedent Transactions Analysis
      Salem Partners reviewed several financial metrics from the following selected transactions. Salem Partners selected these transactions by choosing recent transactions involving publicly-traded target companies in the technology industry with a transaction value of less than $100 million and which Salem Partners deemed generally relevant to Vialta. These selected transactions were:

Acquiror	Target

Tut Systems	CoSine Communications
Black Box	Nortan
Selectica	I Many
Fair Isaac	Braun Consulting
Art Technology Group	Primus Knowledge Solutions
Zhone Technologies	Sorrento Networks
SAFLINK	SSP Solutions
Stellent	Optika
Cisco Systems	Latitude Communications
Quovadx	Rogue Wave Software
Symantec	On Technology
Cubic	ECC International
GEAC Computer	Comshare
P-Com	SPEEDCOM Wireless
Vitesse Semiconductor	Multilink Technology
Audiovox	Recoton
Group 1 Software	Sagent Technology
Tumbleweed Communications	ValiCert
Symantec	Nexland
Electronics for Imaging	PrintCafe Software
      Salem Partners compared the fully-diluted enterprise values in the selected precedent transactions as multiples of the latest twelve months revenue and share price as a multiple of the latest twelve months earnings per share for the target company in each transaction.

Median Fully-diluted
Enterprise Value/
Actual Revenue for
the Latest
Twelve Months

Precedent Transactions	1.05x

      From the multiples calculated from these precedent transactions, Salem Partners derived and applied a range of multiples of enterprise value to revenue of 0.75x to 1.25x, indicating a range of implied fully-diluted equity values.

Implied Fully-diluted Equity Value of Vialta

$33.0 million - $39.3 million
      This analysis also indicated a range of implied prices per share of Vialta common stock.

Implied Price per Vialta Share

$0.37 - $0.44
Many of these precedent transactions consisted of common stock of the acquired target companies either exclusively or partially which can affect the valuation of the consideration to the target company and its stockholders. While the merger consideration of $0.36 is $0.01 below this stated implied range of prices per share, Salem Partners believes that no single analysis should alone be used as a basis to determine fairness. Stockholders should be aware that no transaction used as a comparison in this or any other comparable transaction analysis is identical to this transaction. In addition, mathematical analysis is not in itself a meaningful method of using comparable transaction data.
      In addition, Salem Partners reviewed several financial metrics from the following six precedent going-private transactions in which the acquirors paid cash. Salem Partners selected these transactions by choosing recent transactions involving publicly-traded sellers with a transaction value of less than $100 million and which Salem Partners deemed generally relevant to Vialta. These selected transactions were:

Acquiror	Target

Golden Gate Capital	Blue Martini
HIG Capital Management	T-Netix
Snowbird Holdings	Cysive
Dirk, Inc.	Troy Group
PartsBase, Inc. (Hammond)	PartsBase, Inc.
DF Merger Co.	Deltek Systems
      Salem Partners compared the fully-diluted enterprise values in the selected precedent transactions as multiples of the latest twelve months revenue and share price as a multiple of the latest twelve months earnings per share for the target company in each transaction.

Median Fully-diluted
Enterprise Value/
Actual Revenue for
the Latest
Twelve Months

Going-Private Precedent Transactions	0.82x
      From the multiples calculated in these transactions, Salem Partners derived and applied a range of multiples of enterprise value to revenue of 0.50x to 1.00x, indicating a range of implied fully-diluted equity values.

Implied Fully-diluted Equity Value of Vialta

$29.8 million - $36.2 million
This analysis also indicated a range of implied prices per share of Vialta common stock.

Implied Price per Vialta Share

$0.33 - $0.40
      Salem Partners considered the premiums paid above the target’s share price in order to determine the additional value that acquirors, when compared to public stockholders, have historically been willing to pay for companies in a particular market segment. In order to perform this analysis, Salem Partners calculated the implied premiums paid in the following selected transactions: (i) 63 transactions since January 1, 2002 in which the transaction value was of comparable size involving target companies which Salem Partners deemed generally relevant to Vialta, (ii) 20 transactions since January 1, 2003 in the technology sector in which the transaction value was of comparable size involving target companies which Salem Partners deemed generally relevant to Vialta, and (iii) six going-private transactions since January 1, 2003 in which the transaction value was of comparable size involving target companies which Salem Partners deemed generally relevant to Vialta. All premiums calculated for the selected transactions were based on the target company’s stock price one day prior to announcement of the relevant transaction and on information available at the time of announcement of the relevant transaction. Salem Partners derived the following information from data observed for the selected precedent transactions.

	Average Premium	Median Premium
	Over Target Share	Over Target Share
	Price One Day Prior	Price One Day Prior
	to Announcement	to Announcement

63 Transactions since January 1, 2002, consisting of:	58.8%	38.7%
4 Transactions in 2005	11.2%	9.7%
16 Transactions in 2004	29.3%	28.6%
26 Transactions in 2003	55.9%	37.7%
17 Transactions in 2002	102.3%	106.9%
20 Technology Transactions since January 1, 2003	61.2%	29.5%
6 Going-Private Transactions since January 1, 2003	36.6%	29.9%
      From the implied premiums paid in these transactions, Salem Partners derived and applied a range of premiums paid of (i) 30.0% to 40.0% for the 63 transactions since January 1, 2002 in which the transaction value was of comparable size, which implied a range of fully diluted equity values.

Implied Fully-diluted Equity Value of Vialta

$26.1 million — $28.1 million
This analysis also indicated a range of implied prices per share of Vialta common stock:

Implied Price per Vialta Share

$0.29 to $0.44
(ii) 30.0% to 60.0% for the 20 transactions since January 1, 2003 in the technology sector in which the transaction value was of comparable size, which implied a range of fully diluted equity values.

Implied Fully-diluted Equity Value of Vialta

$26.1 million — $32.2 million
This analysis also indicated a range of implied prices per share of Vialta Common Stock:

Implied Price per Vialta Share

$0.29 — $0.36
and (iii) 25.0% to 40.0% for the six going-private transactions since January 1, 2003 in which the transaction value was of comparable size, which implied a range of fully diluted equity values:

Implied Fully-diluted Equity Value of Vialta

$25.1 million — $28.1 million
This analysis also indicated a range of implied prices per share of Vialta Common Stock:

Implied Price per Vialta Share

$0.28 — $0.32

Historical Stock Price Performance
      Salem Partners analyzed the prices at which Vialta common stock traded from March 24, 2004 to March 24, 2005. Salem Partners noted that the high closing price of Vialta common stock during this period was $0.39 on June 9, 2004, and the low closing price of Vialta common stock during this period was $0.16 on December 6, 2004. The merger consideration of $0.36 per share is within the range of prices per share implied by this analysis. Salem Partners also noted the closing prices of Vialta common stock for various dates as summarized in the table below:

Closing Price

March 24, 2005	$0.23
30 days prior (February 24, 2005)	$0.24
90 days prior (December 23, 2005)	$0.25
180 days prior (September 24, 2004)	$0.25
360 days prior (March 24, 2004)	$0.34
      In addition, Salem Partners analyzed the historical performance of Vialta common stock from March 24, 2004 to March 24, 2005 and compared that performance to the stock price performance of the S&P 500 index, the NASDAQ composite and the aggregate stock price performance of companies deemed by Salem Partners to be generally relevant in various sectors, including: (i) diversified consumer electronics, including Samsung, Sony, Matsushita, NEC, Sharp, LG Philips, Sanyo, Thomson and Pioneer, and (ii) specialty consumer electronics, including Research in Motion, Logitech, Polycom, PalmOne, Creative Technologies, Tivo, WorldGate Communications, Viseon and Avistar, as summarized in the table below:

Stock Price Performance
From March 24, 2004 to
March 24, 2005

Specialty Consumer Electronics	37.5%
S&P 500 Index	7.3%
NASDAQ Composite	4.3%
Diversified Consumer Electronics	(0.7%)
Vialta	(33.8%)

Discounted Cash Flow Analysis
      Using a discounted cash flow analysis, Salem Partners calculated an implied equity value per share of Vialta based on Vialta’s financial plans provided to Salem Partners by management. Salem Partners based its discounted cash flow analysis on various operating assumptions provided by management, including assumptions relating to, among other items, revenue, operating costs, taxes, working capital, capital expenditures and depreciation. Salem Partners’ analysis used a discount rate of 25.0% which reflects the weighted average cost of capital analysis of selected specialty consumer electronics companies generally deemed relevant by Salem Partners, and assumed no future operations of Vialta after 2009. Vialta’s financial plans do not assume that the company will generate positive cash flow by 2009. The following summarizes the results of this analysis:

Implied Fully-diluted Equity Value of Vialta

$13.6 million

Implied Price per Vialta Share

$0.15
      The merger consideration of $0.36 per share is in excess of the price per share implied by this analysis.

Salem Liquidation Analysis
      Salem Partners calculated an implied cash value per share of Vialta based on a liquidation analysis prepared by management in March 2005 and provided to Salem Partners by Vialta which assumed that the company would begin the process of liquidation on March 31, 2005 and would cease operations on December 31, 2005. Salem Partners based its implied cash value per share calculation on various liquidation assumptions provided by management, including assumptions relating to, among other items, operating expenses, transaction costs and other expenses and projected assets less projected liabilities. This liquidation analysis was based on the extended liquidation analysis assuming collection of the note that was presented to the board of directors by Needham on December 14, 2004. See “SPECIAL FACTORS — Liquidation Analysis and Selection of Needham.” In this analysis, the balance sheet assumptions were updated to reflect fourth quarter results for 2004, estimated first quarter results for 2005, an increase in operating expenses of $364,000, the inclusion of additional inventory in the amount of $564,000 and decreases in accounts receivable and liabilities of $1.1 million and $4.0 million, respectively. Liabilities were reduced primarily to eliminate non-cash accruals and deferred profit. Based on these assumptions, Salem Partners estimated the cash available for distribution to Vialta stockholders on December 31, 2005 might be approximately $28.7 million, or approximately $0.32 per share on a fully diluted basis. The merger consideration of $0.36 per share is in excess of the price per share implied by this analysis.
      The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Salem Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any particular analysis or factor considered by it. Furthermore, Salem Partners believes that selecting any portion of Salem Partners’ analyses, without considering all of its analyses, would create an incomplete view of the process underlying Salem Partners’ analysis and opinion. In addition, Salem Partners may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Salem Partners’ view of the actual value of Vialta.
      In performing its analysis, Salem Partners made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Vialta. Any estimates contained in the analyses performed by Salem Partners are not necessarily indicative of actual values, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as a part of Salem Partners’ analysis of the fairness from a financial point of view of the consideration to be received by the holders of Vialta common stock (other than the participating stockholders) pursuant to the merger agreement and were provided to the Vialta special committee in connection with the delivery of the Salem Partners Opinion to the special committee. The analyses do not purport to be appraisals of value or to reflect the prices at which Vialta might actually be sold.
      In addition, as described above, the Salem Partners Opinion was one of the many factors taken into consideration by the special committee in making its determination to recommend the merger to the board of directors and by the board of directors in approving the merger agreement. Consequently, the Salem Partners’ analyses as described above should not be viewed as determinative of the opinion of the special committee or board of directors with respect to the value of Vialta or of whether the special committee or board of directors would have been willing to agree to different consideration.
      Salem Partners, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. Salem Partners may continue to provide investment banking services to the surviving corporation in the future. In the ordinary course of its trading, brokerage, investment management and financing activities, Salem Partners and its affiliates may, at any time, have a long or short position in, and buy and sell the securities of Vialta for its account or the account of its customers.
      Pursuant to an engagement letter dated as of March 3, 2005, Salem Partners provided financial advisory services and a financial fairness opinion in connection with the merger. In connection with the special committee’s engagement of Salem Partners as its financial advisor, Vialta agreed to pay Salem Partners a fee of $150,000, none of which is contingent on completion of the merger. Vialta also agreed to reimburse Salem Partners for its reasonable out-of-pocket expenses incurred with its engagement as the special committee’s financial advisor, which expenses are not to exceed $5,000 without the special committee’s approval. In addition, on behalf of Vialta, the special committee also agreed that Vialta will indemnify Salem Partners against certain liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Salem Partners’ engagement and any related transactions.
Position of the Participating Stockholders and Victory Acquisition Corp. as to the Purpose and Reasons for the Merger
      Fred S.L. Chan and the other participating stockholders intend to effect the merger to acquire all of the outstanding shares of common stock of Vialta not already owned by Victory. The merger will allow the participating stockholders to take Vialta private to continue developing of broadband products, which they believe must be undertaken by Vialta, if at all, as a private company. Fred S.L. Chan and the other participating stockholders have decided to pursue the merger at this time and believe that it is best for Vialta to operate as a privately-held company for several reasons.
      First, operating as a public company entails substantial expense, which have been significantly increased by requirements arising from the Sarbanes-Oxley Act of 2002, enacted July 30, 2002. By eliminating Vialta’s cost attributable solely to its status as a public company, including certain legal costs, certain insurance costs, the costs of certain accounting and auditing activities and internal controls, the cost of annual meetings, the cost of preparing, printing and mailing corporate reports and proxy statements, the expense of a transfer agent and the cost of investor relations activities, the participating stockholders expect to reduce Vialta’s expenses by approximately $1,800,000 in the first full fiscal year following the merger. Fred S.L. Chan and the other participating stockholders believe that in light of Vialta’s history of ongoing losses, the historically small public float and low trading volume for the shares of Vialta common stock, the benefits to Vialta of having publicly-traded securities do not outweigh the expenses and other requirements imposed on Vialta as a public company.
      Regardless of the cost savings, Mr. Chan does not believe the company can continue to operate indefinitely as a public company. Didier Pietri, its chief executive officer, has expressed a desire to leave and other members of management have also indicated an interest in pursuing other opportunities. While it has not resigned or declined to stand for re-appointment, the company’s outside auditors have indicated that they might decide not to continue as such after the 2005 fiscal year because the additional requirements of Section 404 of the Sarbanes-Oxley Act have stretched their resources. Mr. Chan believes that it would be easier to locate management to continue the company’s current development efforts if the company were privately held rather than publicly traded.
      Furthermore, Mr. Chan believes that the broadband videophone in development has value that was not reflected in the initial interest from third parties and would not be realized in a liquidation. Mr. Chan believes that as a private company, Vialta could streamline management, release the company’s auditors, reduce operating costs and focus research and development of broadband, free of the market pressures imposed on a publicly traded company with regard to operating results. Mr. Chan and the participating stockholders are willing to forego the current return that they might receive in an immediate liquidation of Vialta in exchange for the long-term development risks to attempt development and bringing to market the broadband products, about the success of which there is substantial uncertainty. See CERTAIN FINANCIAL MODELS RELATING TO POTENTIAL BROADBAND PRODUCTS. At the same time, the merger would also offer stockholders (other than the participating stockholders) a higher price for their Vialta common stock than was offered by any other third party or could be realized in a liquidation (including distribution in such liquidation to the participating stockholders owning approximately 39% of Vialta’s common stock), based on analyses prepared with the assistance of management.
      In addition to the foregoing factors, Mr. Chan and the other participating stockholders considered the following positive factors:

•	as the sole stockholders of Vialta immediately after the merger, the participating stockholders will benefit from future growth, if any, of Vialta after it ceases to be publicly traded; and

•	information concerning Vialta and its operations, financial results and directors and officers will no longer be available to competitors and potential competitors.
      Mr. Chan and the other participating stockholders also considered the following negative factors:

•	as a result of the merger and related transactions, the participating stockholders’ investment in Vialta will become an illiquid investment in the stock of a private company;

•	payment of the merger consideration will significantly reduce the company’s cash resources; and

•	following the merger, the participating stockholders will bear the sole burden for any future losses or decrease in enterprise value.
      Mr. Chan and the other participating stockholders ultimately concluded that the potential detriments of the merger to them were outweighed by the potential benefits of the merger to them.
Position of Participating Stockholders and Victory Acquisition Corp. as to the Fairness of the Merger to Vialta’s Stockholders
      The rules and regulations of the SEC require that the participating stockholders express their opinion as to the fairness of the merger agreement and the merger to the stockholders of Vialta other than the participating stockholders. In this section, such stockholders are called “unaffiliated stockholders.” Victory, Fred S.L. Chan and the other participating stockholders believe that the terms and conditions of the merger are substantively and procedurally fair to the unaffiliated stockholders, and relied on the following factors in reaching this determination:

•	the merger consideration of $0.36 per share represents a 60% premium over the closing price of $0.22 per share on March 24, 2005, the date before the announcement of the merger, which pre-announcement price was consistent with closing prices of Vialta’s common stock for an extended period of time before the announcement, as well as a premium over the amount that all stockholders (including the participating stockholders holding 39% of Vialta’s outstanding common stock) could reasonably expect to receive in a liquidation (based on the analyses by management and Needham);

•	the company’s continuing operation was likely to lead to a significantly lower return to stockholders, in light of the company’s history of ongoing losses and declining sales for its existing products, the unproven nature of its broadband products in development and the substantially increased cost of continuing to operate as a public company taking into account expected Sarbanes-Oxley compliance costs;

•	the fact that the board of directors’ extended effort to sell the company with the assistance of Needham, including contacts with 47 potential acquirers, netted only three offers, two of which were withdrawn and the remaining one of which had a large securities component and was otherwise unacceptable to the board;

•	the fact that the merger consideration of $0.36 per share exceeded management’s best-case extended liquidation scenario (including assets written off by the company), developed with Needham, of $0.33 per share and management’s base-case immediate liquidation scenario developed with Needham, of $0.30 per share, which liquidation analyses did not take into account that the company was continuing to experience operating losses and negative cash flow;

•	the Salem Partners Opinion that, as of March 28, 2005, the cash consideration of $0.36 per share to be paid in the merger to the unaffiliated stockholders was fair, from a financial point of view, to such stockholders;

•	the purchase price and other terms of the merger agreement were negotiated at the direction of, and approved unanimously by, a special committee of the board of directors whose members were independent and which was represented by its own Delaware counsel and advised by Salem Partners, as its independent financial advisor;

•	the unanimous approval (with Mr. Chan abstaining) of the merger agreement and the merger by the board of directors on the recommendation of the special committee, which approval included a majority of the directors not employed by Vialta;

•	the fact that the merger agreement permits the company to terminate the agreement if it receives an offer it believes in the exercise of its fiduciary duty is better for stockholders, but despite the public announcement of the signing of the merger agreement on March 28, 2005, no potential acquirers have initiated discussions of an alternative proposal for the company; and

•	the purchase price is payable in cash and does not involve investment or market risk.
      Victory and the participating stockholders considered each of the foregoing factors in reaching their determination that the merger is fair to the unaffiliated stockholders and did not attempt to quantify, rank or otherwise assign particular weight to the factors.
      The participating stockholders, in considering the fairness of the merger to unaffiliated stockholders, did not consider the net book value of the company other than to note that it was less than the estimated liquidation value used by the special committee in negotiations with Mr. Chan. In addition, the participating stockholders did not rely on any pre-merger going concern valuation because they believed such valuation would be highly speculative given the company’s history of continuing losses and declining sales for its existing products and the unproven nature of its broadband products in development. With regard to a liquidation value of the company, the participating stockholders considered the analyses prepared by the company’s management and Needham and the Salem Partners Opinion in reaching their conclusion that the $0.36 per share price was fair from a financial standpoint to the unaffiliated stockholders.
      The participating stockholders considered the fact that the merger agreement did not provide for the approval of the merger by a majority of shares held by unaffiliated stockholders, but did not believe that such a provision was necessary in light of the fact that the board had already fully shopped the company with the assistance of Needham before entering into negotiations with Mr. Chan, the fact that the board may continue to seek alternative transactions and may terminate the merger agreement in favor of an alternative transaction if it believes it must do so in the exercise of its fiduciary duty and the fact that negotiation of the terms of the merger and the merger agreement occurred between Mr. Chan (for the participating stockholders) and a disinterested special committee of the board, advised by its own counsel and financial advisors. Moreover, the participating stockholders were concerned that introducing such a requirement could have the inadvertent consequence of preventing the proposed merger in the event of low voter turnout.
      The participating stockholders’ belief as to fairness of the merger set forth in this section should not, however, be construed as a recommendation to stockholders on how they should vote on the merger agreement and the merger.
Alternatives to the Merger
      Before Mr. Chan made his proposal, the board of directors considered various alternatives for the company. The board of directors considered continuing to operate the company as an ongoing business and public company, with or without effecting a reverse split. Continuing the business would allow stockholders to continue to benefit from any future profits of the company, if any, and effecting a reverse split would provide some cash to smaller holders of Vialta stock, allowing them to liquidate their interest at the then current trading price without incurring the transaction costs generally involved in a trade through brokers. However, these options would not resolve the significant issues of continuing operating losses, decreases in available cash, declining market share, continued costs of operating as a public company, increasing costs (including the impending expenses involved in compliance with the additional requirements of Section 404 of the Sarbanes-Oxley Act) and the need to increase the company’s revenues in order to meet the company’s business plan and expand its product line and marketing. In addition, the company would still face the expected loss of its chief executive officer and outside accountants. The board of directors felt that these costs outweighed the advantages to stockholders and continued to explore other alternatives.

      Because the company had over $20 million in cash available to distribute to stockholders, the board of directors also considered a liquidation of Vialta by a sale of its non-cash assets and a distribution of the net after-tax proceeds to stockholders. This would allow all stockholders to receive an immediate return on their investment, not just the smaller stockholders who would benefit in a reverse stock split. In addition, it would protect investors from the likely risk that losses would continue. However, the board decided against such alternative, in favor of a sale of the company, because of the length of time, transaction costs, loss in value generally suffered by assets when sold in a liquidation, tax effects, regulatory risks and uncertainty involved.
      Ultimately, the board of directors engaged Needham to explore a possible sale of the company. See “SPECIAL FACTORS — Background of the Merger” for a complete description of alternatives considered. Prior to the execution of the merger agreement, no third party had come forward with what the special committee and the board of directors considered to be an acceptable transaction proposal despite an extensive search for strategic alternatives conducted by Needham on behalf of Vialta.
      Because the proposed merger offers the stockholders more than they were likely to receive in a liquidation, more than they were offered from third parties approached in an open auction of the company, and protects them from the risks the company faced if they continued as an ongoing business, the board of directors determined that a merger of the company with Victory was the best alternative available to the stockholders.
      As a member of the board of directors, Mr. Chan was included in the discussions of these alternatives and their advantages and disadvantages. When he made his proposal, Mr. Chan chose the merger structure because it was the most efficient means to acquire the entire equity interest in Vialta and provide cash to the Vialta stockholders other than the participating stockholders. Mr. Chan briefly considered a tender offer transaction, but rejected that alternative because it would not be as efficient and viable a method for the participating stockholders to acquire all of the outstanding common stock of Vialta.
Certain Effects of the Merger

Conversion of Outstanding Vialta Common Stock and Stock Options
      If the merger agreement and the merger are approved by Vialta stockholders and the other conditions to the closing of the merger are either satisfied or waived, Victory will be merged with and into Vialta, which will be the surviving corporation in the merger. After the merger, the participating stockholders will own as a group all of the outstanding capital stock of Vialta.
      All shares of common stock of Vialta outstanding immediately prior to the effective time of the merger and held by Victory or the participating stockholders will be cancelled without consideration. All other shares of common stock of Vialta outstanding at such time (other than the shares held by Victory or the participating stockholders and shares as to which a dissenting stockholder has perfected or not lost the benefit of appraisal or dissenters’ rights under Delaware or California law) will be converted into the right to receive $0.36 per share in cash. When the merger is completed, each share of Victory common stock will be converted into a share of Vialta, as the surviving corporation in the merger.
      As a result of the completion of the merger, each holder of a vested stock option issued under a Vialta stock option plan, other than stock options held by Mr. Chan, will have the right to receive cash in respect of such stock option in an amount equal to the product of (1) the excess, if any, of the per-share merger consideration of $0.36 over the per-share exercise price of such stock option, multiplied by (2) the number of shares subject to such stock option. As a result of the transaction, unvested options held by Didier Pietri will accelerate in accordance with his stay bonus agreement and unvested options issued to directors will accelerate in accordance with the terms of the 2000 Directors Stock Option Plan. Cash payments in respect of stock options will be made without interest and net of any withholding taxes. All unvested options will terminate.
      Before receiving cash with respect to stock or vested options, stockholders and option holders will be required to execute and deliver a duly executed copy of the letter of transmittal (and such other documents as may be reasonably required by the paying agent) before receiving the merger consideration. The letter of transmittal will require stockholders to waive any claim to dissenters’ or appraisal rights.

Effect on Ownership Structure of Vialta
      At the effective time of the merger, the current Vialta stockholders, other than the participating stockholders, will cease to have ownership interests in Vialta or rights as Vialta stockholders. Therefore, current stockholders of Vialta, other than the participating stockholders, would not participate in any earnings or growth of Vialta following the merger and would not benefit from any increase in the value of Vialta following the merger.

Effect on Listing, Registration and Status of Vialta Common Stock
      Vialta common stock is currently registered under the Exchange Act and is quoted on the OTC Bulletin Board under the symbol “VLTA.” As a result of the merger, all currently outstanding shares of Vialta common stock will be cancelled and the holders (other than the participating stockholders and Victory) will receive in exchange for these shares the right to obtain either cash merger consideration or the right to obtain such consideration as they may obtain through exercise of their appraisal or dissenters’ rights.
      When the merger becomes effective, the outstanding shares of Victory common stock held by the participating shareholders will be converted into shares of Vialta common stock as the surviving corporation. There will be no public market for these shares; Vialta’s common stock will cease to be quoted on the OTC Bulletin Board, and Vialta will apply for termination of its registration of common stock under the Exchange Act. As a result, Vialta will no longer comply with the provisions of the Exchange Act applicable to public companies, including the proxy solicitation provisions and the requirements of filing periodic and other reports which presently provide publicly available information to its stockholders.

Effect on Organization and Management of Vialta
      At the effective time of the merger, Fred S.L. Chan, the sole officer and director of Victory, will become the sole officer and director of the surviving corporation in the merger. It is expected that the directors and executive officers of Vialta will resign immediately prior to the effective time of the merger. Without limiting the generality of the foregoing, Mr. Pietri is expected to resign as Chief Executive Officer and Mr. Scharninghausen is expected to resign as Chief Financial Officer of the company. At the effective time of the merger, the certificate of incorporation of the surviving corporation will be amended and restated in its entirety to read as set forth in Exhibit D to the merger agreement.
      It is expected that, upon consummation of the merger, the operations of Vialta will be conducted substantially as they currently are being conducted; however, Vialta will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company. Mr. Chan has advised Vialta that he does not have any present plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the merger involving Vialta’s corporate structure or business, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. It is expected, however, that following the merger, Mr. Chan will streamline management, continuously evaluate and review Vialta’s business and operations, and may develop new plans and proposals that he considers appropriate to maximize the value of Vialta. Mr. Chan and the other participating stockholders reserve the right to make any changes deemed appropriate in light of their evaluation and review or in light of future developments.

Beneficial and Detrimental Effects
      A benefit of the merger to the participating stockholders is that Vialta will be taken private and operated as a private company. As a privately-held company, information concerning Vialta and its operations, financial results and directors and officers will no longer be available to competitors. Future earnings and growth will be solely for the benefit of the participating stockholders and not for the benefit of Vialta’s other current stockholders. The anticipated cost savings of approximately $750,000 of annual expenses in the first full fiscal year following Vialta’s becoming a private company plus an anticipated $1,050,000 in new costs related to compliance with recent regulations relating to accounting procedures and internal controls will benefit the stockholders at that time and not the current public stockholders. Following the merger, Vialta management and certain other employees will be able to eliminate the time devoted to matters that relate exclusively to Vialta being a public company and will be able to focus on the business and operations of the company. Detrimental effects of the merger to the participating stockholders include the lack of liquidity for Vialta common stock following the merger, the risk that Vialta will decrease in value following the merger, and the payment by Vialta and Victory Acquisition Corp. of an aggregate of approximately $1.5 million in transaction costs and estimated fees and expenses related to the merger. See “SPECIAL FACTORS — Position of Vialta as to the Fairness of the Merger to Vialta’s Stockholders; Reasons for Recommending the Approval of the Merger Agreement and the Merger,” “SPECIAL FACTORS — Position of Victory Acquisition Corp., Fred S.L. Chan and the other Participating Stockholders as to the Purpose and Reasons for the Merger” and “SPECIAL FACTORS — Estimated Fees and Expenses of the Merger.”
      A benefit of the merger to Vialta’s stockholders, other than the participating stockholders, is the right to receive the all-cash merger consideration of $0.36 per share for their shares of Vialta common stock. The merger will enable the public stockholders to dispose of their shares at a price the special committee has determined to be a fair price, in spite of the fact that Vialta common stock has generally experienced low trading volumes and limited liquidity. The cash merger consideration for the shares represents a 50% premium over the average closing price of the common stock for the 30 days prior to the March 28, 2005 announcement of Mr. Chan’s proposal. The public stockholders will additionally be able to sell their shares without paying the usual transaction costs associated with open market sales and will no longer have to bear the risk of any future losses or decrease in Vialta’s enterprise value. The detriments of the merger to such stockholders are that they will cease to participate in Vialta’s future earnings and growth, if any, and that the receipt of the payment for their shares in the merger will be a taxable for federal income tax purposes. See “SPECIAL FACTORS — Federal Income Tax Consequences.”

Effect on Participating Stockholders’ Interest in Net Book Value and Net Earnings
      After consummation of the merger, the participating stockholders will own all of the outstanding common stock of the surviving corporation and will benefit from any future earnings or growth of Vialta. After consummation of the merger, the participating stockholders’ interest in the net book value and net earnings of Vialta will be 100% based on their holdings of Vialta outstanding capital stock. Vialta’s stockholders, other than the participating stockholders, will no longer hold any direct or indirect equity interest in Vialta and therefore will no longer own any interest in its net book value or net earnings.
      A tabular presentation of Victory’s and the participating stockholders’ interests in Vialta’s net book value and net losses is set forth below. The information in the tables is based on the following: (i) ownership of Vialta common stock as of March 31, 2005 and interest in the net book value and net income of Vialta as of and for the three months ended March 31, 2005; and (ii) ownership of the capital stock of the surviving corporation and interest in the net book value and net income of Vialta as of and for the three months ended March 31, 2005, after giving pro forma effect to the merger. Amounts in the tables are unaudited and are not necessarily indicative of the results that would have actually occurred if the merger had been consummated as of March 31, 2005, or results that may be obtained in the future.

	As of and for the Three Months Ended			Pro Forma as of and for the Three Months Ended
	March 31, 2005			March 31, 2005(1)

	Ownership	Interest in Net	Interest in	Ownership	Interest in Net	Interest in Net
	Interest	Book Value	Net Loss	Interest	Book Value(2)	Loss

Victory Acquisition Corp.	39%	$9,587,000	$(418,000)	100%	$9,682,000	$(1,071,000)

(1)	Gives effect to the merger as if it was completed on March 31, 2005 for the purpose of calculating (i) net book value as of that date and (ii) net income for the three months ended March 31, 2005.

(2)	Net book value after the merger as of March 31, 2005 reflects, on a pro forma basis for the merger, an increase in net assets of $5.0 million for receipt of a note receivable on April 28, 2005 and a reduction in Vialta’s assets of (i) approximately $18.4 million to be used by Victory to pay the merger consideration to Vialta stockholders and (ii) approximately $1.5 million to satisfy estimated transaction expenses.

      The participating stockholders’ interest in net book value and net earnings set forth below is based on the percentage interest each participating stockholder holds of record in Victory. Ownership interest does not reflect beneficial ownership, as the participating stockholders have acted as a group in contributing their Vialta shares to Victory in connection with the proposed merger and may therefore be deemed as a group to have beneficial ownership of the entire 39% of Vialta stock held by Victory.

	As of and for the Three Months Ended			Pro Forma as of and for the Three
	March 31, 2005			Months Ended March 31, 2005(1)

	Ownership	Interest in Net	Interest in	Ownership	Interest in Net	Interest in
	Interest	Book Value	Net Loss	Interest	Book Value(2)	Net Loss

Fred S.L. Chan	6.2	1,533,920	(66,880)	16	1,549,120	(171,360)
Annie M.H. Chan	7.0	1,725,660	(75,240)	18	1,742,760	(192,780)
Annie M. H. Chan TR UA 07-25-95, The Annie M. H. Chan Living Trust	9.8	2,396,750	(104,500)	25	2,420,500	(267,760)
Mee Sim Lee & Sung Kook Kim & Myong Shin Kim TR UA DTD 12-21-87	1.2	287,610	(12,540)	3	290,460	(32,130)
The David Y. W. Chan Trust, Mee Sim Lee & Sung Kook Kim & Myong Shin Kim TR UA DTD 12-21-87	1.2	287,610	(12,540)	3	290,460	(32,130)
The Edward Y. C. Chan Trust, Mee Sim Lee & Sung Kook Kim & Myong Shin Kim TR UA DTD 3-16-92	0.4	95,870	(4,180)	1	96,820	(10,710)
The Michael Y. J. Chan Trust, Shiu Leung Chan & Annie M. H. Chan Gift Trust Dated 11/20/92	2.7	671,090	(29,260)	7	677,740	(74,970)
Evershine XVI, L.P.	10.5	2,588,490	(112,860)	27	2,614,140	(289,170)

(1)	Gives effect to the merger as if it was completed on March 31, 2005 for the purpose of calculating (i) net book value as of that date and (ii) net income for the three months ended March 31, 2005.

(2)	Net book value after the merger as of March 31, 2005 reflects, on a pro forma basis for the merger, an increase in net assets of $5.0 million for receipt of a note receivable on April 28, 2005 and a reduction in Vialta’s assets of (i) approximately $18.4 million to be used by Victory to pay the merger consideration to Vialta stockholders and (ii) approximately $1.5 million to satisfy estimated transaction expenses.

The Participating Stockholders’ Plans for Vialta
      It is expected that, upon consummation of the merger, the operations of Vialta will be conducted substantially as they currently are being conducted; however, Vialta will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with being a public company. Mr. Chan has advised Vialta that he does not have any present plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the merger involving Vialta’s corporate structure or business, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. It is expected, however, that following the merger, Mr. Chan will streamline management, continuously evaluate and review Vialta’s business and operations, and may develop new plans and proposals that he considers appropriate to maximize the value of Vialta. Mr. Chan and the other participating stockholders reserve the right to make any changes deemed appropriate in light of their evaluation and review or in light of future developments.
Merger Financing
      Based on the number of shares of Vialta common stock outstanding on March 31, 2005 (other than shares held by the participating stockholders) and vested options with an exercise price less than $0.36 per share, Vialta believes that $18,418,643 will be required to pay the merger consideration (assuming no appraisal or dissenters’ rights are exercised). It is expected that Vialta will use its cash on hand to pay the merger consideration. It is a condition to Victory’s obligation to complete the merger that Vialta have no less than $14.5 million in cash and cash equivalents as of midnight on the day prior to the closing of the merger.

The participating stockholders are not required to complete the merger if the minimum cash requirement is not met by Vialta. However, if Vialta does not have adequate cash at the effective time of the merger to fund the merger consideration, Victory has agreed to fund the shortfall, up to a maximum of $4 million. Because Victory does not have any assets other than the shares of Vialta common stock contributed pursuant to the contribution agreement, Fred S.L. Chan has committed to fund the shortfall in accordance with the terms of the additional contribution agreement. See “TRANSACTION AGREEMENTS — Additional Contribution Agreement.” As of May 30, 2005, the company had approximately $25.5 million in cash and cash equivalents. On April 28, 2005, the Company collected a note receivable of $5.0 million that was previously full reserved due to uncertainties regarding its collection.
Interests of Certain Persons in the Merger
      In considering the recommendations of the board of directors, you should be aware that certain of Vialta’s executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of Vialta’s stockholders generally. The special committee and the board of directors were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the merger. See “SPECIAL FACTORS — Background of the Merger.”

Victory Acquisition Corp. and the Participating Stockholders; Equity Ownership in the Surviving Corporation Following the Merger
      Mr. Chan is Vialta’s Chairman and is the President, Treasurer and Secretary of Victory Acquisition Corp. Upon consummation of the merger, it is anticipated that Mr. Chan will continue in the position of President, Treasurer and Secretary of Vialta, the surviving corporation in the merger.
      Mr. Chan and the other participating stockholders have contributed 32,039,840 shares of Vialta common stock to Victory in exchange for an equal number of shares of common stock of Victory. See “TRANSACTION AGREEMENTS — Stock Contribution Agreement.” Upon consummation of the merger, stock options held by Mr. Chan and any other participating stockholder will be cancelled and Victory and the participating stockholders will not receive any merger consideration for their Vialta shares.
      As of March 28, 2005, just prior to contributing their Vialta shares to Victory in exchange for an equal number of shares of Victory, the participating stockholders held of record the number of shares of Vialta common stock set forth in the table below. The percentages below represent the percentage interest each participating stockholder will have of record in Vialta after the merger.

	Number of	Expected
	Vialta Shares	Percentage
	Held of Record	Interest of
	Prior to	Record in
	Contribution	Vialta After
	to Victory	Merger

Fred S.L. Chan	5,044,744	16%
Annie M.H. Chan	5,748,960	18
Annie M. H. Chan TR UA 07-25-95, The Annie M. H. Chan Living Trust	8,042,932	25
Mee Sim Lee & Sung Kook Kim & Myong Shin Kim TR UA DTD 12-21-87, The David Y. W. Chan Trust	974,410	3
Mee Sim Lee & Sung Kook Kim & Myong Shin Kim TR UA DTD 12-21-87, The Edward Y. C. Chan Trust	974,408	3
Mee Sim Lee & Sung Kook Kim & Myong Shin Kim TR UA DTD 3-16-92, The Michael Y. J. Chan Trust	334,939	1
Shiu Leung Chan & Annie M. H. Chan Gift Trust Dated 11/20/92	2,119,447	7
Evershine XVI, L.P.	8,800,000	27

TOTALS:	32,039,840	100%

The record ownership set forth in the preceding table does not reflect beneficial ownership of the participating stockholders. The participating stockholders have acted as a group in contributing their Vialta shares to Victory in connection with the proposed merger and may therefore be deemed as a group to have beneficial ownership of the entire 32,039,840 shares of Vialta stock held by Victory.

Merger Consideration to be Received by Certain Directors and Officers of Vialta Other than Mr. Chan
      Pursuant to the terms of the 2000 Directors Stock Option Plan, the vesting of all options granted pursuant to the plan will accelerate and the options will become exercisable in full as of the date 10 days prior to the consummation of the merger. In accordance with the terms of the merger agreement, these options will then be cancelled and converted into the right to receive an amount in cash equal to (1) the excess, if any, of (x) the per share merger consideration of $0.36 over (y) the applicable exercise price per share of Vialta common stock subject to such Vialta stock option, multiplied by (2) the number of shares of Vialta common stock subject to such Vialta stock option (and for which such Vialta stock option shall not theretofor have been exercised). See “THE MERGER AGREEMENT — Treatment of Stock Options.” Only non-executive directors were entitled to receive option grants under the plan.
      In the summer of 2004, in connection with the announcement that the company was exploring strategic alternatives, Vialta entered into stay bonus agreements with its executive officers, Didier Pietri, William Scharninghausen and Yin-Wu Chen. In accordance with the agreement entered into with Mr. Pietri, all stock options granted to him will accelerate and become fully vested and immediately exercisable upon the effective date of the merger. As a result, Mr. Pietri will be entitled to receive $8,000 of merger consideration with respect to previously unvested stock options with exercise prices less than $0.36. In addition, Mr. Pietri received a bonus of $150,000 and Mr. Scharninghausen received a bonus of $187,272 for staying through March 31, 2005. The dates specified in both agreements have passed and the stay bonuses have been paid. Neither Mr. Pietri nor Mr. Scharninghausen will be entitled to any additional bonus payments in connection with the merger and may leave at any time. Yin-Wu Chen did not receive a bonus, but rather a raise in salary by $25,000 per year.
      The following table reflects the total amount of cash that Didier Pietri and the non-employee directors of Vialta (as defined in Item 402(a)(3) of Regulation S-K), other than Mr. Chan, will receive as merger consideration as of June 30, 2005:

		Number of Shares	Total Merger
Name	Position	Beneficially Owned	Consideration

Didier Pietri(1)	Chief Executive Officer	4,059,436	$61,397
George Cain(2)	Director	60,000	$2,400
Michael Dubester(3)	Director	60,000	$2,400
Matthew Fong(4)	Director	140,974	$31,551
Herbert Chang(5)	Director	56,000	$0

(1)	Includes options to acquire 4,000,000 shares of common stock, of which all 650,000 unvested options will accelerate in connection with the merger. Based on the merger consideration of $0.36 per share, options to purchase 2,000,000 of these shares are in the money.

(2)	Represents options to acquire 60,000 shares of common stock, of which all 45,000 unvested options will accelerate in connection with the merger. Based on the merger consideration of $0.36 per share, options to purchase 20,000 of these shares are in the money.

(3)	Represents options to acquire 60,000 shares of common stock, of which all 45,000 unvested options will accelerate in connection with the merger. Based on the merger consideration of $0.36 per share, options to purchase 20,000 of these shares are in the money.

(4)	Includes options to acquire 60,000 shares of common stock, of which all 45,000 unvested options will accelerate in connection with the merger. Based on the merger consideration of $0.36 per share, options to purchase 60,000 of these shares are in the money.

(5)	Includes options to acquire 56,000 shares of common stock, of which all 4,500 unvested options will accelerate in connection with the merger. Based on the merger consideration of $0.36 per share, options to purchase none of these shares are in the money.

Indemnification and Insurance
      Pursuant to the merger agreement, Vialta, as the surviving corporation in the merger, has agreed to indemnify, and advance reasonable expenses to, the current and former directors and officers of Vialta and its subsidiaries, referred to as the indemnified parties, against all costs or expenses, judgments, fines, losses, claims, damages, penalties or liabilities incurred in connection with any acts or omissions occurring at or prior to the time of the merger. All rights to indemnification and exculpation from liability existing in favor of any indemnified parties as provided under any contract, applicable laws and/or the charters and bylaws of Vialta and its subsidiaries as of the effective time of the merger are to survive the merger with respect to events occurring up to the time of the merger.
      Vialta will purchase and the surviving corporation will maintain (and not cancel or allow to lapse) directors’ and officers’ liability insurance for not less than six years following the merger covering all persons who are directors and officers of Vialta and its subsidiaries covered by Vialta’s current directors’ and officers’ liability insurance policies as of the effective time of the merger. It is expected that such liability insurance will be obtained by Vialta in advance of the effective time, at an anticipated cost of approximately $400,000.

Compensation of the Special Committee
      In consideration of the expected time and other commitments that would be required of special committee members generally and the chairman of the special committee in particular, the board of directors determined that the chairman of the special committee would receive an annual fee of $25,000, payable quarterly at the end of each fiscal quarter, which will accelerate on consummation of the merger or an alternative acquisition proposal (including a liquidation or dissolution). In addition, each member of the special committee, including the chairman, will receive $2,000 per meeting attended in person or $1,000 per meeting attended via telephone as compensation for their service on the special committee, up to a maximum of $20,000 for the chairman and $18,000 for the other member, in each case without regard to whether the special committee were to recommend approval of the merger agreement or whether the merger was consummated. Accordingly, Mr. Cain, chairman of the special committee, will receive $45,000, and Mr. Dubester, the other member of the special committee, will receive $18,000 as compensation for their services on the special committee. The members of the special committee are also entitled to receive reimbursement for the expenses incurred in connection with their service on the special committee. To date, the chairman has received $26,250 and the other member has received $18,000.
Certain Fraudulent Transfer Risks
      If a substantial portion of a company’s own assets are used to pay all or a significant portion of the consideration for its acquisition, as is the case in the proposed merger, there is a risk the transaction could be deemed a fraudulent conveyance. As a result, if Vialta is deemed to be insolvent after giving effect to the merger (i.e. is unable to pay its debts as they become due, is left with unreasonably small capital, or its liabilities exceed its assets at the time), or if the transaction deemed to have been entered into with an intent to evade creditors the transfer of funds representing the $0.36 per share price payable to stockholders upon completion of the merger may be deemed to be a “fraudulent conveyance” under applicable law and therefore may be subject to claims of creditors of Vialta. If such a claim is asserted by the creditors of Vialta following the merger, there is a risk that the entire transaction could be unwound and that persons who were stockholders at the effective time of the merger will be ordered by a court to return to Vialta all or a portion of the $0.36 per share in cash they received following the completion of the merger, or ordered to satisfy creditor claims from such proceeds.
      Based upon the projected capitalization of Vialta at the time of the merger and projected results of operations and cash flow following the merger, and management’s discussions with the board of directors relating to such matters, the board of directors of Vialta believes that Vialta and its subsidiaries, on a consolidated basis, is not now and will not be insolvent or otherwise left with unreasonably small capital as a result of the effectiveness of the merger and that there is not a substantial risk that the merger could be successfully challenged as a fraudulent conveyance.
Plans for Vialta if the Merger is Not Completed
      It is expected that, if the merger is not completed, the current management of Vialta, other than Didier Pietri (who has indicated his desire to resign from Vialta to pursue other business opportunities) and possibly William Scharninghausen, under the direction of such members of the board of directors who decide to remain in office, will manage Vialta as an ongoing business while continuing to explore strategic alternatives to maximize stockholder value. It is likely under such circumstances that the company will engage a new independent accounting firm. The company may determine to effectuate a reverse stock split which would require stockholder approval under applicable law, or to liquidate the company. If the merger agreement is not approved by stockholders, or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to Vialta will be offered or that Vialta’s business and operations will not be adversely affected. In addition, if the merger is not completed, depending upon the circumstances, Vialta may be required to reimburse certain expenses of Victory. See “SPECIAL FACTORS — Estimated Fees and Expenses of the Merger.”
Estimated Fees and Expenses of the Merger
      The fees and expenses that Vialta and Victory expect to incur in connection with the consummation of the merger and the related transactions are set forth in the tables below:

Fees and Expenses of Vialta	Estimated Amount

Financial advisory fees and expenses		$210,000
Legal and accounting fees and expenses		[ ]
Special committee fees and expenses		63,000
Printing and mailing fees and expenses		[ ]
SEC filing fees		2,168
Miscellaneous		[ ]

Total	$

Fees and Expenses of Victory Acquisition Corp.	Estimated Amount

Legal and accounting fees and expenses	$
Miscellaneous

Total	$

Regulatory Approvals and Requirements
      In connection with the merger, Vialta will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with Delaware law after the approval and adoption of the merger agreement and the merger by Vialta’s stockholders.
      It is currently expected that no regulatory approvals will be required in order to complete the merger.
Federal Income Tax Consequences
      The following discussion summarizes the material U.S. federal income tax consequences of the merger that are generally applicable to United States holders (as defined below) of Vialta common stock other than Victory and the participating stockholders. This discussion is based on currently existing provisions of the

Code, existing and proposed Treasury Regulations promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not address state, local or foreign tax consequences that may be applicable to the parties specified in the first sentence of this paragraph, and such parties should consult their own tax advisors with respect to such consequences.

United States Holders Other than the Participating Stockholders
      For purposes of this discussion, a “United States holder” means a holder that is (1) a citizen or resident of the United States for federal income tax purposes; (2) a corporation (or other entity treated as an association taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state; (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust if (a) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.
      The following discussion applies only to United States holders of Vialta common stock who hold such shares as capital assets and did not acquire shares of Vialta common stock pursuant to the exercise of employee stock options or other compensation arrangements (and does not, except as specifically set forth below, apply to the exchange or cancellation of employee stock options, including the receipt of cash therefor). Non-U.S. holders are advised to consult their own tax advisors regarding the tax consequences of the proposed merger. This discussion does not address tax issues relevant to certain classes of United States holders who may be subject to special treatment under the Code, such as banks, other financial institutions, insurance companies, tax-exempt investors, regulated investment companies, real estate investment trusts, persons subject to the alternative minimum tax, persons who hold their Vialta common stock as part of a position in a “straddle” or as part of a “hedging” or “conversion” transaction, persons who are deemed to sell their Vialta common stock under the constructive sale provisions of the Code, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that have a functional currency other than the U.S. dollar, expatriates, S corporations, entities classified as partnerships for U.S. federal income tax purposes or stockholders who hold Vialta common stock as dealers. This discussion also does not address tax issues relevant to United States holders who are not considered to have disposed of all shares of Vialta because of the application of the attribution rules of Section 318 of the Code. All such United States holders should consult their own tax advisors concerning the U.S. federal income tax consequences of the merger to their particular situations. Furthermore, if a partnership holds Vialta common stock, the tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner of a partnership holding Vialta common stock should consult its tax advisors. The federal income tax treatment of a stockholder who exercises statutory dissenters’ or appraisal rights is not discussed in this section. Any stockholder considering exercising statutory dissenters’ or appraisal rights should consult with his or her own tax advisor.
      Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your particular situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you, including the federal, state, local and foreign tax consequences of the merger.
      For federal income tax purposes, the cash received by a United States holder as a result of the merger should be deemed to be received from Vialta pursuant to a redemption of the shares held by such United States holder. If the deemed redemption of the shares held by a particular United States holder qualifies as an “exchange” under section 302(b) of the Code (as described below), the United States holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the holder’s adjusted tax basis in the shares and the amount of cash received. If the United States holder holds Vialta common stock as a capital asset, any gain or loss should generally be a capital gain or loss. If the United States holder has held the shares for more than 1 year, any gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations.

      If the deemed redemption of the shares held by a particular United States holder does not qualify as an “exchange” under section 302(b) of the Code (as described below), then the cash received by the holder will be treated as a dividend, provided that Vialta has sufficient accumulated or current earnings and profits. Any such dividend income received by a United States holder will be treated as ordinary income for federal income tax purposes, and the entire amount of the cash received (and not merely the excess of the cash received over the holder’s adjusted tax basis in the shares) will be subject to tax. To the extent this portion of the redemption proceeds constitutes “qualified dividend income” under section 1(h)(11) of the Code, it will be taxable to the stockholder at special 5% and 15% tax rates applicable to such income. If the redemption proceeds do not constitute “qualified dividend income” then such dividend income will be taxable to the stockholder as regular ordinary income (at federal tax rates as high as 35%). In order to constitute “qualified dividend income” eligible for the reduced tax rates, a number of requirements must be met, including that the stockholder’s holding period for his or her shares must be at least 61 days during the 121-day period beginning 60 days before the ex-dividend date (the first date on which the stockholder is not entitled to receive the dividend). Stockholders are urged to consult their tax advisors regarding the applicability of the reduced tax rates to the portion of the redemption proceeds that is treated as a dividend.
      A United States holder’s disposition of shares pursuant to the merger will qualify as an “exchange” under section 302(b) of the Code if the disposition qualifies as a “complete redemption” of the United States holder’s shares. A United States holder’s disposition of shares pursuant to the merger will result in a “complete redemption” if either: (i) the holder does not own, directly or constructively, any shares of Vialta stock after the merger; or (ii) the holder does not own directly any shares of Vialta stock after the merger and, with respect to any constructively owned shares, the holder is eligible to (and does in fact) waive (pursuant to section 302(c)(2) of the Code) the attribution of such shares to the holder. For the purpose of determining whether a redemption qualifies as an “exchange” under section 302(b) of the Code, a United States holder must take into account not only the shares that the holder actually owns but also any shares that the holder is deemed to own constructively under the attribution rules of section 318 of the Code. For example, under these attribution rules, an individual is deemed to own constructively any shares held by his or her spouse, parents, children and grandchildren, and is deemed to own constructively shares held by certain entities (such as corporations, partnerships, estates, and trusts) in which he or she has an equity interest. Furthermore, an individual is deemed to own any shares that he or she has the right to acquire by the exercise of an option, regardless of when the option may be exercised.
      If Victory contributes funds to cover a shortfall, a portion of the consideration received may be considered proceeds from the sale of shares as opposed to a redemption. In such an instance, the United States holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the holder’s adjusted tax basis in the shares considered sold and the cash considered to have been received with respect to such sale. If the United States holder holds Vialta common stock as a capital asset, any gain or loss should generally be a capital gain or loss. If the United States holder has held the shares for more than one year, any gain or loss should generally be a long-term gain or loss. The deductibility of capital losses is subject to limitations.
      United States holders of Vialta common stock may be subject to backup withholding on cash payments received in exchange for shares in the merger or received upon the exercise of appraisal or dissenters’ rights. Backup withholding generally will apply only if the stockholder fails to furnish a correct social security number or other taxpayer identification number, or otherwise fails to comply with applicable backup withholding rules and requirements. Corporations generally are exempt from backup withholding. Stockholders should complete and sign the substitute Form W-9 that will be part of the letter of transmittal to be returned to the paying agent to provide the information and certification necessary to avoid backup withholding.

Participating Stockholders
      Participating stockholders generally should not recognize gain or loss for U.S. federal income tax purposes as a result of the deemed redemption of Vialta common stock from the United States holders described above. Upon completion of the merger and deemed redemption, participating stockholders generally will hold shares of Vialta common stock with an aggregate tax basis equal to the participating stockholders’

aggregate tax basis in the shares of Victory common stock that will be converted into Vialta common stock as a result of the merger.

Vialta
      The deemed redemption of Vialta common stock from United States holders other than the participating stockholders in exchange for cash generally should not result in gain or loss to Vialta for U.S. federal income tax purposes. The deemed redemption of shares of Vialta common stock should result in an “ownership change” within the meaning of section 382(g) of the Code. Consequently, Vialta’s ability to use net operating loss carryforwards and certain other tax attributes (if any) would be subject to an annual limitation equal to the value of Vialta common stock after the merger multiplied by the “long-term tax-exempt rate,” a rate published each month by the IRS, at the time of the merger (similar rules apply with respect to state net operating loss carryforwards in many states). Generally, if there is a more than fifty percentage point change in the ownership of a corporation during any three-year period, an ownership change for purposes of Section 382(g) of the Code occurs. Since the participating stockholders currently own approximately 39% of the common stock of Vialta and will own 100% of the common stock of Vialta after the merger, it is expected that an ownership change will occur. Vialta’s federal net operating loss carryforward as of December 31, 2004 was approximately $90.2 million. Vialta believes its federal pre-change net operating loss carryforward will not be significantly greater than approximately $90 million as of the date of the merger, and the fair market value of the company after the merger will be approximately $11.5 million. Since the long-term tax-exempt rate would be 4.37% if the merger occurred in July 2005, only approximately $500,000 of federal net operating loss carryforward ($11.5 million x 4.37%) would be available to offset taxable income, if any, in each future taxable year until such net operating loss carryforward either is utilized or expires, as a result, if any, of the ownership change if the merger occurred in July 2005.
Anticipated Accounting Treatment of the Merger
      The merger will be accounted for under the purchase method of accounting, under which the total consideration paid in the merger will be allocated among Vialta’s consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.
Appraisal and Dissenters’ Rights
      Assuming the consummation of the merger, stockholders who do not vote their shares of Vialta common stock in favor of the merger may, under certain conditions, become entitled to be paid the judicially determined fair value of their shares of common stock in lieu of receiving the merger consideration of $0.36 per share. Stock option holders will not be entitled to any such rights in connection with the merger by virtue of holding such stock options.
      If a stockholder does not vote shares of Vialta common stock outstanding immediately prior to the merger in favor of the merger, and otherwise complies with applicable Delaware or California law, the stockholder may obtain the benefit of statutory appraisal rights with respect to such shares. Holders of such shares may waive dissenters’ rights and receive $0.36 per share merger consideration, and such shares will be automatically converted into the right to receive $0.36 per share pursuant to the merger agreement on the same basis as all other shares of Vialta common stock in the merger when and if the stockholder withdraws his or her demand for appraisal and waives his or her dissenters’ rights or otherwise become legally ineligible to exercise appraisal or dissenters’ rights.
      Because Vialta is a Delaware corporation, the availability of dissenting stockholders appraisal rights is determined by Delaware law, which is summarized below. However, because Vialta transacts a substantial amount of its business in California, stockholders also may have rights as dissenting stockholders under California law as a result of the merger. Because of the potential applicability of California law, summaries for both Delaware and California law regarding appraisal and dissenters’ rights are provided below.

      Under both Delaware and California law, stockholders who vote in favor of the merger will have waived their rights to seek judicial appraisal of their shares. You are urged to consult your legal advisor if you are considering exercising appraisal rights or dissenters’ rights.
      If stockholders do not vote in favor of approval of the merger agreement and they fulfill certain other procedural requirements in a timely manner, whether under California or Delaware law, as applicable, they will be entitled to a judicial appraisal of the fair value of their shares. Under Delaware law, such fair value is determined, exclusive of any element of value arising from the accomplishment or expectation of the merger and as of the date on which the merger is completed, through “appraisal rights”, with any interest thereon calculated at a fair rate of interest as determined by the court. “Dissenters’ rights”, under California law, are similar to Delaware’s appraisal rights, though the judicial determination of fair value, which is exclusive of any value resulting from the transaction, would be made as of March 28, 2005, the date before the announcement of the terms of the merger, with any interest thereon calculated at the legal rate, which is fixed at 10%.
      The methods for perfecting Delaware appraisal rights and California dissenters’ rights also differ somewhat. In either case, a stockholder must not vote in favor of the merger and must submit a written demand for appraisal to Vialta. To preserve appraisal rights under Delaware law, this demand must be received before the taking of the vote on the proposed merger. To preserve dissenters’ rights under California law, this demand must be received within 30 days after the mailing of notice of approval of the merger by Vialta and must contain a statement of what such stockholder claims to be the fair market value of such shares as of the day before the announcement of the proposed merger. This statement of fair value constitutes an offer to sell such stockholder’s shares at the named price, which Vialta may accept or reject. Additionally, such stockholder must submit his or her share certificates (or submit written notice of the number of shares for which appraisal rights are demanded, if such shares are uncertificated) for endorsement to Vialta within 30 days after the mailing of notice of approval of the merger by Vialta. A stockholder who has demanded appraisal under Delaware law may withdraw his or her request for appraisal anytime within 60 days after the effective date of the merger. A stockholder who has exercised dissenters’ rights under California law may not withdraw his or her request for appraisal without the consent of Vialta. Within 120 days after the effective date of the merger, a stockholder who has demanded appraisal under Delaware law may file a petition in the Delaware Chancery Court demanding a determination of the fair value of all shares held by stockholders who have asserted appraisal rights, while a stockholder who has validly exercised dissenters’ rights under California law may, within six months after the notice of approval of the merger is mailed, file a complaint in the California Superior Court of the proper county or, alternatively, may intervene in any pending action brought by another stockholder to enforce dissenters’ rights. If a stockholder institutes any action to attack the validity of the merger, or to have the merger set aside or rescinded (assuming such an action may be maintained under applicable law), the stockholder shall not thereafter have any right to demand payment of cash for his or her shares pursuant to Chapter 13 of the California General Corporation Law (“CGCL”). In any action to attack the validity of the merger, or to have the merger set aside or rescinded under California law (assuming such an action may be maintained under California law), if it is determined that Victory controls Vialta or that the parties to the merger are under common control, the participating stockholders may have the burden of proving that the transaction is just and reasonable as to the stockholders of Vialta.
      The above discussion is not a complete statement of the law pertaining to rights to demand judicial appraisal of shares under the Delaware General Corporation Law (“DGCL”) or to exercise dissenters’ rights under the CGCL. Stockholders are referenced to the full text of Section 262 of the DGCL and the full text of Chapter 13 of the CGCL, which are attached as Appendix G and H, respectively, to this Proxy. Additionally, more detailed summaries of appraisal rights under Delaware law and dissenters’ rights under California law appear below.

Appraisal rights under Delaware law
      Under Section 262 of the DGCL, stockholders who do not vote in favor of or consent to the approval and adoption of the merger agreement will be entitled to elect to have the fair value of their shares judicially determined as of the date on which the proposed merger is completed.

      Stockholders must follow the required procedures set forth in Section 262 of the DGCL exactly or any appraisal rights may be lost.
      The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is provided as Appendix G to this proxy statement. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Vialta common stock as to which appraisal rights are asserted. Stockholders who have a beneficial interest in shares of Vialta common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect their appraisal rights.
      Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of the special meeting, the company must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262, not less than 20 days prior to the meeting. This proxy statement is that notice, and the applicable statutory provisions of the DGCL are attached to this proxy statement as Appendix G. Please note that the 20-day time period begins on the date the notice was mailed, not on the date it is received. Stockholders who wish to exercise appraisal rights or wish to preserve the right to do so, should review carefully Section 262 and are urged to consider seeking advice of legal counsel, since failure to comply fully with the procedures of that Section will result in the loss of appraisal rights.
      General requirements. Stockholders who wish to exercise the right to dissent from the merger and demand appraisal under Section 262 of the DGCL, must be satisfy each of the following conditions:

•	Written demand for appraisal. Stockholders must deliver to Vialta at 48461 Fremont Boulevard, Fremont, California 94538 a written demand for appraisal of their shares before the vote on the merger at the special meeting (scheduled to be held on , 2005), which demand will be sufficient if it includes the stockholder’s name, mailing address, number of shares of Vialta common stock covered by the demand and notice that he or she intends to demand the appraisal.

•	Refrain from voting for the merger. Stockholders must not vote in favor of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, stockholders who vote by proxy and wish to exercise appraisal rights must mark their proxy to include their vote against the merger agreement or abstention from voting on the merger agreement. You are not required to vote against the merger to preserve dissenters’ rights.

•	Continuous ownership of Vialta shares. Stockholders must continuously hold their shares from the date of making their demand through the effective time of the merger. Stockholders who hold shares of common stock on the date the written demand for appraisal is made but thereafter sell, transfer or otherwise dispose of their shares prior to the effective time of the merger, will lose any right to appraisal in respect of such shares.

•	Notice. Within 10 days after the effective time of the merger, Vialta must notify each stockholder who is entitled to appraisal rights of the date that the merger became effective.
      Neither voting in person or by proxy against, abstaining from voting on nor failing to vote on the proposal to approve and adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.
      Only a holder of record of shares of Vialta common stock is entitled to assert appraisal rights for the shares of common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as that stockholder’s name appears on such stock certificates, should specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends thereby to demand appraisal of the stockholder’s common stock.
      If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made by or on behalf of the record owner. If shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand must be executed by or on behalf of all owners. An authorized agent, including an agent for one or more joint owners, may execute a demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner or owners.
      A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising those rights with respect to the shares held for one or more other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold shares in brokerage accounts or other nominee forms and wish to exercise appraisal rights, are urged to consult with their broker to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
      Stockholders should address the written demand to Vialta, Inc., 48461 Fremont Boulevard, Fremont, California 94538, Attention: Director of Finance.
      Within 120 days after the effective time of the merger, but not thereafter, either Vialta or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Chancery Court demanding a determination of the fair value of all shares held by stockholders who have asserted appraisal rights. Vialta is under no obligation to and has no present intent to file a petition for appraisal, and stockholders should not assume that the company will file such a petition or will initiate any negotiations with respect to the fair value of the shares.
      Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from Vialta, as the company surviving the merger, upon written request, a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received by Vialta and the aggregate number of holders of such shares. Vialta must mail this statement to the stockholder within 10 days after receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.
      A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to Vialta, who will then be obligated within 20 days to file in the Delaware Court of Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to the stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.
      After determining the stockholders entitled to an appraisal, the Delaware Court of Chancery will appraise the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Chancery Court and taxed upon the parties as the Delaware Chancery Court deems equitable. Upon application of a stockholder asserting appraisal rights, the Delaware Chancery Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal.
      Stockholders who are considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the $0.36 per share they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions are not opinions as to fair value under Section 262. Moreover,

Vialta does not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the fair value of a share of its common stock is less than the merger consideration. In determining fair value and, if applicable, a fair rate of interest, the Delaware Chancery Court is permitted to take into account all relevant factors, including market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation but excluding any element of value arising from the accomplishment or expectation of the merger.
      All shares of Vialta common stock will be cancelled on consummation of the merger, including shares held by dissenting stockholders. Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, from and after the effective time of the merger, be entitled to vote such stockholder’s shares of common stock subject to such demand for any purpose or to receive payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger), or receive payment of any consideration provided for in the merger agreement.
      Stockholders may withdraw their demand for appraisal and accept the $0.36 per share merger consideration by delivering to Vialta a written withdrawal of demand for appraisal and an acceptance of the merger consideration, except that:

•	any attempt to withdraw such demand made more than 60 days after the effective time of the merger will require Vialta’s written approval, and

•	no appraisal proceeding in the Delaware Chancery Court will be dismissed as to any stockholder without the approval of the Delaware Chancery Court, and that approval may be conditioned upon such terms as the Delaware Chancery Court deems just.

Dissenters’ rights under California law
      A stockholder’s right to judicial approval of Vialta shares may also be governed by specific legal provisions contained in Chapter 13 of the CGCL. The following summary of the provisions of Chapter 13 of the CGCL is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Chapter 13 of the CGCL, a copy of which is attached as Appendix H to this proxy statement and is incorporated herein by reference.
      Stockholders must follow the required procedures set forth in Chapter 13 of the CGCL exactly or any dissenters’ rights may be lost.
      Under Chapter 13 of the CGCL, if the merger is consummated, and a stockholder properly exercises dissenter’s rights, his or her shares of common stock will be converted into the right to receive in cash the fair value of those shares determined as of March 28, 2005, the day before the announcement of the terms of the merger and excluding any appreciation or depreciation in consequence of the merger.
      General requirements. Stockholders who wish to exercise the right to dissent from the merger under Chapter 13 of the CGCL must satisfy each of the following conditions:

•	Refrain from voting for the merger. Stockholders must not vote in favor of the merger agreement and the merger. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, stockholders who vote by proxy and wish to exercise appraisal rights must vote against the merger agreement and the merger or abstain from voting on the merger agreement and the merger. You are not required to vote against the merger to preserve dissenters’ rights.

•	Notice and declaration of fair value. If the merger agreement and the merger are approved by a sufficient number of votes, in person or by proxy, Vialta will, within 10 days after such approval, mail to any stockholder who may have a right to require the company to purchase such stockholder’s shares of Vialta common stock for fair value under Chapter 13 of the CGCL, or the “Dissenting Stockholders,”

a notice that the required stockholder approval of the merger agreement was obtained, accompanied by a copy of Chapter 13 of the CGCL. The notice of approval will set forth the price that Vialta has determined represents the fair value of any dissenting shares (which shall constitute an offer to purchase such dissenting shares at such stated price) and will set forth a brief description of the procedures to be followed by the Dissenting Stockholders who wish to exercise their dissenters’ rights.

•	Written demand of appraisal. Within 30 days after the date on which the notice of approval was mailed, Dissenting Stockholders are required to make a written demand to Vialta to purchase dissenting shares for a cash payment of their fair value. Written demand is required by law to contain a statement concerning the number of shares of Vialta common stock held by the Dissenting Stockholder and the amount that he or she claims to be the fair value of these shares as of March 28, 2005. The statement of fair value in the Dissenting Stockholder’s written demand will constitute such stockholder’s offer to sell these shares at the price identified in the demand. Such demand must be addressed to Vialta, Inc., 48461 Fremont Boulevard, Fremont, California 94538, Attention: Secretary. If the price contained in the notice of approval is acceptable to the stockholder, he or she may demand that price. This would constitute an acceptance of Vialta’s offer to purchase the stock at the price stated in the notice of approval. Stockholders may not withdraw their dissent or demand for payment unless Vialta consents to such withdrawal.

•	Surrender of stock certificate(s). Within 30 days after the notice of approval was mailed, Dissenting Stockholders also must submit the certificates representing their dissenting shares (or if their dissenting shares are uncertificated, a written notice of the number of shares, which the shareholder demands that Vialta purchase) to Vialta, Inc., 48461 Fremont Boulevard, Fremont, California 94538, Attention: Secretary. The certificates representing dissenting shares will be stamped or endorsed with a statement that the shares are dissenting shares of common stock.

      If Vialta and a Dissenting Stockholder agree upon the price to be paid for dissenting shares, upon surrender of the certificates representing the dissenting shares, that price (together with interest thereon at the legal rate on judgments from the date of the agreement between Vialta and such stockholder) is required by law to be paid to you within 30 days after such agreement or within 30 days after any statutory or contractual conditions to the merger are satisfied, whichever is later, subject to surrender of stock certificates representing the dissenting shares.
      If Vialta and a Dissenting Stockholder disagree as to the price for dissenting shares or disagree as to whether these shares are entitled to be classified as dissenting shares, a Dissenting Stockholder may, within six months after the notice of approval is mailed, file a complaint in the California Superior Court of the proper county requesting the court to make such determination or, alternatively, he or she may intervene in any pending action brought by another Dissenting Stockholder. Costs of such an action (including compensation of appraisers) are required to be assessed as the court considers equitable but must be assessed against Vialta if the appraised value determined by the court exceeds the price offered.
      The court action to determine the fair value of dissenting shares will be suspended if litigation is instituted to test the sufficiency or regularity of the votes of the stockholders in approving the merger (assuming such an action may be maintained under California law). Furthermore, no Dissenting Stockholder who has demanded payment of cash for his or her shares under Chapter 13 of the CGCL shall have any right to attack the validity of the merger, or to have the merger set aside or rescinded, except in an action to test whether the votes required to authorize or approve the merger have been legally and validly obtained in favor of the merger (assuming such an action may be maintained under California law). If a stockholder institutes any action to attack the validity of the merger, or to have the merger set aside or rescinded (assuming such an action may be maintained under California law), the stockholder shall not thereafter have any right to demand payment of cash for his or her shares pursuant to Chapter 13 of the CGCL. In any action to attack the validity of the merger, or to have the merger set aside or rescinded (assuming such an action may be maintained under California law), if it is determined that Victory controls Vialta or that the parties to the merger are under common control, the participating stockholders may have the burden of proving that the transaction is just and reasonable as to the stockholders of Vialta.

      Dissenting shares may lose their status and a Dissenting Stockholder’s right to demand payment will terminate, among other reasons, if:

•	the merger is abandoned;

•	a stockholder transfers his or her shares of common stock before submitting them for endorsement;

•	Vialta and the Dissenting Stockholder do not agree on the status of the shares as dissenting shares or on the price of such shares and the Dissenting Stockholder fails to file suit against Vialta or intervene in a pending action within six months following the date on which the notice of approval was mailed;

•	a stockholder withdraws his or her demand for the purchase of the dissenting shares of common stock with Vialta’s consent; or

•	a stockholder fails to comply with the procedures for written demand of appraisal and surrender of stock certificates set forth in Chapter 13 of the CGCL.
      Stockholders who fail to comply strictly with these procedures will lose their dissenters’ rights. Consequently, stockholders who wish to exercise dissenters’ rights are strongly urged to consult a legal advisor.

THE SPECIAL MEETING
Date, Time and Place
      The special meeting will be held on                     , 2005 at       a.m., local time, at the Fremont Marriott, 46100 Landing Parkway, Fremont, CA 94538.
Matters to be Considered
      At the special meeting, stockholders will be asked to:

•	consider and vote upon a proposal to approve and adopt the merger agreement and approve the merger;

•	consider and vote upon a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger; and

•	transact such other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
Record Date; Voting Rights
      Vialta has fixed                     , 2005 as the record date for the special meeting. Only holders of record of Vialta common stock as of the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. As of the close of business on the record date, there were                      shares of Vialta common stock issued and outstanding held by approximately                     holders of record.
Quorum
      The presence in person or by proxy of a majority of the votes entitled to be cast by the common stock will constitute a quorum at the special meeting.
      Any shares of Vialta common stock held in treasury by Vialta or by any of its subsidiaries are not considered to be outstanding on the record date or otherwise entitled to vote at the special meeting for purposes of determining a quorum.
      Shares represented by proxies reflecting abstentions and properly executed broker non-votes will be counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote arises when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.
Required Vote
      Stockholder approval of the merger and approval and adoption of the merger agreement requires the affirmative vote of at least a majority of the shares outstanding as of the record date for the special meeting. It is not required that a majority of stockholders other than the participating stockholders vote for the approval and adoption of the merger agreement and the merger.
      Subject to the terms of a voting agreement, Victory committed to vote in favor of the merger agreement shares beneficially owned by it representing approximately 39% of the votes entitled to be cast. See “SPECIAL FACTORS — Voting Agreement” for a description of the voting agreement. Vialta’s directors and executive officers other than Mr. Chan own approximately 5% of Vialta’s outstanding common stock, and have indicated to Vialta their intention to vote in favor of approval of the merger agreement and the merger.
      The vote required in order for stockholders to approve the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement is the affirmative vote of a majority of the shares of stock present or represented at the meeting and entitled to vote, even if less than a quorum.
      In the case of the proposal to approve and adopt the merger agreement, a failure to vote, an abstention or a broker non-vote will have the same effect as a vote AGAINST the proposal. In the case of the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement, a failure to vote or a broker non-vote will have no effect on the outcome of the voting but an abstention will have the same effect as a vote AGAINST adjournment.
      If the special meeting is adjourned or postponed for any reason, at any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).
      Stockholder approval of the merger by a majority of the outstanding shares of Victory Acquisition Corp. was required and has already been obtained.
How Shares are Voted; Proxies; Revocation of Proxies
      You may vote by attending the special meeting and voting in person by ballot, by completing the enclosed proxy card and then signing, dating and returning it in the postage pre-paid envelope provided. Submitting a proxy now will not limit your right to vote at the special meeting if you decide to attend in person. If your shares are held of record in “street name” by a broker, nominee, fiduciary or other custodian and you wish to vote in person at the special meeting, you must obtain from the record holder a proxy issued in your name.
      Shares represented by a properly executed proxy will be voted at the special meeting and, when instructions have been given by the stockholder, will be voted in accordance with those instructions. If you submit a proxy without giving voting instructions, the persons named as proxies on the proxy card will vote your shares FOR the approval and adoption of the merger agreement and the merger and FOR the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger.
      As of the date of this proxy statement, Vialta does not expect a vote to be taken on any matters at the special meeting other than the proposal to approve and adopt the merger agreement and the merger and the proposal to adjourn the special meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement and the merger. A properly executed proxy gives the persons named as proxies on the proxy card authority to vote in their discretion with respect to any other matters that properly come before the special meeting.
      You may revoke your proxy at any time before it is actually voted by submitting to the Secretary of the company a written notice of revocation, by delivering a duly executed proxy bearing a later date or by attending the special meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank, nominee, fiduciary or other custodian and you wish to vote at the special meeting, you must bring to the meeting a proxy from the broker, bank or other nominee authorizing you to vote the shares. Attendance at the special meeting will not, by itself, revoke a proxy. If you have given voting instructions to a broker, nominee, fiduciary or other custodian that holds your shares in “street name,” you may revoke those instructions by following the directions given by the broker, nominee, fiduciary or other custodian.
Solicitation Of Proxies
      This proxy statement is being furnished in connection with the solicitation of proxies by Vialta’s board of directors. Vialta will bear the costs of soliciting proxies. These costs include the preparation, assembly and mailing of the proxy statement, the notice of the special meeting of stockholders and the enclosed proxy, as well as the cost of forwarding these materials to the beneficial owners of Vialta common stock. Vialta’s directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by mail, e-mail or telephone, in person or via the Internet. Vialta will also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of Vialta common stock.
Appraisal or Dissenters’ Rights
      Stockholders who do not vote in favor of approval of the merger agreement and who otherwise comply with the procedures for perfecting dissenters’ or appraisal rights under the applicable statutory provisions of Delaware or California law, as applicable, summarized elsewhere in this proxy statement may demand payment of the “fair value” of their shares in cash in connection with the consummation of the merger. See “SPECIAL FACTORS — Appraisal and Dissenters’ Rights.”
Adjournment
      If the special meeting is adjourned to a different place, date or time, Vialta need not give notice of the new place, date or time if the meeting is not adjourned for more than 30 days and if the new place, date or time is announced at the meeting, unless a new record date is or must be set for the adjourned meeting.
Attending the Special Meeting
      In order to attend the special meeting in person, you must be a stockholder of record on the record date, hold a valid proxy from a record holder or be an invited guest of Vialta. You will be asked to provide proper identification at the registration desk on the day of the meeting or any adjournment of the meeting.
PARTIES INVOLVED IN THE PROPOSED TRANSACTION
Information about Vialta
      Vialta is a Delaware corporation engaged in the business of designing and marketing consumer electronics products. The address and telephone number of the principal executive offices of Vialta are 48461 Fremont Boulevard, Fremont, California 94538, Telephone: (510) 870-3088.
      Additional information about Vialta is contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which is attached hereto as Annex I and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, which is attached hereto as Annex J.
      Information as of March 31, 2005 respecting Vialta’s executive officers (other than Mr. Chan, about whom information is provided below under “— Information about Victory and the Participating Stockholders”) and directors is set forth below. All of the executive officers and directors identified below are citizens of the United States. During the last five years, none of the executive officers and directors identified below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. The address for each of the executive officers and directors is the principal address for Vialta.
      Didier Pietri, 42, has been a member of Vialta’s board of directors since September 2001. Mr. Pietri joined Vialta in April 2001 as its President and in August 2001 also became its Chief Executive Officer. In July 2004 he resigned his position as President. Prior to joining Vialta, Mr. Pietri served as President and Chief Executive Officer of TVA/Motion International, a global entertainment production and distribution company from August 1999 to March 2001. From June 1995 to July 1999, Mr. Pietri was Senior Vice President of the ABC Television Network Group, as well as President of ABC Pictures, a division of The Walt Disney Company.
      Yin-Wu Chen, 46, has been President of Vialta since July 2004. He joined Vialta in 2001 as Vice President of Engineering. Prior to Vialta, he was cofounder, president, and chief executive officer of PROTON Communications, a Taiwan-based company, developing videophones, network computers, CCD cameras,

CCTV monitors, and digital recorders. He also served as executive vice president of the parent company, PROTON Electronic Industrial, a brand-name manufacturer of consumer electronics, and was responsible for the overall operations of the 650-person company with production and sales channels in Taiwan and overseas. Earlier in his career, Mr. Chen was with AT&T Bell Laboratories in New Jersey and worked on various networking projects.
      William M. Scharninghausen, 47, has been Chief Financial Officer of Vialta since October 2002. Prior to joining Vialta, he was the Chief Financial Officer of Diva Systems, Inc., a video on demand technology company, from January 1999 to September 2002. He also served as the Senior Vice President of Finance and Administration of Diva Systems, Inc. from June 1997 to September 2002. As part of Gemstar-TV Guide International, Inc.’s proposed purchase of Diva’s assets, Diva filed a Chapter 11 bankruptcy petition and pre-negotiated plan of reorganization on May 29, 2002 in the Northern District of California.
      George M. Cain, 61, has been a member of Vialta’s board of directors since February 2003. Mr. Cain is the founder and President of C3 Media & Marketing Group, LLC, a media marketing consulting company. He has held that position since 1995. Mr. Cain is also the founder and CEO of Greenwich Consulting Partners, LLC (formerly Strategic Media & Marketing Group, LLC), a marketing and sales company which has assisted a German enterprise software company with the introduction of its products in North America. He has held that position since 2001.
      Herbert Chang, 42, has been a member of Vialta’s board of directors since November 1999. Mr. Chang is the President of InveStar Capital, Inc., a venture capital firm. He has held that position since August 1996. In addition, Mr. Chang is the managing member of Forefront Associates, LLC, which is the general partner of Forefront Venture Partners, L.P., a position he has held since February 1998. Mr. Chang currently serves as a director of Marvell Technology Group Ltd. and Oplink Communications, Inc.
      Michael S. Dubester, 58, has been a member of Vialta’s board of directors since February 2003. Mr. Dubester is the Senior Vice President of Business Development of Vulcan Sports Media, Inc., a U.S. sports media company whose principal business is The Sporting News. He has held that position since 2000. Prior to that, Mr. Dubester served as the President of Times Mirror Interzines, the online network of Internet sites affiliated with Times Mirror Magazine titles, the previous owner of The Sporting News, from 1998 until 2000. He was the founder and President of The Sporting News Online, from 1996 until 1998.
      Matthew K. Fong, 51, has been a member of Vialta’s board of directors since April 1999. Mr. Fong was employed by Vialta from September 2001 through January 31, 2003, as an Advisor to the Chairman of the Board. In addition, since February 1999, Mr. Fong has been an attorney with the law firm of Sheppard, Mullin, Richter & Hampton, LLP and the Chief Executive Officer of Strategic Advisory Group, a financial and high technology consulting group that he founded. In January 2005, Mr. Fong joined Zero Stage Capital, a venture capital firm that invests in emerging growth companies in selected technology sectors, as special general partner. Prior to that, Mr. Fong served as California State Treasurer from January 1995 to January 1999.
Information about Victory, the Participating Stockholders and Certain Other Persons
      The information concerning Victory, the participating stockholders and certain persons controlling certain of the participating stockholders has been furnished by Victory. Vialta does not assume responsibility for the accuracy or completeness of the information concerning Victory, the participating stockholders or such controlling persons.
      Information is provided as of June 30, 2005 respecting Victory, the participating stockholders and each person identified below who may be considered to be in control of a participating stockholder. None of Victory, the participating stockholders, the directors and executive officers of any participating stockholder or the persons identified below who may be considered to be in control of any participating stockholder has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
     Victory
      Victory Acquisition Corp. is a Delaware corporation formed by Fred S.L. Chan, solely for the purpose of acquiring through the merger all of the outstanding shares of Vialta common stock not already owned or controlled by the participating stockholders. Mr. Chan is the sole executive officer of Victory, as its President, Treasurer and Secretary, and is its sole director. The address and telephone number of the principal executive offices of Victory are 19770 Stevens Creek Blvd., Cupertino, CA 95014, Telephone: (408) 863-7332.
     Participating Stockholders
      The participating stockholders consist of Fred S.L. Chan, his wife Annie M. H. Chan, the trusts listed below which were established by one or both of them for the benefit of their children, and Evershine XVI, L.P. Each participating shareholder has contributed his, hers or its shares of Vialta common stock to Victory. The trusts identified below do not engage in business. The address and telephone number for each of the participating stockholders is the principal address and telephone number for Victory set forth above.
      Fred S. L. (Shiu Leung) Chan, 58, has served as Vialta’s Chairman of the Board of Directors since Vialta’s inception in 1999. He also served as Vialta’s President from its inception through April 2001 and as Chief Executive Officer from its inception through August 2001. Prior to joining Vialta, Mr. Chan founded and held various executive positions at ESS Technology, Inc., a designer, developer and marketer of highly integrated digital system processor chips, since 1986, as well as being Chairman of the Board, in which capacity he still serves. Mr. Chan is a citizen of the United States.
      Annie M. H. Chan has beneficial ownership of 70.5% of the outstanding shares of Victory (including shares held in her name, in the name of the Annie M. H. Chan Trust and in the name of Evershine, of which she is one of two managing members of the general partner). Since March 1996, Ms. Chan’s principal occupation has been President of the Everlasting Private Foundation, a charitable organization located at the principal address of Victory set forth above. Ms. Chan is a citizen of the United States.
      The Annie M. H. Chan Living Trust, Annie M. H. Chan TR UA 07-25-95, is a trust organized under the laws of the State of California. Annie M. H. Chan is the trustee of this trust.
      The David Y. W. Chan Trust, Mee Sim Lee & Sung Kook Kim & Myong Shin Kim TR UA DTD 12/21/87, is a trust organized under the laws of the State of California.
      The Edward Y. C. Chan Trust, Mee Sim Lee & Sung Kook Kim & Myong Shin Kim TR UA DTD 12/21/87, is a trust organized under the laws of the State of California.
      The Michael Y. J. Chan Trust, Mee Sim Lee & Sung Kook Kim & Myong Shin Kim TR UA DTD 3/16/92, is a trust organized under the laws of the State of California.
      Shiu Leung Chan & Annie M. H. Chan Gift Trust, dated 11/20/92, is a trust organized under the laws of the State of California.
      Evershine XVI, L.P. is a California limited partnership that operates as an investment fund principally engaged in the business of making venture capital and other investments. Its general partner is Everbright II, LLC.
     Certain Controlling Persons of Participating Stockholders
      Each of the controlling persons identified below has the same purpose with regard to the merger agreement and the merger as the participating stockholders. See “SPECIAL FACTORS — Position of Participating Stockholders and Victory Acquisition Corp. as to the Purpose and Reasons for the Merger.”
      Mee Sim Lee is a trustee of each of The David Y. W. Chan Trust, The Edward Y. C. Chan Trust and The Michael Y. J. Chan Trust, and is co-trustee of the Shiu Leung Chan & Annie M. H. Chan Gift Trust. For

approximately the last 30 years, Ms. Lee’s principal occupation has been as an information technology manager for the State of South Carolina, Department of Correction. Her address is c/o Division of Resource and Information Management, South Carolina Department of Corrections, 4444 Broad River Road, Columbia, South Carolina 29210. Ms. Lee is a citizen of the United States.
      Sung Kook Kim is a trustee of each of The David Y. W. Chan Trust, The Edward Y. C. Chan Trust and The Michael Y. J. Chan Trust and a co-trustee of the Shiu Leung Chan & Annie M. H. Chan Gift Trust. From July 2000 through January 2004, Mr. Kim was Pastor of the Korean Baptist Church of San Jose, in San Jose, California. Since February 2004, Mr. Kim’s principal occupation has been as the Pastor of the Living Word Korean Baptist Church in San Jose, California. His business address is 1494 California Circle, Milpitas, CA 95035. Mr. Kim is a citizen of the United States.
      Myong Shin Kim is a trustee of each of The David Y. W. Chan Trust, The Edward Y. C. Chan Trust and The Michael Y. J. Chan Trust. For approximately the last ten years, Ms. Kim’s principal occupation has been as the Secretary for the Everlasting Private Foundation. Her business address is 19770 Stevens Creek Blvd., Cupertino, CA 95014. Ms. Kim is a citizen of the United States.
      Everbright II, LLC is a California limited liability company whose managers and beneficial owners are Fred S.L. Chan and Annie M. H. Chan. Everbright is principally engaged in the business of making investments for, and acting as a general partner or other authorized person of, investment funds engaged in venture capital and other investments. Everbright is the general partner of Evershine XVI, L.P. Everbright’s business address is 19770 Stevens Creek Blvd., Cupertino, CA 95014.
THE MERGER AGREEMENT
      The following summary of the material terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Annex A to this proxy statement.
Structure of the Merger
      At the effective time of the merger, Victory will merge with and into Vialta and the separate corporate existence of Victory will end. Vialta will be the surviving corporation in the merger and will continue to be a Delaware corporation after the merger.
      The certificate of incorporation of Vialta, Inc. will be amended in the merger to read as set forth in Exhibit D to the merger agreement. The bylaws of Victory, as in effect immediately prior to the effective time of the merger, will be the bylaws of Vialta, as the surviving corporation. Fred S.L. Chan, the sole officer and director of Victory, will, from and after the effective time of the merger, be the initial director and officer of Vialta, as the surviving corporation, until his successor is duly elected and qualified or until his earlier resignation or removal.
When the Merger Becomes Effective
      Vialta and Victory will file a certificate of merger with the Secretary of State of the State of Delaware one business day after the satisfaction or waiver of the closing conditions to the merger (other than the conditions that can only be satisfied at the closing) or at such other time as Victory and Vialta may agree. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or at such other time as may be agreed by Vialta and Victory and specified in the certificate of merger.
Effect of the Merger on the Capital Stock of Vialta and Victory Acquisition Corp.
      At the effective time of the merger:

•	all shares of Vialta common stock that are held (1) in the treasury of Vialta, (2) by any wholly-owned subsidiary of Vialta, (3) by Victory or (4) by any of Victory’s officers, directors, stockholders or affiliates (including the participating stockholders) will be canceled and retired and will cease to exist without any consideration payable therefor;

•	each other share of Vialta common stock issued and outstanding immediately before the merger becomes effective (other than any share as to which a dissenting stockholder has perfected or not lost the benefit of dissenters’ or appraisal rights under California or Delaware law, as applicable) will be converted into the right to receive $0.36 in cash without interest; and

•	each share of Victory common stock will be converted into one share of common stock of Vialta, as the surviving corporation in the merger.

Payment for Vialta Common Stock in the Merger
      Victory Acquisition Corp. has designated Mellon Investor Services to act as paying agent in connection with the merger. At the effective time of the merger, Vialta will deliver to the paying agent, for the benefit of the Vialta stockholders entitled to receive the merger consideration, the amount of the aggregate merger consideration that Vialta stockholders are entitled to receive under the merger agreement; provided that Victory will pay any shortfall, up to a maximum of $4 million. The stock transfer books of Vialta will be closed, and there will be no further registration of transfers of the shares of Vialta common stock that were outstanding immediately prior to the effective time of the merger.
      As soon as reasonably practicable after the effective time of the merger, the paying agent will mail to each record holder of Vialta common stock whose stock certificates were converted into the right to receive merger consideration or who has not announced an intention to exercise dissenters’ or appraisal rights, a letter of transmittal and instructions for use in effecting the surrender of stock certificates in exchange for the applicable merger consideration of $0.36 per share, without interest, less any withholding taxes required by law. Stockholders will be required to execute and deliver a duly executed copy of the letter of transmittal (and such other documents as may be reasonably required by the paying agent) before receiving the merger consideration. The letter of transmittal will require stockholders to waive any claim to dissenters’ or appraisal rights.
      If payment is to be made to a person other than the person in whose name the Vialta common stock certificate surrendered is registered, it will be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or that such person establish to the satisfaction of the surviving corporation that such tax has been paid or is not applicable.
      Any portion of the payment fund held by the paying agent that remains unclaimed by the stockholders of Vialta twelve months after the effective time of the merger may be repaid to Vialta, as the surviving corporation, and any former stockholders of Vialta who have not properly surrendered their stock certificates will thereafter look only to Vialta, as the surviving corporation, for payment of their claim for the amount due to them (without interest) under the merger agreement for their shares of Vialta common stock.
      Any shares of Vialta common stock that are issued and outstanding as of the effective time of the merger and are held by a holder who has not voted in favor of the merger or consented thereto in writing and who has properly exercised his or her appraisal or dissenters’ rights under the DGCL or the CGCL will be converted into the right to receive such consideration as may be determined to be due with respect to such dissenting shares pursuant to and subject to the requirements of the DGCL, as applicable. If, after the effective time of the merger, any such holder has failed to perfect or has effectively withdrawn or lost his or her dissenters’ rights, each share of such holder’s Vialta common stock will thereupon be deemed to have been converted into and to have become, the right to receive, without interest or dividends, the applicable merger consideration.
      If, prior to the effective time of the merger, the outstanding shares of Vialta common stock are changed into a different number of shares or shares of a different class as a result of a stock split, reverse stock split, stock dividend, subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the merger consideration will be appropriately adjusted in order to take into account such change.

Treatment of Stock Options
      Vested Vialta stock options outstanding immediately prior to the effective time of the merger will be cancelled and converted into the right to receive an amount in cash equal to (1) the excess, if any, of (x) the per share merger consideration of $0.36 over (y) the applicable exercise price per share of Vialta common stock subject to such Vialta stock option, multiplied by (2) the number of vested shares of Vialta common stock subject to such Vialta stock option (and for which such Vialta stock option shall not theretofore have been exercised). As a result of the transaction, unvested options held by Didier Pietri will accelerate in accordance with his stay bonus agreement and unvested options issued to directors will accelerate in accordance with the terms of the 2000 Directors Stock Option Plan. In paying any such cash amount in respect of a Vialta stock option, the surviving corporation will be entitled to deduct and withhold such amounts as are required to be deducted and withheld under applicable tax law. All other unvested options will be cancelled and terminated.
      As part of the spin-off from ESS Technology, Vialta adopted the 2001 nonstatutory stock option plan and granted options to purchase Vialta stock to all ESS Technology employees, consultants and outside directors with outstanding ESS Technology options. Each Vialta option granted under the plan is exercisable at the same time (and to the same extent) as an exercise of the corresponding ESS Technology option to which it is “stapled”. The options are exercisable for the exercise price of the corresponding ESS Technology option, which is paid to ESS Technology. As a result, the corresponding Vialta option has an exercise price of $0. The Vialta options vest, are exercisable, expire and otherwise essentially mirror the provisions of the corresponding ESS Technology option held by the ESS Technology employee. Since the spin-off, ESS Technology has not notified Vialta of the expiration of any ESS Technology options pursuant to which the Vialta options are stapled. As a result, Vialta does not know how many options are outstanding under the 2001 nonstatutory stock option plan. However, Vialta believes that a significant number of options have expired. In addition, based on the average strike price of ESS Technology options at the time of the spin-off relative to the current price of ESS Technology common stock, to the best of its knowledge, Vialta does not believe that any ESS Technology options to which Vialta options are stapled will be exercised. The closing price for ESS Technology stock on March 31, 2005 was $5.27. As of December 31, 2001, the year stapled options were granted, the average exercise price for outstanding ESS Technology stock options was $8.34 according to the 10-K filed by ESS Technology for the fiscal year ended December 31, 2001.
Representations and Warranties
      The merger agreement contains representations and warranties of each of Vialta and Victory as to, among other things:

•	due organization, valid existence and good standing of itself and its subsidiaries;

•	power and authority to enter into the merger agreement, and, subject to stockholder approval, to consummate the transactions contemplated thereby;

•	capitalization;

•	the absence of conflicts with law, organizational documents, contracts and orders;

•	the absence of any required governmental filings, authorizations or approvals other than those specified in the merger agreement;

•	the absence of any fees owed to brokers or finders in connection with the merger except as specified in the merger agreement; and

•	no violation of existing agreements.
      The merger agreement also contains representations and warranties of Vialta as to, among other things:

•	binding obligation;

•	subsidiaries;

•	litigation;

•	tax matters;

•	properties and leases;

•	contracts and commitments;

•	intellectual property;

•	compliance with applicable laws;

•	employee benefit plans and other agreements with employees;

•	insurance;

•	SEC filings and financial statements; and

•	balance sheet items.
      The merger agreement also contains representations and warranties of Victory as to, among other things:

•	entry into the contribution agreement, additional contribution agreement and voting agreement;

•	information in SEC filings;

•	vote required; and

•	limited operations.
      None of the representations and warranties in the merger agreement will survive the effective time of the merger or the termination of the merger agreement.
      Except as expressly contemplated by the provisions of the merger agreement relating to termination of the merger agreement and expense reimbursement, none of Vialta, its subsidiaries, or any of their respective affiliates, directors or officers will have any liability or obligation whatsoever to Victory or any of its respective affiliates or any participating stockholder for any breach or inaccuracy of any representation or warranty made in the merger agreement, other than for an intentional breach or misrepresentation.
Material Adverse Effect
      It is a condition to Victory’s obligation to consummate the merger that all representations and warranties of Vialta are true and correct except where the failure, alone or with aggregate would not have a material adverse effect. Material adverse effect means, subject to certain limited exceptions, any change, event, circumstance or effect that is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, operations or results of operations of such entity, taken as a whole with its subsidiaries.
Conduct of Business Prior to the Effective Time of the Merger
      The merger agreement provides that, during the period from the date of the merger agreement until the earlier of the termination of the merger agreement pursuant to its terms or the effective time of the merger, Vialta and each of its subsidiaries must, except to the extent permitted by the merger agreement or to the extent that Victory otherwise consents in writing, use reasonable efforts to carry on and preserve its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it had prior to the date of the merger agreement and will not accelerate or delay the payment or collection of accounts. In addition, during this period, Vialta must not do or agree in writing to do or permit any of its subsidiaries to do or agree in writing to do any of the following without the prior written consent of Victory, except as otherwise permitted by the merger agreement:

•	incur any indebtedness for borrowed money except in the ordinary course of business consistent with past practices;

•	enter into any transaction not in the ordinary course of business;

•	encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

•	dispose of any of its assets except in the ordinary course of business consistent with past practice;

•	enter into any material lease or contract for the purchase or sale of any property, real or personal;

•	fail to maintain its equipment and other assets in good working condition and repair, subject only to ordinary wear and tear;

•	pay any bonus, increased salary or special remuneration to any officer, employee or consultant (except for normal salary increases consistent with past practices not to exceed 10% per year and except pursuant to existing arrangements previously disclosed) or enter into any new employment or consulting agreement with any such person;

•	change accounting methods, except as required by GAAP or by a governmental authority, or materially revalue any of its assets;

•	declare, set aside or pay any cash dividend or distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

•	amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

•	lend any amount to any person or entity, other than (i) advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts or (ii) any loans pursuant to the Vialta 401(k) Plan;

•	guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

•	waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

•	issue or sell any shares of its capital stock of any class (except upon the exercise of an option or warrant currently outstanding), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

•	split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

•	merge, consolidate or reorganize with, or acquire any entity;

•	amend its Certificate of Incorporation or Bylaws;

•	license any of its technology or intellectual property except on a non-exclusive basis and in the ordinary course of business consistent with past practice;

•	change any tax election, agree to any audit assessment by any tax authority, settle any tax dispute or liability, or file any federal or state income or franchise tax return outside of the ordinary course of business;

•	change any insurance coverage or permit any coverage in force to lapse, or issue any certificates of insurance;

•	take any action with the intention directly or indirectly to adversely impact the merger;

•	commence any action at law or in equity or any arbitrations, other than to enforce Vialta’s rights and remedies under the merger agreement, unless authorized by the board of directors of Vialta; or

•	agree to do, or permit any subsidiary to do or agree to do, any of the foregoing.
Proxy Statement; Special Meeting
      The parties to the merger agreement agreed to cooperate with each other in preparing this proxy statement and filing it with the SEC together with a Transaction Statement on Schedule 13E-3 that contains additional information regarding the merger agreement and the merger.
Changes to Recommendations of the Special Committee and the Board of Directors
      The board of directors or the special committee, as the case may be, may, at any time prior to stockholder approval of the merger agreement, withdraw, amend or modify a recommendation that Vialta stockholders vote to approve and adopt the merger agreement if in the good faith determination of the board of directors or special committee, after consultation with outside counsel, doing so is required to comply with their fiduciary duty under applicable law. In addition, the board of directors or the special committee, as the case may be, at any time prior to stockholder approval and adoption of the merger agreement, may terminate the agreement if the board of directors or the special committee determines in good faith, after consultation with legal counsel, that the termination is necessary to comply with its fiduciary duties under applicable laws.
Indemnification and Directors’ and Officers’ Insurance
      From and after the effective time of the merger, Vialta, as the surviving corporation in the merger, must indemnify, and advance reasonable expenses including attorneys’ fees to, the current and former directors and officers of Vialta and its subsidiaries, referred to as the indemnified parties, against all costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, penalties or liabilities incurred in connection with any acts or omissions occurring at or prior to the effective time of the merger and arising out of the fact of such indemnified parties’ service as a director or officer of Vialta or any subsidiary. All rights to indemnification and exculpation from liability existing in favor of any indemnified parties as provided under any other contract, applicable laws and/or the charters and bylaws of Vialta and its subsidiaries as of the effective time of the merger are to survive the merger with respect to events occurring up to and including the time of the merger.
      For a period of six years following the effective time of the merger, the surviving corporation must cause to be maintained in effect directors’ and officers’ liability insurance covering all persons who are directors and officers of Vialta and its subsidiaries covered by Vialta’s directors’ and officers’ liability insurance policies as of the effective time of the merger. Vialta will purchase a six year insurance policy for such officers and directors at a cost of approximately $400,000 prior to the effective time of the merger.
Additional Agreements
      The merger agreement provides that, during the period from the signing of the merger agreement to the effective time of the merger, Vialta will, among other things:

•	promptly advise Victory in writing of any change which is expected to have a material adverse effect on Vialta;

•	promptly deliver, when available, a monthly unaudited balance sheet and statement of operations commencing with the month ending March 31, 2005;

•	use reasonable efforts to conduct its business in the same manner as prior to the date of the merger agreement;

•	notify Victory of any material litigation;

•	provide reasonable access to its files, books, records and offices; and

•	use reasonable efforts to obtain the resignation of its officers and directors effective immediately prior to the effect time of the merger.
      The merger agreement provides that, during the period from the signing of the merger agreement to the effective time of the merger, Victory will, among other things:

•	provide prompt notice to Vialta of any event occurring that would render a representation or warranty of Victory untrue or inaccurate in any material respect.
      The merger agreement provides that, during the period from the signing of the merger agreement to the effective time of the merger, each of Victory and Vialta will:

•	cooperate and promptly prepare and file a proxy statement and joint Schedule 13E-3 with the Securities and Exchange Commission with respect to the merger;

•	use their reasonable efforts to obtain all authorizations, approvals and consents of any governmental body which may be reasonably required or requested in connection with the completion of the merger and the related transactions; and

•	use its reasonable efforts to satisfy the conditions precedent to the merger and to cause the merger to be consummated.
Limitation of Liability for Breaches of Covenants by Vialta
      Except as expressly contemplated by the provisions of the merger agreement relating to termination of the merger agreement and expense reimbursement, after any termination of the merger agreement, none of Vialta, its subsidiaries, or any of their respective affiliates, directors or officers will have any liability or obligation whatsoever to Victory or any of its respective affiliates or any participating stockholder for any breach of or failure to perform any covenant of Vialta, other than with respect to a willful breach of the merger agreement.
Conditions to Completion of the Merger
      The obligations of Vialta and Victory to complete the merger are subject to the following conditions, unless waived by the parties:

•	the absence of any order, decree, or ruling by any court or governmental agency, or threat thereof, or any other fact or circumstance, which would prohibit, render illegal or enjoin the consummation of the merger; and

•	approval of the merger agreement by a majority vote of Vialta shares outstanding as of the record date.
      The obligation of Vialta to effect the merger is subject to the satisfaction of the following additional conditions, unless waived in writing by Vialta:

•	the representations and warranties of Victory contained in the merger agreement being true and correct as of the date of the Agreement and on and as of the closing date of the merger except where the failure of a representation or warranty to be true and correct would not have a material adverse effect on Vialta, as evidenced by receipt of a certificate to such effect executed by Victory’s President and Chief Financial Officer; and

•	Victory’s performance in all material respects of all of its obligations under the merger agreement that are required to be performed by Victory at or prior to the closing date of the merger, as evidenced by receipt of a certificate to such effect executed by Victory’s President and Chief Financial Officer.
      The obligation of Victory to effect the merger is subject to the satisfaction of the following additional conditions, unless waived by Victory in writing:

•	the representations and warranties of Vialta contained in the merger agreement being true and correct as of the date of the Agreement and on and as of the closing date of the merger except where the failure of a representation or warranty to be true and correct would not have a company material adverse effect on Victory, as evidenced by receipt of a certificate to such effect executed by Vialta’s President and Chief Financial Officer;

•	Vialta’s performance in all material respects of all of its obligations under the merger agreement that are required to be performed by Vialta at or prior to the closing date of the merger, as evidenced by receipt of a certificate to such effect executed by Vialta’s President and Chief Financial Officer;

•	the determination, in the reasonable judgment of the board of directors of Victory that there has not been a material adverse effect with respect to Vialta;

•	receipt of a legal opinion from counsel to Vialta as to the company’s due incorporation, power and authority to enter into the merger agreement, due execution and delivery of the agreement, and the merger agreement not violating the certificate of incorporation or bylaws of the company; and

•	confirmation that Vialta has no less than $14,500,000 in cash and cash equivalents as of midnight on the day before the closing.

      The parties do not have any present intention to waive any of the conditions to the merger and do not anticipate any circumstances under which any of the conditions would be waived.
Termination of the Merger Agreement
      The merger agreement may be terminated at any time and for any reason prior to the effective time of the merger by the mutual written consent duly authorized by the board of directors of Vialta and Victory.
      Either Vialta or Victory may terminate the merger agreement at any time prior to the effective time of the merger if:

•	the merger is not consummated by August 13, 2005, except that the right to terminate the merger agreement for this reason will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to occur on or before August 13, 2005;

•	a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable; or

•	stockholder approval of the merger agreement is not obtained at the special meeting (including any adjournment or postponement thereof), except that the right to terminate the merger agreement for this reason will not be available to Vialta where the failure to obtain stockholder approval shall have been caused by Vialta’s failure to fulfill its obligations with respect to preparing and filing a proxy statement and joint Schedule 13E-3 with the SEC or calling and holding a meeting of its stockholders and such failure constitutes a material breach by Vialta of this Agreement.
      In addition, Victory may terminate the merger agreement at any time prior to the effective time of the merger if:

•	the special committee withdraws or amends or modifies in a manner adverse to Victory its recommendation in favor of the adoption and approval of the merger agreement or the approval of the merger;

•	Vialta fails to include in the proxy statement the recommendation of the special committee or the board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger;

•	the special committee fails to reaffirm its recommendation in favor of the adoption and approval of the merger agreement and the approval of the merger within 10 business days after Victory’s requests in writing that such recommendation be reaffirmed at any time following the public announcement of a competing acquisition proposal;

•	the special committee approves or publicly recommends any competing acquisition proposal other than a liquidation or dissolution;

•	Vialta enters into any letter of intent or similar document or any agreement, contract or commitment accepting any competing acquisition proposal;

•	a tender or exchange offer is commenced by a person unaffiliated with Victory, and Vialta has not sent to its securityholders a statement disclosing that Vialta recommends rejection of such tender or exchange offer within 10 business days after such tender or exchange offer is first published, sent or given; or

•	Vialta breaches any representation, warranty, covenant or agreement, or if any representation or warranty of Vialta becomes untrue as a result of which, in either case, the conditions to completion of the merger would not be satisfied, and such breach is not curable through commercially reasonable efforts or, if curable, is not cured within 30 days of written notice from Victory.
      In addition, Vialta may terminate the merger agreement at any time prior to the effective time of the merger if:

•	Victory breaches any representation, warranty, covenant or agreement, or if any representation or warranty of Victory becomes untrue as a result of which, in either case, the conditions to completion of the merger would not be satisfied, and such breach is not curable through commercially reasonable efforts or, if curable, is not cured within 30 days of written notice from Vialta; or

•	prior to approval of the merger at the stockholders’ meeting, the board of directors or the special committee determines in good faith, after consultation with outside legal counsel, that termination is necessary to comply with its fiduciary duties under applicable law.
No Limitation on Solicitation of Transactions or Termination of Merger Agreement due to Fiduciary Obligations
      The merger agreement does not contain restrictions on Vialta’s ability to solicit or initiate any inquiries, proposals or offers with respect to any competing transaction or ultimately to consummate any such competing transaction until stockholders of Vialta approve the merger. The board of directors or special committee may terminate the merger agreement or withdraw, modify or change its approval or recommendation of the merger agreement if it determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary obligations to stockholders of Vialta (other than participating stockholders).
Expenses
      Except as described below, if the merger is not consummated, Vialta and Victory will each pay its own expenses incurred in connection with the merger. If the merger is consummated, Vialta, as the surviving corporation, will pay all of the expenses incurred by or on behalf of either Vialta or Victory.
      Vialta must pay the out-of-pocket expenses actually and reasonably incurred by Victory in connection with the merger agreement and the transactions contemplated thereby in an aggregate amount not to exceed $250,000 if:

•	Vialta terminates the merger agreement prior to approval of the merger at the stockholders’ meeting because the board of directors or the special committee determines in good faith, after consultation with outside legal counsel, that termination of the agreement is necessary for the board of directors or the special committee to comply with its fiduciary duties under applicable law;

•	Victory terminates the merger agreement because (1) the special committee withdraws or amends or modifies its recommendation in a manner adverse to Victory; (2) Vialta fails to include in the proxy statement the recommendation of the special committee or the board of directors in favor of the adoption and approval of the merger agreement and the approval of the merger; (3) the special committee fails to reaffirm its recommendation within 10 business days after written request by Victory following the public announcement of a competing acquisition proposal; (4) the special committee approves or publicly recommends any competing acquisition proposal other than a liquidation or dissolution; (5) Vialta enters into any letter of intent or similar document or any agreement, contract or commitment accepting any competing acquisition proposal; or (6) a tender or exchange offer is commenced by a person unaffiliated with Victory, and Vialta has not sent to its securityholders a statement disclosing that Vialta recommends rejection of such tender or exchange offer within 10 business days after such tender or exchange offer is first published, sent or given; or

•	Victory terminates the merger agreement because a breach by Vialta causes the conditions to completion of the merger to not be satisfied and cured, if curable, within 30 days of written notice from Victory and Vialta consummates an “Acquisition Proposal” within six months following such termination. An “Acquisition Proposal” includes: (1) any acquisition or purchase of more than 50% of Vialta common stock, including by means of a tender offer or exchange offer, or any merger, consolidation, business combination or similar transaction pursuant to which the stockholders of Vialta immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or its parent party; (2) any sale, lease, exchange, transfer, license, acquisition, or disposition of all or substantially all of the aggregate fair market value of assets of Vialta; or (3) any liquidation or dissolution of Vialta.

Modification or Amendment of the Merger Agreement
      Subject to applicable law, Victory and Vialta may amend the merger agreement at any time prior to approval of the merger by Vialta’s stockholders. After stockholder approval, no amendment will be made without stockholder approval if required by applicable law.
TRANSACTION AGREEMENTS
Stock Contribution Agreement
      The following summary of the material terms of the stock contribution agreement is qualified in its entirety by reference to the stock contribution agreement, a copy of which is set forth in Annex B to this proxy statement.

Parties
      Victory Acquisition Corp. and the parties listed on the Schedule of Investors attached thereto.

Stock Contribution
      The stock contribution agreement provides for each participating stockholder to contribute and deliver to Victory shares of Vialta common stock beneficially owned by such participating stockholder in consideration for the issuance by Victory of shares of its common stock. The contribution of shares took place effective as of March 28, 2005. Pursuant to the stock contribution agreement, the participating stockholders contributed an aggregate of 32,039,840 shares of Vialta common stock to Victory.
Voting Agreement
      The following summary of the material terms of the voting agreement is qualified in its entirety by reference to the voting agreement, a copy of which is set forth in Annex C to this proxy statement.

Parties
      Victory Acquisition Corp. and Vialta, Inc.

Voting
      The voting agreement requires that Victory, with respect to shares of Vialta common stock it beneficially owns as of the record date, referred to as subject shares, (1) appear at any duly called annual, special or other stockholder meeting, and any adjournment or postponement thereof, or to otherwise cause the subject shares to be counted as present for purposes of establishing a quorum; (2) to vote or act by written consent with respect to the subject shares in favor of the merger and the adoption of the merger agreement and the approval of the other transactions contemplated thereby, and any actions required in furtherance thereof (including, without limitation, any proposal to adjourn any such meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of such meeting to approve the merger agreement); and (3) to vote or act by written consent with respect to the subject shares against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of Vialta under the voting agreement or the merger agreement. Any vote by Victory that is not in accordance with voting requirements prescribed above will be considered null and void. Victory may not enter into any agreement or understanding with any person or entity prior to the termination of the voting agreement to vote or give instructions in a manner inconsistent with voting prescribed above.

Transfer Restrictions
      Victory agrees not to:

•	directly or indirectly, sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, the subject shares or any interest contained therein (other than pursuant to the pledge agreement), except for transfers to an affiliate of Victory that executes a counterpart of the voting agreement and agrees to hold the subject shares subject to all of the terms and provisions of the voting agreement;

•	grant any proxies or powers of attorney or enter into any other voting agreement or other arrangement with respect to the subject shares;

•	enter into, or deposit the subject shares into, a voting trust; nor

•	commit or agree to take any of the foregoing actions.

Termination
      This voting agreement will automatically terminate and become null and void and have no further effect, upon the earliest to occur of: the written agreement of the parties, the effective time of the merger, and the date of termination of the merger agreement.
Additional Contribution Agreement
      The following summary of the material terms of the additional contribution agreement is qualified in its entirety by reference to the additional contribution agreement, a copy of which is set forth in Annex D to this proxy statement.

Parties
      Victory Acquisition Corp. and Fred S.L. Chan.

Contribution Requirements
      The merger agreement requires Vialta to deposit the merger consideration with the exchange agent at the effective time of the merger. In the event Vialta does not have sufficient cash to pay the entire merger consideration required, the merger agreement provides that Victory will contribute the shortfall, in cash, not to exceed $4 million (the “Shortfall”). Because Victory does not have any cash assets, it entered into the additional contribution agreement, pursuant to which Fred Chan agrees to advance the Shortfall to Victory. The advance will be made in the form of a loan to Victory, within two business days following demand by Victory, subject to the terms of a promissory note in the form attached to the additional contribution agreement. The promissory note is payable 24 months following the date the money is advanced and provides for interest payable at a rate of 6% per year. Vialta is a third party beneficiary to this agreement.
Pledge Agreement
      The following summary of the material terms of the pledge agreement is qualified in its entirety by reference to the pledge agreement, a copy of which is set forth in Annex E to this proxy statement.

Parties
      Victory Acquisition Corp. and Vialta, Inc.

Pledge
      The pledge agreement was entered into with respect to the requirement contained in the merger agreement that Victory pay any shortfall, up to $4 million, in the merger consideration due in connection with the merger. Pursuant to the terms of the pledge agreement, Victory granted to Vialta a security interest in all Vialta common stock owned or later acquired by Victory, to secure payment by Victory of the shortfall requirement.

SELECTED HISTORICAL FINANCIAL DATA
      Set forth below is certain selected historical financial information with respect to Vialta and its subsidiaries, excerpted from the financial statements of Vialta audited by PricewaterhouseCoopers LLP, independent auditors, and set forth in Vialta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, a copy of which is attached as Annex I to this proxy statement. The Form 10-K was previously filed by Vialta with the SEC. Also set forth below is certain selected unaudited historical financial information with respect to Vialta and its subsidiaries as set forth in Vialta’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005, a copy of which is attached as Annex J to this proxy statement. The Form 10-Q was previously filed by Vialta with the SEC.
      Additional financial information is included in the reports and other documents filed by Vialta with the SEC. The following summary information is qualified in its entirety by reference to such reports and all of the financial information (including any related notes) contained therein. The financial information (including any related notes) contained in certain of such reports and other documents is incorporated herein by reference as described in more detail below. See “WHERE YOU CAN FIND MORE INFORMATION.”

						Three Months
						Ended
	Years Ended December 31,					March 31,

	2004	2003	2002	2001	2000	2005	2004

	(In thousands, except per share amounts)
Consolidated Statement of Operations Data:
Revenue, net	$12,747	$10,331	$—	$—	$—	$2,958	$4,974
Cost of good sold	8,022	2,941	—	—	—	2,170	1,396

Gross profit	4,725	7,390	—	—	—	788	3,578

Operating expenses:
Product costs	—	—	10,421	—	—	—	—
Engineering and development	1,247	2,557	13,264	25,250	19,558	292	336
Sales and marketing	2,011	4,427	3,100	3,738	2,927	292	605
General and administrative	4,573	5,753	5,643	9,301	6,699	1,478	1,360
Amortization and impairment of content licenses	—	—	11,395	—	—	—	—

Total operating expenses	7,831	12,737	43,823	38,289	29,184	2,062	2,301

Operating loss	(3,106)	(5,347)	(43,823)	(38,289)	(29,184)	(1,274)	1,277
Interest income, net	717	733	1,244	3,606	7,688	203	209
Gain on investment	—	571	—	—	—	—	—
Other income (expense)	—	—	—	(1,266)	(1,682)	—	—

Income (loss) before income tax benefit	(2,389)	(4,043)	(42,579)	(35,949)	(23,178)	$(1,071)	$1,486
Income tax benefit	—	—	—	—	260	—	—

Net income (loss)	$(2,389)	$(4,043)	$(42,579)	$(35,949)	$(22,918)	$(1,071)	$1,486

Net income (loss) per share:
Basic and diluted	$(0.03)	$(0.05)	$(0.51)	$(0.83)	$(3.68)	$(0.01)	$0.02

Weighted average common shares outstanding:
Basic	82,930	82,285	83,578	43,248	6,222	83,077	82,803
Diluted	82,930	82,285	83,578	43,248	6,222	83,077	88,552

	December 31,
						March 31,
	2004	2003	2002	2001	2000	2005

	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents and short-term investments	$18,402	$24,308	$32,701	$67,428	$136,490	$18,379
Restricted cash	3,057	2,226	—	—	—	3,066
Working capital	22,261	25,365	30,201	66,830	109,870	24,288
Total assets	29,402	37,114	40,327	83,866	153,691	27,016
Total current liabilities	3,753	9,061	7,949	3,587	33,594	2,434
Redeemable convertible preferred stock	—	—	—	—	142,600	—
Total stockholders’ equity (deficit)	25,649	28,053	32,378	80,279	(22,503)	24,582
      Vialta’s book value per share as of March 31, 2005 was $0.30.

CERTAIN FINANCIAL MODELS RELATING TO POTENTIAL BROADBAND PRODUCTS
      Vialta’s Beamer videophone products are compatible with home phones over standard (analog) home phone lines. The current analog videophone end-user market is relatively small, due in part to functionality and quality limitations associated with narrowband transmission. As a result, although the company has received a number of awards and positive publicity for its analog videophone products and enjoys a high market share, the Beamer is a niche product and the company’s overall sales have been limited.
      During 2004, Vialta announced that it had developed a broadband version of Vialta’s Beamer videophone and that field-testing and public availability of a broadband Beamer videophone would occur before the end of 2004. Vialta has since delayed field-tests of its broadband videophone products while it continues to refine and test prototypes of these products. Vialta currently expects to field-test its broadband videophone products with a few select broadband service providers in the second half of 2005. Vialta expects commercial introduction of broadband versions of its Beamer videophone products to occur in 2006. More recently, Vialta has been in preliminary discussions with intermediaries that have relationships with an Asian based cable company concerning representation of the company with respect to potential customer sales in the Asian marketplace. However, no assurances can be made that the company will successfully develop a broadband product that will be accepted in the marketplace.
      In March 2005, at the request of Salem Partners, the company prepared three different financial case scenarios with respect to its broadband products, based on the following different assumptions: (1) a business plan of analog products only, (2) a business plan of actively developing its broadband products and pursuing broadband sales, but no actual sales and (3) a business plan of pursuing broadband sales, with sales of 100,000 units in 2006. The three scenarios were then incorporated into its overall financial projections for 2005 and 2006. The resulting projections were provided to the special committee and Salem Partners for use in reviewing the merger agreement. These models and the resulting projections were not provided to Mr. Chan or his advisors although as a board member, Mr. Chan has had access to scenario 1 below.
      Unlike retail sales of its analog products, it is anticipated that broadband videophones will be sold by manufacturers such as Vialta to a limited number of cable companies and telephone companies who would provide their end-users with a videophone as an ancillary product to their broadband service. Since the number of potential wholesale customers is relatively small, it is further anticipated that the gross margins for such sales will be compressed over time. There is no assurance as to the market acceptance of broadband videophones by consumer end-users, or as to the time frame of any roll-out of broadband videophones by broadband service providers.
      This prospective financial information was not prepared with a view toward compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. While presented with numerical specificity, the models and resulting projections are based upon a variety of hypothetical assumptions at the time they were prepared. The prospective financial information, including the assumptions, were not necessarily prepared on a reasonable basis. Such assumptions are subject to significant economic and competitive uncertainties and contingencies, most of which are beyond Vialta’s control. Accordingly, Vialta cannot predict whether the assumptions made in preparing such models and resulting projections will prove accurate. Such projections are inherently imprecise, and there can be no assurances that the results presented in the actual results will not differ materially from the results presented in the models and resulting projections.
      The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, has neither examined nor compiled the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this proxy statement relates to the Company’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.
      The models and resulting projections were not prepared with a view to public disclosure. The information concerning the models and resulting projections is included in this proxy statement solely because such information was furnished to the special committee and its advisors and in part to Mr. Chan. The inclusion of the models and resulting projections herein should not be regarded as a representation by Vialta or any other entity or person that the projected results will be achieved, and none of Vialta, Victory or Mr. Chan assumes any responsibility for the accuracy of such information or any responsibility to update the models and resulting projections in light of changed circumstances or additional information. Readers are cautioned not to place undue reliance on this data.

VIALTA, INC.
PROJECTED STATEMENT OF OPERATIONS
ANALOG BUSINESS ONLY

	2005	2006

	(In thousands)
Revenue, net	$12,166	$14,600
Cost of goods sold	8,966	10,759

Gross profit	3,201	3,841

Operating expenses:
Engineering and development	1,309	1,375
Sales and marketing	2,112	2,217
General and administrative	4,802	5,042

Total operating expenses	8,223	8,634

Operating loss	(5,022)	(4,793)
Interest income and other:
Interest income, net	697	700

Total interest income and other	697	700

Net loss	$(4,325)	$(4,093)

Basis of preparation of projected 2005 and 2006 statements of operations, ANALOG BUSINESS ONLY
      Key material hypothetical assumptions on which basis the above projected statements of operations were prepared from the historical statement of operations for the year ended December 31, 2004 are:

a) There will be no sales to CEC. CEC was one of the major Company’s Chinese customers which notified the Company in Q3 2004 that it no longer would purchase any Beamer product.

b) All product lines unit sales increase 20% for each of 2005 and 2006 years from historical 2004 unit sales (excluding sales to CEC).

c) There are no changes in product mix and there are no new types of products sold compared to the historical 2004 product mix.

d) Sold units are valued using standard costs (that approximate actual cost) as of December 31, 2004. There are no inventory reserve releases in COGS in relation to sold or disposed inventory previously written off.

e) The retail price for the BMTV and BM80 products decreases by $25 and for the VistaFrame products by $50 compared to historical average prices during the year ended December 31, 2004.

f) Operating expenses increase by 5% for each of 2005 and 2006 years from historical 2004 operating expenses.

g) Interest income, net primarily represents interest income on cash equivalents and short-term investments, and no collection of the $5.0 million note receivable which matured April 2005.
      None of these assumptions may be realized and they are inherently subject to significant business economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the company’s control. Accordingly, the assumptions made in preparation of above projection may not prove accurate, and actual results may materially differ. In addition, the projections do not take into account of the transaction contemplated by the proposed acquisition of the company. Readers are cautioned not to place undue reliance on this data.

VIALTA, INC.
PROJECTED STATEMENT OF OPERATIONS
ANALOG BUSINESS PLUS DEVELOPMENT COSTS, BUT NO SALES, OF BROADBAND

	2005	2006

	(In thousands)
Revenue, net	$12,166	$14,600
Cost of goods sold	8,966	10,759

Gross profit	3,201	3,841

Operating expenses:
Engineering and development	1,309	1,375
BroadBand Development	333	667
Sales and marketing	2,262	2,675
General and administrative	4,802	5,042

Total operating expenses	8,706	9,758

Operating loss	(5,505)	(5,917)
Interest income and other:
Interest income, net	697	692

Total interest income and other	697	692

Net loss	$(4,808)	$(5,225)

Basis of preparation of projected 2005 and 2006 statements of operations, ANALOG BUSINESS PLUS DEVELOPMENT COSTS, BUT NO SALES, OF BROADBAND
      Key material hypothetical assumptions on which basis the above statement was prepared from historical statement of operations for the year ended December 31, 2004 are:

a) There will be no sales to CEC. CEC was one of the major Company’s Chinese customers which notified the Company in Q3 2004 that it no longer would purchase any Beamer product.

b) All product lines unit sales increase 20% for each of 2005 and 2006 years from historical 2004 unit sales (excluding sales to CEC).

c) There are no changes in product mix and there are no new types of products sold compared to the historical 2004 product mix.

d) Sold units are valued using standard costs (that approximate actual cost) as of December 31, 2004. There are no inventory reserve releases in COGS in relation to sold or disposed inventory previously written off.

e) The retail price for the BMTV and BM80 products decreases by $25 and for the VistaFrame products by $50 compared to historical average prices during the year ended December 31, 2004.

f) Operating expenses increase by 5% for each of 2005 and 2006 years from historical 2004 operating expenses. Additionally, sales and marketing costs increase by $150,000 for each of 2005 and 2006 years.

g) Broadband development starts in 2005 at overall incremental development cost $1 million with one-third of the cost incurred in 2005 and two-thirds of the cost incurred in 2006.

h) Interest income, net primarily represents interest income on cash equivalents and short-term investments, and no collection of the $5.0 million note receivable which matured during April 2005.
      None of these assumptions may be realized and they are inherently subject to significant business economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the company’s control. Accordingly, the assumptions made in preparation of above projection may not prove accurate, and actual results may materially differ. In addition, the projections do not take into account of the transaction contemplated by the proposed acquisition of the company. Readers are cautioned not to place undue reliance on this data.

VIALTA, INC.
STATEMENT OF OPERATIONS
ANALOG AND BROADBAND SALES

	2005E	2006E

	(In thousands)
Revenue, net	$12,166	$26,600
Cost of goods sold	8,966	20,759

Gross profit	3,201	5,841

Operating expenses:
Engineering and development	1,309	1,375
BroadBand Development	333	667
Sales and marketing	2,262	2,675
General and administrative	4,802	5,042

Total operating expenses	8,706	9,758

Operating loss	(5,505)	(3,917)
Interest income and other:
Interest income, net	697	725

Total interest income and other	697	725

Net loss	$(4,808)	$(3,192)

MARKET PRICE AND DIVIDEND INFORMATION
      Vialta common stock is traded on the OTC Bulletin Board under the symbol “VLTA.” On March 7, 2005, there were approximately 329 stockholders of record of Vialta common stock.
      The following table sets forth the high and low bid prices for the common stock as reported by the OTC Bulletin Board during the periods indicated. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High	Low

Fiscal 2003:
First Quarter ended March 31, 2003	$0.45	$0.30
Second Quarter ended June 30, 2003	$0.51	$0.28
Third Quarter ended September 30, 2003	$0.49	$0.33
Fourth Quarter ended December 31, 2003	$0.81	$0.35
Fiscal 2004:
First Quarter ended March 31, 2004	$0.70	$0.32
Second Quarter ended June 30, 2004	$0.39	$0.32
Third Quarter ended September 30, 2004	$0.35	$0.23
Fourth Quarter ended December 31, 2004	$0.25	$0.16
Fiscal 2005:
First Quarter ended March 31, 2005	$0.34	$0.20
Second Quarter (through April 21, 2005)	$0.34	$0.34
      The closing sale price for shares of the common stock on the OTC Bulletin Board on March 28, 2005, the last trading day before Vialta announced the proposal by the participating stockholders, was $0.22 per share. Stockholders should obtain a current market quotation for the common stock before making any decision with respect to the merger.
      Vialta has never declared or paid a cash dividend on its common stock and does not plan to pay any cash dividends on its common stock in the foreseeable future. Under the merger agreement, Vialta has agreed not to pay dividends on its common stock before the effective time of the merger.
RECENT TRANSACTIONS AND PRIOR STOCK PURCHASES
      There have been no transactions in the common stock of Vialta effected within 60 days of the date of this proxy statement by Vialta, or, to Vialta’s knowledge, any of the executive officers or directors of Vialta (other than Mr. Chan). To Vialta’s knowledge, the only transaction in Vialta common stock effected by the participating stockholders within 60 days of the date of this proxy statement was the contribution of their shares to Victory and their commitment to contribute any shares acquired before the effective time of the merger in accordance with the terms of the contribution agreement. None of the participating stockholders has purchased common stock of Vialta during the past two years, to Vialta’s knowledge, nor has Vialta repurchased any of its common stock during the past two years.
      Vialta has not made an underwritten offering of its common stock for cash at any time prior to the date of this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
      The following table sets forth certain information at May 10, 2005 regarding the beneficial ownership of Vialta common stock by each director, each person known by Vialta to own beneficially more than 5% of Vialta common stock (including any “group” as set forth in Section 13(d)(3) of the Exchange Act), each named executive officer (as defined in Item 402(a)(3) of Regulation S-K), and all directors and current executive officers as a group based upon information furnished by such persons. Except as indicated in the footnotes, the persons listed have sole voting and investment power over the shares beneficially owned.

		Percentage of
Name and Address(1)	Number of Shares	Class Outstanding

Knight Equity Markets, L.P.(2)	8,992,418	11%
545 Washington Blvd., 3rd Floor
Jersey City, NJ 07310
Victory Acquisition Corp.(3)	32,039,840	39%
Fred S.L. Chan(4)	33,658,420	40%
Didier Pietri(5)	3,496,936	4%
George M. Cain(6)	15,000	*
Herbert Chang(7)	49,666	*
Matthew K. Fong(8)	95,974	*
Michael S. Dubester(9)	15,000	*
William Scharninghausen(10)	165,208	*
Yin-Wu Chen(11)	180,000	*
All executive officers and directors as a group (8 persons)	37,676,204	43%

*	The amount shown is less than 1% of the outstanding shares of such class.

(1)	Unless otherwise indicated, the address for each beneficial owner is c/o Vialta, Inc., 48461 Fremont Boulevard, Fremont, CA 94538.

(2)	Based on a filing with the Securities and Exchange Commission on May 10, 2005 indicating beneficial ownership as of May 10, 2005.

(3)	The address for Victory Acquisition Corp. is 19770 Stevens Creek Blvd., Cupertino, CA 95014. The participating stockholders have acted as a group in contributing their Vialta shares to Victory in connection with the proposed merger and may therefore be deemed as a group to have beneficial ownership of the entire 32,039,840 shares of Vialta stock held by Victory. See “SPECIAL FACTORS — Interests of Certain Persons in the Merger.”

(4)	Includes all shares held by Victory Acquisition Corp., an entity controlled by Mr. Chan, and 1,618,580 shares which Mr. Chan has the right to acquire on or within 60 days of May 10, 2005 through the exercise of options. All of the options will be cancelled in connection with the merger.

(5)	Includes 3,437,500 shares which Mr. Pietri has the right to acquire on or within 60 days of May 10, 2005 through the exercise of options.

(6)	Includes 15,000 shares which Mr. Cain has the right to acquire on or within 60 days of May 10, 2005 through the exercise of options.

(7)	Includes 49,666 shares which Mr. Chang has the right to acquire on or within 60 days of May 10, 2005 through the exercise of options.

(8)	Includes 15,000 shares which Mr. Fong has the right to acquire on or within 60 days of May 10, 2005 through the exercise of options.

(9)	Includes 15,000 shares which Mr. Dubester has the right to acquire on or within 60 days of May 10, 2005 through the exercise of options.

(10)	Includes 165,208 shares which Mr. Scharninghausen has the right to acquire on or within 60 days of May 10, 2005 through the exercise of options.

(11)	Includes 180,000 shares which Mr. Chen has the right to acquire on or within 60 days of May 10, 2005 through the exercise of options.
      The sole director and executive officer of Victory Acquisition Corp. is Fred S.L. Chan. His ownership of Vialta common stock is set forth above.
FUTURE STOCKHOLDER PROPOSALS
      Under Vialta’s bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise properly brought before the meeting by or at the direction of the board of directors or by an eligible stockholder who has delivered written notice to Vialta’s Corporate Secretary not less than 120 days prior to the date that Vialta’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders.
      If the merger is completed, there will be no public participation in any future meetings of stockholders of Vialta. However, if the merger is not completed, Vialta’s stockholders will continue to be entitled to attend and participate in Vialta stockholders’ meetings. If the merger is not completed, Vialta’s 2006 annual meeting will be delayed. Vialta will inform its stockholders, by press release or other means determined reasonable by Vialta, of the date by which stockholder proposals must be received by Vialta for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.
STOCKHOLDERS SHARING THE SAME ADDRESS
      Some banks, brokers and other nominees are participating in the practice of “householding” proxy statements and annual reports. This means that only one proxy statement and set of accompanying materials is being delivered to multiple security holders sharing an address. Vialta will deliver, promptly upon written or oral request, a separate copy of this proxy statement and accompanying materials to a security holder at a shared address to which a single copy of the documents was delivered. A security holder who wishes to receive a separate copy of the proxy statement and accompanying materials now or in the future, or security holders sharing an address who are receiving multiple copies of proxy materials and wish to receive a single copy of such materials, should submit a written request to Director of Finance, Vialta, Inc., 48461 Fremont Boulevard, Fremont, CA 94538 or call 510-870-3068.
WHERE YOU CAN FIND MORE INFORMATION
      Vialta files annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. Vialta’s SEC filings made electronically through the SEC’s EDGAR system are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document Vialta files with the SEC at the SEC’s public reference room located at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the operation of the public reference room.
      Vialta and Victory Acquisition Corp. have filed with the SEC a Schedule 13E-3 with respect to the proposed merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above.
      In some cases, the SEC allows Vialta to “incorporate by reference” information that it files with the SEC in other documents into this proxy statement. This means that Vialta can disclose important information to you, where permitted, by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement.

      Vialta incorporates by reference into this proxy statement the following documents that it filed with the SEC under the Exchange Act:

•	Annual Report on Form 10-K, for the year ended December 31, 2004, a copy of which is attached to this proxy statement as Annex I

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, a copy of which is attached to this proxy statement as Annex J.
      Vialta undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, by first class mail or other equally prompt means, within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference into this proxy statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. You may obtain copies of documents incorporated by reference by requesting them in writing or by telephone from
Finance Department
Vialta, Inc.
48461 Fremont Boulevard
Fremont, California 94538
Telephone: (510) 870-3088
      Vialta will deliver such requested documents to you by first class mail or equally prompt means within one business day of receipt of such request.
      This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of Vialta since the date of this proxy statement or that the information herein is correct as of any later date.
      Victory Acquisition Corp., Fred S.L. Chan and the other participating stockholders have supplied, and Vialta has not independently verified, the information in this proxy statement related to Victory Acquisition Corp., Fred S.L. Chan and the other participating stockholders.
      Stockholders should not rely on information other than that contained or incorporated by reference in this proxy statement. Vialta has not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated                     , 2005. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary. Notwithstanding the foregoing, in the event of any material change in any of the information previously disclosed, Vialta will, where relevant and if required by applicable law, (1) update such information through a supplement to this proxy statement and (2) amend the Transaction Statement on Schedule 13E-3 filed in connection with the merger, in each case, to the extent necessary.

Execution Copy
Annex A
AGREEMENT AND PLAN OF REORGANIZATION
      THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is entered into as of this 28th day of March, 2005 by and between, Victory Acquisition Corp., a Delaware corporation (“Newco”), and Vialta, Inc., a Delaware corporation (“Target”). Capitalized terms not defined in the body of this Agreement shall have the meaning ascribed to them on Exhibit A.
RECITALS
      A. The parties intend that, subject to the terms and conditions hereinafter set forth, Newco will merge with and into Target in a statutory merger (the “Merger”), with Target to be the surviving corporation, all pursuant to the terms and conditions of this Agreement and a Certificate of Merger substantially in the form of Exhibit B (the “Certificate of Merger”) and the applicable provisions of the laws of the State of Delaware. Upon the effectiveness of the Merger, all outstanding capital stock of Newco (“Newco Stock”) will be converted into capital stock of Target as the surviving corporation of the Merger.
      B. All outstanding shares of Newco are owned by Fred S.L. Chan and certain family members and trusts for the benefit of Mr. Chan and his family. Newco has been formed solely to facilitate and effect this Merger with Target, with the existence of Newco to be transitory and discontinued upon the consummation of the Merger. Newco will conduct no business prior to the Merger. Newco has pledged to Target, to secure Newco’s obligations under this Agreement, all shares of Target’s common stock owned or controlled by Newco pursuant to the Pledge Agreement dated as of an even date hereof and attached as Exhibit C hereto (the “Pledge Agreement”).
      C. The Merger is intended for federal income tax purposes to be treated as a redemption of the shares of Target Common Stock outstanding immediately prior to the Effective Time (other than Target shares held by Newco contributed to Newco shortly prior to the Closing Date by those stockholders of Target who will continue as stockholders of Target after the Merger), pursuant to Section 302 of the Code.
      D. Following the Merger, Target will no longer be a reporting company pursuant to Section 12 of the Exchange Act.
      E. The Board of Directors of Target and the Special Committee appointed by the Board of Directors of Target (the “Special Committee”): (i) has determined that the Merger is advisable and fair to, and in the best interests of, Target and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has determined to recommend that the stockholders of Target adopt and approve this Agreement and approve the Merger. In addition, the Special Committee has received the opinion of Salem Partners LLC that the Merger is fair from a financial point of view to Target and its stockholders (other than Mr. Chan and his Affiliates).
      In consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties agree as follows:
      1. PLAN OF REORGANIZATION
      1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, Newco will be merged with and into Target, with Target as the Surviving Corporation in the Merger, pursuant to this Agreement and the Certificate of Merger and in accordance with applicable provisions of the laws of the State of Delaware, and the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Newco and Target shall vest in the Surviving Corporation, and all debts, liabilities and duties of Newco and Target shall become the debts, liabilities and duties of the Surviving Corporation.

      1.2 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Newco, Target or the holders of any of the following securities:

1.2.1 Certain Defined Terms. The term “Merger Consideration” shall mean $0.36 per share of Target Common Stock in cash.

1.2.2 Conversion of Newco Stock. Each share of Newco capital stock immediately prior to the Effective Time (the “Newco Stock”) will be cancelled and extinguished and automatically converted into the right to receive one share of Common Stock of the Surviving Corporation.

1.2.3 Cancellation of Newco Stock. Each share of Target Common Stock held by Newco or its officers, directors, stockholders or Affiliates immediately prior to the Effective Time (the “Newco Target Stock”) shall automatically be cancelled and retired and shall cease to exist, and no cash or other stock consideration shall be delivered or deliverable in exchange therefor.

1.2.4 Cancellation of Treasury Stock. Each share of Target Common Stock held by Target or any Subsidiary (as defined below) of Target (“Treasury Stock”) shall automatically be cancelled and retired and shall cease to exist, and no cash or other stock consideration shall be delivered or deliverable in exchange therefor.

1.2.5 Conversion of Other Shares. Subject to Section 1.3, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time, other than shares of Newco Target Stock and shares of Treasury Stock, will be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration in cash upon compliance with the procedures contemplated in Section 6.2 hereof.

1.2.6 Options. At the Effective Time, each holder of a then outstanding vested option which is then exercisable to purchase shares of Target Common Stock (“Target Options”) (other than options held by Newco, its officers, directors, stockholders or Affiliates immediately prior to the Effective Time (“Newco Options”) which shall be cancelled) shall automatically be cancelled and converted into the right to receive in settlement thereof and net of applicable withholding taxes, cash in an amount equal to the product of (i) the Merger Consideration minus the applicable exercise price per share of such Target Options multiplied by (ii) the number of vested shares of Target Common Stock that such option may purchase upon exercise. If and to the extent required by the terms of the plans governing such options or the option granted thereunder, Target shall use its reasonable efforts to obtain the consent of each holder of outstanding options to the foregoing treatment of such options. At the Effective Time, each unvested Target Option shall automatically be terminated without further rights.
      1.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any shares of Target Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law or California Law, as applicable, shall not be converted into or represent a right to receive the Merger Consideration as provided in Section 1.2.5 but instead at the Effective Time (or at such later time) shall be converted into the right to receive only such consideration as may be determined to be due with respect to such Dissenting Shares under Section 262 of the Delaware Law or Chapter 13 of the California Law, as applicable. From and after the Effective Time, a holder of Target Common Stock that becomes a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of shares of Target Common Stock who demands appraisal under Delaware Law and/or the California Law, as applicable, shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of (i) the Effective Time and (ii) the occurrence of such withdrawal or loss, such holder’s shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive its portion of the Merger Consideration as provided in Section 1.2.5 without interest thereon, upon surrender of the certificate representing such shares pursuant to Section 6.2(b).

      1.4 Other Effects of the Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (a) the Certificate of Incorporation of Target shall be amended in its entirety to read as set forth in Exhibit D hereto, (b) the Bylaws of Newco will be the Bylaws of the Surviving Corporation, and (c) the Board of Directors and officers of Newco will become the Board of Directors and officers of the Surviving Corporation.
      1.5 Further Assurances. Target agrees that if, at any time after the Effective Time, the Surviving Corporation considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of Target or Newco, the Surviving Corporation and its proper officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, in the name of Target or Newco.
      1.6 Tax Treatment. The Merger is intended to be treated for federal income tax purposes as a redemption of the shares of Target Common Stock (other than Newco Stock), pursuant to Section 302 of the Code. Cash payable to stockholders of Target, other than Newco, will be subject to taxable treatment under the Code. Shares of Newco held by stockholders of Newco (received by them in exchange for the contribution of an equal number of Target shares) will be exchanged for shares of Target in the Merger, and will be treated as continuing interests in Target.
      1.7 Proxy Statement and Schedule 13E-3.

1.7.1 As promptly as practicable after the execution of this Agreement, Target and Newco shall cooperate and promptly prepare and file with the Securities and Exchange Commission (“SEC”) a proxy statement relating to the meeting of Target’s stockholders to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”), a joint Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”) with respect to the Merger and any other filings made by or required to be made by Target with the SEC other than the Proxy Statement and Schedule 13E-3 (the “Other Filings”), if any. The respective parties shall cause the Proxy Statement, the Schedule 13E-3 and any Other Filings to comply as to form in all material respects with the applicable provisions of the Exchange Act, including Regulation 14A and Rule 13e-3 thereunder, and any other applicable laws. The respective parties, after consultation with the other, will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement, the Schedule 13E-3 and any Other Filings. Target and Newco shall furnish to each other all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions and the preparation of the Proxy Statement, the Schedule 13E-3 and any Other Filings.

As promptly as practicable after the clearance of the Proxy Statement and the Schedule 13E-3 by the SEC, Target shall mail the Proxy Statement to its stockholders (or, if the SEC chooses not to review the Proxy Statement and the Schedule 13E-3, within 10 days after the date that the SEC notifies Target that it will not review the Proxy Statement). The Proxy Statement shall include the recommendation of the Target Board of Directors and the Special Committee that adoption of the Merger Agreement by Target’s stockholders is advisable and that Target Board of Directors and the Special Committee has determined that the Merger is fair to, and in the best interests of, Target Stockholders other than Mr. Chan, Newco and their Affiliates, subject to Target Board of Directors or the Special Committee’s right to withdraw, modify or amend such recommendation if Target Board of Directors or the Special Committee, as applicable, determines in good faith, after receipt of the advice of its outside counsel, that such action is necessary for Target Board of Directors and the Special Committee to comply with their fiduciary duties under applicable law.

No amendment or supplement to the Proxy Statement, the Schedule 13E-3 or any Other Filings will be made by Target without the approval of Newco, which shall not be unreasonably delayed or withheld. Target will advise Newco promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

1.7.2 Each of the parties agrees to use its reasonable efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Proxy Statement, the Schedule 13E-3 and the Other Filings. Each party agrees promptly to supplement, update and correct any information provided by it for use in the Proxy Statement, the Schedule 13E-3 and the Other Filings to the extent that it is or shall have become incomplete, false or misleading. If at any time prior to the Effective Time, any event or circumstance relating to Newco or its officers and directors, should be discovered by Newco which should be set forth in an amendment to the Proxy Statement, the Schedule 13E-3 or Other Filings, Newco shall promptly inform Target. If at any time prior to the Effective Time, any event or circumstance relating to Target, or its officers or directors, should be discovered by Target which should be set forth in an amendment or a supplement to the Proxy Statement, any Other Filing or the Schedule 13E-3, Target shall promptly inform Newco.

      1.8 Stockholders’ Meeting. Subject to Section 1.7 hereof, in accordance with Target’s certificate of incorporation and by-laws, Target shall call and hold a meeting of its stockholders (including any adjournment thereof, the “Target Stockholders’ Meeting”) as promptly as practicable for the purpose of voting upon the approval of the Merger, and Target shall use its reasonable efforts to hold Target Stockholders’ Meeting as promptly as practicable after the date on which the Proxy Statement is cleared by the SEC. Notwithstanding the foregoing, Target may adjourn, delay, cancel or not call or hold the Target Stockholders’ Meeting at any time before the vote of stockholders at the Target Stockholders’ Meeting is taken with regard to the Merger and this Agreement, if Target’s Board of Directors or the Special Committee withdraws, modifies or amends its recommendation in accordance with Section 1.7.1 hereof or determines in accordance with Section 1.7.1 that it is required by its fiduciary duties or applicable law to notify the Target Stockholders of any Acquisition Proposal prior to the taking of such vote.
      2. REPRESENTATIONS AND WARRANTIES OF TARGET
      Target hereby represents and warrants that, except as set forth on the Target Disclosure Letter delivered to Newco herewith:

2.1 Organization and Good Standing. Target and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has the corporate or other power and authority to carry on its business as now conducted, and is qualified as a foreign corporation in each jurisdiction listed on Section 2.1 of the Target Disclosure Letter. Except as listed on Section 2.1 of the Target Disclosure Letter, Target does not own or lease any real property, has no employees in, and does not maintain a place of business in any foreign country or in any state of the United States other than California.

2.2 Power, Authorization and Validity.

2.2.1 Power and Capacity. Target has the corporate power and authority to enter into and, subject to the approval of this Agreement by the requisite holders of the issued and outstanding shares of Target Common Stock as required by applicable law and this Agreement, perform its obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly and validly approved and authorized by Target’s Board of Directors as required by applicable law and Target’s certificate of incorporation and bylaws.

2.2.2 No Filings. No filing, authorization or approval, governmental or otherwise, by Target is necessary to enable Target to enter into, and to perform its obligations under, this Agreement, except for (a) the filing of the Certificate of Merger with the Delaware Secretary of State, and the filing of appropriate documents with the relevant authorities of other states in which Target is qualified to do business, if any, (b) such filings as may be required to comply with federal and state securities laws, (c) compliance with Section 1203 of California Law and (d) the approval of the holders of a majority of the issued and outstanding shares of Target Common Stock of the transactions contemplated hereby.

2.2.3 Binding Obligation. Subject to approval of this Agreement and the Merger by the requisite vote of the stockholders of Target, this Agreement is, assuming this Agreement constitutes valid and binding obligations of Newco, valid and binding obligations of Target enforceable in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

2.3 Capitalization.

2.3.1 Authorized and Outstanding Capital Stock. The authorized capital stock of Target consists of 400,000,000 shares of Common Stock, $0.001 par value, of which 83,052,852 shares are issued and outstanding, as of March 7, 2005. All issued and outstanding shares of Target Common Stock have been duly authorized and were validly issued, are fully paid and nonassessable, are not subject to any right of rescission, are not subject to preemptive rights by statute, the Certificate of Incorporation or Bylaws of Target, or any agreement or document to which Target is a party or by which it is bound and have been offered, issued, sold and delivered by Target in compliance with all registration or qualification requirements (or applicable exemptions therefrom) of applicable federal and state securities laws. There is no liability for dividends accrued but unpaid with respect to Target’s outstanding securities.

2.3.2 Options/Rights. Except as disclosed in Section 2.3.2 of the Target Disclosure Letter, there are no shares of preferred stock, stock appreciation rights, options, warrants, calls, rights, commitments, conversion privileges or preemptive or other rights or agreements outstanding to purchase or otherwise acquire any of Target’s capital stock or any securities or debt convertible into or exchangeable for shares of Target capital stock or obligating Target to grant, extend or enter into such option, warrant, call, commitment, conversion privileges or preemptive or other right or agreement. Section 2.3.2 of the Target Disclosure Letter sets forth a true and complete list of each outstanding option to acquire shares of Target Common Stock, the exercise price thereof, the vesting schedule therefor.

2.4 Subsidiaries. Except for the Subsidiaries of Target listed on Section 2.4 of the Target Disclosure Letter (collectively the “Subsidiaries” and each a “Subsidiary”), each of which is wholly-owned by Target, Target does not have any subsidiaries or any interest, direct or indirect, in any corporation, partnership, joint venture or other business entity.

2.5 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of Target or any Subsidiary, as currently in effect, (b) in any material respect, any material instrument or contract to which Target or any Subsidiary is a party or by which Target or any Subsidiary is bound or (c) subject to the filings or other compliance contemplated by Section 2.2.2 any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Target or any Subsidiary or their respective assets or properties.

2.6 Litigation. As of the date hereof and except as disclosed on Section 2.6 of the Target Disclosure Letter, to the knowledge of Target, there is no action, proceeding, claim or investigation pending against Target or any Subsidiary before any court or administrative agency. As of the date hereof, there is not outstanding against Target or any of it Subsidiaries or any of their properties any judgment, writ or decree.

2.7 Taxes. Except as disclosed on Section 2.7 of the Target Disclosure Letter, Target and each of its Subsidiaries has filed all federal, state, local and foreign tax returns required to be filed, has paid all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments. Neither Target nor any Subsidiary is delinquent in the payment of any tax or is delinquent in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed in writing which have not been paid. No tax return of Target or any Subsidiary is currently being audited by the Internal Revenue Service or any state taxing agency or authority. For the purposes of this Section, the terms “tax” and “taxes” include all federal, state, local and foreign income, gains, franchise, excise, property, sales, use, employment, license, payroll, occupation, recording, value added or transfer taxes, governmental charges, fees, levies or assessments (whether payable directly or by withholding), and, with respect to such taxes, any estimated tax, interest and penalties or additions to tax and interest on such penalties and additions to tax.

2.8 Title to Properties. Target has good and marketable title to all of its assets as shown on the balance sheet filed with its most recent periodic filing with the SEC under the Exchange Act (the “Balance Sheet”), free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable). All machinery and equipment included in such properties is in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which Target or any Subsidiary is a party are fully effective and afford Target or the Subsidiary peaceful and undisturbed possession of the subject matter of the lease.

2.9 Contracts and Commitments. Neither Target nor any Subsidiary is in default in any material respect under any contract that is material to the business of Target or a Subsidiary.

2.10 Intellectual Property. Target and the Target Subsidiaries own, or have the right to use, all material Intellectual Property Rights (as defined below) required for the conduct of their respective businesses as presently conducted (such Intellectual Property Rights being hereinafter collectively referred to as the “Target IP Rights”). There are no material royalties, honoraria, fees or other payments payable by Target to any person by reason of the ownership, use, license, sale or disposition of the Target IP Rights (other than as set forth in Section 2.10 of the Target Disclosure Letter). To the Knowledge of Target, neither the manufacture, marketing, license, sale or intended use of any product currently licensed or sold by Target or any of the Target Subsidiaries violates any license or agreement between Target or any of the Target Subsidiaries and any third party or infringes any Intellectual Property Right of any other party. Target has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all material Target IP Rights. All current officers, employees and consultants of Target and each Subsidiary have executed and delivered to Target or the Subsidiary an agreement regarding the protection of proprietary information and the assignment to Target or the Subsidiary of all Intellectual Property Rights arising from the services performed for Target or the Subsidiary by such persons. Exhibit 2.10 to the Target Disclosure Letter sets forth a true and complete list of each material (i) patent and patent application, (ii) copyright registration and copyrights registration application; (iii) each trademark registration and trademark registration application and (iv) each domain name, in each case pursuant to federal, state and foreign laws owned or filed on behalf of Target or any of its Subsidiaries. To the Knowledge of Target, as of the date hereof, no person is infringing Target’s Intellectual Property Rights. As used herein, the term “Intellectual Property Rights” shall mean all worldwide industrial and intellectual property rights, including patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, domain names, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, all source and object code, algorithms, architecture, structure, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above, including manuals, memoranda and records.

2.11 Compliance with Laws. Target and each of its Subsidiaries has complied in all material respects with all applicable laws, ordinances, regulations, and rules, and all orders, writs, injunctions, awards, judgments, and decrees applicable to it or to the assets, properties, and business thereof (the violation of which would have a material adverse effect upon its business), including: (a) all applicable federal and state securities laws and regulations, (b) all applicable federal, state, and local laws, ordinances, regulations, and all orders, writs, injunctions, awards, judgments, and decrees pertaining to (i) the sale, licensing, leasing, ownership, or management of its owned, leased or licensed real or personal property, products and technical data, (ii) employment and employment practices, terms and conditions of employment, and wages and hours and (iii) safety, health, fire prevention, environmental protection, toxic waste disposal, building standards, zoning and other similar matters, (c) the Export Administration Act and regulations promulgated thereunder and all other laws, regulations, rules, orders, writs, injunctions, judgments and decrees applicable to the export or re-export of controlled commodities or technical data, (d) the Immigration Reform and Control Act, and (e) the Foreign Corrupt Practices Act. Each of Target and the Subsidiaries has received all material permits and approvals from, and has made all filings with, government agencies and authorities that are necessary in connection with its business as currently conducted.

2.12 Employees, ERISA and Other Compliance.

2.12.1 Neither Target nor any Subsidiary has any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions).

2.12.2 Copies of all Target Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof (including summary plan descriptions) have been filed in a timely manner, together with the three most recent annual reports (Form 5500, including, if applicable, Schedule B thereto) prepared in connection with any such Target Employee Plan. All contributions due from Target or any Subsidiary with respect to any of the Target Employee Plans have been made as required under ERISA or have been accrued on Target’s or any such Target Subsidiary’s financial statements as of the date of the Balance Sheet. Each Target Employee Plan has been maintained substantially in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Target Employee Plans. Target has no Target Pension Plans.

2.12.3 No benefit payable or which may become payable by Target or any Subsidiary pursuant to any Target Employee Plan or as a result of or arising under this Agreement shall constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code.

2.13 No Brokers. Except for the fees and expenses payable by Target to Salem Partners LLC in accordance with that certain letter agreement dated March 3, 2005 and expenses payable by Target to Needham & Co., Inc., neither Target nor any of the Target Stockholders is obligated for the payment of fees or expenses of any investment banker, broker or finder in connection with the origin, negotiation or execution of this Agreement or the Certificate of Merger or in connection with any transaction contemplated hereby or thereby.

2.14 Insurance. Target and its Subsidiaries maintain and at all times during the prior three years have maintained fire and casualty, general liability insurance which it believes to be reasonably prudent for similarly sized and similarly situated businesses. Target and its Subsidiaries have in full force and effect workers’ compensation insurance required in each jurisdiction where any of them is required to maintain such insurance because of its business operations. Target has not received any notification from any carrier issuing any policy under which it is currently the insured a notice of cancellation or of limitation of coverage. Target does not have any claim pending under any insurance policy of Target, and Target has not been denied coverage under any such policy for any claim, asserted in connection with any pending or threatened litigation against Target or for any material claim asserted by Target under any insurance policy in the last year.

2.15 SEC Documents.

2.15.1 SEC Reports. Since January 1, 2003, as of their respective filing dates, or, with respect to registration statements as of their effective dates, and prior to the date of this Agreement, in each case as amended or supplemented, Target’s reports, filings, registration statements and other documents required to be filed by it with the SEC (“Target SEC Documents”) were filed and complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and none of the Target SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected, modified or superseded by a subsequently filed Target SEC Document.

2.15.2 Disclosure Statements. (a) The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Target, at the time such stockholders vote on adoption of this Agreement and at the Effective Time and (b) the Schedule 13E-3 and any Other Filings or any supplement or amendment thereto, at the time of the filing thereof and at the time of any distribution or dissemination thereof, in each case, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 2.15.2 will not apply to statements or omissions included in the Proxy Statement, Schedule 13E-3 or any Other Filings based upon information furnished in writing to Target by or on behalf of Newco or its Affiliates.

2.16 Certain Balance Sheet Items. Section 2.16 of the Target Disclosure Letter sets forth, as of February 28, 2005, Target’s (i) cash and cash equivalents, as defined by GAAP, and (ii) inventory changes through such date from December 31, 2004 (the date of Target’s last physical inventory). Such information is prepared from Target’s books and records in accordance with GAAP.

      3. REPRESENTATIONS AND WARRANTIES OF NEWCO
      Newco hereby represents and warrants that, except as set forth on the Newco Disclosure Letter delivered to Target:

3.1 Organization and Good Standing. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own, operate and lease its properties. Newco has not and will not conduct any business prior to the Effective Time.

3.2 Power, Authorization and Validity.

3.2.1 Newco has the right, power, legal capacity and authority to enter into and perform its obligations under this Agreement, and all agreements to which Newco is or will be a party that are required to be executed pursuant to this Agreement (the “Newco Ancillary Agreements”). The execution, delivery and performance of this Agreement and the Newco Ancillary Agreements have been duly and validly approved and authorized by Newco’s Board of Directors in compliance with applicable law and the certificate of incorporation and bylaws of the Newco.

3.2.2 No filing, authorization or approval, governmental or otherwise, is necessary to enable Newco to enter into, and to perform it obligations under, this Agreement and the Newco Ancillary Agreements, except for the filing of the Certificate of Merger with the Delaware Secretary of State.

3.2.3 This Agreement and the Newco Ancillary Agreements are, or when executed by Newco will be, valid and binding obligations of Newco enforceable in accordance with their respective terms, except as to the effect, if any, of (a) applicable bankruptcy, insolvency and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities; provided, however, that the Certificate of Merger will not be effective until filed with the Delaware Secretary of State.

3.3 No Violation of Existing Agreements. Neither the execution and delivery of this Agreement nor any Newco Ancillary Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach, impairment or violation of (a) any provision of the Certificate of Incorporation or Bylaws of Newco, as currently in effect, (b) in any material respect, any material instrument or contract to which Newco is a party or by which Newco is bound, or (c) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to Newco or its assets or properties.

3.4 Vote Required. All votes or consents of the holders of any of the outstanding shares of capital stock or any other securities of Newco necessary to approve this Agreement or the Merger have been obtained.

3.5 Finders’ Fees. There is no investment banker, broker, finder or other intermediary who might be entitled to any fee or commission from Newco or any of its Affiliates upon consummation of the Merger.

3.6 Additional Contribution. Newco has entered into an Additional Contribution Agreement with Mr. Chan. True and correct copies of the Additional Contribution Agreement have been provided to Target.

3.7 Capitalization. The authorized capital stock of Newco consists of 50,000,000 shares of common stock, $0.0001 par value per share, of which 32,039,840 shares are issued and outstanding as of the date hereof. On the date hereof, Newco and the parties listed on Section 3.7 of the Newco Disclosure letter have entered into the Contribution Agreement, a true and correct copy of which is attached as Exhibit 3.7 hereto, whereby each party thereto contributes all of the Target Common Stock owned, legally or beneficially, by them, as of the date hereof or hereafter through the Effective Time, to Newco. The parties to the Contribution Agreement represent and, as of the Closing Date will represent, all of the legal and beneficial owners of common stock of Newco. Except as set forth on Section 3.7 of the Newco Disclosure Letter, Newco has no liabilities. Newco has good and marketable title to all of its assets, free and clear of all liens, charges, restrictions or encumbrances (other than for taxes not yet due and payable or the pledge of the Newco Target Stock pursuant to the Pledge Agreement).

3.8 Voting. Newco has entered into the Voting Agreement dated as of the date hereof among Newco and Target attached hereto as Exhibit E.

3.9 Information in Securities Filings. All documents required to be filed by Newco or its Affiliates with the SEC in connection with the Merger, and any information supplied by Newco or their Affiliates for inclusion or incorporation by reference in the Proxy Statement, the Schedule 13E-3 and any Other Filings, or any supplement or amendment to any such filings, will not at the respective times when such are filed with the SEC and/or are first published, given or mailed to Target’s stockholders, as the case may be, and at the Effective Time, in each case, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 3.9 will not apply to statements or omissions included in any such filings based upon information furnished in writing by or on behalf of Target.

3.10 Limited Operations of Newco. Newco was formed in 2005 solely for the purpose of engaging in the Merger. Newco has not engaged in any other business activities. Except for (i) obligations or liabilities incurred in connection with its organization and the Merger and (ii) this Agreement and any other agreements and arrangements contemplated hereby or entered into in furtherance hereof, Newco has not incurred any obligations or liabilities or engaged in any business activities.
      4. TARGET PRECLOSING COVENANTS
      During the period from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement as permitted in Section 9.1, Target covenants and agrees as follows:

4.1 Advice of Changes. Target will promptly advise Newco in writing of any change which is expected to have a Material Adverse Effect on Target. Target shall also deliver, promptly when available, to Newco a monthly unaudited balance sheet and statement of operations commencing with the month ending March 31, 2005, which financial statements shall be prepared in the ordinary course of business, in accordance with Target’s books and records and GAAP.

4.2 Maintenance of Business. Except as disclosed in the Target Disclosure Letter, as contemplated by this Agreement or as consented to by Newco, which consent will not be unreasonably delayed or withheld, Target will use reasonable efforts to conduct its business and its relationships with customers, suppliers, employees and others in substantially the same manner as it has prior to the date hereof and will not accelerate or delay the payment or collection of accounts. Without limiting the foregoing, until the Effective Time or earlier termination of this Agreement, except as disclosed in the Target Disclosure Letter or as contemplated by this Agreement, Target will not, and will not permit any of its Subsidiaries to do any of the following, without the prior written consent of the President of Newco, which consent will not be unreasonably withheld or delayed:

(a) Incur any indebtedness for borrowed money except in the ordinary course of business consistent with past practices;

(b) enter into any transaction not in the ordinary course of business;

(c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business consistent with past practice and to an extent which is not material;

(d) dispose of any of its assets except in the ordinary course of business consistent with past practice;

(e) enter into any material lease or contract for the purchase or sale of any property, real or personal;

(f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

(g) pay any bonus, increased salary or special remuneration to any officer, employee or consultant (except for normal salary increases consistent with past practices not to exceed 10% per year and except pursuant to existing arrangements previously disclosed to Newco) or enter into any new employment or consulting agreement with any such person;

(h) change accounting methods, except as required by GAAP or by a governmental authority, or materially revalue any of its assets;

(i) declare, set aside or pay any cash dividend or distribution in respect of capital stock, or redeem or otherwise acquire any of its capital stock;

(j) amend or terminate any contract, agreement or license to which it is a party except those amended or terminated in the ordinary course of business, consistent with past practice, and which are not material in amount or effect;

(k) lend any amount to any person or entity, other than (i) advances for travel and expenses which are incurred in the ordinary course of business consistent with past practice, not material in amount and documented by receipts for the claimed amounts or (ii) any loans pursuant to the Target 401(k) Plan;

(l) guarantee or act as a surety for any obligation except for the endorsement of checks and other negotiable instruments in the ordinary course of business, consistent with past practice, which are not material in amount;

(m) waive or release any material right or claim except in the ordinary course of business, consistent with past practice;

(n) issue or sell any shares of its capital stock of any class (except upon the exercise of an option or warrant currently outstanding), or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock, or accelerate the vesting of any outstanding option or other security;

(o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

(p) merge, consolidate or reorganize with, or acquire any entity;

(q) amend its Certificate of Incorporation or Bylaws;

(r) license any of its technology or intellectual property except on a non-exclusive basis and in the ordinary course of business consistent with past practice;

(s) change any tax election, agree to any audit assessment by any tax authority, settle any tax dispute or liability, or file any federal or state income or franchise tax return outside of the ordinary course of business;

(t) change any insurance coverage or permit any coverage in force to lapse, or issue any certificates of insurance;

(u) take any action with the intention directly or indirectly to adversely impact any transaction contemplated by this Agreement;

(v) unless authorized by the Board of Directors of Target, commence any action at law or in equity or any arbitrations, other than to enforce Target’s rights and remedies under this Agreement; or

(w) agree to do, or permit any Subsidiary to do or agree to do, any of the things described in the preceding clauses 4.3(a) through 4.3(v).

4.3 Regulatory Approvals. Target will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign which may be reasonably required, or which Newco may reasonably request (at Newco’s sole cost and expense, except with regard to the preparation and distribution of the Proxy Statement and the conduct of the Target special meeting of stockholders to consider the Merger and this Agreement), in connection with the consummation of the transactions contemplated by this Agreement. Target will use its reasonable efforts to obtain all such authorizations, approvals and consents.

4.4 Necessary Consents. Target will use its reasonable efforts to obtain such written consents and take such other actions as may be necessary to allow the consummation of the transactions contemplated hereby.

4.5 Litigation. Target will notify Newco in writing promptly after learning of any material actions, suits, proceedings or investigations by or before any court, board or governmental agency, initiated against it or any Subsidiary, or to the Knowledge of Target threatened against it or any Subsidiary after the date of this Agreement.

4.6 Access to Information. Target will allow Newco and its agents reasonable access the files, books, records and offices of Target and each Subsidiary, including, any and all information relating to Target’s taxes, commitments, contracts, leases, licenses, and real, personal and intangible property and financial condition. Target will cause its accountants to cooperate with Newco and its agents in making available all financial information reasonably requested, including the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

4.7 Target Dissenting Shares. As promptly as practicable after the date of the Target Stockholders’ Meeting and prior to the Closing Date, Target shall furnish Newco with the name and address of each holder of Dissenting Shares and the number of Dissenting Shares owned by such Target Dissenting Stockholder. Surviving Corporation shall take all steps required pursuant to Chapter 13 of the California Law, to mail to each stockholder of Target, as required, in a timely manner, a notice of the approval of the Merger and containing such additional information as required pursuant to Chapter 13 of the California Law.

4.8 Satisfaction of Conditions Precedent. Subject to the fiduciary obligations of Target, the Board of Directors and the Special Committee, Target will use its reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 8, and Target will use its reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary on its part in order to effect the transactions contemplated hereby.

4.9 Section 16 Matters. Prior to the Effective Time, Target shall take action (in accordance with that certain no-action letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom) designed to provide that the treatment of Target Options will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act.

4.10 Other Proposals. Prior to Target Board of Directors or Special Committee, after receiving an Acquisition Proposal, withdrawing or modifying its approval or recommendation of this Agreement or the Merger or adjourning or canceling any scheduled meeting of stockholders of Target to consider this Agreement or the Merger, approving or recommending an Acquisition Proposal, or entering into an agreement with respect to an Acquisition Proposal, Target shall provide Newco with a written notice (a “Notice of Acquisition Proposal”) advising Newco of the Acquisition Proposal, specifying the material terms and conditions of such Acquisition Proposal and identifying the person making such Acquisition Proposal, and neither Target nor any Subsidiary shall enter into an agreement with respect to an Acquisition Proposal until two business days after the first Notice of Acquisition Proposal with respect to a given third party was given to Newco.

4.11 Available Cash. Target shall deliver to Newco, two business days prior to the Closing Date, Target’s written good faith estimate of Target’s cash and cash equivalents as of midnight on the day prior to the Closing Date.

4.12 Resignation of Directors and Officers. Target shall use reasonable efforts to obtain the resignation, as of the Effective Time, of the directors and officers of Target in office immediately prior to the Effective Time as directors and officers of the Surviving Corporation.

      5. NEWCO COVENANTS
      During the period from the date of this Agreement until the Effective Time, Newco covenants and agrees as follows:

5.1 Advice of Changes. Newco will promptly advise Target in writing of any event occurring subsequent to the date of this Agreement that would render any representation or warranty of Newco contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

5.2 Regulatory Approvals. Newco will execute and file, or join in the execution and filing, of any application or other document that may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state, local or foreign, which may be reasonably required, or which Target may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Newco will use its reasonable efforts to obtain all such authorizations, approvals and consents.

5.3 Satisfaction of Conditions Precedent. Newco will use its reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 7, and Newco will use its reasonable efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

5.4 Indemnification; Insurance. At all times following the Merger, the Surviving Corporation shall indemnify all present and former directors or officers of Target and its Subsidiaries (“Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, penalties or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters, existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, by reason of the fact of such Indemnified Party’s service as a director or officer of Target or any of its Subsidiaries, except to the extent it is determined in a final, non-appealable determination by a court of competent jurisdiction that such indemnification is prohibited by applicable law, to the extent such Costs have not been paid for by insurance and shall, in connection with defending against any action for which indemnification is available hereunder, promptly advance to such Indemnified Parties any reasonable costs and expenses as incurred by or on behalf of such Indemnified Parties; provided that such advance shall be conditioned upon such Indemnified Parties’ agreement promptly to return such amounts if a court of competent jurisdiction shall ultimately determine that indemnification of such Indemnified Parties is prohibited by applicable law. The foregoing rights shall be in addition to any rights to which any Indemnified Party may be entitled by reason of the by-laws or certificate of incorporation of Target or any of its Subsidiaries, any contract and/or any applicable law. Target shall acquire and the Surviving Corporation will maintain (and not cancel or allow to lapse) for a period of not less than six years from the Effective Time Target’s current directors’ and officers’ liability insurance and indemnification policy (or a policy providing substantially similar coverage) (the “D&O Insurance”) for all persons who are directors and officers of Target and its Subsidiaries covered by Target’s D&O Insurance as of the Effective Time. The provisions of this Section are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

5.5 Section 16 Matters. Prior to the Effective Time, Newco shall take action (in accordance with that certain no-action letter, dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom) designed to provide that the treatment of Target Options will qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act.

5.6 Target Common Stock. Newco will, until the Effective Time or the earlier termination of this Agreement, legally and beneficially own all of the shares of Target Common Stock contributed pursuant to the Contribution Agreement. No shareholder of Newco will legally or beneficially own any shares of Target Common Stock other than indirectly through the ownership of Newco Stock.

      6. CLOSING MATTERS
      6.1 The Closing. Subject to termination of this Agreement as provided in Section 9 below, the Closing will take place at the offices of Kaye Scholer LLP, 1999 Avenue of the Stars, Suite 1700, Los Angeles, CA 90067-6048, at 10:00 a.m., Pacific Time on the date that is one business day following receipt of the required Target stockholder approval, or, if all conditions to closing have not been satisfied or waived by such date, one business day after all conditions to closing have been satisfied or waived (such date on which the Closing occurs, the “Closing Date”). Concurrently with the Closing, the Certificate of Merger will be filed in the office of the Delaware Secretary of State. The Certificate of Merger will provide that the Merger shall become effective upon filing or at such later time as may be mutually agreed by Newco and Target.
      6.2 Exchange of Certificates.
      (a) Exchange Agent. Mellon Shareholder Services, or other mutually acceptable entity, shall act as exchange agent (the “Exchange Agent”) in the Merger. Concurrent with the Effective Time, Target shall irrevocably deposit with the Exchange Agent, for the benefit of the holders of shares of Target Common Stock and vested Target Options, and for exchange in accordance with this Agreement and the Certificate of Merger, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to this Agreement and the Certificate of Merger, in exchange for outstanding shares of Target Common Stock and vested Target Options; provided, however, that if Target shall not have sufficient cash to pay the entire Merger Consideration at the Effective Time, then Newco shall, at the Effective Time, deposit into the Exchange Fund an amount of cash equal to the shortfall of such Merger Consideration (“Shortfall”), not to exceed Four Million Dollars ($4,000,000.00). In order to facilitate the deposit by Newco of any such Shortfall, no later than two (2) business days before the projected Closing Date, Target shall deliver to Newco a written statement, signed by its Chief Financial Officer, evidencing the amount of cash and cash equivalents which it then has on hand and the amount of any projected Shortfall. Prior to the Effective Time, Target shall provide to the Exchange Agent a list of all holders of vested Target Options, including mailing addresses for such holders contained in Target’s books and records.
      (b) Exchange Procedures. As soon as practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder (other than Newco, its Affiliates, Target, any Target Subsidiary or any holder claiming to hold Dissenting Shares) of record of vested Target Options or a certificate or certificates which immediately prior to the Effective Time represented issued and outstanding shares of Target Common Stock (collectively, the “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such customary form and have such other customary provisions as Target and Newco may agree upon prior to the Closing, including whereby any shares of Target Common Stock surrendered in exchange for the Merger Consideration shall waive any claim as Dissenting Shares) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration multiplied by the number of shares of Target Common Stock represented by such Certificate pursuant to the provisions of this Agreement and the Certificate of Merger, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Target Common Stock which is not registered on the transfer records of Target, the Merger Consideration may be issued to a transferee if the Certificate representing such Target Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 6.2(b), each Certificate (other than Certificates held by Newco, its Affiliates, Target, any Target Subsidiary or any holder claiming to hold Dissenting Shares) shall be deemed, on and after the Effective Time, to evidence only the right to receive Merger Consideration as contemplated by this Agreement and the Delaware Law, or to the extent the shares represented thereby constitute Dissenting Shares, only the right to receive consideration as set forth in Section 1.2. Upon delivery of a duly executed letter of transmittal and such other documents as may be reasonably requested by the Exchange Agent, the holder of Target Options shall be entitled to receive, in cash, the amount determined pursuant to Section 1.2.6 with respect to such holder’s vested Target Options. No interest will accrue on any Merger Consideration payable under this Agreement.
      (c) No Further Ownership Rights in Target Common Stock. All Merger Consideration paid upon the surrender for exchange of shares of Target Common Stock and Target Options in accordance with the terms of this Agreement and the Certificate of Merger shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Target Common Stock and Target Options, respectively. After the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation or Target of the shares of Target Stock or Target Options, which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Target Options are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 6.2 and the Certificate of Merger.
      (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the stockholders of Target twelve months after the Effective Time shall be delivered to Surviving Corporation. Any former stockholders or optionholders of Target who have not theretofore complied with this Section 6.2 and the Certificate of Merger shall thereafter look only to the Surviving Corporation for payment of their claim for Merger Consideration, as determined pursuant to this Agreement.
      (e) No Liability. Neither the Exchange Agent, Newco or Target shall be liable to any holder of shares of Target Common Stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (f) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and the posting of reasonable bond therefor, the lost, stolen or destroyed certificate shall be deemed presented for exchange pursuant to Section 6.2(b).
      7. CONDITIONS TO OBLIGATIONS OF TARGET
      Target’s obligations hereunder are subject to the fulfillment or satisfaction, on and as of the Closing, of each of the following conditions (any one or more of which may be waived by Target, but only in a writing signed by Target):

7.1 Accuracy of Representations and Warranties. Except where the failure of a representation or warranty to be true and correct would not have a Material Adverse Effect, the representations and warranties of Newco set forth in Section 3 (as qualified by the Newco Disclosure Letter) shall be true and accurate in all respects as of the date of this Agreement, and on and as of the Closing, with the same force and effect as if they had been made at the Closing, and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if they had been made at the Closing, and Target shall receive a certificate to such effect executed by Newco’s President and Chief Financial Officer.

7.2 Covenants. Newco shall have performed and complied in all material respects with all of its covenants contained in Section 5 on or before the Closing, and Target shall receive a certificate to such effect signed by Newco’s President and Chief Financial Officer.

7.3 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency or threat thereof, or any other fact or circumstance, which would prohibit, render illegal or enjoin the transactions contemplated by this Agreement.

7.4 Stockholder Approval. This Agreement shall have been validly approved and adopted by the affirmative vote of the holders of a majority of the shares of Target Common Stock outstanding as of the record date for the Target Stockholders’ Meeting.
      8. CONDITIONS TO OBLIGATIONS OF NEWCO
      The obligations of Newco hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by Newco, but only in a writing signed by Newco):

8.1 Accuracy of Representations and Warranties. Except where the failure of a representation or warranty to be true and correct would not have, alone or in the aggregate, a Material Adverse Effect, the representations and warranties of Target set forth in Section 3 (as qualified by the Target Disclosure Letter) shall be true and accurate in all respects as of the date of this Agreement, and on and as of the Closing, with the same force and effect as if they had been made at the Closing, and except for those representations and warranties that address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if they had been made at the Closing, and Newco shall receive a certificate to such effect executed by Target’s President and Chief Financial Officer.

8.2 Covenants. Target shall have performed and complied in all material respects with all of its covenants contained in Section 4 on or before the Closing, and Newco shall receive a certificate to such effect signed by Target’s President and Chief Financial Officer.

8.3 Absence of Material Adverse Change. Since the date of this Agreement, there shall not have been, in the reasonable judgment of the Board of Directors of Newco, any Material Adverse Effect with respect to Target.

8.4 Compliance with Law. There shall be no order, decree, or ruling by any court or governmental agency which would prohibit, render illegal or enjoin the transactions contemplated by this Agreement.

8.5 Legal Opinion. Newco shall have received from counsel to Target an opinion substantially in the form of Exhibit 8.5.

8.6 Available Cash. Target shall not have less than fourteen million five hundred thousand dollars ($14,500,000) in cash and cash equivalents as of midnight on the day prior to the Closing Date.

8.7 Stockholder Approvals. This Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of Target Common Stock outstanding as of the record date for the Target Stockholders’ Meeting.
      9. TERMINATION OF AGREEMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and except as set forth below, whether before or after the requisite approvals of the stockholders of Target or Newco:

(a) by mutual written consent duly authorized by the Boards of Directors of Newco and Target;

(b) by either Target or Newco if the Merger shall not have been consummated by August 13, 2005 for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

(c) by either Target or Newco if a governmental entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by either Target or Newco, if the approval and adoption of this Agreement, and the approval of the Merger, by the stockholders of Target shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Target stockholders duly convened therefor or at any adjournment thereof at which a vote thereon was taken; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to Target where the failure to obtain the Target stockholder approval shall have been caused by the failure of Target to fulfill its obligations under Sections 1.7 or 1.8 and such failure constitutes a material breach by Target of this Agreement;

(e) by Newco (at any time prior to the adoption and approval of this Agreement and the Merger by the required vote of the stockholders of Target) if a Triggering Event shall have occurred;

(f) by Target, upon a breach of any representation, warranty, covenant or agreement on the part of Newco set forth in this Agreement, or if any representation or warranty of Newco shall have become untrue, in either case such that the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Newco’s representations and warranties or breach by Newco is curable by Newco through the exercise of its commercially reasonable efforts, then Target may not terminate this Agreement under this Section 9.1(f) for 30 days after delivery of written notice from Target to Newco of such breach, provided Newco continues to exercise commercially reasonable efforts to cure such breach (it being understood that Target may not terminate this Agreement pursuant to this paragraph (f) if such breach by Newco is cured during such 30-day period, or if Target shall have materially breached this Agreement);

(g) by Newco, upon a breach of any representation, warranty, covenant or agreement on the part of Target set forth in this Agreement, or if any representation or warranty of Target shall have become untrue, in either case such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in Target’s representations and warranties or breach by Target is curable by Target through the exercise of its commercially reasonable efforts, then Newco may not terminate this Agreement under this Section 9.1(g) for 30 days after delivery of written notice from Newco to Target of such breach, provided Target continues to exercise commercially reasonable efforts to cure such breach

(it being understood that Newco may not terminate this Agreement pursuant to this paragraph (g) if such breach by Target is cured during such 30-day period, or if Newco shall have materially breached this Agreement); or

(h) by Target before approval of this Agreement and the Merger by Target Stockholders, if the Board of Directors of Target or the Special Committee determines in good faith, after consultation with outside legal counsel, that failure to terminate the Agreement is necessary for the Board of Directors of Target or the Special Committee to comply with their fiduciary duties under applicable law.

      9.2 Effect of Termination. Any proper termination of this Agreement under Section 9.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Sections 9.2, 9.3, and 11, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.
      9.3 Fees and Expenses.
      (a) General. Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.
      (b) Target Payments. In the event that this Agreement is terminated by Newco pursuant to Section 9.1(e) or by Target pursuant to Section 9.1(h) then Target shall promptly, but in no event later than two days after such termination, pay to Newco the reasonable attorney fees and other actual out of pocket expenses incurred by Newco in connection with the negotiation and preparation of this Agreement and related matters, not to exceed $250,000 in the aggregate. In the event this Agreement is terminated by Newco under Section 9.1(g), and within six (6) months following such termination, the Target consummates an Acquisition Proposal (other than with Newco), the Target shall promptly, but in no event later than two days after the consummation of such Acquisition Proposal, pay to Newco the reasonable attorney fees and other actual out of pocket expenses incurred by Newco in connection with the negotiation and preparation of this Agreement and related matters, not to exceed $250,000 in the aggregate. Target acknowledges that the agreements contained in this Section 9.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Newco would not enter into this Agreement. Accordingly, if the Target fails to pay in a timely manner the amounts due pursuant to this Section 9.3(b), and, in order to obtain such payment, Newco makes a claim that results in a judgment against the Target for the amounts set forth in this Section 9.3(b), Target shall pay to Newco its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.
      10. EFFECT OF CLOSING ON REPRESENTATIONS AND COVENANTS
      10.1 No Survival of Representations. All representations, warranties and covenants of the parties contained in this Agreement will remain operative and in full force and effect, regardless of any investigation made by or on behalf of the parties to this Agreement after the date hereof, until the earlier of the termination of this Agreement or the Closing, whereupon such representations, warranties and covenants will expire (except for covenants that by their terms survive for a longer period).
      11. MISCELLANEOUS
      11.1 Governing Law. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.
      11.2 Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
      11.3 Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.
      11.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, will bear the signatures of both parties reflected hereon as signatories. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.
      11.5 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.
      11.6 Amendment and Waivers. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the Target Stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Target Stockholders without obtaining such further approval.
      11.7 No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.
      11.8 Attorneys’ Fees. Should suit be brought by either party to this Agreement to enforce or interpret any part of this Agreement, the prevailing party will be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal).
      11.9 Notices. Any notice or other communication required or permitted to be given under this Agreement will be in writing, will be delivered personally, facsimile or by registered or certified mail, postage prepaid and will be deemed given upon delivery, if delivered personally, or three days after deposit in the mails, if mailed, to the following addresses:

If to Newco:	Victory Acquisition Corporation
19770 Stevens Creek Blvd.
Cupertino, CA 95014
Attention: President
Facsimile: (408) 343-1018

with a copy to:	Fenwick & West LLP
275 Battery Street, 15th Floor
San Francisco, CA 94111
Attention: Robert Dellenbach
Facsimile: (415) 281-1350

If to Target:	Vialta, Inc.
48461 Fremont Blvd.
Fremont, CA 94538
Attention: Didier Pietri
Facsimile: (510) 870-3099

with a copy to:	Kaye Scholer LLP
1999 Avenue of the Stars, Suite 1700
Los Angeles, CA 90067
Attn: Barry L. Dastin
Facsimile: (310) 788-1200
or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 11.9.
      11.10 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party solely by reason that such party is the claimed drafter thereof. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement that will be considered as a whole. The term “includes” or “including” are not limiting.
      11.11 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.
      11.12 Further Assurances. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances as may be reasonably requested by any other party to evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.
      11.13 Absence of Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights or remedies of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties that are signatories to this Agreement.
      11.14 Public Announcement. Upon execution of this Agreement Newco and Target will issue a press release approved by both parties announcing the Merger. Thereafter, Newco and Target may issue such press releases, and make such other disclosures regarding the Merger, as either determines are required under applicable securities laws or regulatory rules.
      11.15 Confidentiality. Target and Newco each recognize that they have received and will receive confidential information concerning the other during the course of the Merger negotiations and preparations. Accordingly, Newco and Target each agrees (a) to use its respective reasonable efforts to prevent the unauthorized disclosure of any confidential information concerning the other that was or is disclosed during the course of such negotiations and preparations, and is clearly designated in writing as confidential at the time of disclosure, and (b) to not make use of or permit to be used any such confidential information other than for the purpose of effectuating the Merger and related transactions. The obligations of this section will not apply to information that (i) is or becomes part of the public domain, (ii) is disclosed by the disclosing party to third parties without restrictions on disclosure, (iii) is received by the receiving party from a third party without breach of a nondisclosure obligation to the other party or (iv) is required to be disclosed by law. If this Agreement is terminated, all copies of documents containing confidential information shall be returned by the receiving party to the disclosing party.
      11.16 Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the Confidentiality Agreement between Target and Fred S.L. Chan dated February 9, 2005, which Newco expressly agrees hereby to be bound on the same basis as Mr. Chan. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.
[End of page; signatures follow on next page]

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Reorganization as of the date first above written.

“Newco”	“Target”
VICTORY ACQUISITION CORP	VIALTA, INC.
By:	By:

Its:	Its:

[Signature Page to Merger Agreement]

EXHIBIT A
DEFINITIONS
      As used in this Agreement, each of the following terms has the meaning ascribed to it in this Exhibit A
      “Acquisition Proposal” shall mean with respect to Target, any of the following (other than the Merger): (A) any acquisition or purchase from the Target by any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 50% interest in the total outstanding voting securities of the Target or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 50% or more of the total outstanding voting securities of the Target or any of its Subsidiaries or any merger, consolidation, business combination or similar transaction involving the Target pursuant to which the stockholders of the Target immediately preceding such transaction hold less than 50% of the equity interests in the surviving or resulting entity of such transaction or its parent party; (B) any sale, lease, exchange, transfer, license, acquisition, or disposition of all or substantially all of the aggregate fair market value of assets of the Target; or (C) any liquidation or dissolution of Target.
      “Affiliates” shall mean an affiliate as such term is defined under Section 13(d) of the Exchange Act, provided however, it shall not include any officer or director of Target, other than Mr. Chan, in the case of either Mr. Chan or Newco.
      “California Law” shall mean California Corporations Code, as amended.
      “Certificate of Merger” shall have the meaning given to it in Recital A.
      “Code” shall mean the Internal Revenue Code of 1986, as amended.
      “Delaware Law” shall mean Delaware General Corporation Law, as amended.
      “Dissenting Shares” shall mean shares of Target capital stock held as of the Effective Time by a Target stockholder (other than Newco Target Stock) who has not voted such Target capital stock in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with either (i) Section 262 of the Delaware Law or (ii) Section 1300 et seq. of the California Law, and such perfected right was not effectively withdrawn or forfeited.
      “Effective Time” shall mean the filing of the Certificate of Merger with the Secretary of State of Delaware.
      “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
      “ERISA Affiliate” shall mean any entity which is a member of (A) a “controlled group of corporations,” as defined in Section 414(b) of the Code, (B) a group of entities under “common control,” as defined in Section 414(c) of the Code, or (C) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes Target or any Subsidiary.
      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
      “GAAP” shall mean United States generally accepted accounting principles, as applied by Target consistent with past practice.
      “Knowledge” shall mean, with respect to a party hereto and with respect to any matter in question, that any of the executive officers (consisting solely of Didier Pietri and William Scharninghausen with respect to Target) of such party has actual knowledge of such matter, after reasonable inquiry of such matter (including inquiry of Target’s employee, Yin-Wu Chen, by Mr. Pietri).

      “Material Adverse Effect” shall mean, when used in connection with an entity, any change, event, circumstance or effect whether or not such change, event, circumstance or effect is caused by or arises in connection with a breach of a representation, warranty, covenant or agreement of such entity in this Agreement that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, operations or results of operations of such entity taken as a whole with its subsidiaries, except in the case of Target any change, event, circumstance or effect resulting from general changes in economic and financial market conditions, considered alone without regard to any other change, circumstance or effect, (i) changes in conditions (including as a result of changes in laws, including common law, tariffs, export and import laws, rules, and regulations or the interpretations thereof) generally applicable to the telecommunications equipment, consumer electronics, internet telephony or industries that are not unique to Target and its Subsidiaries, (ii) changes resulting from the announcement of the transactions described in this Agreement or the identity of Newco or its Affiliates or from the performance of this Agreement and compliance with the covenants set forth herein, (iii) any change in the trading prices of the Target Common Stock between the date hereof and the Effective Time, (iv) any change in any law or GAAP, which affect entities generally such as Target, (v) any actions taken by Mr. Chan, Newco or any of their Affiliates and (vi) any matters listed on Schedule A of the Target Disclosure Letter, and which, in the cases of clause (i) do not have a disproportionate impact on Target.
      “Merger” shall have the meaning given to it in Recital A.
      “Merger Consideration” shall have the meaning given to it in Section 1.2.1.
      “Newco Stock” shall have the meaning given to it in Recital A.
      “Proxy Statement” shall mean a proxy statement prepared in accordance with the Exchange Act and applicable rules and regulations.
      “Securities Act” shall mean the Securities Act of 1933, as amended, including the rules and regulations thereunder.
      “Surviving Corporation” shall mean the Target as the surviving corporation of the Merger.
      “Target Common Stock” shall mean Common Stock of Target at $0.001 par value.
      “Target Director Plan” shall mean Target’s 2000 Directors Stock Option Plan, as amended and restated.
      “Target Employee Plans” shall mean (i) “employee benefit plan,” as defined in Section 3(3) of ERISA, and (ii) all other written or formal plans or agreements involving direct or indirect compensation or benefits (including any employment agreements entered into between Target or any Subsidiary and any employee of Target or any Subsidiary, but excluding workers’ compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by Target or any Subsidiary under which Target or any Subsidiary or any ERISA Affiliate thereof has any present or future obligation or liability.
      “Target Incentive Plan” shall mean Target’s 1999 Stock Incentive Plan, as amended.
      “Target Options” shall mean the outstanding options to purchase Target Common Stock granted under Target Plans.
      “Target Option Plan” shall mean Target’s 2001 Nonstatutory Stock Option Plan, as amended.
      “Target Pension Plans” shall mean all Target Employee Plans that individually or collectively would constitute an “employee pension benefit plan,” as defined in Section 3(2) of ERISA.
      “Target Plans” shall mean, collectively, Target Incentive Plan, Target Option Plan, and Target Director Plan.
      “Triggering Event” shall be mean, and be deemed to have occurred, if: (i) the Special Committee shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Newco its recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger;

(ii) Target shall have failed to include in the Proxy Statement the recommendation of the Special Committee or the Board of Directors of Target in favor of the adoption and approval of the Agreement and the approval of the Merger; (iii) the Special Committee fails to reaffirm its recommendation in favor of the adoption and approval of the Agreement and the approval of the Merger within 10 business days after Newco requests in writing that such recommendation be reaffirmed at any time following the public announcement of an Acquisition Proposal; (iv) the Special Committee shall have approved or publicly recommended any Acquisition Proposal other than a liquidation or dissolution; (v) Target shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Acquisition Proposal; or (vi) a tender or exchange offer for all of the outstanding securities of Target shall have been commenced by a person unaffiliated with Newco, and Target shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 business days after such tender or exchange offer is first published sent or given, a statement disclosing that Target recommends rejection of such tender or exchange offer.

Annex B
STOCK CONTRIBUTION AGREEMENT
      This Stock Contribution Agreement (this “Agreement”) is made and entered into as of March 28, 2005 by and among Victory Acquisition Corp., a Delaware corporation (the “Company”), and the parties listed on the Schedule of Investors attached to this Agreement as Exhibit A (each hereinafter individually referred to as an “Investor” and collectively referred to as the “Investors”).
      A. The Company has been formed solely to facilitate and effect a statutory merger (the “Merger”) with Vialta, Inc., a Delaware corporation (“Vialta”), under which Vialta will be the surviving corporation, pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated as of March 28, 2005 (“Merger Agreement”). The existence of the Company is transitory and will be discontinued upon the consummation of the Merger. The Company will conduct no business prior to the Merger.
      B. The Investors are holders of the outstanding shares of stock of Vialta set forth on Exhibit A (the “Vialta Shares”). Pursuant to this Agreement, the Investors intend to contribute their Vialta Shares to the Company in exchange for shares of the Company’s Common Stock as set forth on Exhibit A (the “Company Shares”), after which the Investors will hold all of the outstanding shares of the Company’s stock.
      C. The contribution of stock under this Agreement and the Merger are part of an integrated plan for Vialta to redeem the Vialta stock (other than the Vialta Shares). The contribution of stock under this Agreement and the Merger are intended to be treated for tax purposes as a redemption of the shares of Vialta stock outstanding immediately prior to the effective time of the Merger (other than the Vialta Shares), pursuant to Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”).
      NOW THEREFORE, the parties hereby agree as follows:

1. CONTRIBUTION. As part of an integrated plan with the Merger, each Investor hereby contributes such Investor’s Vialta Shares to the Company in exchange for, and in consideration of the issuance of, the Company Shares, as specified on Exhibit A. Each Investor hereby delivers to the Company: (a) the original stock certificate representing such Investor’s Vialta Shares together; and (b) a duly executed Stock Transfer Power and Assignment in the form of Exhibit B. The Company agrees to issue to each Investor a stock certificate representing the number of Company Shares set forth opposite such Investor’s name on Exhibit A. Until the earlier of (i) the Effective Time of the Merger or (ii) the Termination of the Merger Agreement, each Investor agrees that it will contribute to the Company as an additional contribution to capital all Vialta Shares which it acquires (if any) during such period.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to each Investor that the statements in the following paragraphs of this Section 2 are all true and complete:

2.1 Organization, Good Standing, Corporate Power and Qualification. The Company has been duly incorporated and organized, and is validly existing in good standing, under the laws of the State of Delaware. The Company has the requisite corporate power and authority to enter into and perform this Agreement.

2.2 Due Authorization. All corporate action on the part of the Company necessary for (i) the authorization, execution, delivery of, and the performance of all obligations of the Company under, this Agreement and; (ii) the authorization, issuance, reservation for issuance and delivery of all of the Company Shares under this Agreement.

2.3 Valid Issuance. The Company Shares issued under this Agreement will be validly issued, fully paid and nonassessable.

      3. REPRESENTATIONS, WARRANTIES AND CERTAIN AGREEMENTS OF INVESTORS. Each Investor hereby represents and warrants to, and agrees with, the Company, severally and not jointly, that:

3.1 Authorization. This Agreement constitutes such Investor’s valid and legally binding obligation, enforceable in accordance with its terms except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies. Each Investor represents that such Investor has full power and authority to enter into this Agreement.

3.2 Acquisition for Own Account. The Company Shares to be acquired by such Investor hereunder will be acquired for investment for such Investor’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act of 1933, as amended (the “1933 Act”), and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

3.3 No Solicitation. At no time was the Investor presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Company Shares.

3.4 Investment Experience. Such Investor understands that the acquisition of the Company Shares involves substantial risk. Such Investor is an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act and: (i) has experience as an investor in securities of companies in the development stage and acknowledges that such Investor is able to fend for itself, can bear the economic risk of such Investor’s investment in the Company Shares and has such knowledge and experience in financial or business matters that such Investor is capable of evaluating the merits and risks of this investment in the Company Shares and protecting its own interests in connection with this investment and/or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables such Investor to be aware of the character, business acumen and financial circumstances of such persons.

3.5 Restricted Securities. Such Investor understands that the Company Shares are characterized as “restricted securities” under the 1933 Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the 1933 Act and applicable regulations thereunder such securities may be resold without registration under the 1933 Act only in certain limited circumstances. In this connection, such Investor represents that such Investor is familiar with Rule 144 of the U.S. Securities and Exchange Commission (the “SEC”), as presently in effect, and understands the resale limitations imposed thereby and by the 1933 Act. Such Investor understands that the Company is under no obligation to register any of the securities sold hereunder. Such Investor understands that no public market now exists for any of the Company Shares and that it is uncertain whether a public market will ever exist for the Company Shares.

3.6 Further Limitations on Disposition. Without in any way limiting the representations set forth above, such Investor further agrees not to make any disposition of all or any portion of the Company Shares unless and until there is then in effect a registration statement under the 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement. Notwithstanding the foregoing, no such registration statement shall be required: (i) for any transfer of any Company Shares in compliance with SEC Rule 144 or Rule 144A, or (ii) for any transfer of any Company Shares by an Investor that is a partnership or a corporation without payment of consideration to (A) a partner of such partnership or stockholder of such corporation, (B) a controlled affiliate of such partnership or corporation, (C) a retired partner of such partnership who retires after the date hereof, (D) the estate of any such partner or stockholder, or (iii) for the transfer by gift, will or intestate succession by any Investor to his or her spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Section 3 (other than Section 3.4) to the same extent as if the transferee were an original Investor hereunder.

3.8 Legends. It is understood that the certificates evidencing the Company Shares and the Conversion Shares will bear the legends set forth below:

(a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTIONS. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

(b) Any legend required by the laws of the State of California, including any legend required by the California Department of Corporations and Sections 417 and 418 of the California Corporations Code or any other state securities laws.

The legend set forth in (a) above shall be removed by the Company from any certificate evidencing Company Shares upon delivery to the Company of an opinion by counsel, reasonably satisfactory to the Company, that a registration statement under the 1933 Act is at that time in effect with respect to the legended security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Company Shares.

3.9 Title to Vialta Shares. Investor has valid marketable title to the Vialta Shares to be contributed under this Agreement, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest. The Vialta Shares constitute all of the shares of Vialta stock owned or controlled by the Investor.
      4. GENERAL PROVISIONS.

4.1 Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

4.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.

4.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

4.4 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing.

4.5 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the holders of a majority of the outstanding Company Shares issuable hereunder. Any amendment or waiver effected in accordance with this Section shall be binding upon each holder of any Company Shares at the time outstanding, each future holder of such securities, and the Company. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

4.6 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto.

4.11 Entire Agreement. This Agreement, together with all the Exhibits hereto, constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Stock Contribution Agreement as of the date first written above.
VICTORY ACQUISITION CORPORATION:

By:	/s/ Fred Shiu Leung Chan

Name: Fred Shiu Leung Chan

Title: President

/s/ Fred S. L. Chan

Fred S. L. Chan
/s/ Annie M.H. Chan

Annie M.H. Chan
For TR UA 07-25-95, The Annie M.H. Chan Living Trust:

/s/ Annie M.H. Chan

Annie M.H. Chan, Trustee
For The David Y.W. Chan Trust, UA DTD 12-21-87; The Edward Y.C. Chan Trust, UA DTD 12-21-87; The Michael Y.J. Chan Trust, UA DTD 3-16-92:
/s/ Mee Sim Lee

Mee Sim Lee, Trustee
/s/ Sung Kook Kim

Sung Kook Kim, Trustee
/s/ Myong Shin Kim

Myong Shin Kim, Trustee
For Shiu Leung Chan & Annie M.H. Chan Gift Trust 11/20/92:
/s/ Mee Sim Lee

Mee Sim Lee, Trustee
/s/ Sung Kook Kim

Sung Kook Kim, Trustee

For Evershine XVI, L.P.:
By: Everbright II, LLC
/s/ Fred Shiu Leung Chan

By: Fred Shiu Leung Chan, Manager
/s/ Annie M.H. Chan

By: Annie M.H. Chan, Manager

EXHIBIT A
Schedule of Investors

	Number of Vialta	Number of Company
Investor	Shares	Shares

Fred Shiu Leung Chan	5,044,744	5,044,744
Annie M.H. Chan	5,748,960	5,748,960
Annie M. H. Chan TR UA 07-25-95, The Annie M. H. Chan Living Trust	8,042,932	8,042,932
Mee Sim Lee & Sung Kook Kim & Myong Shin Kim TR UA DTD 12-21-87, The David Y. W. Chan Trust	974,410	974,410
Mee Sim Lee & Sung Kook Kim & Myong Shin Kim TR UA DTD 12-21-87, The Edward Y. C. Chan Trust	974,408	974,408
Mee Sim Lee & Sung Kook Kim & Myong Shin Kim TR UA DTD 3-16-92, The Michael Y. J. Chan Trust:	334,939	334,939
Shiu Leung Chan & Annie M. H. Chan Gift Trust Dated 11/20/92	2,119,447	2,119,447
Evershine XVI, L.P.	8,800,000	8,800,000
TOTALS:	32,039,840	32,039,840

EXHIBIT B
Stock Power And Assignment
Separate From Stock Certificate
      FOR VALUE RECEIVED and pursuant to that certain Stock Contribution Agreement dated as of March 28, 2005, (the “Agreement”), the undersigned hereby sells, assigns and transfers unto Victory Acquisition Corporation (the “Transferee”),                      shares of the Common Stock of Vialta, Inc., a Delaware corporation (the “Company”), standing in the undersigned’s name on the books of the Company represented by Certificate No(s).                    delivered herewith, and does hereby irrevocably constitute and appoint the Secretary of the Company as the undersigned’s attorney-in-fact, with full power of substitution, to transfer said stock on the books of the Company.

Dated:

(Signature)

(Please Print Name)

(Spouse’s Signature, if any)

(Please Print Spouse’s Name)

Annex C
VOTING AGREEMENT
      This VOTING AGREEMENT (the “Agreement”) is entered into as of March 28, 2005, by and between Vialta, Inc, a Delaware corporation (the “Company”), and Victory Acquisition Corp., a Delaware corporation (the “Stockholder”).
RECITALS
      A. Concurrently with the execution of this Agreement, the Company an Stockholder are entering into an Agreement and Plan of Reorganization (as may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Stockholder with and into the Company (the “Merger”).
      B. Concurrently with the execution of this Agreement, the Company and Stockholder are entering in to a Pledge Agreement (as may be amended or supplemented from time to time, the “Pledge Agreement”).
      C. As of the date hereof, Stockholder beneficially owns (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder (the “Exchange Act”)), and has the sole right to vote and dispose of, the number of shares (the “Shares”) of common stock, par value $.001 per share, of the Company (the “Company Common Stock”), set forth opposite Stockholder’s name on Schedule I attached hereto, (such Shares, together with any other shares of capital stock of the Company acquired by Stockholder after the date hereof and during the term of this Agreement (including through the exercise of any stock options, warrants, convertible securities or similar instruments), being collectively referred to herein as the “Subject Shares”).
      D. As a condition to its willingness to enter into the Merger Agreement, the Company has required that Stockholder agree, and Stockholder is willing to agree, to the matters set forth herein. Capitalized terms used and not defined herein have the meanings set forth in the Merger Agreement.
      E. In consideration of the foregoing and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:
      1. Voting of Shares.
      1.1     Voting Agreement. For so long as this Agreement is in effect, Stockholder hereby agrees at any duly called annual, special or other meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, with respect to Subject Shares it beneficially owns as of the applicable record date, (a) to appear at the meeting, if a meeting is held, and any adjournment or postponement thereof, in person or by proxy, or to otherwise cause such Subject Shares over which Stockholder has sole voting power (and use reasonably commercial efforts to cause such Subject Shares over which Stockholder has joint voting power) to be counted as present thereat for purposes of establishing a quorum; (b) to vote or consent such Subject Shares over which Stockholder has sole voting power (and cause to be voted or consented such Subject Shares over which Stockholder has joint voting power), in person or by proxy, in favor of the Merger and the adoption of the Merger Agreement and the approval of the other transactions contemplated thereby, and any actions required in furtherance thereof (including, without limitation, any proposal to adjourn any such meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of such meeting to approve the Merger Agreement); and (c) to vote or consent such Subject Shares over which Stockholder has sole voting power (and cause to be voted or consented such Subject Shares over which Stockholder has joint voting power), in person or by proxy, against any action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation of the Company under this Agreement or the Merger Agreement. Any vote by Stockholder that is not in accordance with this Section 1.1 shall be considered null and void. Stockholder shall not enter into any agreement or understanding with any person or entity prior to the termination of this Agreement to vote or give instructions in a manner inconsistent with this Section 1.1.

      1.2     Fiduciary Responsibilities. Each shareholder of Stockholder who is or becomes during the term hereof a director or officer of the Company does not make (and shall not be deemed to have made) any agreement or understanding herein, or by virtue of contributing his or her Shares to Stockholder, in his or her capacity as such director or officer. Without limiting the generality of the foregoing, each shareholder of Stockholder has contributed his or her Shares to Stockholder solely in his, her or its capacity as the record and/or beneficial owner, as applicable, of such person’s or entity’s Shares and nothing herein shall limit or affect any actions taken by such shareholder (or a designee of such shareholder) in his or her capacity as an officer or director of the Company in exercising his or her or the Company’s or the Company Board of Director’s rights in connection with the Merger Agreement or otherwise.
      2.     Representations and Warranties of Stockholder. Stockholder represents and warrants to the Company as follows:
      2.1     Corporate Existence; Authorization. Stockholder is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into, deliver and perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Stockholder, the performance by Stockholder of its obligations hereunder and the consummation by Stockholder of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Stockholder. This Agreement has been duly and validly executed and delivered by Stockholder and, assuming due execution and delivery by each of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).
      2.2 No Conflict. Neither the execution and delivery of this Agreement by Stockholder, the consummation of the transactions contemplated hereby, nor the performance by Stockholder of its obligations hereunder will, (a) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws, (b) require any consent, approval, authorization or permit of, registration, declaration or filing (except for such filings as may be required under the federal securities laws) with, or notification to, any governmental entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding applicable to Stockholder or Stockholder’s Subject Shares, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of Stockholder’s Subject Shares, (d) require any material consent, authorization or approval of any person other than a governmental entity, or (e) violate or conflict with any order, writ, injunction, decree, rule, regulation or law applicable to Stockholder or Stockholder’s Shares, except for such exceptions to the foregoing as will not have an adverse effect on the valid performance by Stockholder of its obligations hereunder.
      2.3 Ownership of Shares. Stockholder is the record and beneficial owner of the number of Shares set forth opposite Stockholder’s name on Schedule I attached hereto free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares), other than interests granted pursuant to the Pledge Agreement. There are no outstanding options or other rights to acquire from Stockholder, or obligations of Stockholder to sell or to dispose of, any shares of Company Common Stock. Stockholder holds exclusive power to vote the Shares set forth opposite Stockholder’s name on Schedule I attached hereto, subject to the limitations set forth in Section 1 of this Agreement. As of the date of this Agreement, the Shares set forth opposite Stockholder’s name on Schedule I attached hereto represent all of the shares of capital stock of the Company beneficially owned by Stockholder and by each shareholder of Stockholder.
      2.4 Absence of Litigation. As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder before or by any governmental entity that could impair the ability of Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
      3. Representations and Warranties of the Company. The Company represents and warrants to Stockholder as follows:
      3.1 Corporate Authorization. The Company is duly organized and validly existing under the laws of the State of Delaware and has all requisite power and authority to enter into, deliver and perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar Laws affecting the rights of creditors generally and general principles of equity.
      3.2 No Conflict. Neither the execution and delivery of this Agreement, the consummation by the Company of the transactions contemplated hereby, nor the compliance by the Company with any of the provisions hereof will (a) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws, (b) require any consent, approval, authorization or permit of, registration, declaration or filing (except for such filings as may be required under the federal securities laws) with, or notification to, any governmental entity, (c) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, or acceleration) under any contract, agreement, instrument, commitment, arrangement or understanding applicable to the Company, (d) require any material consent, authorization or approval of any person other than a governmental entity, or (e) violate or conflict with any order, writ, injunction, decree or law applicable to the Company, except for such exceptions to the foregoing as are not reasonably likely to have an adverse effect on the valid performance by the Company of its obligations hereunder.
      4. Transfer and Other Restrictions. For so long as the Merger Agreement has not been terminated in accordance with its terms:
      4.1 Certain Prohibited Transfers. Stockholder agrees not to (a) directly or indirectly, sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, Stockholder’s Subject Shares or any interest contained therein other than pursuant to the Pledge Agreement (any of the foregoing, a “Transfer”), other than to an affiliate of Stockholder, provided in the case of a Transfer to an affiliate, such affiliate shall have: (i) executed a counterpart of this Agreement; and (i) agreed to hold such Subject Shares (or interest in such Subject Shares) subject to all of the terms and provisions of this Agreement; (b) grant any proxies or powers of attorney or enter into a voting agreement or other arrangement with respect to Stockholder’s Subject Shares, other than this Agreement; (c) enter into, or deposit Stockholder’s Subject Shares into, a voting trust; nor (d) commit or agree to take any of the foregoing actions.
      4.2 Efforts. Stockholder agrees not to take any action which would make any representation or warranty of Stockholder herein untrue or incorrect in any material respect or take any action that would have the effect of preventing or disabling Stockholder from performing its obligations under this Agreement.
      4.3 Additional Shares. Without limiting the provisions of the Merger Agreement, in the event (i) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting Stockholder’s Subject Shares or (ii) Stockholder shall become the beneficial owner of any additional shares of Company Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1 hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of the Company held by Stockholder immediately following the effectiveness of the events described in clause (i) or Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Subject Shares of Stockholder hereunder. Stockholder hereby agrees, while this Agreement is in effect, to notify the Company of the number of any new shares of Company Common Stock acquired by Stockholder, if any, after the date hereof.
      4.4 Certain Events. Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Subject Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder’s administrators, successors or receivers.
      5. Stop Transfer Order. In furtherance of this Agreement, Stockholder shall and does hereby authorize and request that the Company instruct its transfer agent to enter a stop transfer order, consistent with the terms of this Agreement and subject to such transfers as may be permitted by the express terms hereof, with respect to all of the Subject Shares beneficially owned by Stockholder.
      6. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedy which may be available at law or in equity. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal located in the State of Delaware, the foregoing being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any such state or federal court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a state or federal located in the State of Delaware.
      7. Termination. This Agreement shall automatically terminate, and neither the Company nor Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect, upon the earliest to occur of (a) the written agreement of the parties hereto to terminate this Agreement, (b) the Effective Time of the Merger and (c) the date of termination of the Merger Agreement in accordance with its terms.
      8. Survival. The representations and warranties of the parties contained in this Agreement shall terminate upon the termination of this Agreement.
      9. Notices. Any notice or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed given upon (a) transmitter’s confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of three business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

Vialta, Inc.
48461 Fremont Blvd.
Fremont, CA 94583
Attn: Special Committee of the Board of Directors
Tel: (510) 870-3088
Fax: (510) 870-3060

with a copy to:

Kaye Scholer LLP
1999 Avenue of the Stars, Suite 1700
Los Angeles, CA 90064
Attn: Barry Dastin, Esq.
Tel: (310) 788-1000
Fax: (310) 788-1200

and a copy to:

Potter Anderson & Corroon LLP
Hercules Plaza, 6th Floor
1313 N. Market Street
Wilmington DE 19801
Attn: John Grossbauer, Esq.
Tel: (302) 984-6000
Fax: (302) 658-1192

If to Stockholder, to:

Victory Acquisition Corp.
19770 Stevens Creek Blvd.
Cupertino, CA 95014
Attn: Fred S.L. Chan
Tel: (408) 863-7332
Fax: (408) 343-1018

with a copy to:

Fenwick & West LLP
275 Battery Street, Suite 1500
San Francisco, CA 94111
Attn: Robert Dellenbach, Esq.
Tel: (415) 875-2323
Fax: (415) 875-2350
      10. Consideration. This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by the Company.
      11. Governing Law. The internal laws of the State of Delaware (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.
      12. Assignment; Binding Upon Successors and Assigns. Neither party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other party hereto. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Stockholder agrees that this Agreement and the obligations hereunder shall attach to Stockholder’s Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including Stockholder’s successors and permitted assigns.
      13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

      14. Severability. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.
      15. Amendment. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby; provided that, no amendment or waiver by the Company shall be effective unless first approved in writing by the Special Committee of the Board of Directors of the Company. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The Agreement may be amended by the parties hereto at any time before or after approval of the Target Stockholders, but, after such approval, no amendment will be made which by applicable law requires the further approval of the Target Stockholders without obtaining such further approval.
      16. No Waiver. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.
      17. Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party solely by reason that such party is the claimed drafter thereof. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement that will be considered as a whole. The term “includes” or “including” are not limiting. Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Merger Agreement.
      18. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

      IN WITNESS WHEREOF, this Voting Agreement has been duly executed and delivered by a duly authorized officer of the Stockholder and a duly authorized officer of the Company on the day and year first written above.

VIALTA, INC.

/s/ Didier Pietri

Name: Didier Pietri
Its: Chief Executive Officer

VICTORY ACQUISITION CORP.

/s/ Fred Shiu Leung Chan

Name: Fred Shiu Leung Chan
Its: President

SCHEDULE I TO
VOTING AGREEMENT

Name of Stockholder	Number of Shares	Number of Options

Victory Acquisition Corp.	32,039,840	0	(1)

(1)	Fred S. L. Chan holds options to acquire 1,000,000 shares of Company Common Stock. If Mr. Chan elects to exercise such options, he is obligated to contribute any shares acquired upon such exercise to the Stockholder pursuant to that certain Stock Contribution Agreement of even date herewith.

Annex D
ADDITIONAL CONTRIBUTION AGREEMENT
      This Additional Contribution Agreement (this “Agreement”) is made and entered into as of March 28, 2005 by and among Victory Acquisition Corporation, a Delaware corporation (the “Company”), and Fred S. L. Chan (“Investor”).
      A. The Company has been formed solely to facilitate and effect a statutory merger (the “Merger”) with Vialta, Inc., a Delaware corporation (“Vialta”), under which Vialta will be the surviving corporation, pursuant to the terms and conditions of that certain Agreement and Plan of Merger dated as of March 28, 2005 (“Merger Agreement”). The existence of the Company is transitory and will be discontinued upon the consummation of the Merger. The Company will conduct no business prior to the Merger.
      B. The Investor and certain of his affiliates (collectively, “Investors”) are holders of the certain shares of stock of Vialta (the “Vialta Shares”). Pursuant to that certain Stock Contribution Agreement, dated as of even date herewith (“Contribution Agreement”), the Investors intend to contribute their Vialta Shares to the Company in exchange for shares of the Company’s Common Stock (the “Company Shares”), after which the Investors will hold all of the outstanding shares of the Company’s stock.
      C. The contribution of stock under the Contribution Agreement and the Merger are part of an integrated plan for Vialta to redeem the Vialta stock (other than the Vialta Shares), and are intended to be treated for tax purposes as a redemption of the shares of Vialta stock outstanding immediately prior to the effective time of the Merger (other than the Vialta Shares), pursuant to Section 302 of the Internal Revenue Code of 1986, as amended (the “Code”).
      D. Section 6.2 of the Merger Agreement provides that if after Vialta shall have deposited in the Exchange Fund (as defined in the Merger Agreement) all cash and cash equivalents available to Vialta immediately prior to the Closing and the Exchange Fund still does not have sufficient cash to pay the entire Merger Consideration (as defined in the Merger Agreement), then the Company shall, within two (2) business days, deposit into the Exchange Fund an amount of cash equal to the shortfall of such Merger Consideration (“Shortfall”), not to exceed Four Million Dollars ($4,000,000.00).
      E. The Company has no cash assets, and the Vialta Shares to be held by the Company following the consummation of the transactions set forth in the Contribution Agreement may not be liquidated; accordingly, the Company would require outside funding in order to meet its obligations under Section 6.2 of the Merger Agreement.
      F. Investor has agreed to advance to the Company the Shortfall, if needed, on the terms and conditions of this Agreement.

      NOW THEREFORE, the parties hereby agree as follows:

1. LOAN. As part of an integrated plan with the Merger, Investor hereby agrees that in the event of a Shortfall, as determined by the Company, the Company shall make a written demand (“Demand”) on Investor requiring Investor to deliver to the Company (or to the Exchange Fund on behalf of the Company) the amount of the Shortfall, in cash in immediately available funds, up to a maximum of $4 million (“Loan Amount”). Investor hereby agrees to advance the Loan Amount to the Company or to the Exchange Fund on behalf of the Company, as requested by the Company pursuant to a Demand, as of the Effective Time. The advance of the Loan Amount will be considered a loan to the Company and the Company’s obligation to repay the Loan Amount will be evidenced by a promissory note in the form of Exhibit A attached hereto (“Note”).

2. GENERAL PROVISIONS.

2.1 Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

2.2 Governing Law. This Agreement and the Note will be governed by and construed in accordance with the laws of the State of California, without giving effect to that body of laws pertaining to conflict of laws.

2.3 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

2.4 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing.

2.5 Amendments and Waivers. Any term of this Agreement or the Note may be amended and the observance of any term of this Agreement or the Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. No delay or failure to require performance of any provision of this Agreement or the Note shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement or the Note as to any one provision herein or therein shall constitute a subsequent waiver of such provision or of any other provision herein or therein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived. Vialta shall be a third party beneficiary hereof with respect to the deposit into the Exchange Fund of the shortfall.

2.6 Severability. If any provision of this Agreement or the Note is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto.

2.7 Entire Agreement. This Agreement, together with the Note, constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

      IN WITNESS WHEREOF, the parties hereto have executed this Additional Contribution Agreement as of the date first written above.

VICTORY ACQUISITION CORPORATION:

By:	/s/ Fred Shiu Leung Chan

Name:	Fred Shiu Leung Chan

Title:	President

INVESTOR:
FRED S.L. CHAN
/s/ Fred S.L. Chan

PROMISSORY NOTE
OF
VICTORY ACQUISITION CORPORATION

$	Made as of , 2005 Maturity Date: [24 months following the date hereof]
      For value received, Victory Acquisition Corporation, a Delaware corporation (the “Company”), hereby promises to pay to Fred S. L. Chan (“Holder”), or his registered assigns, the principal sum of $                     (the “Principal Amount”), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with simple interest on the unpaid principal balance at a rate equal to 6% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note, until the principal amount and all interest accrued thereon and other amounts owed hereunder are paid. Anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, the Company shall not be obligated to pay, and the Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate. As used herein, “Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Holder in connection with this Note under applicable law. The unpaid Principal Amount, together with any then unpaid accrued interest and all other amounts owed hereunder, shall be due and payable on the date 24 months following the date hereof (the “Maturity Date”) or earlier when such amounts are made automatically due and payable upon or after the occurrence of an Event of Default (as defined below), at the principal offices of the Company or by mail to the address of the registered holder of this Note in lawful money of the United States. Any payment made by the Company under this Note will be applied first to interest accrued and second to outstanding principal. This Note may be prepaid at any time without penalty.
      This Note is issued pursuant to that certain Additional Contribution Agreement dated as of March [28], 2005, by and among the Company and the original holder of this Note, and is subject to the provisions thereof, and incorporates the provisions thereof by reference.
      An “Event of Default” will occur if any of the following happens and such default is not cured within a five (5) day period after the Holder has given the Company written notice of such default:

the Company fails to make any payment when due hereunder;

the Company breaches any material obligation to the Holder under this Note or the Additional Contribution Agreement, or the Company fails to perform promptly at the time and strictly in the manner provided in this Note; or

a receiver is appointed for any material part of the Company’s property, the Company makes an assignment for the benefit of creditors, or the Company becomes a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts.
      Upon the occurrence of any Event of Default, all accrued but unpaid expenses, accrued but unpaid interest, all principal and any other amounts outstanding under this Note shall become immediately due and payable in full without further notice or demand.
      The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.
      In the event any party is required to engage the services of any attorneys for the purpose of enforcing this Note, or any provision thereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing this Note, including attorneys’ fees.

      IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name as of the date first above written.
VICTORY ACQUISITION CORPORATION:

By:

Name:

Title:

INVESTOR:
FRED S.L. CHAN

Annex E
PLEDGE AGREEMENT
      THIS PLEDGE AGREEMENT (this “Agreement”) dated as of March 28, 2005, is made by Victory Acquisition Corp. (the “Pledgor”) in favor of Vialta, Inc. (“Target”). Capitalized terms used herein which are not defined herein shall have the meanings given them in the Merger Agreement referred to below.
RECITALS
      WHEREAS, pursuant to that certain Agreement and Plan of Reorganization dated as of March 28, 2005 between the Pledgor and Target (the “Merger Agreement”) Pledgor shall merge with and into Target (the “Merger”);
      WHEREAS, the Pledgor owns the capital stock of Target described on Exhibit A (the “Securities”) certain of which are held in or will be transferred to certain securities accounts described on Exhibit A attached hereto (together with any successor or replacement account and all subaccounts therein, the “Accounts”);
      WHEREAS, Target has required as a condition, among other things, to entering into the Merger Agreement, and in order to secure the prompt and complete payment by Pledgor of its obligations to pay any Shortfall in the Merger Consideration to the Exchange Agent as, when and to the extent provided in Section 6.2(a) of the Merger Agreement (collectively, the “Payment Obligation”) that the Pledgor execute and deliver this Agreement to Target. As used in this Agreement, the term “Payment Default” shall mean the failure of Pledgor to pay when and as due such Payment Obligation as required under the Merger Agreement;
      WHEREAS, Target has also required that as a condition of the Merger, Pledgor enter into that certain Voting Agreement of even date herewith regarding the voting of Target’s securities held by Pledgor in connection with the Merger (the “Voting Agreement”).
      NOW, THEREFORE, for and in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
      1. Grant of Security Interest. The Pledgor hereby grants to Target, for the benefit of Target, as security for the prompt and complete satisfaction of the Payment Obligation, a security interest in all of the Pledgor’s now owned or hereafter acquired right, title and interest in the Securities and all replacements, renewals, substitutions and proceeds thereof, and the Accounts (together with all of the Securities collectively referred to as the “Pledged Interests”), all rights, privileges, authority and powers as owner or holder of the Securities, including all contract rights related thereto, all documents, instruments or certificates representing or evidencing the Securities, and all dividends, distributions, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, or in exchange for, the Securities, and any and all proceeds of any of the foregoing (collectively, the “Pledged Collateral”).
      2. Perfection of Security Interest. The Pledgor agrees (i) to deliver, or cause to be delivered, to Target or Target’s nominee, all certificates evidencing any of the Pledged Collateral together with appropriate transfer powers executed in blank, (ii) Target is authorized to record such financing statements as Target may deem necessary or desirable to perfect the security interests granted herein, (iii) to cause any securities intermediary with custody of any Pledged Collateral to deliver an agreement in form and substance satisfactory to Target, providing Target with “control” (as defined in Section 9-106 of the Uniform Commercial Code as in effect in the State of California) of such Pledged Collateral, and (iv) to take such other steps as Target may from time to time reasonably request to perfect and maintain Target’s security interest in the Pledged Collateral as a first priority security interest under applicable law.
      3. Voting Rights. So long as no Payment Default shall have occurred and be continuing, during the term of this Agreement, the Pledgor shall have the right to vote with respect to the Securities and to give consents, ratifications and waivers with respect thereto, subject to the Voting Agreement. Target shall, at the request of the Pledgor, provide the Pledgor with appropriate proxies and any other documents necessary or appropriate to permit the Pledgor to exercise the rights set forth in the preceding sentence.
      4. Dividends and Other Distributions. Unless a Payment Default has occurred and is continuing, any and all dividends or distributions paid in respect of the Securities shall be distributed or caused to be distributed to the Pledgor; provided, however, that (a) during the existence of a Payment Default all such amounts shall be paid over to Target and (b) any cash paid, payable or otherwise distributed in redemption of, in exchange for, or as a return of, the Pledgor’s capital investment in any Securities shall be paid directly to Target and any such amounts described in this provision, if received by the Pledgor, shall be held in trust for the benefit of Target, segregated from other property or funds of the Pledgor, and forthwith delivered to Target as Pledged Collateral in the same form as so received (with any necessary endorsement). Such amounts paid directly to Target as described in the immediately preceding sentence shall be held by Target as cash collateral for the Payment Obligation and any damages owing by the Pledgor for a breach thereof.
      5. Representations. The Pledgor warrants and represents as follows:

(a) The Pledgor has the power and authority to execute, deliver and perform this Agreement and to grant to Target the security interests in the Pledged Collateral. No consent, approval, or authorization of, or declaration or filing with, any governmental authority, and no consent of any other person, is required in connection with the Pledgor’s execution, delivery, and performance of this Agreement except for those already duly obtained. This Agreement has been duly executed and delivered by the Pledgor, and constitutes the legal, valid and binding obligation of the Pledgor, enforceable against it in accordance with its terms. The Pledgor’s execution, delivery, and performance of this Agreement does not, and will not, conflict with, or constitute a violation or breach of, or constitute a default under, or result in the creation or imposition of any lien upon, the Pledged Collateral by reason of the terms of (i) any contract, mortgage, lien, lease, agreement, indenture, or instrument to which the Pledgor is a party or which is binding upon it or its property except as provided in this Agreement or (ii) any judgment, law, statute, rule or governmental regulation applicable to the Pledgor.

(b) The Pledgor is the sole, direct, legal and beneficial owner of each of the Pledged Interests and the only securities entitlement holder with respect to each of the Pledged Interests which constitute securities entitlements, and each of the Pledged Interests as applicable, have been duly authorized and are fully paid and nonassessable.

(c) There are no restrictions upon the voting rights associated with any of the Pledged Collateral other than those under the Voting Agreement.

(d) The Pledgor has the right, subject to the provisions of this Agreement, (i) to vote the Securities, subject to the terms of the Voting Agreement, and (ii) to pledge and grant a security interest in all or any part of the Pledged Collateral, free of any lien or other charge, encumbrance or restriction.
      6. Subsequent Changes Affecting Pledged Collateral. The Pledgor represents to Target that the Pledgor has made its own arrangements for keeping informed of changes or potential changes affecting the Pledged Collateral (including, but not limited to, rights to convert, rights to subscribe, payment of interest, dividends, reorganization or other exchanges, tender offers and voting rights), and the Pledgor agrees that Target shall have no responsibility or liability for informing the Pledgor of any such changes or potential changes or for taking any action or omitting to take any action with respect thereto.
      7. Pledged Interests Adjustments. In the event that, during the term of this Agreement, any stock dividend, reclassification, readjustment or other change is declared or made in the capital structure of Target (including, without limitation, the issuance of additional shares of capital stock), then Target shall have a security interest in all equity and non-equity securities issued to or acquired by the Pledgor by reason of any such change or exercise with respect to any Pledged Interest, and such shares or other securities shall become part of the Pledged Collateral.

      8. Warrants, Options and Other Rights. In the event that, during the term of this Agreement, subscription warrants or any other rights or options shall be issued by Target on account of the Securities, then Target shall have a security interest in such warrants, rights and options, and such warrants, rights and options shall become part of the Pledged Collateral.
      9. Pledged Collateral Covenants. Except as otherwise provided in the Merger Agreement, the Pledgor agrees that it will not (a) sell or transfer any of the Securities without the prior written consent of Target, or (b) create or permit to exist any lien, security interest, or other charge or encumbrance or restriction upon or with respect to any of the Pledged Collateral, except for the security interest granted under this Agreement and the application of federal and state securities laws generally.
      10. Remedies of Target. Upon the occurrence and during the continuance of any Payment Default, Target shall have such powers of sale and other powers as may be conferred by applicable law with respect to the Pledged Collateral including, without limitation, all of the rights and remedies with respect to the Pledged Collateral of a secured party under the Uniform Commercial Code as in effect in the State of California. With respect to such Pledged Collateral or any part thereof, which shall then be in, or shall thereafter come into, the possession or custody of Target or which Target shall otherwise have the ability to transfer under applicable law, Target may, in its sole discretion, without notice except as specified below, upon the occurrence and during the continuance of any Payment Default, sell or cause the same to be sold at any broker’s board or at public or private sale, in one or more sales or lots, at such price as Target reasonably may deem best, for cash or on credit or for future delivery, without assumption of any credit risk on the part of Target and the purchaser of any or all of the Pledged Collateral so sold shall thereafter own the same, absolutely free from any claim, encumbrance or right of any kind whatsoever and any sale of the Pledged Collateral conducted in conformity with reasonable commercial practices of banks, commercial finance companies, insurance companies or other financial institutions disposing of property similar to the Pledged Collateral shall be deemed to be commercially reasonable. Except with respect to any of the Pledged Collateral which threatens to decline speedily in value or is, or becomes, of a type sold on a recognized market, Target will give the Pledgor reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Notwithstanding any provision to the contrary contained herein, any requirements of reasonable notice shall be met if ten (10) Business Days’ notice of such sale or disposition is provided to the Pledgor. Any other requirement of notice, demand or advertisement for sale is, to the extent permitted by law, waived. Target may, in its own name or in the name of a designee or nominee, buy all or any part of the Pledged Collateral at any public sale and, if permitted by applicable law, buy all or any part of the Pledged Collateral at any private sale. In connection with any disposition of Pledged Collateral after a Payment Default, the Pledgor agrees to execute and deliver to Target such documents of transfer as Target may from time to time request to enable Target to transfer the Securities into its name or the name of its nominee, or to register any of the Securities to Target.
      11. Term. This Agreement shall remain in full force and effect until the earlier of the time at which (i) the Payment Obligation shall have been paid and satisfied in full or (ii) the Merger Agreement shall have been terminated pursuant to its terms other than solely for failure of Pledgor to perform the Payment Obligation. Upon the termination of this Agreement as provided in the immediately preceding sentence, Target shall promptly thereafter (i) deliver to or at Pledgor’s direction all certificates representing the Pledged Collateral, (ii) file a termination of any financing statement filed by Target to perfect the security interest in the Pledged Collateral under this Agreement and (iii) notify any securities intermediary (as such term is defined in the UCC) who holds any Pledged Collateral of the termination of this Agreement and take such further steps as the securities intermediary or the Pledgor shall require to release the security interest granted in the Pledged Collateral in such securities intermediary’s possession or control to Pledgor and to free such Pledged Collateral from any security interest therein granted in this Agreement.
      12. Expenses. The Pledgor agrees to pay to Target all reasonable expenses (including, without limitation, reasonable attorneys’ fees and costs) incident to, (a) the exercise or enforcement of any of the rights of Target hereunder, and (b) the failure by the Pledgor to perform or observe any provision hereof.

      13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Pledgor, Target and their respective successors and assigns. The Pledgor’s successors and assigns shall include, without limitation, a receiver, trustee or debtor-in-possession of, or for, the Pledgor.
      14. Applicable Law and Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
      15. Further Assurances. The Pledgor agrees that it will cooperate with Target and will execute and deliver, or cause to be executed and delivered, all such stock powers, proxies, instruments and documents and will take all such other action as Target may reasonably request from time to time in order to carry out the provisions and purposes hereof.
      16. Waiver of Jury Trial. THE PLEDGOR AND TARGET IRREVOCABLY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.
      17. Target Appointed Attorney-in-Fact. The Pledgor hereby appoints Target as the Pledgor’s attorney-in-fact, with full authority in the place and stead of the Pledgor and in the name of the Pledgor or otherwise, from time to time in Target’s discretion, to take any action and to execute any instrument or agreement which Target may deem necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, to receive, endorse and collect all instruments made payable to the Pledgor representing any interest payment, dividend or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same. This power of attorney created under this Paragraph, being coupled with an interest, shall be irrevocable for the term of this Agreement and thereafter as long as the Payment Obligation shall be outstanding.
      18. Target’s Duty. Target shall not be liable for any acts, omissions, errors of judgment or mistakes of fact or law including, without limitation, those acts, omissions, errors or mistakes with respect to the Pledged Collateral, except for those arising out of or in connection with (a) Target’s gross negligence or willful misconduct, or (b) the loss of any certificate evidencing any of the Pledged Collateral which is in the physical possession of Target. Without limiting the generality of the foregoing, Target shall be under no obligation to take any steps necessary to preserve rights in the Pledged Collateral against any other parties but may do so at its option, and all reasonable expenses incurred in connection therewith shall be for the sole account of the Pledgor.
      19. Notices. Any notice required or desired to be served, given or delivered under this Agreement shall be in writing, and shall be deemed to have been validly served, given or delivered (a) four (4) Business Days after deposit in the United States mails, with proper postage prepaid, (b) when properly transmitted if sent by facsimile with receipt confirmed, (c) one (1) Business Day after being deposited with a reputable overnight courier with all charges prepaid, or (d) when delivered, if hand-delivered, by messenger, all of which shall be properly addressed to the party to be notified and sent to the address or number set forth on the signature page of this Agreement. If the Pledgor refuses any such delivery, a notice so refused shall nonetheless be deemed delivered.
      20. Counterparts; Facsimile Execution. This Agreement may be executed in separate counterparts, each of which shall be an original and all of which, when taken together, shall constitute one and the same instrument. Delivery of any executed copy of this Agreement by facsimile shall be equally as effective as delivery of a manually-executed original of this Agreement. If the Pledgor delivers an executed copy of this Agreement by facsimile, the Pledgor shall also deliver a manually-executed original, but the failure of the Pledgor to do so shall not affect the validity, enforceability or binding effect of this Agreement against the Pledgor.

      21. Section Headings. The section headings herein are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions hereof.
[The remainder of this page is intentionally left blank.]

      IN WITNESS WHEREOF, the Pledgor and Target have executed this Agreement as of the day and year first above written.

Victory Acquisition Corp.

By:	/s/ Fred Shiu Leung Chan

Title:	President

Notice Address:

19770 Stevens Creek Blvd.
Cupertino, California 95014

AGREED & ACCEPTED:
Vialta, Inc.

By:	/s/ Didier Pietri

Its: CEO

Notice Address:

48461 Fremont Blvd.
Fremont, CA 94538
Attn: Didier Pietri

With a copy to:

Kaye Scholer LLP
1999 Avenue of the Stars, Suite 1700
Los Angeles, CA 90067
Attn: Barry L. Dastin

EXHIBIT A
      32,039,840 shares of the common stock of Vialta, Inc.
      Account No. #4495T432 at Smith Barney, a division of Citigroup Global Markets Inc.

Annex F
March 28, 2005
Special Committee of the Board of Directors and
Board of Directors
Vialta, Inc.
48461 Fremont Blvd.
Fremont, CA 94538
Ladies and Gentlemen,
      We understand that Vialta, Inc., a Delaware corporation (“Vialta” or the “Company”), and Victory Acquisition Corporation, a newly-formed Delaware corporation (“Newco”) that is wholly-owned by Fred S.L. Chan (“Mr. Chan”) and certain of his family members and trusts affiliated with Mr. Chan (together, his “Affiliates”) propose to enter into an Agreement and Plan of Reorganization, dated as of March 28, 2005 (the “Merger Agreement”). Pursuant to the terms of and subject to the conditions set forth in the Merger Agreement, Newco will be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “Merger”) and each share of common stock of the Company, $0.001 par value per share (the “Common Stock”), other than the shares held by Newco or its officers, directors, stockholders or affiliates immediately prior to Merger, will be converted into the right to receive $0.36 per share in cash (the “Merger Consideration”) upon consummation of the Merger. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of the outstanding Common Stock (other than Mr. Chan and his Affiliates).
      We understand that the Company’s Board of Directors has formed a special committee (the “Special Committee”) to consider the Merger and matters related thereto.
      In connection with our review of the proposed Merger and the preparation of our opinion herein, we have examined: (a) the proposed Merger Agreement dated as of March 28, 2005; (b) certain audited historical financial statements of the Company for the three fiscal years ended December 31, 2001, December 31, 2002 and December 31, 2003; (c) the unaudited financial statements of the Company for the fiscal year ended December 31, 2004; (d) certain internal business, operating and financial information and forecasts of the Company prepared and provided by senior management of the Company (the “Forecasts”); (e) the financial terms of the Merger compared with publicly available information regarding the financial terms of certain other business combinations we deemed relevant; (f) the financial position and operating results of the Company compared with those of certain other publicly traded companies we deemed relevant; (g) current and historical market prices and trading volumes of the Common Stock of the Company; (h) presentations by Needham & Co. (“Needham”) to the Board of Directors of Vialta, as well as certain other materials prepared by Needham, regarding various strategic alternatives, including a potential sale of the Company; and (i) certain other publicly available information about the Company. We have also held discussions with members of the senior management of the Company to discuss the foregoing, have considered other matters which we have deemed relevant to our inquiry and have taken into account such accepted financial and investment banking procedures and considerations as we have deemed relevant. In connection with our engagement, we were not requested or authorized to approach, nor did we hold any discussions with, any third parties to solicit offers or indications of interest to acquire all or any part of the Company, nor did we evaluate potential alternative transactions.
      In rendering our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all the information supplied to, examined by or otherwise reviewed or discussed

F-1

with us for purposes of this opinion, including, without limitation, the Forecasts, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. We have assumed that the Company is not aware of any information that might be material to our opinion that has not been provided to us. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company as to the future performance, results of operations and financial condition of the Company. In that regard, we have assumed, with your consent, that all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company’s financial statements or other information made available to us. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us. Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We have relied as to all legal matters regarding the Merger on advice of counsel to the Special Committee, and have assumed that the Merger will be consummated on the terms described in the Merger Agreement, without any amendments thereto and without any waiver of any terms or conditions thereunder. We were not requested to, and did not, participate in the negotiation of, nor were we asked to consider, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We were not requested to, nor did we, seek alternative participants for the proposed Merger. Consequently, we express no opinion as to whether any alternative transaction might produce consideration for the Stockholders in an amount in excess of the Merger Consideration. We have acted as the financial advisor to the Committee in connection with the Merger and will receive a fee for our services, no portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement. Also, in the ordinary course of our business, we may have long or short positions in the Common Stock for our own account and for the accounts of customers.
      Our opinion is being provided for the use and benefit of the Special Committee and the Board in connection with its consideration of the transaction contemplated by the Merger Agreement, except that this letter may be included in its entirety in any document filed by the Company with the Securities and Exchange Commission (the “SEC”) in connection with the Merger. Any reference to us or to our opinion in such filing with the SEC, however, shall be subject to our prior review and approval, which shall not be unreasonably withheld. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of the outstanding Common Stock (other than Mr. Chan and his Affiliates) in connection with the Merger, and we do not address the merits of the underlying decision by the Company to engage in the Merger and this opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the creditors or other constituencies of the Company. Except as set forth above, this letter may not be disclosed, communicated or otherwise referred to, in whole or in part, to any third party without our prior written consent.
      Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the outstanding Common Stock (other than Mr. Chan and his Affiliates) is fair from a financial point of view.
SALEM PARTNERS LLC

F-2

Annex G
SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW
§ 262. Appraisal rights.
      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.
      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.
      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.
      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.
      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.
      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.
      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.
      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex H
CALIFORNIA GENERAL CORPORATION LAW SECTION 1300-1313
CHAPTER 13 — DISSENTERS’ RIGHTS
1300.
      (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.
      (b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.
      (c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.
1301.
      (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.
      (b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.
      (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.
1302.
      Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.
1303.
      (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.
      (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.
1304.
      (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.
      (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

      (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.
1305.
      (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.
      (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.
      (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.
      (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.
      (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).
1306.
      To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.
1307.
      Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.
1308.
      Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

1309.
      Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.
1310.
      If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.
1311.
      This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.
1312.
      (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.
      (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

      (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.
1313.
      A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Annex I

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 10-K

(Mark One)
☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the Fiscal Year ended December 31, 2004.

OR

☐	TRANSITIONAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the transition period from: to: .
Commission file number 0-32809
Vialta, Inc.
(Exact name of registrant as specified in its charter)

Delaware	94-3337236
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
48461 Fremont Boulevard
Fremont, California 94538
(Address, including zip code, of Registrant’s principal executive offices)
(510) 870-3088
(Registrant’s telephone number, including area code)
     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.     Yes ☑          No ☐
      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of the Form 10-K or any amendments to this Form 10-K.     ☐
      Indicate by check mark whether the registrant is an accelerated filer (as defined in Exchange Act Rule 126-2)     Yes ☐          No ☑
      The aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant on June 30, 2004 (based on the average bid and ask price on the OTC Bulletin Board as of such date) was approximately $17,818,000.
      The number of outstanding shares of the registrant’s common stock, par value $0.001 per share, on March 7, 2005 was 83,052,852 shares.
DOCUMENTS INCORPORATED BY REFERENCE
      Portions of the registrant’s definitive proxy statement relating to its 2005 annual meeting of stockholders to be filed with the Securities and Exchange Commission not later than 120 days after the end of the fiscal year to which this Report relates, are incorporated by reference into Part III of this Form 10-K Report.

VIALTA, INC.
FORM 10-K
For the Fiscal Year Ended December 31, 2004

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
      This report contains forward-looking statements that involve risks and uncertainties. All statements contained in this report that are not purely historical could be deemed forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this report, words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “intend,” “continue,” and similar expressions, are intended to identify forward-looking statements. These forward-looking statements might include, without limitation, projections of our future financial performance, our anticipated growth and anticipated trends in our businesses; the features, benefits and advantages of our products; the development of new products, enhancements or technologies; business and sales strategies; developments in our target markets; matters relating to distribution channels, proprietary rights, facilities needs, competition and litigation; future gross margins and operating expense levels; and capital needs. These statements reflect the current views of Vialta or its management with respect to future events and are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions proved incorrect, our actual results, performance or achievements in fiscal 2005 and beyond could differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to material differences include, but are not limited to, the merger with Victory Acquisition Corp. not occurring or not closing within the expected timeframe, those discussed below in Item 7 under the heading “Other Factors That May Affect Our Business and Future Results:” and the risks discussed in our other filings with the Securities and Exchange Commission. We encourage you to read that section carefully. You should not regard the inclusion of forward-looking information as a representation by us or any other person that the future events, plans or expectations contemplated by us will be achieved. Vialta undertakes no obligation to release publicly any updates or revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this report.

PART I
Item 1:     Business
      We develop, design and market consumer electronics products designed to maximize the advantages of digital technology in a convenient and easy-to-use manner. Our primary products are the Beamertm personal videophone line and the VistaFrametm digital picture frame. Our Beamer videophone products add color video to phone calls, enabling users to see the person they are calling. Since both parties to a video call must have a Beamer videophone product (or compatible videophone), our videophone products are primarily sold in pairs. Our Beamer videophone products work with any home phone over any standard (analog) home phone line, at no additional cost to a regular phone call.
      On March 29, 2005, we announced a definitive agreement to merge with Victory Acquisition Corp., a newly formed entity established by Fred S.L. Chan, Chairman of the Company, and certain of his family members. Victory will acquire the approximately 60% of our stock not owned by it for $0.36 per share in cash. The merger is expected to be completed in the second quarter of 2005 and is subject to Vialta shareholder and customary approvals.
      We were incorporated in April 1999 as a wholly owned subsidiary of ESS Technology, Inc. (“ESS”). In August 2001, we were spun off from ESS Technology, Inc. and operate as a stand-alone entity.
      See Item 8 “Financial Statements and Supplementary Data” for additional financial information regarding our business.
Products
      We have developed and introduced two distinct product lines: Beamer videophones and VistaFrame, both designed to offer greater convenience and ease-of-use to consumers.
      Our Beamer videophone products include models that are standalone (such as our first videophone product known as Beamer) or connect through most televisions (the Beamer TVtm), and may include the ability to send and receive digital pictures (the Beamer FXtm). All of our Beamer videophone products are compatible with any home phone over any standard (analog) home phone line and do not require any additional equipment (other than a compatible television, in the case of Beamer TV) or wiring. In addition, our Beamer videophone products provide the consumer with three viewing options (the calling party, the receiving party, or picture-in-picture) and the ability to adjust the level of movement fluidity in relation to detail. Our videophone products also have a “snapshot” feature that temporarily pauses any new video transmission, resulting in a higher resolution image on the LCD or television screen, depending on the model. A “video start” feature gives users full control over initiating the video transmission to another user, for complete video privacy whenever desired. Beamer won a 2003 “Best of Innovations” award in the telephone category from the Consumer Electronics Association based on criteria consisting of value to users, aesthetics, innovativeness, and contributions to quality of life. Beamer also won a 2003 “Good Buy” award from Good Housekeeping magazine based on criteria including ingenuity, value and exceptional performance. In addition, Beamer TV won a 2004 “Best of Innovations Honoree Award” from the Consumer Electronics Association.
      During 2004, we announced that we had developed a broadband version of our Beamer videophone and that field-testing and public availability of a broadband Beamer videophone would occur before the end of 2004. We have delayed field-tests of our broadband videophone products while we continue to refine and test prototypes of these products. We currently expect to field-test our broadband videophone products with a few select broadband service providers in the second half of 2005. We expect commercial introduction of broadband versions of our Beamer videophone products to occur in 2006.
      Our VistaFrame product is a digital picture frame that allows users to display photographs directly from a digital camera memory card or from VistaFrame’s internal memory. VistaFrame is compatible with most standard card formats and does not require a camera or computer connection, special wiring or web based services to display digital photographs. With VistaFrame, consumers can view digital pictures individually or in a custom slideshow format with the user selecting the pictures, the display sequence, display interval and the transition effect.

Sales and Marketing
      We began nationwide retail distribution of our first Beamer videophone during the third quarter of 2002. Beamer TV, Beamer FX and VistaFrame began nationwide retail distribution in the third quarter of 2003. Our Beamer videophone products are currently carried by retailers such as Best Buy, Fry’s Electronics, The Good Guys, The Discovery Channel, Cinmar (The Frontgate Catalog) and The Sharper Image, among others. VistaFrame is currently carried by retailers such as The Sharper Image, The Discovery Channel, Cinmar and The Good Guys. Sales to The Sharper Image represented 23% and sales to CEC represented 12% of our total revenue in 2004. We market our Beamer videophone products and VistaFrame to retailers and distributors in the U.S. market through a combination of our direct sales force and independent sales representatives. All of our products may also be purchased directly by consumers from our on-line web store. In 2004 our retail and marketing initiatives included targeted print advertising such as in product circulars and catalogs, special promotions and price rebates. In 2004 we continued to expand our distribution for our Beamer videophone products and VistaFrame in the international consumer market through distributors and strategic partners in such countries as China, Taiwan, Korea, Greece, Mexico, The Netherlands, Switzerland, Turkey, The United Kingdom, France, India, Indonesia, Portugal, South Africa, Spain and Belgium.
      To continue to build consumer demand and acceptance for our products, we expect to continue to provide for retail and consumer initiatives, including direct mail, e-marketing campaigns, special promotions and other initiatives. Whenever possible, we will combine branding with product promotion opportunities. In addition, we will continue to place an emphasis on generating favorable press from industry analysts, trade reporters and the general consumer media.
Product Development
      Our product development efforts focus on bringing innovative digital consumer electronics products to the retail marketplace. Because much of the core development related to our Beamer videophone products and VistaFrame has already been completed, our engineers are engaged in the development of new products and other improvements and modifications to our existing products. We are currently continuing the development of our Beamer videophone products for broadband. We currently expect to field-test our broadband videophone products with a few select broadband service providers in the second half of 2005 and we expect commercial introduction of broadband versions of our Beamer videophone products to occur in 2006.
Intellectual Property
      We rely on a combination of patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect proprietary rights. We have filed two patent applications, one to cover proprietary functions and digital encoder and decoder solutions for ViDVD, a product we discontinued in 2002 and another to cover audio compression technology. In addition, we have filed similar applications in Taiwan and under the Patent Cooperation Treaty. To date, none of the patents have been issued.
      We have filed trademark applications in the U.S., Brazil, Canada, China, the European Union, Hong Kong, Japan, Singapore and Taiwan. The marks for which we have filed applications include, among others, the Vialta logo, Beamer, Phone Video Station, PVS and Viewphone.
      In connection with our spin-off by ESS, we entered into a master technology ownership and license agreement with ESS, pursuant to which we and ESS acknowledged the specific technology and trademarks related to our business that are owned by us.
      At the time of our formation, we entered into several intellectual property agreements with ESS. We purchased from ESS all of ESS’ proprietary rights and benefits conferred under U.S. laws with respect to its videophone business. The master technology ownership and license agreement supercedes prior intellectual property and research and development agreements between ESS and us. In addition, we entered into a purchase agreement under which ESS agreed to provide us with semiconductor products. Financial information regarding our related party transactions with ESS are set forth in Note 9 of the Notes to Consolidated Financial Statements in Item 8 of this report.

Manufacturing
      We have developed all of our products internally and outsource manufacturing. Our Beamer videophone products and VistaFrame are currently manufactured by two contract manufacturers located in China. We believe these manufacturers will provide us with sufficient manufacturing capacity to meet our current product demand. Our quality assurance engineers are located in China to oversee our contract manufacturers. We outsource import and export logistics, including clearance of Chinese and U.S. customs and ocean freight. We currently handle warehousing and all shipments to retail distribution centers, individual retailers and individual customers purchasing our products online.
Seasonality
      Our operating results are subject to seasonality and to quarterly and annual fluctuations. Domestic consumer electronic product sales have traditionally been much higher during the holiday shopping season than during other times of the year. Our domestic sales this past year reflected this anticipated seasonality.
Competition
      Our Beamer videophone products compete directly with several other companies in the videophone market that offer products delivering similar features. We believe none of these companies has secured nationwide retail distribution relationships. The majority of our competitors’ videophone products are primarily available through specialized retailers and websites. Furthermore, the majority of other videophone models have been integrated with handsets and have a significantly higher per unit retail price than our Beamer videophone products. We believe the key competitive factors for videophone products are price, cost to use, quality of the video (especially moving images), retail distribution, brand awareness and ease of installation and use. We believe that among manufacturers of videophones that use analog phone lines, we compete favorably on the basis of price, video quality, product availability and ease of installation and use. In addition, we face competition from other video communication products utilizing Internet and broadband connections and digital camera cellular telephones. Internet and broadband products, which frequently are priced less than our Beamer videophone products, utilize a personal computer or television, currently require subscription to an ISP and may require additional subscription services. These products may also be interoperable with users of competitive products, provide multiple transmission and storage options, and act as a digital camera. Digital camera cellular telephones only offer still picture transmission or reception and require a digital cellular connection. Many of the current and prospective competitors in this market are larger, better known and have greater resources and experience than us.
      VistaFrame competes directly with several other companies in the digital picture frame market that offer products that are similar to VistaFrame. The majority of these products are primarily available through specialized or regional retailers and websites. In addition other digital picture frame products either have limited digital camera memory card compatibility or require a phone line connection and a fee-based subscription service in order to download pictures into the frame.
Financial Information about Segments and Geographic Areas
      We operate as one business segment in two geographic areas — domestic and international. Financial information about our business and geographic areas is set forth in Note 14 of the Notes to Consolidated Financial Statements in Item 8 of this report.
Employees
      As of February 28, 2005, we had 38 employees, including 11 in research and development, 6 in marketing, sales and support, 12 in manufacturing and operations and 9 in finance and administration.
Item 2:     Properties
      As of February 28, 2005, our corporate headquarters occupies approximately 31,000 square feet of a building located in Fremont, California, under a lease from ESS that expires in July 2005. We also lease office space for a development center in Hong Kong. We believe that our existing facilities are adequate for our current needs. We believe that, if necessary, we will be able to renew our lease prior to its expiration in July 2005 or we will be able to find adequate office space elsewhere in the area at comparable rates.
Item 3:     Legal Proceedings
      We are not a party to any litigation at the present time.
Item 4:     Submission of Matters to a Vote of Security Holders
      There were no matters submitted to a vote of security holders during the fourth quarter of the fiscal year ended December 31, 2004.

PART II

Item 5:	Market for the Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities
      Our common stock has been quoted on the OTC Bulletin Board under the symbol “VLTA” since August 21, 2001. The following table sets forth the high and low bid prices for the common stock as reported by the OTC Bulletin Board during the periods indicated. Such prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High	Low

Fiscal 2002:
First Quarter ended March 31, 2002	$1.50	$1.01
Second Quarter ended June 30, 2002	$1.07	$0.45
Third Quarter ended September 30, 2002	$1.18	$0.59
Fourth Quarter ended December 31, 2002	$0.72	$0.26
Fiscal 2003:
First Quarter ended March 31, 2003	$0.45	$0.30
Second Quarter ended June 30, 2003	$0.51	$0.28
Third Quarter ended September 30, 2003	$0.49	$0.33
Fourth Quarter ended December 31, 2003	$0.81	$0.35
Fiscal 2004:
First Quarter ended March 31, 2004	$0.70	$0.32
Second Quarter ended June 30, 2004	$0.39	$0.32
Third Quarter ended September 30, 2004	$0.35	$0.23
Fourth Quarter ended December 31, 2004	$0.25	$0.16
      As of March 7, 2005, there were approximately 329 record holders of our common stock.
      We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain any earnings for use in our business, and we do not anticipate paying any cash dividends in the foreseeable future.

Item 6:     Selected Consolidated Financial Data
      You should read the selected consolidated financial data set forth below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this report. The selected consolidated statement of operations data set forth below is derived from our audited consolidated financial statements. The information below is not necessarily indicative of the results of operations to be expected for any future period.

	Years Ended December 31,

	2004	2003	2002	2001	2000

	(In thousands, except per share amounts)
Consolidated Statement of Operations Data:
Revenue, net	$12,747	$10,331	$—	$—	$—
Cost of good sold	8,022	2,941	—	—	—

Gross profit	4,725	7,390	—	—	—

Operating expenses:
Product costs	—	—	10,421	—	—
Engineering and development	1,247	2,557	13,264	25,250	19,558
Sales and marketing	2,011	4,427	3,100	3,738	2,927
General and administrative	4,573	5,753	5,643	9,301	6,699
Amortization and impairment of content licenses	—	—	11,395	—	—

Total operating expenses	7,831	12,737	43,823	38,289	29,184

Operating loss	(3,106)	(5,347)	(43,823)	(38,289)	(29,184)
Interest income, net	717	733	1,244	3,606	7,688
Gain on investment	—	571	—	—	—
Other income (expense)	—	—	—	(1,266)	(1,682)

Loss before income tax benefit	(2,389)	(4,043)	(42,579)	(35,949)	(23,178)
Income tax benefit	—	—	—	—	260

Net loss	$(2,389)	$(4,043)	$(42,579)	$(35,949)	$(22,918)

Net loss per share:
Basic and diluted	$(0.03)	$(0.05)	$(0.51)	$(0.83)	$(3.68)

Weighted average common shares outstanding:
Basic and diluted	82,930	82,285	83,578	43,248	6,222

	December 31,

	2004	2003	2002	2001	2000

	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents and short-term investments	$18,402	$24,308	$32,701	$67,428	$136,490
Restricted cash	3,057	2,226	—	—	—
Working capital	22,261	25,365	30,201	66,830	109,870
Total assets	29,402	37,114	40,327	83,866	153,691
Total current liabilities	3,753	9,061	7,949	3,587	33,594
Redeemable convertible preferred stock	—	—	—	—	142,600
Total stockholders’ equity (deficit)	25,649	28,053	32,378	80,279	(22,503)

Item 7:     Management’s Discussion and Analysis of Financial Condition and Results of Operations
      The following discussion includes forward-looking statements with respect to our future financial performance. Actual results may differ materially from those currently anticipated depending on a variety of factors, including those described below under the sub-heading, “Cautionary Statement Regarding Forward-Looking Statements” as well as “Other Factors That May Affect Our Business and Future Results” and the risks discussed in our most recent filing with the Securities and Exchange Commission. This following discussion should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements and notes thereto that appear elsewhere in this report.
Overview
      We develop, design and market consumer electronics products designed to maximize the advantages of digital technology in a convenient and easy-to-use manner. Our primary products are the Beamertm personal videophone line and the VistaFrametm digital picture frame. Our Beamer videophone products add color video to phone calls, enabling users to see the person they are calling. Since both parties to a video call must have a Beamer videophone product (or compatible videophone), our videophone products are primarily sold in pairs. Our Beamer videophone products work with any home phone over any standard (analog) home phone line, at no additional cost to a regular phone call. Our Beamer videophone products include models that are standalone (such as our first videophone product known as Beamer) or connect through most televisions (the Beamer TVtm), and may include the ability to send and receive digital pictures (the Beamer FXtm). Our Beamer videophone products are currently carried by retailers such as Best Buy, Fry’s Electronics, The Good Guys, The Discovery Channel, Cinmar (The Frontgate Catalog) and The Sharper Image, among others.
      Our VistaFrame product is a digital picture frame that allows users to display photographs directly from a digital camera memory card or from VistaFrame’s internal memory. VistaFrame is compatible with most standard card formats and does not require a camera or computer connection, special wiring or web based services to display digital photographs. With VistaFrame, consumers can view digital pictures individually or in a custom slideshow format with the user selecting the pictures, the display sequence, display interval and the transition effect. VistaFrame is currently carried by retailers such as The Sharper Image, The Discovery Channel, Cinmar and The Good Guys.
      Since our inception, we have financed our operations primarily from funds raised in private offerings of convertible preferred stock and common stock and through vendor credit. For the years ended December 31, 2004, 2003, and 2002 we had net losses of $2.4 million, $4.0 million and $42.6 million, respectively, and expect to incur losses in 2005. As of December 31, 2004, we had an accumulated deficit of $109.1 million.
      On March 29, 2005, we announced a definitive agreement to merge with Victory Acquisition Corp., a newly formed entity established by Fred S.L. Chan, Chairman of the Company, and certain of his family members. Victory will acquire the approximately 60% of our stock not owned by it for $0.36 per share in cash. The merger is expected to be completed in the second quarter of 2005 and is subject to Vialta shareholder and customary approvals.
Results of Operations

For the year ended December 31, 2004 compared with the year ended December 31, 2003
      Net revenue. Net revenue was $12.7 million for the year ended December 31, 2004 compared to $10.3 million for the year ended December 31, 2003. The revenue growth was substantially driven by an increase in units’ sales volume. Net revenue included $9.3 million in domestic sales for 2004 compared to $7.1 million for 2003 and $3.4 million in international sales for 2004 compared to $3.2 million for 2003. Net revenue from sales of our Beamer videophone products accounted for 73% of total net revenue. The increase in net revenue reflected the recognition in 2004 of $5.2 million of revenue deferred at December 31, 2003, compared to $3.2 million of revenue that was deferred at December 31, 2002 and that was recognized in fiscal 2003. At December 31, 2004 the Company had $3.1 million in deferred revenue. For the fiscal year 2004, The Sharper Image and CEC accounted for approximately 23% and 12%, respectively, of our net revenue. For the fiscal year 2003, Best Buy and CEC accounted for approximately 18% and 16%, respectively, of our net revenue.

      Cost of goods sold. Cost of goods sold was $8.0 million for the year ended December 31, 2004 compared to $2.9 million for the year ended December 31, 2003. This increase is primarily due to additional inventory reserves of $3.4 million on raw material and finished goods inventory, which was recorded during the third quarter of 2004. In addition, during the second half of 2004 product costs were recorded at full cost as compared to the first half of 2004 and fiscal 2003 where 56% and 83%, respectively, of our inventory costs for our Beamer videophone products were expensed in prior periods. At September 30, 2002, we had no historical experience selling Beamer (our first videophone Product) and there was significant uncertainty regarding our ability to recover costs incurred in building inventories related to Beamer. As a result, we expensed Beamer inventory costs as incurred through the third quarter of 2002. Following the nationwide commercial launch of Beamer, we began to capitalize the additional value of Beamer inventory costs in the fourth quarter of 2002. Because a significant portion of our inventory for raw materials and finished goods for our Beamer videophone products was expensed in prior periods, cost of goods sold for the years ended December 31, 2004 and 2003 was lower than what would otherwise have been recorded.
      Gross profit. Gross profit was $4.7 million for the year ended December 31, 2004 compared to $7.4 million for the year ended December 31, 2003. If we had not previously expensed inventory costs, our gross profit would have been approximately $2.0 million for the year ended December 31, 2004.
      Engineering and development. Engineering and development expenses were $1.2 million for the year ended December 31, 2004, compared to $2.6 million for the year ended December 31, 2003. The decrease was primarily due to reductions in engineering and development personnel and a decrease in depreciation expense due to equipment being fully depreciated. We expect engineering and development expenses to remain constant in future periods.
      Sales and marketing. Sales and marketing expenses were $2.0 million for the year ended December 31, 2004, compared to $4.4 million for the year ended December 31, 2003. The decrease is primarily due to a decrease of $2.1 million in television advertising and promotional campaigns that occurred in the fourth quarter of 2003. There were no comparable television advertising expenses for the year ended December 31, 2004 and promotion campaign expenses were lower in the fourth quarter of 2004 compared to the fourth quarter of 2003. We do not expect an increase in sales and marketing expenses in future periods, and we currently do not have the resources to support a significant and sustained national advertising and consumer awareness program which may be necessary to maintain or significantly increase sales.
      General and administrative. General and administrative expenses were $4.6 million for the year ended December 31, 2004, compared to $5.8 million for the year ended December 31, 2003. The decrease was primarily due to a reduction in general and administrative personnel, and decreases in legal expense, insurance and office rent. We expect general and administrative expenses to remain constant in future periods.
      Interest income and other, net. Interest income and other, net, was $717,000 for the year ended December 31, 2004, compared to $733,000 for the year ended December 31, 2003.
      Gain on Investment. During the fourth quarter of 2003, we recorded a gain on investments of $571,000. The gain on investments was attributable to a cash dividend paid to us on preferred shares we previously acquired in an unrelated company. Our original investment in this company had been written down to zero in a prior period. There is no comparable gain for the year ended December 31, 2004.

For the year ended December 31, 2003 compared with the year ended December 31, 2002
      Net revenue. Net revenue was $10.3 million for the year ended December 31, 2003. There was no revenue for the year ended December 31, 2002. Included in net revenue for 2003 was approximately $7.1 million in domestic sales and approximately $3.2 million from international sales. In addition to revenue generated from our first videophone product, Beamer, we also recorded domestic net revenue during the fourth quarter of 2003 from sales activity related to our new products BeamerTV, BeamerFX (which was introduced in the fourth quarter of 2003 on a very limited basis) and VistaFrame. Net revenue from sales of our Beamer videophone products accounted for 97% of total net revenue for the year ended December 31, 2003. During the first quarter of 2003, we began to recognize revenue on sales of Beamer, net of estimated warranty claims and estimated returns. We began nationwide distribution of Beamer during the third quarter of 2002 and more significant shipments during the fourth quarter of 2002. For most of these shipments, the standard warranty and return period had not been completed as of December 31, 2002. Due to a limited history of warranty and sales returns for Beamer, we did not recognize revenue for sales through December 31, 2002. As a result, revenue for the year ended December 31, 2003, includes the recognition of deferred revenue of approximately $3.2 million related to shipments of Beamer, which were made during the third and fourth quarters of 2002.
      Cost of goods sold. Cost of goods sold was $2.9 million for the year ended December 31, 2003. There was no similar expense for the year ended December 31, 2002. Because a significant portion of our inventory for raw materials and finished goods for our Beamer videophone products was expensed in prior periods, cost of goods sold for the year ended December 31, 2003 was lower than what would otherwise have been recorded. If we had not previously expensed inventory costs, our cost of goods sold would have been $7.8 million for the year ended December 31, 2003.
      Gross profit. Gross profit was $7.4 million for the year ended December 31, 2003. If we had not previously expensed inventory costs, our gross profit would have been approximately $2.5 million for the year ended December 31, 2003.
      Product Costs. Product costs were $10.4 million for the year ended December 31, 2002. Product costs represent inventory expenditures for raw materials and finished goods related to our Beamer videophone products. At September 30, 2002, we had no historical experience selling Beamer (our first videophone product) and there was significant uncertainty regarding our ability to recover costs incurred in building inventories related to Beamer. As a result, we expensed Beamer inventory costs as incurred through the third quarter of 2002. Following the nationwide commercial launch of Beamer, we began to capitalize the additional value of Beamer inventory costs in the fourth quarter of 2002.
      Engineering and development. Engineering and development expenses were $2.6 million for the year ended December 31, 2003, compared to $13.3 million for the year ended December 31, 2002. The decrease was primarily due to reductions in engineering and development personnel and other development expenditures as we shifted our focus to sales and marketing efforts from core development activities. Included in engineering and development expenses for the year ended December 31, 2002 were development expenses related to ViDVD and ViMagazine as well as expenses related to our Internet Service Provider, known as ViZip. Since all development activities related to ViDVD, ViMagazine and ViZip were discontinued during 2002, there were no comparable expenses for the year ended December 31, 2003.
      Sales and Marketing. Sales and marketing expenses were $4.4 million for the year ended December 31, 2003, compared to $3.1 million for the year ended December 31, 2002. The increase in sales and marketing expenses is primarily due to $2.1 million in television commercials that aired in certain markets (Los Angeles and San Francisco) and in-store demonstration programs (in selected stores and regions), which occurred, in the fourth quarter of 2003. This increase was partially offset by an overall decrease in sales and marketing expenses for the year ended December 31, 2003 when compared to the prior fiscal year.
      General and Administrative. General and administrative expenses were $5.8 million for the year ended December 31, 2003, compared to $5.6 million for the year ended December 31, 2002.
      Amortization and Impairment of Content Licenses. Amortization and impairment of content licenses for ViMagazine was $11.4 million in the year ended December 31, 2002. During January 2002, we licensed feature film content from Artisan Entertainment for $10.0 million to use as part of our ViMagazine. Starting in the first quarter of 2002, we began to expense our content licenses, based on the greater of the royalty amounts due or amortization on a straight-line basis over an estimated life of three years. During the fourth quarter of 2002, we concluded that the content licenses had suffered a permanent decline in value, as a result of our decision not to market ViMagazine, and the remaining unamortized balance of $8.3 million was written down to zero. The $10.0 million license fee to Artisan Entertainment included a $5.0 million note that matures in April 2005 and would convert to a license fee if certain events occurred. We continue to receive current interest payments on the note and, since conversion is unlikely, we may receive the principal at maturity. If we were to be paid at maturity we would recognize a gain at that time. There is no comparable expense for the year ended December 31, 2003.
      Interest Income, Net. Interest income was $733,000 for the year ended December 31, 2003, compared to $1.2 million for the year ended December 31, 2002. The decrease in interest income was primarily due to lower cash balances and lower yields on available-for-sale securities during the year ended December 31, 2003 as compared to the year ended December 31, 2002.
      Gain on Investment. During the fourth quarter of 2003 we recorded a gain on investments of $571,000. The gain on investments was attributable to a cash dividend paid to us on preferred shares we previously acquired in an unrelated company. Our original investment in this company had been written down to zero in a prior period.
Off-Balance Sheet Arrangements
      In January 2000, we entered into a three-year non-cancelable lease agreement for our headquarters with ESS. In July 2003, we amended the lease. The terms of the amendment include a 60% reduction in the amount of square footage leased, a reduction in the monthly rent to current market rates and an extension of the term from December 31, 2003 to June 30, 2005. Under the terms of this and other leases, with various expiration dates through 2006, our future minimum rental payments as of December 31, 2004 are as follows: $351,000 and $141,000 for the years 2005 and 2006 respectively.
      Apart from operating leases disclosed above, we do not have any off-balance sheet arrangements.
Liquidity and Capital Resources
      As of December 31, 2004, we had $21.5 million in cash and cash equivalents, restricted cash and short-term investments compared to $26.5 million as of December 31, 2003, representing a decrease of $5.0 million.
      Our principal sources of liquidity are cash and cash equivalents and investments. Net cash used in operating activities was $5.9 million for the year ended December 31, 2004 compared to $7.9 million for the year ended December 31, 2003, representing a decrease of approximately $2.0 million. The decrease in cash used in operating activities was primarily due to a significant reduction in our operating expenses, combined with cash received from sales of our products. In addition, our cash flow from operations for the year ended December 31, 2004 benefited from a decrease in inventory.
      Net cash provided by investing activities for the year ended December 31, 2004 was $3.8 million compared to $2.4 million of cash used in investing activities for the year ended December 31, 2003 representing an increase of approximately $6.2 million. The increase in net cash provided by investing activities for the year ended December 31, 2004 compared to net cash used in investing activities for the year ended December 31, 2003 was primarily due to a reduction in purchases and sales of short-term investments.
      Net cash provided by financing activities was insignificant for the year ended December 31, 2004 compared to $285,000 net cash used in financing activities for the year ended December 31, 2003, which was primarily related to repurchases of our common stock.
      Capital expenditures for the 12-month period ending December 31, 2005 are anticipated to be approximately $100,000, primarily to acquire capital equipment.
      In September 2001, the Board of Directors authorized the repurchase of up to 10,000,000 shares of our common stock in open market or private transactions over a twelve-month period. In June 2002, the Board of Directors authorized the existing stock repurchase program be extended to include the repurchase of up to an additional 10,000,000 shares of common stock. Through December 31, 2003, we repurchased approximately 11,964,000 shares of common stock at an aggregate cost of $9.4 million. There were no common stock repurchases during the year ended December 31, 2004. As of December 31, 2004, approximately 8,036,000 shares remain authorized for repurchase.
      We believe that our existing cash and cash equivalents and investments will be sufficient to fund our operations through December 31, 2005. However, to continue our operations beyond that date, or if our current level of operations change, or to achieve our longer-term goals of introducing additional products to consumers, we believe we will need to raise additional capital, which may not be available on acceptable terms, if at all. We have historically used vendor credit as well as private offerings of convertible preferred stock and common stock to fund operations and provide for capital requirements. However, the price per share of any future equity-related financing will be determined at the time the offering is made and cannot be anticipated at this time. If additional funds are raised through the issuance of equity securities, the percentage ownership of current stockholders is likely to or will be reduced and such equity securities may have rights, preferences or privileges better than those of current stockholders. We cannot assure you that any additional financing will be available or that, if available, it will be sufficient or it can be obtained on terms favorable to us or our stockholders. If adequate funds are not available if and when needed, we would be required to delay, limit or eliminate some or all of our proposed operations.
Critical Accounting Policies and Estimates
      The preparation of financial statements and the related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. On an ongoing basis, we evaluate our estimates to ensure that our estimates remain reasonable under current conditions. Actual results may differ from these estimates, which may have a material impact on our results of operations and financial condition.
      Critical accounting policies that require significant judgments and estimates for the preparation of our consolidated financial statements are as follows:
Revenue recognition
      We generally recognize revenue on products sold to end customers upon shipment provided that we have no post-sale obligations, we can reliably estimate and accrue warranty costs and sales returns, the price is fixed or determinable and collection of the resulting receivable is reasonably assured. For sales to international distributors and strategic partners we generally recognize revenue based on the above criteria and upon receipt of payment in full. For sales to end customers that do not meet the above criteria, revenue is deferred until such criteria are met.
      Products sold to retailers and distributors are subject to rights of return. We defer recognition of revenue on products sold to retailers and distributors until the retailers and distributors sell the products to their customers. Revenue is also deferred for the initial thirty-day period during which our direct customers, retailers and distributors have the unconditional right to return products. We recognize revenue from distributors and some retailers according to information on shipments to their customers provided by those distributors and retailers. In determining the appropriate amount of revenue to recognize, we use this data and apply judgment in reconciling differences between their reported inventories and activities. If distributors and retailers incorrectly report their inventories or activities, or if our judgment is in error, it could lead to inaccurate reporting of our revenues and deferred income and net income.
Allowances for sales returns and for doubtful accounts
      Sales return allowances are recorded at the time when revenue is recognized based on historical returns, current economic trends and changes in customer demands. Such allowances are adjusted periodically to reflect actual experience and anticipated returns.
      Allowance for doubtful accounts is our best estimate of the amount of probably credit losses in our existing accounts receivable. We determine the allowance based on historical write-off experience. We review our allowance for doubtful accounts monthly. Past due balances over 90 days and over are reviewed individually for collectibility. Account balances are charged off against the allowance when we feel it is probable that receivable will not be recovered.
      If these considered factors fail to represent future returns of our products or collectibility of our accounts receivable, or if our judgment is in error, it could lead to inaccurate reporting of our accounts receivables, revenues, deferred profit and net income.

      The following is a summary of activities in allowance for doubtful accounts and returns (in thousands):

	Balance at		Write-offs
	Beginning		Net of	Balance at End
	of Year	Additions	Recoveries	of Year

December 31, 2004	$63	$14	$—	$77
December 31, 2003	$30	$33	$—	$63
December 31, 2002	$665	$—	$(635)	$30
Warranty
      We provide a limited warranty on our products for periods ranging from 90 days to 12 months from the date of sale to the end customers. We estimate warranty costs based on historical experience and accrue for estimated costs as a charge to cost of sales when revenue is recognized. If these considered factors fail to represent our future warranty expenses or if our judgment is in error, it could lead to inaccurate reporting of our cost of sales and net income.
      The following table shows the details of the product warranty accrual, as required by FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” for the years ended December 31, 2004 and 2003 (in thousands):

	December 31,	December 31,
	2004	2003

Beginning balance	$484	$—
Accruals for warranties issued during the year	564	814
Settlements made during the year	(649)	(330)

Ending balance	$399	$484

Valuation of Inventories
      Inventories are stated at the lower of cost or market, with cost being determined by the first-in, first-out method. We record our inventory reserve for estimated losses based on assumptions about future demand and market conditions. If actual demand or market conditions are less favorable than those projected by management, additional inventory reserves may be required.
      We expensed $10.4 million of inventory costs on our Beamer videophone products, through September 30, 2002. We began capitalizing our inventory costs in the fourth quarter of 2002 following commercial introduction of our products.
      Following the analysis of inventory quantity on hand and expected demand, additional inventory reserves of $3.4 million were recorded in fiscal 2004. Additional inventory reserves may be needed if actual demand or market conditions are less favorable than management’s projections.

Property and Equipment
      Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is generally computed using the straight-line method over the estimated useful lives of the assets.

Computer equipment	3-5 years
Furniture and fixtures	5 years
Software and web site development costs	1-3 years
      Repairs and maintenance costs are expensed as incurred.
      The recoverability of property and equipment is evaluated whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable, primarily based on estimated selling prices, appraised values or projected undiscounted cash flows. Our cash flow estimates are based on historical results adjusted for estimated current industry trends, the economy and operating conditions. Significant changes in these estimates and assumptions could result in impairment changes in the future.

Stock-Based Compensation
      We account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, or APB No. 25, “Accounting for Stock Issued to Employees.” Under APB No. 25, compensation cost is measured as the excess, if any, of the quoted market price of its stock at the date of grant over the exercise price of the option granted. Compensation cost for stock options, if any, is recognized ratably over the vesting period. We provide additional pro forma disclosures as required under SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.”
Recent Accounting Pronouncements
      In November 2004, the FASB has issued FASB Statement No. 151, “Inventory Costs, and Amendment of ARB No. 43, Chapter 4” (“FAS No. 151”). The amendments made by FAS No. 151 are intended to improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities.
      The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The provisions of FAS No. 151 will be applied prospectively. We do not expect the adoption of FAS No. 151 to have material impact on our consolidated financial position, results of operations or cash flows.
      In December 2004, the FASB issued FASB Statement No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (“FAS No. 123R”). FAS No. 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning our third quarter of fiscal 2005. We are currently evaluating the impact of FAS No. 123R on our financial position and results of operations.
      In December 2004, the FASB issued SFAS Statement No. 153, “Exchanges of Nonmonetary Assets.” The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial impact on its financial statements. We do not expect the adoption of FAS No. 153 to have material impact on our consolidated financial position, results of operations or cash flows.
Other Factors That May Affect Our Business and Future Results
      Our future business, operating results and financial condition are subject to various risks and uncertainties, including those described below.

If our products do not achieve broad market acceptance, we may not be able to continue operating our business.
      We are currently marketing a limited number of products. As a result, our success is highly dependent upon consumer acceptance of these products. Consumer acceptance requires, among other things, that we:

•	educate consumers on the advantages of our Beamer videophone products and VistaFrame;

•	commit a substantial amount of human and financial resources to support the retail distribution of our products;

•	continue to develop our sales, marketing and support activities to consumers and retailers; and

•	expand the number and location of retailers carrying our products.
      We may not achieve any or all of these objectives. As a result despite our national retail presence, consumers may not be aware of our products. This could delay or prevent our ability to achieve broad market acceptance of our products. We do not currently have the resources to support a significant and sustained national advertising and consumer awareness program which may be necessary to significantly increase sales.

The failure of our products to achieve sufficient consumer and retailer acceptance would impair our ability to continue operating our business.

We have incurred net losses and may never achieve significant revenues or profitability.
      We have incurred losses and have had negative cash flow since our inception. As of December 31, 2004, we had $21.5 million in cash and cash equivalents, restricted cash and short-term investments. For the fiscal year ended December 31, 2004, we had a net loss of $2.4 million. We expect to continue to incur losses for the foreseeable future. The size of these net losses will depend in part on any future product launches, any growth in sales of our products and the rate of increase in our expenses. As a result, we will need to generate significant revenues to achieve profitability. Several factors, including consumer acceptance, retailer arrangements and competitive factors make it impossible to predict when or whether we will generate significant revenues or attain profitability. Consequently, we may never achieve significant revenues or profitability, and even if we do, we may not sustain or increase profitability on a quarterly or annual basis in the future.

It may take a substantial amount of time and resources to achieve broad market acceptance of our products, and we cannot be sure that these efforts will generate the level of broad market acceptance necessary to generate sufficient revenues to sustain our business.
      The current videophone end-user market is relatively small. Although videophones have been commercially available for many years, previous videophone models have had high retail prices, limited retail distribution, limited functionality, poor video quality and have been integrated with a handset. Even though we believe our Beamer videophone products have addressed many of the limitations associated with videophones and videophone technology, consumer demand remains low and may not increase. Similar to the videophone end-user market, the digital picture frame market is small and only a recent phenomenon resulting from the growth of the digital camera market. Although VistaFrame is compatible with most standard digital camera memory card formats and does not require a camera or computer connection, special wiring or web based services, consumer demand is low and may not increase. Even after educating consumers on the features of our products, consumers may still perceive little or no benefit or may already own other products that provide similar benefits or functionality. As a result, consumers may not value, or may be unwilling to purchase, our products at profitable prices. We also do not have an established brand image, and the expense of a national advertising campaign to build and sustain brand awareness is not within our reach. Accordingly, to develop market acceptance of our products, we will need to devote a substantial amount of resources to educate consumers about the features and benefits of our products via alternative means including targeted public relations, promotional campaigns and extensive retail distribution. However, we cannot assure you that this commitment of resources will be successful in generating the revenues required to sustain our business. If we are unsuccessful, the future of our Company will be in doubt.

If we are unable to raise additional capital on acceptable terms, our ability to develop and market our products and operate our business could be harmed.
      To introduce follow-on products and sustain and grow our business, we must continue to make significant investments to develop, enhance and market our products. We will also need significant working capital to take advantage of future opportunities and to respond to competitive pressures or unanticipated requirements. We expect that our existing capital resources will be sufficient to meet our cash requirements through December 31, 2005, although our current resources could be exhausted more quickly depending on the payment terms that we are able to negotiate with our vendors and suppliers and our success in generating and collecting on accounts receivable. The magnitude of our future capital requirements will depend on many factors, including, among others, promotional campaigns, investments in working capital, and the amount of income, if any, generated by operations.
      When we do need to raise additional capital, that capital may not be available on acceptable terms, or at all. If we cannot raise necessary additional capital on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities, respond to competitive pressures or unanticipated requirements or even continue operating our business.

      If additional capital is raised through the issuance of equity securities, the percentage ownership of our existing stockholders will decline. Also, if any securities are issued, our stockholders may experience dilution in net book value per share, and these securities may have rights, preferences or privileges superior to those of the holders of our common stock. Any debt financing, if available, may also require limitations or restrictions on our operations or future opportunities.

Our limited operating history may make it difficult for us or investors to evaluate trends and other factors that affect our business.
      We were incorporated in April 1999 and have a limited operating history. As a result of our limited operations, our historical financial and operating information is of limited value in evaluating our future potential operating results. In addition, any evaluation of our business and prospects must be made in light of the risks and difficulties encountered by start-up companies developing products in new and rapidly evolving markets. For example, it may be difficult to accurately predict our future revenues, costs of revenues, expenses or results of operations. Our Beamer videophone products, VistaFrame and any other future products represent new products for most consumers. It may be difficult to predict the creation of any market or the growth rate, if any, or size of the market for our existing products or other new products we may develop. We may be unable to accurately forecast customer needs or behavior or recognize or respond to emerging trends, changing preferences or competitive factors facing us. As a result, we may be unable to make accurate financial forecasts or adjust our spending in a timely manner to compensate for any unexpected changes or revenue shortfall. This inability could cause our results of operations in a given quarter to be worse than expected, and could cause the price of our stock to decline.

We face intense competition from participants in the consumer electronics market, which may impair our revenues and ability to generate customers.
      The consumer electronics market is intensely competitive and rapidly evolving. Existing participants and new entrants in this market currently offer and may develop and offer additional products that will compete directly with our existing products or future products that we may develop.
      The consumer electronics industry in particular is characterized by rapid technological innovation and intense price competition. The competition for consumer spending and acceptance is also intense. Our Beamer videophone products compete directly with several other companies in the videophone market. All of these companies currently offer videophone products to consumers that operate over standard (analog) phone lines with no additional cost to the user, similar to our Beamer videophone products. In addition to these companies, we face competition from a competitively priced videophone product that utilizes a consumer’s broadband connection (as opposed to a standard phone line) to deliver a video image over a consumer’s television during a phone call. Our Beamer videophone products also face competition from PC-based Internet video and from digital camera cellular telephones manufacturers and potential future offerings from current telephone manufacturers. Like our Beamer videophones, VistaFrame competes directly with several other companies in the digital picture frame marketplace. Although lacking some of the features of our VistaFrame product, these companies offer digital picture frame products which provide features similar to VistaFrame.
      In addition, many of the manufacturers and distributors of these competing products have substantially greater brand recognition, market presence, distribution channels, financial resources and promotional and other strategic partners than us.

If we fail to create consumer demand and consumer acceptance of our Beamer videophone products and VistaFrame, we may not be able to generate sufficient revenues to sustain our business.
      The success of our existing products depends on a number of factors, including, but not limited to, strategic allocation of our limited financial and technical resources, accurate forecasting of consumer demand, timely completion of product development and introduction to market, and market and industry acceptance of our future and existing products.

If we are unable to develop and introduce new products, we may not be able to generate sufficient revenues to sustain and grow our business.
      We develop and engineer all of our products in-house. To introduce follow-on products as well as new products, we must continue to make investments in product development and engineering. The development of new products is a time consuming process and may result in products which, although technically feasible, may not be commercially viable. In addition, competitors with greater resources may be able to develop and introduce new products that could eclipse our development initiatives and prevent us from introducing similar products. If we fail to develop new products, we may not be able to sustain our business.

We depend on two contract manufacturers and a limited number of other third parties, including ESS, to manufacture and supply critical components for our products, and we may be unable to operate our business if those parties do not perform their obligations.
      We rely on two contract manufacturers located in China to meet our current product demand. We also rely on ESS and a limited number of other third party suppliers for a number of key components for our products, including modem chips, video chips and LCD screens. We do not have long-term agreements in place with our suppliers. We do not control the time and resources that these suppliers devote to our business. We cannot be sure that these suppliers will perform their obligations as expected or that any revenue, cost savings or other benefits will be derived from the efforts of these parties. Our need for semiconductors as a key component of our products indirectly subjects us to a number of risks relating to ESS’ and any other future semiconductor suppliers’ reliance on independent foundries to produce those semiconductors, including the absence of adequate capacity, the unavailability of, or interruption in access to, certain process technologies and reduced control over delivery schedules, manufacturing yields and costs, and risks related to the international location of most major foundries. If any of our third party suppliers breaches or terminates its agreement with us or otherwise fails to perform its obligations in a timely manner, we may be delayed or prevented from launching or marketing our products. Because our relationships with these parties are non-exclusive, they may also support products that compete directly with ours, or offer similar or greater support to our competitors. Any of these events could require us to undertake unforeseen additional responsibilities or devote additional resources to commercialize our products. This outcome would harm our ability to compete effectively and quickly achieve market acceptance and brand recognition.

We may have potential business conflicts of interest with ESS with respect to the companies’ ongoing relationships, and we may not be able to resolve these conflicts on terms favorable to us.
      Conflicts of interest may arise between ESS and us in a number of areas relating to ongoing relationships between the companies, including:

•	Although we entered into agreements with ESS that govern our business relationship after the distribution of our stock to ESS shareholders, ESS has no obligation to extend the terms of those agreements beyond their stated duration;

•	ESS may supply semiconductors to competitors, which may affect ESS’ capacity to supply semiconductors to us;

•	We may compete with ESS with respect to business opportunities that are attractive to both companies, and ESS is not restricted from competing with our business.

If we are unable to maintain satisfactory relationships with, or increase the number of, retailers and distributors that sell our products, our business will suffer.
      In order to maintain our relationships with retailers and distributors we may be required to accept arrangements and terms, which may not be favorable to us. Such terms may include consignment arrangements, pricing concessions, marketing incentives, aggressive return allowances, commissions and other requirements, which could adversely affect the profitability of our products. In addition, we expect that our retailers and distributors will sell products offered by our competitors. If our competitors offer retailers and distributors more favorable terms or have more products available to meet their needs, those retailers and distributors may decline to carry or may not adequately promote our products. Although we are attempting to increase the number of retailers that market our products to consumers, there can be no assurance that we will be able to do so. If we are unable to maintain successful relationships with distributors and retailers or to expand our distribution channels, our business may fail.

We may need to expand our operations for future growth, and our failure to manage any such growth could disrupt business and impair our ability to generate revenues.
      We may need to expand our headcount, facilities and infrastructure to support potential sales growth and to allow us to pursue market opportunities. This potential expansion could place a significant strain on our management, operational and financial resources and systems. Specific risks we face as our business expands include:

•	We may need to attract and retain qualified personnel, and any failure to do so may impair our ability to offer new products or grow our business. We may be unable to successfully attract, integrate or retain sufficiently qualified personnel. If we are unable to hire, train, retain or manage the necessary personnel, we may be unable to successfully introduce new products or otherwise implement our business strategy.

•	We may need to provide acceptable customer support, and any inability to do so will impair our ability to develop consumer acceptance of our products. We expect that some of our customers will require support when using our products. We also anticipate that purchasers of any future products will require support in their use of such products. We do not have experience with widespread deployment of our products to a diverse customer base, and we may not have adequate personnel to provide the levels of support that our customers will require. Our failure to provide adequate customer support for our products will damage our reputation in the consumer electronics marketplace and strain our relationships with customers and strategic partners. This could prevent us from gaining new or retaining existing customers and could harm our reputation and brand.

•	We may need to improve our operational and financial systems, procedures and controls to support our expected growth, and any inability to do so will adversely impact our ability to grow our business. Our current and planned systems, procedures and controls may not be adequate to support our future operations and expected growth. Delays or problems associated with any improvement or expansion of our operational systems and controls could adversely impact our relationships with customers and harm our reputation and brand.

Product defects, system failures or interruptions may have a negative impact on our revenues, reputation and ability to attract new customers.
      Errors and product defects can result in significant warranty and repair problems, which could cause customer relations problems. Correcting product defects requires significant time and resources, which could delay product releases and affect market acceptance of our products. Any delivery by us of products with undetected material product defects could harm our credibility and market acceptance of our products.

Our future results could be harmed by economic, political, regulatory and other risks associated with our reliance on international sales and operations.
      Our products are currently manufactured, assembled and tested by two contract manufacturers located in China. In addition, most of our suppliers are located in China, Hong Kong and Taiwan. Because of our international operations and relationships, and our reliance on foreign third-party manufacturing, assembly and testing operations, we are subject to the risks of conducting business outside of the United States, including:

•	changes in political and strategic relations between China, Taiwan and the U.S.;

•	changes in foreign currency exchange rates;

•	changes in a specific country’s or region’s political or economic conditions, particularly in China, Taiwan and other emerging Asian markets;

•	trade protection measures and import or export licensing requirements;

•	potentially negative consequences from changes in tax laws;

•	difficulty in managing widespread sales and manufacturing operations;

•	less effective protection of intellectual property.

Our success partly depends on our ability to secure and protect our proprietary rights.
      Our success and ability to compete are partly dependent upon our internally developed technology. We rely on patent, trademark and copyright law, trade secret protection and confidentiality or license agreements with our employees, customers, partners and others to protect our proprietary rights. However, the steps we take to protect our proprietary rights may be inadequate. We have filed two U.S. patent applications, one to cover ViDVD proprietary functions and digital encoder and decoder solutions and another to cover digital audio signal compression and processing. In addition, we have filed corresponding applications in Taiwan and with the patent cooperation treaty, which reserves the right to file in foreign countries. To date, no patents have been issued, and we cannot assure you that any patents will ever be issued, that any issued patents will protect our intellectual property or that third parties will not challenge any issued patents. Moreover, other parties may independently develop similar or competing technologies designed around any patents that may be issued to us.
      The laws of certain foreign countries in which our products are or may be designed, manufactured or sold, including various countries in Asia, may not protect our products or intellectual property rights to the same extent as do the laws of the U.S., and thus make the possibility of piracy of our technology more likely. We cannot assure you that the steps taken by us to protect our proprietary information will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. Our failure to protect our proprietary rights could harm our business.

We may be subject to claims that our intellectual property infringes upon the proprietary rights of others, and a successful claim could harm our ability to sell and develop our products.
      If other parties claim that our products infringe upon their intellectual property, we could be forced to defend ourselves or our customers, manufacturers or suppliers against those claims. We could incur substantial costs to prosecute or defend those claims. A successful claim of infringement against us, or any failure or inability of us to develop non-infringing technology or license the infringed technology on acceptable terms and on a timely basis, could harm our business, financial condition and results of operations.

If we lose key management personnel, we may not be able to successfully operate our business.
      Our future performance is substantially dependent on the continued services of our senior management, especially our Chairman, Fred S.L. Chan, our President and Chief Executive Officer, Didier Pietri, and other key personnel. The loss of any members of our executive management team and our inability to hire additional executive management could harm our business and results of operations. We employ our key personnel on an at-will basis. We do not maintain key person insurance policies on any of the members of our executive management team.

Any future business acquisitions may disrupt our business, dilute stockholder value or distract management attention.
      As part of our ongoing business strategy, we may consider acquisitions of, or significant investments in, additional businesses that offer or develop products and technologies complementary to our own. Such acquisitions could materially adversely affect our operating results and/or the price of our stock. Acquisitions also entail numerous risks, including:

•	difficulty of integrating the operations, products and personnel of the acquired businesses;

•	potential disruption of our ongoing business;

•	unanticipated costs associated with the acquisition;

•	inability of management to manage the financial and strategic position of acquired or developed products and technologies;

•	inability to maintain uniform standards, controls, policies and procedures; and

•	impairment of relationships with employees and customers that may occur as a result of integration of the acquired business.
      To the extent that shares of our stock or other rights to purchase stock are issued in connection with any future acquisitions, dilution to our existing stockholders may result and our earnings per share may suffer. Any future acquisitions or strategic investments may not generate additional revenue or provide any benefit to our business, and we may not achieve a satisfactory return on our investment in any acquired businesses.

Laws or regulations that govern the consumer electronics industry, the telecommunications industry, copyrighted works or the Internet could expose us to legal action if we fail to comply or could require us to change our business.
      Because our products are expected to provide our customers with access to a variety of methods of electronic communication, it is difficult to predict what laws or regulations will be applicable to our business. Therefore, it is difficult to anticipate the impact of current or future laws and regulations on our business. Among the many regulations that may be applicable to our business are the following:

•	Federal Communications Commission regulations relating to the electronic emissions of consumer products;

•	Federal Communications Commission regulations relating to consumer products that connect to the public telephone network;

•	federal export regulations relating to the export of sensitive computer technologies such as encryption and authentication software.
      Changes in the regulatory climate or the enforcement or interpretation of existing laws could expose us to legal action if we fail to comply. In addition, any of these regulatory bodies could promulgate new regulations or interpret existing regulations in a manner that would cause us to incur significant compliance costs or force us to alter the features or functionality of our products.

Our stock may be subject to the requirements for penny stocks, which could adversely affect your ability to sell and the market price of our shares.
      Our stock may fit the definition of a penny stock. The Securities and Exchange Act of 1934 defines a penny stock as any equity security that is not traded on a national securities exchange or authorized for quotation on The NASDAQ National Market and that has a market price of less than $5.00 per share, with certain exceptions. Penny stocks are subject to Rule 15g under the Securities and Exchange Act of 1934, which imposes additional sales practice requirements on broker-dealers who sell such securities. In general, a broker-dealer, prior to a transaction in a penny stock, must deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must provide the customer with current bid and offer quotations for the penny stock, information about the commission payable to the broker-dealer and its salesperson in the transaction and monthly statements that disclose recent price information for each penny stock in the customer’s account. Finally, prior to any transaction in a penny stock, the broker-dealer must make a special written suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to sale. All of these requirements may restrict your ability to sell our stock and could limit the trading volume of our stock and adversely affect the price investors are willing to pay for our stock.

Our quarterly operating results may fluctuate significantly, which may adversely affect the market prices of our stock and could lead to us becoming the target of costly securities class action litigation.
      We expect our operating results, including any revenues we may generate, to fluctuate significantly due to a number of factors, many of which are outside of our control. Therefore, you should not rely on period-to-period comparisons of results of operations as an indication of our future performance. It is possible that in some future periods our operating results may fall below the expectations of market analysts and investors. In this event, the market prices of our stock would likely fall. Factors that may affect our quarterly operating results include:

•	consumer awareness and demand for our products;

•	ongoing demand and supply for our products;

•	seasonality and other consumer and advertising trends;

•	changes in the economic terms of our relationships with our strategic partners;

•	shortfalls in the supply of components necessary for the manufacture of our products;

•	changes in our pricing policies, the pricing policies of our competitors and general pricing trends in the consumer electronics market;

•	unanticipated shortfalls in revenue due to the fact that our expenses precede associated revenues;

•	changes in estimates of our financial performance or changes in recommendations by securities analysts;

•	release of new or enhanced products or services or introduction of new marketing initiatives by us or our competitors;

•	announcements by us or our competitors of the creation or termination of significant strategic partnerships, joint ventures, significant contracts, or acquisitions;

•	the market price generally for consumer electronics and retail industry stocks;

•	market conditions affecting the consumer electronics industry;

•	additions or departures of key personnel;

•	demand for and consumer acceptance of other anticipated future products offerings; and

•	general economic conditions.
      In the past, securities class action litigation has often been brought against a company following stock price declines. We may be the target of similar litigation in the future if the price of our common stock declines. Securities litigation could result in substantial costs and diversion of management attention and resources, all of which could materially harm our business, financial condition and results of operations.

Seasonal trends may cause our quarterly operating results to fluctuate, which may adversely affect the market price of our stock.
      Domestic consumer electronic product sales have traditionally been much higher during the holiday shopping season than during other times of the year. Although predicting consumer demand for our products and any future products will be very difficult, we believe that sales of our existing products will be higher during the holiday shopping season when compared to other times of the year. We believe we have adequate capital to continue to operate for the 12-month period ending December 31, 2005. However, if we are unable to generate sufficient revenues during the 2005 holiday shopping season, or any future season, we may not be able to continue our business

Our historical financial information may not be representative of our future operating results as a separate company.
      Our historical financial information does not necessarily reflect what our financial position, operating results and cash flows would have been had we been a stand-alone entity during the periods presented. In addition, our historical information is not necessarily indicative of what our operating results, financial position and cash flows will be in the future.

Conflicts of interest may arise because our Chairman is also the Chairman of ESS and both he and another director own securities of both companies.
      Fred S.L. Chan, our Chairman, owns a significant amount of ESS stock and our stock and options to purchase ESS stock and our stock. In addition, Matthew K. Fong, a member of our board of directors, owns ESS stock and options to purchase ESS stock. Mr. Chan is the Chairman of ESS. These factors could create, or appear to create, potential conflicts of interest when these directors are faced with decisions that could have different implications for ESS and us.

ESS submitted a request to the Internal Revenue Service (IRS) to rule that its distribution of our shares to ESS shareholders was tax-free. The IRS determined that it would not provide such a ruling.
      The IRS decision not to provide a ruling on the distribution does not mean that the distribution is taxable. We believe that the distribution is tax-free. ESS has advised us that they reported the distribution as tax-free in its federal income tax filings. ESS has also advised us that it is seeking an opinion from its tax advisors that the distribution is tax-free. No assurance can be given that such an opinion will be obtained or the level of assurance such opinion will provide.
      Even if such an opinion is obtained, no assurance can be given that the IRS will not determine at a later date that the distribution is taxable. If the IRS determines that the distribution is taxable, recipients of our stock in distribution may be required to pay income taxes as a result of the distribution, with the amount of ordinary income and gain dependent upon the value of the stock they received and their share of ESS’ earnings and profits. Determining whether or not the distribution will qualify for tax-free status requires a complex analysis of many factors, including, among others, the business purpose for the distribution, the nature of the business to be engaged in by ESS and us following the distribution, and the extent to which ESS remains in control of us following the distribution. Because of the fact-intensive nature of this analysis, there will be substantial uncertainty as to whether the distribution will qualify for tax-free treatment.
      ACCORDINGLY, WE CANNOT ASSURE RECIPIENTS OF OUR STOCK IN THE DISTRIBUTION THAT THE IRS WILL NOT SUCCESSFULLY ASSERT THAT THE DISTRIBUTION IS TAXABLE. IN ADDITION, SUCH RECIPIENTS MAY BE TAXED BY THE STATE, LOCAL OR FOREIGN JURISDICTION IN WHICH THEY RESIDE. ACCORDINGLY, ALL RECIPIENTS OF OUR STOCK IN THE DISTRIBUTION ARE STRONGLY URGED TO CONSULT WITH THEIR OWN FINANCIAL ADVISORS REGARDING THE POTENTIAL TAX IMPACT TO THEM OF THE DISTRIBUTION AND TO PREPARE FOR THE SIGNIFICANT POSSIBILITY THAT THE TRANSACTION WILL BE TAXABLE TO THEM.
      If the distribution is taxable to them, the value of the shares they received will be treated as taxable ordinary income, return of cost or as taxable capital gain up to the value of the stock distributed. If the distribution is taxable, they will incur this tax whether or not they decide to sell the shares they receive in the distribution. Unless a recipient of shares in the distribution is required to make quarterly estimated tax payments to the IRS, this tax would generally have to be paid on or before the April 15, 2002 due date for the 2001 tax return. If such recipients do not have the cash available to pay the tax at or before the time it is due, they may have to sell all or a portion of their shares of our stock to pay the tax or risk incurring interest and penalties imposed by the IRS. If holders of a significant percentage our stock are also forced to sell in order to pay their taxes, or if there is for any other reason, a decline in the trading price of our shares following the distribution, recipients of our stock in the distribution may have to sell their shares of our stock at a lower price than they might otherwise have obtained.
Item 7A:     Quantitative and Qualitative Disclosure About Market Risk
      Interest Rate Risks. We invest in short-term investments. Consequently, we are exposed to fluctuations in interest rates on these investments. Increases or decreases in interest rates generally translate into decreases and increases in the fair value of these investments. In addition, the credit worthiness of the issuer, relative values of alternative investments, the liquidity of the instrument, and other general market conditions may affect the fair values of interest rate sensitive investments. In order to reduce the risk from fluctuation in rates, we invest in highly liquid governmental notes and bonds with contractual maturities of less than two years. All of the investments have been classified as available for sale, and at December 31, 2004, are recorded at market values.
      Fixed income securities are subject to interest rate risk. The fair value of our investment portfolio would not be significantly impacted by either a 100 basis point increase or decrease in interest rate due mainly to the short-term nature of the major portion of our investment portfolio.
      Foreign Exchange Risks. Because our products are manufactured primarily in Asia, we are exposed to market risk from changes in foreign exchange rates, which could affect our results of operations and financial condition. In order to reduce the risk from fluctuation in foreign exchange rates, our product sales and all of our arrangements with our third party manufacturers and component vendors are denominated in U.S. dollars. We do not engage in any currency hedging activities.

Item 8:     Financial Statements and Supplementary Data
      The following documents are filed as part of this Report:

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	I-27
CONSOLIDATED BALANCE SHEETS	I-28
CONSOLIDATED STATEMENTS OF OPERATIONS	I-29
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY	I-30
CONSOLIDATED STATEMENTS OF CASH FLOWS	I-31
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	I-32
Financial Statements Schedules
All schedules have been omitted because they are not applicable, not required, or the information required is included in the financial statements or notes thereto
SUPPLEMENTARY FINANCIAL DATA	I-??

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Vialta, Inc.:
      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Vialta, Inc. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
PricewaterhouseCoopers LLP
San Jose, California
March 30, 2005

VIALTA, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,

	2004	2003

	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$7,296	$9,356
Restricted cash	3,057	2,226
Short-term investments	11,106	14,952
Accounts receivable, net	2,761	3,941
Inventories	4,500	5,196
Prepaid expenses and other current assets	351	729

Total current assets	29,071	36,400
Property and equipment, net	302	685
Other assets	29	29

Total assets	$29,402	$37,114

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$373	$1,915
Accrued expenses and other current liabilities	2,070	3,149
Deferred profit	1,310	3,997

Total current liabilities	3,753	9,061

Commitments (Note 15)
Redeemable convertible preferred stock, $0.001 par value; 30,000 shares authorized, no shares issued and outstanding (Note 8)	—	—
Stockholders’ equity:
Common stock, $0.001 par value, 400,000 shares authorized, 95,017 and 94,702 shares issued, 83,053 and 82,738 shares outstanding	95	95
Additional paid-in capital	144,122	144,114
Treasury stock	(9,458)	(9,458)
Accumulated deficit	(109,098)	(106,709)
Accumulated other comprehensive income (loss)	(12)	11

Total stockholders’ equity	25,649	28,053

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$29,402	$37,114

The accompanying notes are an integral part of these consolidated financial statements.

VIALTA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

	2004	2003	2002

	(In thousands, except per share
	amounts)
Revenue, net	$12,747	$10,331	$—
Cost of goods sold	8,022	2,941	—

Gross profit	4,725	7,390	—

Operating expenses:
Product costs	—	—	10,421
Engineering and development	1,247	2,557	13,264
Sales and marketing	2,011	4,427	3,100
General and administrative	4,573	5,753	5,643
Amortization and impairment of content licenses	—	—	11,395

Total operating expenses	7,831	12,737	43,823

Operating loss	(3,106)	(5,347)	(43,823)
Interest income, net	717	733	1,244
Gain on investment	—	571	—

Net loss	$(2,389)	$(4,043)	$(42,579)

Net loss per share:
Basic and diluted	$(0.03)	$(0.05)	$(0.51)

Weighted average common shares outstanding:
Basic and diluted	82,930	82,285	83,578

The accompanying notes are an integral part of these consolidated financial statements.

VIALTA, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock					Accumulated	Total
	(See Note 8)		Additional			Other	Stockholders’
			Paid In	Treasury	Accumulated	Comprehensive	Equity	Comprehensive
	Shares	Amount	Capital	Stock	Deficit	Income	(Deficit)	Loss

	(In thousands)
Balance at December 31, 2001	85,625	$92	$144,164	$(4,046)	$(60,087)	$156	$80,279
Shares transferred to ESS Technology, Inc	612	—	—	—	—	—	—
Exercise of stapled stock options	1,419	1	(1)	—	—	—	—
Exercise of stock options	69	1	19	—	—	—	20
Repurchase of common stock	(4,969)	—	—	(5,117)	—	—	(5,117)
Income tax benefit on disqualified disposition of stock options	—	—	(77)	—	—	—	(77)
Components of comprehensive loss:
Net loss	—	—	—	—	(42,579)	—	(42,579)	$(42,579)
Unrealized losses on available-for-sale investments	—	—	—	—	—	(148)	(148)	(148)

Total comprehensive loss								$(42,727)

Balance at December 31, 2002	82,756	94	144,105	(9,163)	(102,666)	8	32,378
Exercise of stapled stock options	701	—	—	—	—	—	—
Exercise of stock options	40	1	9	—	—	—	10
Repurchase of common stock	(759)	—	—	(295)	—	—	(295)
Components of comprehensive loss:			—
Net loss	—	—	—	—	(4,043)	—	(4,043)	$(4,043)
Unrealized gains on available-for-sale investments	—	—	—	—	—	3	3	3

Total comprehensive loss								$(4,040)

Balance at December 31, 2003	82,738	95	144,114	(9,458)	(106,709)	11	28,053
Exercise of stapled stock options	283	—	—	—	—	—	—
Exercise of stock options	32	—	8	—	—	—	8
Components of comprehensive loss:			—
Net loss	—	—	—	—	(2,389)	—	(2,389)	$(2,389)
Unrealized losses on available-for-sale investments	—	—	—	—	—	(23)	(23)	(23)

Total comprehensive loss								$(2,412)

Balance at December 31, 2004	83,053	$95	$144,122	$(9,458)	$(109,098)	$(12)	$25,649

The accompanying notes are an integral part of these consolidated financial statements.

VIALTA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

	2004	2003	2002

	(In thousands)
Cash flows from operating activities:
Net loss	$(2,389)	$(4,043)	$(42,579)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	389	1,638	6,036
Amortization and impairment of content license fees	—	—	11,395
Changes in assets and liabilities:
Accounts receivables, net	1,180	(2,579)	(1,362)
Related party receivables/payables, net	(154)	248	97
Inventories	696	(2,362)	(2,834)
Prepaid expense and other assets	378	540	1,672
Restricted cash deposit	(831)	(2,226)	—
Deferred profit	(2,687)	767	3,115
Accounts payable and accrued liabilities	(2,467)	97	1,137

Net cash flows used in operating activities	(5,885)	(7,920)	(23,323)

Cash flows from investing activities:
Purchase of short-term investments	(11,448)	(25,835)	(36,677)
Proceeds from sales of short-term investments	15,271	23,624	33,397
Purchase of content licenses	—	—	(10,053)
Acquisition of property and equipment	(6)	(191)	(170)

Net cash flows provided by (used in) investing activities:	3,817	(2,402)	(13,503)

Cash flows from financing activities:
Issuance of common stock	8	10	20
Repurchase of common stock	—	(295)	(5,117)

Net cash flows provided by (used in) financing activities:	8	(285)	(5,097)

Net decrease in cash and cash equivalents	(2,060)	(10,607)	(41,923)
Cash and cash equivalents, beginning of the period	9,356	19,963	61,886

Cash and cash equivalents, end of the period	$7,296	$9,356	$19,963

Supplemental disclosure of cash flow information:
Unrealized gains (losses) on available-for-sale investments	$(23)	$3	$(148)

The accompanying notes are an integral part of these financial statements.

VIALTA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 —	The Company
      We develop, design and market consumer electronics products designed to maximize the advantages of digital technology in a convenient and easy-to-use manner. Our primary products are the Beamertm personal videophone line and the VistaFrametm digital picture frame. Our Beamer videophone products add color video to phone calls, enabling users to see the person they are calling. Since both parties to a video call must have a Beamer videophone product (or compatible videophone), our videophone products are primarily sold in pairs. Our Beamer videophone products work with any home phone over any standard (analog) home phone line, at no additional cost to a regular phone call. Our Beamer videophone products include models that are standalone (such as our first videophone product known as Beamer) or connect through most televisions (the Beamer TV), and may include the ability to send and receive digital pictures (the Beamer FX). Beamer videophone products are carried by such retailers as Best Buy, Fry’s Electronics, The Good Guys, The Discovery Channel, The Sharper Image and Cinmar (The Frontgate Catalog), among others.
      Our VistaFrame product is a digital picture frame that allows users to display photographs directly from a digital camera memory card or from VistaFrame’s internal memory. VistaFrame is compatible with most standard card formats and does not require a camera or computer connection, special wiring or web based services to display digital photographs. With VistaFrame, consumers can view digital pictures individually or in a custom slideshow format with the user selecting the pictures, the display sequence, display interval and the transition effect. VistaFrame is currently available through retailers such as The Discovery Channel, The Sharper Image, The Good Guys and Cinmar, among others.
      Since our inception, we have incurred substantial losses and negative cash flows from operations. We expect operating losses and negative cash flows from operations to continue for the foreseeable future and anticipate that losses may increase from current levels because of additional costs and expenses related to sales and marketing activities, expansion of operations, expansion of product offerings and development of relationships with other businesses. We believe that we have sufficient cash and cash equivalents, restricted cash and investments to fund our existing operations through December 31, 2005. However, in the longer term, failure to generate sufficient revenues, raise additional capital or reduce spending could have a material adverse effect on our ability to continue to operate our business.

Note 2 —	Summary of Significant Accounting Policies

Use of Estimates
      The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Principles of Consolidation
      The consolidated financial statements include the accounts of Vialta, Inc. and our subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents and Investments
      We consider all highly liquid investments with an initial maturity of 90 days or less to be cash equivalents. Cash equivalents primarily represent money market accounts, recorded at cost, which approximate their fair value.
      Investments are comprised primarily of debt instruments that have been classified as available-for-sale. Management determines the appropriate classification of securities at the time of purchase and re-evaluates the classification at each reporting date. Marketable equity and debt securities are carried at their fair market value based on quoted market prices as of the balance sheet date. Realized gains or losses are determined

VIALTA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
using the specific identification method and are reflected in income. Net unrealized gains or losses are recorded directly in stockholders’ equity except those unrealized losses that are deemed to be other than temporary, which are reflected in investment losses.
      Investments with maturity dates of 90 days or more at the date of purchase are classified as short-term investments since we have the ability to redeem them within the year.
      Approximately $3.1 million and $2.2 million of cash at December 31, 2004 and 2003, respectively is restricted as collateral for letters of credit to a contract manufacturer and raw materials supplier.

Fair Value of Financial Instruments
      The reported amounts of certain of our financial instruments, including cash and cash equivalents, short-term investments, accounts receivable, accounts payable and accrued expenses and other current liabilities approximated fair value due to their short maturities.

Inventories
      Inventories are stated at the lower of cost or market, with cost being determined by the first-in, first-out method.

Property and Equipment
      Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is generally computed using the straight-line method over the estimated useful lives of the assets.

Computer equipment	3-5 years
Furniture and fixtures	5 years
Software and web site development costs	1-3 years
Repairs and maintenance costs are expensed as incurred.

Long-Lived Assets
      We review long-lived assets based upon an undiscounted cash flow basis and record an impairment charge whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. If an asset is considered impaired, the asset is written down to its estimated fair market value.

Comprehensive Income (Loss)
      Comprehensive income (loss) is defined to include all changes in equity during a period from non-owner sources. Other comprehensive income (loss) for the years ended December 31, 2004 and 2003 was comprised of unrealized gains (losses) on available-for-sale investment and amounted to ($23,000) and $3,000, respectively.

Revenue Recognition
      Products sold to retailers and distributors are subject to rights of return. We defer recognition of revenue on products sold to retailers and distributors until the retailers and distributors sell the products to their customers. Revenue is also deferred for the initial thirty-day period during which our end customers, retailers and distributors have the unconditional right to return products.
      For products sold to end customers we generally recognize revenue upon shipment provided that we have no post-sale obligations, we can reliably estimate and accrue warranty costs and sales returns, the price is fixed or determinable and collection of the resulting receivable is reasonably assured. For sales to international distributors we generally recognize revenue based on the above criteria and upon receipt of payment in full. For sales to end customers that do not meet the above criteria, revenue is deferred until such criteria are met.

VIALTA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Allowances for Sales Return and for Doubtful Accounts
      Sales return allowances are recorded at the time when revenue is recognized based on historical returns, current economic trends and changes in customer demand. Such allowances are adjusted periodically to reflect actual experience and anticipated returns.
      Allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on historical write-off experience. We review our allowance for doubtful accounts monthly. Past due balances over 90 days and over are reviewed individually for collectibility. Account balances are charged off against the allowance when we feel it is probable that receivable will not be recovered.
      The following is a summary of activities in allowance for doubtful accounts and returns (in thousands):

	Balance at		Write-offs
	Beginning		Net of	Balance at
	of Year	Additions	Recoveries	End of Year

December 31, 2004	$63	$14	$—	$77
December 31, 2003	$30	$33	$—	$63
December 31, 2002	$665	$—	$(635)	$30

Warranty
      We provide a limited warranty on our products for periods ranging from 90 days to 12 months from the date of sale to the end customers. We estimate warranty costs based on historical experience and accrue for estimated costs as a charge to cost of sales when revenue is recognized. The following table shows the details of the product warranty accrual, as required by FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” for the years ended December 31, 2004 and 2003 (in thousands):

	December 31,	December 31,
	2004	2003

Beginning balance	$484	$—
Accruals for warranties issued during the year	564	814
Settlements made during the year	(649)	(330)

Ending balance	$399	$484

Engineering and Development
      Engineering and development costs are expensed as incurred.

Advertising Costs
      Advertising production costs are expensed as incurred. Total advertising and promotional expenses were approximately $397,000, $2.3 million, and $430,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

Income Taxes
      We account for income taxes under the asset and liability approach that requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of timing differences between the carrying amounts and the tax bases of assets and liabilities. During 2004, we established a full valuation allowance against our deferred tax assets because we determined it is more likely than not that these deferred tax assets will not be realized in the foreseeable future.

VIALTA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Foreign Currency Translation
      The functional currencies of our foreign subsidiaries are the local currencies. Accordingly, all assets and liabilities of the foreign operations are translated to U.S. dollars at current period end exchange rates, and revenues and expenses are translated to U.S. dollars using average exchange rates in effect during the period. Currency transaction and translation gains and losses have not been significant.

Net Loss Per Share
      Basic net loss per share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock.

Stock-Based Compensation
      We account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, or APB No. 25, “Accounting for Stock Issued to Employees.” Under APB No. 25, compensation cost is measured as the excess, if any, of the quoted market price of its stock at the date of grant over the exercise price of the option granted. Compensation cost for stock options, if any, is recognized ratably over the vesting period. We provide additional pro forma disclosures as required under SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.”
      The following table illustrates the effect on our net loss and net loss per share if we had recorded compensation costs based on the estimated grant date fair value as defined by SFAS No. 123 for all granted stock-based awards (in thousands, except per share amounts).

	Years Ended December 31,

	2004	2003	2002

Net loss, as reported	$(2,389)	$(4,043)	$(42,579)
Deduct: Stock-based employee compensation expense determined under fair value based method for all awards	(672)	(1,738)	(3,208)

Pro forma net loss	$(3,061)	$(5,781)	$(45,787)

Net loss per share — basic and diluted:
As reported	$(0.03)	$(0.05)	$(0.51)
Pro forma	$(0.04)	$(0.07)	$(0.55)

Revision in Classification of Certain Securities
      In connection with preparation of these financial statements, we concluded that it was appropriate to classify our auction rate securities as current investments. Previously, such investments had been classified as cash and cash equivalents. Accordingly, we have revised the classification to exclude $5.3 million and $4.4 million from cash and cash equivalents at December 31, 2004 and 2003, respectively, and to include such amounts as short-term investments. In addition, we have made corresponding revisions to the accompanying statements of cash flows to reflect the purchases and proceeds form sale of the auction rate securities as investing activities. These revisions resulted in a net decrease in cash provided by investing activities of $900,000 in 2004, net increase in cash used in investing activities of $2.5 million in 2003 and net increase in cash used in investing activities of $1.9 million in 2002. These revisions had no impact on previously reported results of our operation, operating cash flows or working capital.

VIALTA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recent Accounting Pronouncements
      In November 2004, the FASB has issued FASB Statement No. 151, “Inventory Costs, and Amendment of ARB No. 43, Chapter 4” (“FAS No. 151”). The amendments made by FAS No. 151 are intended to improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities.
      The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The provisions of FAS No. 151 will be applied prospectively. We do not expect the adoption of FAS No. 151 to have material impact on our consolidated financial position, results of operations or cash flows.
      In December 2004, the FASB issued FASB Statement No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (“FAS No. 123R”). FAS No. 123R requires companies to recognize in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning our third quarter of fiscal 2005. We are currently evaluating the impact of FAS No. 123R on our financial position and results of operations.
      In December 2004, the FASB issued SFAS Statement No. 153, “Exchanges of Nonmonetary Assets.” The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial impact on its financial statements. We do not expect the adoption of FAS No. 153 to have material impact on our consolidated financial position, results of operations or cash flows.

Note 3 —	Risks and Uncertainties
      We operate in a single business segment that is characterized by rapid technological advances, changes in customer requirements and evolving industry standards. Any failure by us to anticipate or respond to changes in demand could have a material adverse effect on our business and operating results.
      Certain of our products contain critical components supplied by a single or a limited number of third parties. We have been required to purchase and inventory certain of the components around which we design our products to ensure an available supply of products for our customers. Any significant shortage of critical components or the failure of the third party suppliers to maintain or enhance these products could materially adversely affect our results of operations.
      Currently, we rely on two third party manufacturers for the manufacture of our products. Reliance on third-party manufacturers involves a number of risks, including the lack of control over the manufacturing process and the potential absence or unavailability of adequate capacity. If our third party manufacturers cannot or will not manufacture our products in required volumes, on a cost-effective basis, in a timely manner, or at all, we will have to secure additional manufacturing capacity. Even if the additional capacity is available at commercially acceptable terms, the qualification process could be lengthy and could cause interruptions in product shipments.
      Factors that could impact our future business, consolidated financial position, results of operations or cash flows and cause future results to differ from our expectations include the following: the merger with Victory Acquisition Corp. not occurring or not closing within the expected time frame; the ability to achieve revenues and profitability; the ability to raise additional capital; competition; pricing pressures; the dependence on a limited number of products and the need to develop new products and features; the success of our existing products and other consumer products we may develop; component supply shortages; potential conflicts with ESS Technology, Inc., our former parent; the success of current distribution and retail relationships and the ability to enter into additional distribution agreements; risks associated with the expansion of our business,

VIALTA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
including increased costs and the strain on management and other resources; the risk of product defects, system failures or interruptions; general economic, political and regulatory changes including in Asia; claims by third parties of intellectual property infringement; dependence on key management personnel and the need to attract and retain additional qualified personnel; risks associated with possible business acquisitions; regulatory changes that affect consumer electronics, telecommunications, copyrights or the internet; quarterly fluctuations in operating results; risks of class action lawsuits based on fluctuations in our stock price; and seasonal trends.
      Three customers comprise 62% of our gross accounts receivable balance of $2.8 million at December 31, 2004. These customers represented 9%, 24% and 29% of total accounts receivable. Three customers comprise 44% of our net revenue of $12.7 million for the year ended December 31, 2004. These customers represented 23%, 12% and 9% of total net revenue.

Note 4 —	Marketable Securities
      Our portfolio of marketable securities at December 31, consisted of the following (in thousands):

	2004				2003

	Available-for-Sale Securities				Available-for-Sale Securities

		Gross	Gross			Gross	Gross
		Unrealized	Unrealized			Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value

Money market funds	$4	$—	$—	$4	$2	$—	$—	$2
Commercial paper	2,542	—	—	2,542	4,101	—	—	4,101
Cash	4,750	—	—	4,750	5,253	—	—	5,253

Total cash and cash equivalents	$7,296	$—	$—	$7,296	$9,356	$—	$—	$9,356

Market auction preferred securities	$5,300	$—	$—	$5,300	$4,400	$—	$—	$4,400
U.S. government debt securities	4,741	—	(10)	4,731	3,470	10	—	3,480
Corporate debt securities	1,077	—	(2)	1,075	7,071	1	—	7,072

Total short-term investments	$11,118	$—	$(12)	$11,106	$14,941	$11	$—	$14,952

Note 5 —	Content Licenses
      During 2002 and 2001, we entered into licensing agreements with various entertainment content providers in connection with ViMagazine, a proprietary, encrypted, magazine-style DVD-format disk, which was designed to contain a wide variety of entertainment that could be used exclusively with our ViDVD players. Starting in January 2002, we amortized prepaid content licenses based on the greater of the royalty amounts due or amortization on a straight-line basis over an estimated life of three years. In December 2002 we concluded that content licenses had suffered a permanent decline in value, as a result of our decision not to market ViMagazine, and the remaining unamortized balance was written down to zero. The total amortization and impairment charge on content licenses recognized by us during the year ended December 31, 2002 was $11.4 million.
      In connection with the acquisition of certain content licenses in 2002, we received a note receivable of $10 million, of which $5 million remained outstanding as of December 31, 2004 and 2003. This note bears interest at 7.5% per annum, compounded quarterly. This note was fully reserved in 2002 due to uncertainties regarding its collection. If we collect this note, we will record a gain in the period in which it is collected.

VIALTA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
During years ended December 31, 2004, 2003 and 2002, we received interest payments on this note of $384,000, $380,000 and $286,000, respectively.

Note 6 —	Inventories and Product Costs
      The following table summarizes the activity in inventories and reserves for the years ended December 31, 2003 and 2004 (in thousands):

	Gross	Reserve	Net

As of December 31, 2002	$11,866	$(9,032)	$2,834
Purchase of inventories	5,369	—	5,369
Shipments, net	(7,361)	4,603	(2,758)
Use or disposal of inventories	(542)	293	(249)

As of December 31, 2003	9,332	(4,136)	5,196

Purchase of inventories	10,906	—	10,906
Additional reserves	—	(3,390)	(3,390)
Shipments, net	(10,205)	2,395	(7,810)
Use or disposal of inventories	(493)	91	(402)

As of December 31, 2004	$9,540	$(5,040)	$4,500

Raw material	$4,041	$(1,615)	$2,426
Finished goods	5,499	(3,425)	2,074

	$9,540	$(5,040)	$4,500

      Included in cost of goods sold for the year ended December 31, 2004 was $3.4 million in additional reserves for slow moving and obsolete finished goods inventory related to our products. During the year ended December 31, 2004 cost of goods sold was higher than what would have been recognized had these additional reserves not been recorded. In addition, because a portion of our inventory costs for our Beamer videophone products were expensed in prior periods, the cost of goods sold for the years ended December 31, 2004 and 2003 was lower than what would have been recorded had inventory costs not been previously expensed.
      Prior to September 30, 2002, all inventory costs were fully reserved because of the significant uncertainties regarding realization. As there were no sales, the expense was classified as product cost under operating expenses in the statement of operations.

Note 7 —	Other Balance Sheet Components (in thousands):

	December 31,	December 31,
	2004	2003

Short-term investments
US Government debt securities	$4,731	$3,480
Market auction preferred securities	5,300	4,400
Corporate debt securities	1,075	7,072

	$11,106	$14,952

Due after one year	$3,385	$3,989
Due within one year	7,721	10,963

	$11,106	$14,952

Accounts receivable, net
Accounts receivable	$2,838	$4,004
Less: Allowance for doubtful accounts	(77)	(63)

	$2,761	$3,941

VIALTA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,	December 31,
	2004	2003

Prepaid expenses and other
Prepaid insurance	$207	$308
Other receivables from supplier	—	296
Other current assets	144	125

	$351	$729

Property and equipment, net
Machinery and equipment	$1,037	$5,918
Furniture and fixtures	551	561
Software and web site development cost	259	5,323

	1,847	11,802
Less: Accumulated depreciation	(1,545)	(11,117)

	$302	$685

Accrued liabilities and other
Accrued compensation costs	$880	$1,241
Customer deposits	12	764
Product return/warranty liability	399	484
Accrued charges, related party	127	281
Professional fees	274	216
Other current liabilities	378	163

	$2,070	$3,149

Deferred profit
Deferred revenue	$3,086	$5,198
Deferred costs	(1,776)	(1,201)

Deferred profit	$1,310	$3,997

Note 8 —	Spin-Off and Recapitalization of Equity
      Prior to August 21, 2001, we were a subsidiary of ESS Technology, Inc. (“ESS”). On July 24, 2001, we were re-capitalized, pursuant to which we separated our common stock into Class A common stock with 3.8 votes per share and Class B common stock with one vote per share. Upon exchange of 5,892,000 shares of common stock for Class B common stock, we issued 589,000 additional shares of Class B common stock to non-ESS common stockholders. Except for the voting power, Class A and Class B stockholders had the same rights. We authorized 30,000,000 shares of preferred stock and 400,000,000 shares of common stock, 100,000,000 shares of which are designated Class A common stock, 50,000,000 of which are designated Class B common stock and 250,000,000 of which are designated non-classified common stock.
      As part of the August 21, 2001 spin-off transaction, all preferred stock owned by ESS converted to Class A common stock based on a conversion ratio of 1 to 1. All other preferred stock converted to Class B common stock at a ratio of 1 to 1.1. As a result, 91,000,000 shares of preferred stock were converted to 60,000,000 shares of Class A common stock and 34,100,000 shares of Class B common stock.
      As part of the spin-off transaction, ESS returned approximately 9,840,000 shares of Class A common stock to us at no cost. These shares are reserved by us for issuance upon exercise of stapled options that were granted by us to ESS optionees as part of the spin-off transaction. In accordance with FIN No. 44, no compensation expense has been or will be recorded in conjunction with these stock option grants.

VIALTA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The table below summarizes the effect of the these conversions of common stock outstanding at December 31, 2001 (in thousands):

			Class A	Class B
	Preferred	Conversion	Common	Common	Outstanding
Capital Stock	Shares	Ratio	Stock	Stock	Total

Series A — ESS owned	40,000	1 to 1	40,000	—	40,000
Series B — ESS owned	20,000	1 to 1	20,000	—	20,000
Series B — third party owned	31,000	1.1 to 1	—	34,100	34,100

	91,000		60,000	34,100	94,100
Shares returned to Vialta by ESS, reserved for issuance upon exercise of stapled options			(9,840)	—	(9,840)
Additional shares transferred by ESS as part of the spin-off transaction			(612)	—	(612)
Issuance of common stock upon exchange of third party owned common stock for Class B common stock			—	589	589
Conversion of original common stock to Class A and Class B common stock			400	5,892	6,292

Total effect of re-capitalization and spin-off transaction on Class A and Class B common stock outstanding			49,948	40,581	90,529

      In July 2002, each share of our outstanding Class A and Class B common stock converted into a single class of common stock in accordance with the provisions of our Articles of Incorporation. As a result of the above conversion, approximately 53,141,000 shares, including 10,169,000 of shares held by us as treasury stock, of issued Class A common stock and approximately 40,580,000 shares of issued Class B common stock were converted into approximately 93,721,000 shares of the non-classified common stock. Holders of the non-classified common stock are entitled to one vote per share on all matters.
      In November 2002, we returned approximately 612,000 shares to ESS at no cost. These shares were originally returned by ESS to us as part of spin-off transaction in August 2001.

VIALTA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note 9 —	Related Party Transactions
      The following is a summary of major transactions between us and ESS Technology, Inc., which was our parent company prior to August 2001, for the periods presented (in thousands):

	Year Ended December 31,

	2004	2003	2002

Net receivables (payables) at beginning of period	$(281)	$(33)	$64
Charges by Vialta to ESS:
Administrative & management service fees	—	—	223
Other	26	4	77
Charges by ESS to Vialta:
Administrative & management service fees	(14)	(73)	(201)
Purchase of products	(782)	(412)	(1,403)
Building lease	(502)	(1,182)	(1,852)
Cash receipts from ESS	(26)	(4)	(424)
Cash payments made to ESS	1,452	1,419	3,483

Net payables at end of period	$(127)	$(281)	$(33)

Note 10 —	Net Loss Per Share
      Basic and diluted net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the periods (in thousands, except per share amounts).

	Years Ended December 31,

	2004	2003	2002

Net loss	$(2,389)	$(4,043)	$(42,579)
Basic and diluted weighted average common shares outstanding	82,930	82,285	83,578
Basic and diluted net loss per share	$(0.03)	$(0.05)	$(0.51)
      The following table sets forth potential shares of common stock that are not included in the diluted net loss per share calculation above because to do so would be anti-dilutive for the periods indicated (in thousands):

	Years Ended December 31,

	2004	2003	2002

Effect of potential shares of common stock:
Options outstanding	11,609	12,149	11,255

Total potential shares of common stock	11,609	12,149	11,255

Note 11 —	Common Stock and Stock Options

Common Stock Repurchases
      In September 2001, our Board of Directors authorized us to repurchase up to 10 million shares of our common stock in the open market.
      In June 2002, the Board of Directors authorized an additional 10 million shares for repurchase. During fiscal 2002, we repurchased a total of 4,969,000 shares of common stock for an aggregate cost of $5.1 million. During fiscal 2003, we repurchased approximately 759,000 shares of common stock for an aggregate cost of approximately $295,000. No shares were repurchased during fiscal 2004.

VIALTA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1999 Stock Incentive Plan
      In August 1999, we adopted the 1999 stock incentive plan. Under the 1999 Plan, our incentive stock options may be granted to our employees, directors, non-employee directors and consultants. The aggregate number of shares reserved for awards under the 1999 Plan shall not exceed 10,000,000 shares. The exercise price of the 1999 Plan shall not be less than 100% of the fair market value (110% for 10 percent shareholders); the exercise price of a non-incentive stock option shall not be less than 85% of the fair market value (110% for 10 percent shareholders). Options shall generally vest over a four-year period.

2000 Directors Stock Option Plan
      In February 2000, we adopted the 2000 Directors Stock Option Plan. Under the 2000 Director Plan, our nonqualified stock options may be granted to nonemployee members of the board of directors. The aggregate number of shares reserved for issuance is 300,000 shares subject to adjustment as provided in this 2000 Director Plan. Each nonemployee director will automatically be granted an option for 32,000 shares. The exercise price of the option shall be the fair market value at the time the option is granted. Options shall generally vest over a four-year period.
      On June 17, 2003 our shareholders approved the Amended and Restated 2000 Directors Stock Option plan, which increased the maximum number of shares under the plan from 300,000 shares to 600,000 shares, decreased the initial grant of options from 32,000 shares to 20,000 shares, and increased each annual grant to nonemployee directors from 8,000 shares to 20,000 shares.

2001 Non-Statutory Stock Option Plan
      In August 2001, we adopted the 2001 non-statutory option plan. Under the 2001 Plan, our non-statutory stock options may be granted to our employees, directors, non-employee directors and consultants. The aggregate number of shares reserved for awards under the 2001 Plan shall not exceed 10,000,000 shares. The exercise price of a non-statutory stock option shall not be less than 85% of the fair market value (110% for 10 percent shareholders). Options shall generally vest over a four-year period.
      A summary of the activities in the 1999 Plan, the 2000 Director Plan and the 2001 Plan is as follows:

		Options Outstanding

			Weighted
			Average
	Available for	Numbers of	Exercise
	Grant	Options	Price

Balance at December 31, 2001	5,789,995	13,106,606	0.29
Granted	(913,957)	913,957	0.85
Cancelled	1,277,205	(1,277,205)	0.79
Exercised	—	(1,488,670)	0.01

Balance at December 31, 2002	6,153,243	11,254,688	0.31

Granted	(2,510,595)	2,510,595	0.35
Cancelled	875,842	(875,842)	0.71
Exercised	—	(740,697)	0.02

Balance at December 31, 2003	4,518,490	12,148,744	0.31

Granted	(210,009)	210,009	0.21
Cancelled	434,474	(434,474)	0.49
Exercised	—	(314,341)	0.03

Balance at December 31, 2004	4,742,955	11,609,938	0.31

VIALTA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      The options outstanding and currently exercisable at December 31, 2004 are detailed as follows:

	Options Outstanding			Options Exercisable

		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Contractual	Exercise	Number	Exercise
Exercise Price	Outstanding	Life (Years)	Price	Exercisable	Price

$0.00	4,995,312	3.60	$—	4,622,488	$—
$0.25 — $0.34	3,201,750	7.21	0.32	2,386,792	0.31
$0.36 — $1.18	3,250,876	7.08	0.70	2,389,973	0.76
$1.20 — $1.95	100,000	6.41	1.69	98,000	1.70
$2.01	62,000	4.07	2.01	62,000	2.01

	11,609,938	5.60	$0.31	9,559,253	$0.30

      The options with a $0.00 exercise price represent stapled options (see Note 8)
      The weighted average fair value of options granted in fiscal years 2004, 2003 and 2002 was $0.21, $0.27 and $0.59, respectively. Options exercisable were 9,559,253, 6,481,763 and 4,470,834 as of December 31, 2004, 2003 and 2002, respectively.

Fair Value Disclosures
      The fair value of each employee stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	Years Ended
	December 31,

	2004	2003	2002

Expected dividend yield	0.00%	0.00%	0.00%
Risk-free interest rate	3.69%	1.29%	3.50%
Expected volatility	88%	99%	96%
Expected life (in years)	3	4	4
      The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options, which have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions, including expected stock price volatility. Because our employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of our employee stock options.

Note 12 —	Income Taxes
      There was no federal, state or foreign income tax provision in 2004, 2003 and 2002 because our operations resulted in pre-tax losses.

VIALTA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      A reconciliation between the benefit from (provision for) income taxes computed at the federal statutory rate of 35% for the years ended December 31, 2004, 2003 and 2002 and the benefit from (provision for) income taxes is as follows (amounts in thousands):

	December 31,

	2004	2003	2002

Benefit from income taxes at statutory rate	$836	$1,415	$14,903
State income taxes net of federal tax benefit	45	232	1,971
Other	(448)	636	359
Tax losses not benefited	(433)	(2,283)	(17,233)

Income tax benefit/(expense)	$—	$—	$—

      Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and those used for federal and state income tax purposes. Significant components of deferred tax assets for federal and state income taxes are as follows (amounts in thousands):

	December 31,

	2004	2003

Net operating loss carryforwards	$33,919	$31,161
Depreciation and amortization	2,102	3,519
Accruals and reserves	3,140	3,806
Federal and state credits carryforward	1,121	1,232
Other	3,211	3,209

Gross deferred tax assets	43,493	42,927
Valuation allowance	(43,493)	(42,927)

Net deferred tax assets	$—	$—

      At December 31, 2004, we had approximately $90.2 million and 40.8 million of federal and state net operating loss carryforward, respectively. These losses will begin expiring in 2020 and 2007, respectively. We also had approximately $744,000 of federal and $580,000 of state research and development tax credits available to offset future tax. The federal credits begin to expire in 2020 for federal purposes if not utilized. State credits carry forward indefinitely.

Note 13 —	Employee Benefit Plans
      In August 2001, the Vialta, Inc. 401(k) Plan was adopted. Under the terms of the 401(k) plan, eligible employees may elect to contribute a portion of their compensation as salary deferral contributions to the 401(k) plan, subject to certain statutorily prescribed limits. The 401(k) plan also permits, but does not require, us to make discretionary matching contributions and discretionary profit-sharing contributions. As a tax-qualified plan, contributions to the 401(k) plan are generally deductible by us when made, and are not taxable to participants until distributed from the 401(k) plan. Under the 401(k) plan, participants may direct the trustees to invest their accounts in selected investment options. We did not make any matching contributions or discretionary profit-sharing contributions in the years ended December 31, 2004, 2003 and 2002.

Note 14 —	Segment and Geographic Information
      We have operated as one segment since our inception on April 20, 1999 through December 31, 2004. Therefore, results of operations are reported on a consolidated basis for purposes of segment reporting. As of December 31, 2004, 2003 and 2002, long-lived assets held outside the United States of America were not material.

VIALTA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
      Consolidated net revenue for the year ended December 31, 2004 was $12.7 million, consisting of domestic net revenue of $9.3 million and international net revenue of $3.4 million. Consolidated net revenue for the year ended December 31, 2003 was $10.3 million, consisting of domestic net revenue of $7.1 million and international net revenue of $3.2 million. Companies in China accounted for approximately 12% and 16% of net revenue for the years ended December 31, 2004 and 2003, respectively.

Note 15 —	Commitments and Contingencies
      In January 2000, we entered into a three-year non-cancelable lease agreement for our headquarters with ESS. In July 2003, we amended the lease. The terms of the amendment include a 60% reduction in the amount of square footage leased, a reduction in the monthly rent to current market rates and an extension of the term from December 31, 2003 to June 30, 2005. Under the terms of this and other leases, with various expiration dates through 2006, our future minimum rental payments as of December 31, 2004 are as follows: $351,000 and $141,000 for the years 2005 and 2006 respectively.
      Apart from operating leases disclosed above, we do not have any off-balance sheet arrangements.
      Rent expense was approximately $557,000, $1.4 million and $2.3 million for the years ended December 31, 2004, 2003 and 2002, respectively.
      From time to time, we are involved in litigation in the normal course of business. We do not believe that the outcome of matters to date will have a material adverse impact on our consolidated financial position, results of operations or cash flows.

Note 16 —	Subsequent Events
      On March 29, 2005, we announced a definitive agreement to merge with Victory Acquisition Corp., a newly formed entity established by Fred S.L. Chan, Chairman of the Company, and certain of his family members. Victory will acquire the approximately 60% of our stock not owned by it for $0.36 per share in cash. The merger is expected to be completed in the second quarter of 2005 and is subject to Vialta shareholder and customary approvals.
Selected Quarterly Operation Results (unaudited):
      The following table presents un-audited quarterly financial information for each of our last eight quarters. This information has been derived from our un-audited financial statements and has been prepared on the same basis as the audited Consolidated Financial Statements appearing elsewhere in this Form 10-K. In the

VIALTA, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the quarterly results (in thousands, except per share amounts).

	For the Three Months Ended

	March 31,	June 30,	September 30,	December 31,
	2004	2004	2004	2004

Revenue	$4,974	$2,782	$1,365	$3,626
Cost of goods sold	1,396	997	3,718	1,911

Gross profit (loss)	3,578	1,785	(2,353)[1]	1,715

Operating expenses:
Engineering and development	336	266	321	324
Sales and marketing	605	511	284	611
General and administrative	1,360	1,333	845	1,035

Total operating expenses	2,301	2,110	1,450	1,970

Operating income (loss)	1,277	(325)	(3,803)	(255)
Interest income, net	209	160	171	177

Net income (loss)	$1,486	$(165)	$(3,632)	$(78)

Net income (loss) per share attributable to common shares — basic & diluted	$0.02	$(0.00)	$(0.04)	$(0.00)

Weighted average common shares outstanding	82,803	82,907	82,985	83,025

	For the Three Months Ended

	March 31,	June 30,	September 30,	December 31,
	2003	2003	2003	2003

Revenue	$3,843	$2,520	$1,284	$2,684
Cost of goods sold	863	570	517	991

Gross profit	2,980	1,950	767	1,693

Operating expenses:
Engineering and development	968	621	480	488
Sales and marketing	442	641	547	2,797
General and administrative	1,730	1,974	1,091	958

Total operating expenses	3,140	3,236	2,118	4,243

Operating loss	(160)	(1,286)	(1,351)	(2,550)
Interest income, net	188	178	168	199
Gain on investment	—	—	—	571

Net income (loss)	$28	$(1,108)	$(1,183)	$(1,780)

Net income (loss) per share attributable to common shares — basic & diluted	$0.0	$(0.01)	$(0.01)	$(0.02)

Weighted average common shares outstanding	82,238	82,151	82,227	82,523

[1]	The gross loss for the three months ended September 30, 2004 includes additional inventory reserves of $3.4 million on raw materials and finished good inventory.

Item 9:     Changes In and Disagreements with Accountants on Accounting and Financial Disclosure
      None
Item 9A:     Controls and Procedures
      Our Chief Executive Officer and Chief Financial Officer (our principal executive officer and principal financial officer, respectively) have concluded, based on their evaluation as of the end of the period covered by this quarterly report, that our disclosure controls and procedures are effective to ensure that material information required to be disclosed by us in reports filed or submitted by us under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time period specified in the SEC’s rules and forms, and includes controls and procedures designed to ensure that material information required to be disclosed by us in such reports is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.
      There have been no significant changes in our internal controls or in other factors that could significantly affect these controls during our most recent fiscal quarter.

PART III
      Certain information required by Part III is omitted from this Report since we plan to file with the Securities and Exchange Commission the definitive proxy statement for our 2005 Annual Meeting of Shareholders (the “Proxy Statement”) not later than 120 days after the end of the fiscal year covered by this Report, and certain information included therein is incorporated herein by reference.
Item 10:     Directors and Executive Officers of the Registrant
      The information required by this Item is incorporated by reference in our Proxy Statement, which we will file with the Commission not later than 120 days after our fiscal year-end.
Item 11:     Executive Compensation
      The information required by this Item is incorporated by reference to the sections in our Proxy Statement entitled “Executive Compensation,” which we will file with the Commission not later than 120 days after our fiscal year-end.

Item 12:	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
      The information required by this Item is incorporated by reference in our Proxy Statement, which we will file with the Commission not later than 120 days after our fiscal year-end.
      The following table summarizes information with respect to options under our equity compensation plans at December 31, 2004:

	Number of		Number of Securities
	Securities to be		Remaining Available for
	Issued upon Exercise	Weighted Average	Future Issuance under
	of Outstanding	Exercise Price of	Equity Compensation Plans
	Options, Warrants	Outstanding Options,	(Excluding Securities
	and Rights(1)	Warrants and Rights	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by security holders	11,609,938	$0.31	4,742,955
Equity compensation plans not approved by security holders	—	—	—

	11,609,938	$0.31	4,742,955

(1)	Includes only options outstanding under our stock option plans, as no stock warrants or rights were outstanding as of December 31, 2004.
Item 13:     Certain Relationships and Related Transactions
      The information required by this Item is incorporated by reference in our Proxy Statement, which we will file with the Commission not later than 120 days after our fiscal year-end.
Item 14:     Principle Accountant Fees and Services
      The information required by this Item is incorporated by reference in our Proxy Statement, which we will file with the Commission not later than 120 days after our fiscal year-end.

PART IV

Item 15:	Exhibits, Financial Statement Schedules
      (a)(1) Financial Statements
      See the Consolidated Financial Statements and Supplementary Data at Item 8 of this report.
      (2) Financial Statement Schedules
      No schedules have been filed because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements and Supplementary Data or notes thereto at Item 8 of this report.
      (3) Exhibits
      See Exhibit Index for the exhibits filed as part of or incorporated by reference into this report.
      (b) Reports on Form 8-K
      We did not file any Reports on Form 8-K during the fourth quarter of 2004.
      With the exception of the information incorporated by reference to our Proxy Statement for the 2005 Annual Meeting of Shareholders in Items 10, 11, 12 and 13 of Part III, the Proxy Statement is not deemed to be filed as part of this Report.

SIGNATURES
      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Vialta, Inc.

By:	/s/ Didier Pietri

Didier Pietri
Chief Executive Officer
Date: March 31, 2005
      Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Didier Pietri Didier Pietri	Chief Executive Officer (principal executive officer)	March 31, 2005

/s/ William M. Scharninghausen William M. Scharninghausen	Chief Financial Officer (principal financial officer)	March 31, 2005

/s/ Fred S.L. Chan Fred S.L. Chan	Chairman of the Board	March 31, 2005

/s/ George M. Cain George M. Cain	Director	March 31, 2005

/s/ Herbert Chang Herbert Chang	Director	March 31, 2005

/s/ Michael S. Dubester Michael S. Dubester	Director	March 31, 2005

/s/ Matthew K. Fong Matthew K. Fong	Director	March 31, 2005

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

2.1	Form of Master Distribution Agreement between the Registrant and ESS Technology, Inc. (Exhibit No. 2.1 to Form 10 File No. 000-32809)
2.2	Form of Master Technology Ownership and License Agreement between the Registrant and ESS Technology, Inc. (Exhibit No. 2.2 to Form 10 File No. 000-32809)

2.3	Form of Employee Matters Agreement between the Registrant and ESS Technology, Inc. (Exhibit No. 2.3 to Form 10 File No. 000-32809)

2.4	Form of Tax Sharing and Indemnity Agreement between the Registrant and ESS Technology, Inc. (Exhibit No. 2.4 to Form 10 File No. 000-32809)

2.5	Form of Real Estate Matters Agreement between the Registrant and ESS Technology, Inc. (Exhibit No. 2.5 to Form 10 File No. 000-32809)

2.6	Form of Master Confidential Disclosure Agreement between the Registrant and ESS Technology, Inc. (Exhibit No. 2.6 to Form 10 File No. 000-32809)

2.7	Form of Master Transitional Services Agreement between the Registrant and ESS Technology, Inc. (Exhibit No. 2.7 to Form 10 File No. 000-32809)

3.1	Amended and Restated Certificate of Incorporation of the Registrant (Exhibit No. 4.1 to Form S-8 File No. 333-65752)

3.2	Amended and Restated Bylaws of the Registrant (Exhibit No. 4.2 to Form S-8 File No. 333-65752)

4.1	Form of Class A Common Stock Certificate of the Registrant (Exhibit No. 4.1 to Form 10 File No. 000-32809)

4.2	Form of Class B Common Stock Certificate of the Registrant (Exhibit No. 4.2 to Form 10 File No. 000-32809)

10.1	1999 Stock Incentive Plan (Exhibit No. 10.1 to Form 10 File No. 000-32809)*

10.2	2000 Directors Stock Option Plan, as amended and restated (Exhibit No. 10.2 to Form 10 File No. 000-32809)*

10.3	2001 Nonstatutory Stock Option Plan, as amended on August 1, 2001 (Exhibit No. 10.3 to Form 10 File No. 000-32809)*

10.4	2001 Employee Stock Purchase Plan (Exhibit No. 10.4 to Form 10 File No. 000-32809)*

10.5	Lease Agreement between the Registrant and ESS Technology, Inc. for the premises located at 48461 Fremont Boulevard, Fremont, California (Exhibit No. 10.5 to Form 10 File No. 000-32809)

10.6	Purchase Agreement between the Registrant and ESS Technology, Inc. (Exhibit No. 10.6 to Form 10 File No. 000-32809)

10.7	DVD Manufacturing License Agreement between the Registrant and Macrovision Corporation (Exhibit No. 10.7 to Form 10 File No. 000-32809)

10.8	Offer Letter Agreement between the Registrant and Charles Root (Exhibit No. 10.8 to Form 10 File No. 000-32809)*

10.9	Lease Agreement between the Registrant and 235 Investments Limited for the premises located at 235 Yorkland Boulevard, Ontario, Canada (Exhibit No. 10.9 to Form 10 File No. 000-32809)

10.10	Lease Agreement between Vialta.com Hong Kong Company Limited and Upcentre Investments Limited for the premises located at 238 Nathan Road, Kowloon, Hong Kong (Exhibit No. 10.10 to Form 10 File No. 000-32809)

10.11	Trademark License Agreement between the Registrant and Digital Theater Systems, Inc. (Exhibit No. 10.11 to Form 10 File No. 000-32809)

10.12	Software License Agreement between the Registrant and EnReach Technology, Inc. (Exhibit No. 10.12 to Form 10 File No. 000-32809)

10.13	Offer Letter Agreement between the Registrant and Didier Pietri (Exhibit No. 10.13 to Form 10 File No. 000-32809)*

10.14	Offer Letter Agreement between the Registrant and Steve Charng (Exhibit No. 10.5 to Form 10 File No. 000-32809)

Exhibit
Number	Description of Exhibit

10.15	Offer Letter Agreement between the Registrant and Michael Wang (Exhibit No. 10.9 to Form 10 File No. 000-32809)

10.16	Agreement and Plan of Reorganization, dated March 28, 2005, by and between Victory Acquisition Corp. and Vialta, Inc. (Exhibit No. 10.1 to Form 8-K filed March 31, 2005).

21.1	Subsidiaries of the Registrant (Exhibit No. 21.1 to Form 10 File No. 000-32809)

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith)

31.1	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of Chief Executive Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002
32.2	Certification of Chief Financial Officer Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

*	Indicates a management contract or compensatory plan.

Annex J

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-Q

(Mark One)
☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

For the quarterly period ended March 31, 2005.
OR

☐	TRANSITIONAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
For the transition period from:                     to:                    .
Commission file number 0-32809
VIALTA, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	94-3337236
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
48461 Fremont Boulevard
Fremont, California 94538
(Address, including zip code, of Registrant’s principal executive offices)
(510) 870-3088
(Registrant’s telephone number, including area code)
     Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.     Yes ☑          No ☐
      Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).     Yes ☐          No ☑
      The number of outstanding shares of the registrant’s common stock, par value $0.001 per share, on May 9, 2005 was 83,088,185 shares.

VIALTA, INC.
FORM 10-Q: QUARTER ENDED MARCH 31, 2005

PART I. FINANCIAL INFORMATION

ITEM 1:	Financial Statements
VIALTA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2005	2004

	(In thousands)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,101	$7,296
Restricted cash	3,066	3,057
Short-term investments	4,278	11,106
Accounts receivable, net	518	2,761
Inventories	4,497	4,500
Prepaid expenses and other current assets	262	351

Total current assets	26,722	29,071
Property and equipment, net	265	302
Other assets	29	29

Total assets	$27,016	$29,402

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$221	$373
Accrued expenses and other liabilities	1,837	2,070
Deferred profit	376	1,310

Total current liabilities	2,434	3,753

Stockholders’ equity:
Common stock	95	95
Additional paid-in capital	144,122	144,122
Treasury stock	(9,458)	(9,458)
Accumulated deficit	(110,169)	(109,098)
Accumulated other comprehensive loss	(8)	(12)

Total stockholders’ equity	24,582	25,649

Total liabilities and stockholders’ equity	$27,016	$29,402

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VIALTA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31,

	2005	2004

	(In thousands, except
	per share data)
	(Unaudited)
Net revenue	$2,958	$4,974
Cost of goods sold	2,170	1,396

Gross profit	788	3,578

Operating expenses:
Engineering and development	292	336
Sales and marketing	292	605
General and administrative	1,478	1,360

Total operating expenses	2,062	2,301

Operating income (loss)	(1,274)	1,277
Interest income and other, net	203	209

Net income (loss)	$(1,071)	$1,486

Net income (loss) per share:
Basic	$(0.01)	$0.02

Diluted	$(0.01)	$0.02

Weighted average common shares outstanding:
Basic	83,077	82,803

Diluted	83,077	88,552

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VIALTA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,

	2005	2004

	(In thousands)
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,071)	$1,486
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	37	197
Changes in operating assets and liabilities:
Accounts receivable, net	2,243	2,061
Inventories	3	(914)
Prepaid expenses and other	89	234
Restricted cash deposit	(9)	(807)
Deferred profit	(934)	(2,042)
Accounts payable and accrued liabilities and other	(385)	(1,820)

Net cash used in operating activities	(27)	(1,605)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(516)	(5,064)
Proceeds from sales of short-term investments	7,348	6,111
Acquisitions of property and equipment	—	(6)

Net cash provided by investing activities	6,832	1,041

Net increase (decrease) in cash and cash equivalents	6,805	(564)
Cash and cash equivalents, beginning of the period	7,296	9,356

Cash and cash equivalents, end of the period	$14,101	$8,792

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

VIALTA, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

NOTE 1.	THE COMPANY
      We develop, design and market consumer electronics products designed to maximize the advantages of digital technology in a convenient and easy-to-use manner. Our primary products are the Beamertm personal videophone line and the VistaFrametm digital picture frame. Our Beamer videophone products add color video to phone calls, enabling users to see the person they are calling. Since both parties to a video call must have a Beamer videophone product (or compatible videophone), our videophone products are primarily sold in pairs. Our Beamer videophone products work with any home phone over any standard (analog) home phone line, at no additional cost to a regular phone call. Our Beamer videophone products include models that are standalone (such as our first videophone product known as Beamer) or connect through most televisions (the Beamer TV), and may include the ability to send and receive digital pictures (the Beamer FX). Beamer videophone products are carried by such retailers as Best Buy, Fry’s Electronics, The Good Guys, The Discovery Channel, The Sharper Image and Cinmar (The Frontgate Catalog), among others.
      Our VistaFrame product is a digital picture frame that allows users to display photographs directly from a digital camera memory card or from VistaFrame’s internal memory. VistaFrame is compatible with most standard card formats and does not require a camera or computer connection, special wiring or web based services to display digital photographs. With VistaFrame, consumers can view digital pictures individually or in a custom slideshow format with the user selecting the pictures, the display sequence, display interval and the transition effect. VistaFrame is currently available through retailers such as The Discovery Channel, The Sharper Image, The Good Guys and Cinmar, among others.
      Since our inception, we have incurred substantial losses and negative cash flows from operations. We expect operating losses and negative cash flows from operations to continue for the foreseeable future and anticipate that losses may increase from current levels because of additional costs and expenses related to sales and marketing activities, expansion of operations, expansion of product offerings and development of relationships with other businesses. We believe that we have sufficient cash and cash equivalents, restricted cash and investments to fund our existing operations through December 31, 2005. However, in the longer term, failure to generate sufficient revenues, raise additional capital or reduce spending could have a material adverse effect on our ability to continue to operate our business.
      On March 28, 2005, we announced entering into a definitive merger agreement with Victory Acquisition Corp., a newly formed entity established by Fred S.L. Chan, Chairman of the Company, and certain of his family members. Victory will acquire the approximately 60% of our stock not owned by it for $0.36 per share in cash. The proposed merger is expected to be completed in the third quarter of 2005 and is subject to Vialta shareholder and customary approvals.

NOTE 2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation
      The accompanying unaudited condensed consolidated financial statements have been prepared by us pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, the accompanying unaudited condensed interim financial statements contain all adjustments, all of which are normal and recurring in nature, necessary to fairly present our financial position, operating results and cash flows. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2004, included in our Annual Report on Form 10-K filed on March 31, 2005. The results of operations for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for any other period or for the fiscal year ending December 31, 2005.

VIALTA, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Principles of consolidation
      The consolidated financial statements include the accounts of Vialta, Inc. and our subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Cash equivalents and investments
      We consider all highly liquid investments with an initial maturity of 90 days or less to be cash equivalents. Cash equivalents primarily represent money market accounts, recorded at cost, which approximate their fair value.
      Investments are comprised primarily of debt instruments that have been classified as available-for-sale. Management determines the appropriate classification of securities at the time of purchase and re-evaluates the classification at each reporting date. Marketable equity and debt securities are carried at their fair market value based on quoted market prices as of the balance sheet date. Realized gains or losses are determined using the specific identification method and are reflected in income. Net unrealized gains or losses are recorded directly in stockholders’ equity except those unrealized losses that are deemed to be other than temporary, which are reflected in investment losses.
      Investments with maturity dates of 90 days or more at the date of purchase are classified as short-term investments since we have the ability to redeem them within the year.
      Approximately $3.1 million of cash at March 31, 2005 and 2004 is restricted as collateral for letters of credit to a contract manufacturer and raw materials supplier.

Revenue recognition
      Products sold to retailers and distributors are subject to rights of return. We defer recognition of revenue on products sold to retailers and distributors until the retailers and distributors sell the products to their customers. Revenue is also deferred for the initial thirty-day period during which our end customers, retailers and distributors have the unconditional right to return products.
      For products sold to end customers we generally recognize revenue upon shipment provided that we have no post-sale obligations, we can reliably estimate and accrue warranty costs and sales returns, the price is fixed or determinable and collection of the resulting receivable is reasonably assured. For sales to international distributors we generally recognize revenue based on the above criteria and upon receipt of payment in full. For sales to end customers that do not meet the above criteria, revenue is deferred until such criteria are met.

Allowances for sales returns and Doubtful Accounts
      Sales return allowances are recorded at the time when revenue is recognized based on historical returns, current economic trends and changes in customer demand. Such allowances are adjusted periodically to reflect actual experience and anticipated returns.
      Allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on historical write-off experience. We review our allowance for doubtful accounts monthly. Past due balances over 90 days are reviewed individually for collectibility. Account balances are charged off against the allowance when we feel it is probable that the receivable will not be recovered.

Warranty
      We provide a limited warranty on our products for periods ranging from 90 days to 12 months from the date of sale to the end customer. We estimate warranty costs based on historical experience and accrue for estimated costs as a charge to cost of sales when revenue is recognized. The following table shows the details of the product warranty accrual, as required by FASB Interpretation No. 45, “Guarantor’s Accounting and

VIALTA, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” for the three months ended March 31, 2005 and 2004 (in thousands):

	March 31,	March 31,
	2005	2004

Beginning balance	$399	$484
Accruals for warranties issued during the period	159	460
Settlements made during the period	(210)	(285)

Ending balance	$348	$659

Comprehensive gain
      Comprehensive gain is defined to include all changes in equity during a period from non-owner sources. Other comprehensive gain for the three months ended March 31, 2005 and 2004 was comprised of unrealized gains on available-for-sale investments and amounted to $4,000 and $2,000, respectively.

Stock-based compensation
      We account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, or APB No. 25, “Accounting for Stock Issued to Employees.” Under APB No. 25, compensation cost is measured as the excess, if any, of the quoted market price of its stock at the date of grant over the exercise price of the option granted. Compensation cost for stock options, if any, is recognized ratably over the vesting period. We provide additional pro forma disclosures as required under SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.”
      The following table illustrates the effect on our net income and net income per share if we had recorded compensation costs based on the estimated grant date fair value as defined by SFAS No. 123 for all granted stock-based awards (in thousands, except per share amounts).

	Three Months Ended
	March 31,

	2005	2004

Net income (loss), as reported	$(1,071)	$1,486
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(69)	(234)

Pro forma net income (loss)	$(1,140)	$1,252

Pro forma net income (loss) per share:
Basic	$(0.01)	$0.02
Diluted	$(0.01)	$0.01

Revision in Classification of Certain Securities
      In connection with preparation of these financial statements, we concluded that it was appropriate to classify our auction rate securities as current investments at December 31, 2004. Previously, such investments had been classified as cash and cash equivalents. Accordingly, we have revised the classification to exclude $5.8 million from cash and cash equivalents at March 31, 2004, and to include such amounts as short-term investments. In addition, we have made corresponding revisions to the accompanying statements of cash flows to reflect the purchases and proceeds form sale of the auction rate securities as investing activities. These revisions resulted in a net decrease in cash provided by investing activities of $1.4 million for the three months ending March 31, 2004.

VIALTA, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 3.	RELATED PARTY TRANSACTIONS
      The following is a summary of major transactions between us and ESS Technology, Inc., which was our parent company prior to August 2001, for the periods presented (in thousands):

	Three Months
	Ended March 31,

	2005	2004

Net payables at beginning of period	$(127)	$(281)
Charges by Vialta to ESS	208	2
Charges by ESS to Vialta:
Purchase of products	(12)	(339)
Building lease	(125)	(124)
Other	(2)	(6)
Cash receipts from ESS	(208)	(2)
Cash payments made to ESS	169	436

Net payables at end of period	$(97)	$(314)

NOTE 4.	MARKETABLE SECURITIES
      Our portfolio of marketable securities at March 31, consisted of the following (in thousands):

	March 31, 2005				December 31, 2004
	Available-for-Sale Securities				Available-for-Sale Securities

		Gross	Gross			Gross	Gross
		Unrealized	Unrealized			Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value

Money market funds	$11	$—	$—	$11	$4	$—	$—	$4
Commercial paper	9,442	—	(1)	9,441	2,542	—	—	2,542
Cash	4,649	—	—	4,649	4,750	—	—	4,750

Total cash and cash equivalents	$14,102	$—	$(1)	$14,101	$7,296	$—	$—	$7,296

Market auction preferred securities	$500	$—	$—	$500	$5,300	$—	$—	$5,300
U.S. government debt securities	3,267	—	(5)	3,262	4,741	—	(10)	4,731
Corporate debt securities	518	—	(2)	516	1,077	—	(2)	1,075

Total short-term investments	$4,285	$—	$(7)	$4,278	11,118	$—	$(12)	$11,106

VIALTA, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 5.	INVENTORIES
      The following table summarizes the activity in inventories and reserves for the three months ended March 31, 2005 (in thousands):

	Gross	Reserve	Net

As of December 31, 2004	$9,540	$(5,040)	$4,500
Purchase of inventories	751	—	751
Shipments and Returns	(751)	—	(751)
Use or Disposal of inventories	(3)	—	(3)

As of March 31, 2005	$9,537	$(5,040)	$4,497

Raw Material	$2,708	$(1,615)	$1,093
Finished Goods	6,829	(3,425)	3,404

	$9,537	$(5,040)	$4,497

NOTE 6.	BALANCE SHEET COMPONENTS (in thousands)

	March 31,	December 31,
	2005	2004

Short-term investments
US Government debt securities	$3,262	$4,731
Market auction preferred securities	500	5,300
Corporate debt securities	516	1,075

	$4,278	$11,106

Due after one year	$1,370	$3,385
Due within one year	2,908	7,721

	$4,278	$11,106

Accounts receivable, net
Accounts receivable	$681	$2,838
Less: Allowance for doubtful accounts	(163)	(77)

	$518	$2,761

Prepaid expenses and other
Prepaid insurance	$129	$207
Other current assets	133	144

	$262	$351

Property and equipment, net
Machinery and equipment	$1,037	$1,037
Furniture and fixtures	551	551
Software and web site development cost	259	259

	1,847	1,847
Less: Accumulated depreciation	(1,582)	(1,545)

	$265	$302

VIALTA, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	March 31,	December 31,
	2005	2004

Accrued liabilities and other
Accrued compensation costs	$620	$880
Professional fees	394	274
Other current liabilities	378	390
Product return/warranty liability	348	399
Accrued charges, related party	97	127

	$1,837	$2,070

Deferred profit
Deferred revenue	$1,032	$3,086
Deferred costs	(656)	(1,776)

Deferred profit	$376	$1,310

NOTE 6.	COMPUTATION OF NET INCOME (LOSS) PER SHARE
      Basic net income (loss) per share is computed by dividing the net income for the three months ended March 31, 2005 and March 31, 2004 by the weighted average number of shares of common stock outstanding during the periods.
      Diluted net income (loss) per share is calculated by using the weighted average number of common shares outstanding for the three months ended March 31, 2005 and March 31, 2004 and gives effect to all dilutive potential common shares outstanding for the three months ended March 31, 2005 and March 31, 2004. The reconciling difference between the computation of basic and diluted net income (loss) per share for the three months ended March 31, 2005 and March 31, 2004 presented is the inclusion of the dilutive effect of stock options issued to employees under employee stock option plans.
      Diluted net income (loss) per share excludes out-of-the-money stock options totaling 6.7 million and 2.6 million shares for the three months ended March 31, 2005 and March 31, 2004, respectively. While these options are currently anti-dilutive, they could be dilutive in the future. A reconciliation of basic and diluted income (loss) per share is presented below (in thousands, except per share amounts):

	For the Three Months
	Ended March 31,

	2005	2004

Basic:
Net income (loss)	$(1,071)	$1,486

Weighted shares outstanding	83,077	82,803

Net income (loss) per share	$(0.01)	$0.02

Diluted:
Net income (loss)	$(1,071)	$1,486

Weighted shares outstanding	83,077	82,803
Effects of dilutive securities: stock options	—	5,749

Diluted weighted shares outstanding	83,077	88,552

Net income (loss) per share	$(0.01)	$0.02

VIALTA, INC.
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 7.	SUBSEQUENT EVENTS
      In connection with the acquisition of certain content licenses in 2002, we received a note receivable of $10.0 million of which $5.0 million remained outstanding as of March 31, 2005. This note bears interest at 7.5% per annum, compounded quarterly. This note was fully reserved in 2002 due to uncertainties regarding its collection. On April 28, 2005, we collected the outstanding balance of $5.0 million on this note. Accordingly, we will record the related gain of $5.0 million in the quarter ending June 30, 2005.

ITEM 2:	Management’s Discussion and Analysis of Financial Condition and Results of Operations
      The following discussion includes forward-looking statements with respect to our future financial performance. Actual results may differ materially from those currently anticipated depending on a variety of factors, including those described below under the sub-heading, “Cautionary Statement Regarding Forward-Looking Statements” as well as “Other Factors That May Affect Our Business and Future Results” and the risks discussed in our most recent filing with the Securities and Exchange Commission. This following discussion should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements and notes thereto that appear elsewhere in this report. There is no assurance that the proposed merger will be consummated, that the diversion of management time necessary to complete the proposed merger or the costs associated with the proposed merger will not effect our results of operations or that actions we take in anticipation on the proposed merger may not be undone if the merger is not consummated.

Overview
      We develop, design and market consumer electronics products designed to maximize the advantages of digital technology in a convenient and easy-to-use manner. Our primary products are the Beamertm personal videophone line and the VistaFrametm digital picture frame. Our Beamer videophone products add color video to phone calls, enabling users to see the person they are calling. Since both parties to a video call must have a Beamer videophone product (or compatible videophone), our videophone products are primarily sold in pairs. Our Beamer videophone products work with any home phone over any standard (analog) home phone line, at no additional cost to a regular phone call. Our Beamer videophone products include models that are standalone (such as our first videophone product known as Beamer) or connect through most televisions (the Beamer TVtm), and may include the ability to send and receive digital pictures (the Beamer FXtm). Our Beamer videophone products are currently carried by retailers such as Best Buy, Fry’s Electronics, The Good Guys, The Discovery Channel, Cinmar (The Frontgate Catalog) and The Sharper Image, among others.
      Our VistaFrame product is a digital picture frame that allows users to display photographs directly from a digital camera memory card or from VistaFrame’s internal memory. VistaFrame is compatible with most standard card formats and does not require a camera or computer connection, special wiring or web based services to display digital photographs. With VistaFrame, consumers can view digital pictures individually or in a custom slideshow format with the user selecting the pictures, the display sequence, display interval and the transition effect. VistaFrame is currently carried by retailers such as The Sharper Image, The Discovery Channel, Cinmar and The Good Guys.
      Since our inception, we have financed our operations primarily from funds raised in private offerings of convertible preferred stock and common stock and through vendor credit. For the three months ended March 31, 2005 we had a net loss of $1.0 million and expect to incur losses for at least the remainder of fiscal 2005. As of March 31, 2005, we had an accumulated deficit of $110.2 million.
      On March 28, 2005, we announced entering into a definitive merger agreement with Victory Acquisition Corp., a newly formed entity established by Fred S.L. Chan, Chairman of the Company, and certain of his family members. Victory will acquire the approximately 60% of our stock not owned by it for $0.36 per share in cash. The proposed merger is expected to be completed in the third quarter of 2005 and is subject to Vialta shareholder and customary approvals.

Results of Operations

For the three months ended March 31, 2005 compared with three months ended March 31, 2004
      Net revenue. Net revenue was $3.0 million for the three months ended March 31, 2005 compared to $5.0 million for the three months ended March 31, 2004. Net revenue included $2.5 million and $4.1 million in domestic sales for the three months ended March 31, 2005 and 2004, respectively, and $494,000 and $887,000 in international sales for the three months ended March 31, 2005 and 2004, respectively. Revenue for the first quarter of 2005 includes the recognition of deferred revenue of approximately $2.5 million, that was deferred at December 31, 2004. Revenue for the first quarter of 2004 includes the recognition of deferred revenue of approximately $3.3 million, that was deferred at December 31, 2003. The decrease in revenue is the result of lower unit sales for our Beamer videophone in both the domestic and international market. For the three months ended March 31, 2005, Best Buy and The Sharper Image accounted for approximately 34% and 14%, respectively, of our net revenue. For the three months ended March 31, 2004, Frys and Best Buy accounted for approximately 16% and 15%, respectively, of our net revenue.
      Cost of goods sold. Cost of goods sold was $2.2 million for the three months ended March 31, 2005 compared to $1.4 million for the three months ended March 31, 2004. This increase is primarily due to during the first quarter of 2005 product costs were recorded at full cost as compared to the first quarter of 2004 where our inventory costs for our Beamer videophone products were expensed in prior periods. Because a significant portion of our inventory for raw materials and finished goods for our Beamer videophone products was expensed in prior periods, cost of goods sold for the three months ended March 31, 2004 was lower than what would otherwise have been recorded.
      Gross profit. Gross profit was $788,000 for the three months ended March 31, 2005 compared to $3.6 million for the three months ended March 31, 2004. If we had not previously expensed inventory costs, our gross profit for the first quarter of 2004 would have $1.6 million.
      Engineering and development. Engineering and development expenses were $292,000 for the three months ended March 31, 2005, compared to $336,000 for the three months ended March 31, 2004. The decrease was primarily due to reductions in engineering and development personnel. We expect engineering and development expenses to be relatively constant in future periods.
      Sales and marketing. Sales and marketing expenses were $292,000 for the three months ended March 31, 2005, compared to $605,000 for the three months ended March 31, 2004. The decrease was primarily due to reductions in sales and marketing personnel and a decrease in certain marketing initiatives such as e-marketing and direct mail. We expect sales and marketing expenses to be relatively constant in future periods, and we currently do not have the resources to support a significant and sustained national advertising and consumer awareness program which may be necessary to maintain or significantly increase sales.
      General and administrative. General and administrative expenses were $1.4 million for the three months ended March 31, 2005 compared to $1.4 million for the three months ended March 31, 2004. Although there was no significant variance in general and administrative expenses, the composition between the three months ended March 31, 2005 and 2004 included reductions in general and administrative personnel, decreases in depreciation due to assets becoming fully depreciated and a credit to state income taxes resulting from a refund of previously paid taxes in California. These decreases were offset by increases in legal expenses and outside services in connection with the proposed merger with Victory Acquisition Corp. We expect to incur significant additional expenses for legal and other professional services related to the proposed merger.
      Interest income and other, net. Interest income and other, net, was $203,000 for the three months ended March 31, 2005, compared to $209,000 for the three months ended March 31, 2004.

Liquidity and Capital Resources
      As of March 31, 2005, we had $21.4 million in cash and cash equivalents, restricted cash and short-term investments compared to $25.8 million as of March 31, 2004, representing a decrease of $4.4 million. As discussed in Note 7 of the Notes to the Condensed Consolidated Financial Statements, on April 28, 2005 we received cash of $5.0 million representing payment of a note receivable.
      Our principal sources of liquidity are cash and cash equivalents and investments. Net cash used in operating activities was $27,000 for the three months ended March 31, 2005 compared to $1.6 million for the three months ended March 31, 2004, representing a decrease of approximately $1.6 million. The decrease in cash used in operating activities during the three months ended March 31, 2005 compared to the three months ended March 31, 2004, was primarily due to a significant increase in cash collected from sales of our products offset by a decrease in deferred profit and accounts payable.
      Net cash provided by investing activities for the three months ended March 31, 2005 was $6.8 million compared to $1.0 million for the three months ended March 31, 2004 representing an increase of approximately $5.8 million. Net cash provided by investing activities for the three months ended March 31,

2005 and 2004 was primarily due to a reduction in purchases and an increase in sales of short-term investments.
      There was no net cash used in financing activities for the three months ended March 31, 2005 and 2004.
      Capital expenditures for the 12-month period ending December 31, 2005 are anticipated to be approximately $100,000, primarily to acquire capital equipment.
      In September 2001, the Board of Directors authorized the repurchase of up to 10,000,000 shares of our common stock in open market or private transactions over a twelve-month period. In June 2002, the Board of Directors authorized the existing stock repurchase program be extended to include the repurchase of up to an additional 10,000,000 shares of common stock. Through December 31, 2003, we repurchased approximately 11,964,000 shares of common stock at an aggregate cost of $9.4 million. There were no common stock repurchases during the year ended December 31, 2004 and the three months ended March 31, 2005. As of March 31, 2005, approximately 8,036,000 shares remain authorized for repurchase.
      In January 2000, we entered into a three-year non-cancelable lease agreement for our headquarters with ESS. In July 2003, we amended the lease. The terms of the amendment include a 60% reduction in the amount of square footage leased, a reduction in the monthly rent to current market rates and an extension of the term from December 31, 2003 to June 30, 2005. Under the terms of this and other leases, with various expiration dates through 2006, our future minimum rental payments as of March 31, 2005 are as follows: $225,000 and $141,000 for the nine months ended 2005 and for the year ended 2006.
      We believe that our existing cash and cash equivalents and investments will be sufficient to fund our operations through March 31, 2006. However, to continue our operations beyond that date, or if our current level of operations change, or to achieve our longer-term goals of introducing additional products to consumers, we believe we will need to raise additional capital, which may not be available on acceptable terms, if at all. We have historically used vendor credit as well as private offerings of convertible preferred stock and common stock to fund operations and provide for capital requirements. However, the price per share of any future equity-related financing will be determined at the time the offering is made and cannot be anticipated at this time. If additional funds are raised through the issuance of equity securities, the percentage ownership of current stockholders is likely to or will be reduced and such equity securities may have rights, preferences or privileges better than those of current stockholders. We cannot assure you that any additional financing will be available or that, if available, it will be sufficient or it can be obtained on terms favorable to us or our stockholders. If adequate funds are not available if and when needed, we would be required to delay, limit or eliminate some or all of our proposed operations.

Revision in Classification of Certain Securities
      In connection with preparation of these financial statements, we concluded that it was appropriate to classify our auction rate securities as current investments at December 31, 2004. Previously, such investments had been classified as cash and cash equivalents. Accordingly, we have revised the classification to exclude $5.8 million from cash and cash equivalents at March 31, 2004, and to include such amounts as short-term investments. In addition, we have made corresponding revisions to the accompanying statements of cash flows to reflect the purchases and proceeds form sale of the auction rate securities as investing activities. These revisions resulted in a net decrease in cash provided by investing activities of $1.4 million for the three months ended March 31, 2004.

Critical Accounting Policies
      Our critical accounting policies were disclosed in Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of our Form 10-K for the year ended December 31, 2004. On an ongoing basis, we re-evaluate our judgments and estimates including those related to valuation of inventories, valuation of long-lived assets and certain risks and concentrations. We base our estimates and judgments on our historical experience, knowledge of current conditions and our beliefs of what could occur in the future considering available information. Actual results may differ from these estimates under different assumptions or conditions. We apply our estimates and judgments consistently for all periods presented.

Other Factors That May Affect Our Business and Future Results
      Factors that could impact our future business, consolidated financial position, results of operations or cash flows and cause future results to differ from our expectations include the following: the ability to achieve revenues and profitability; the risks and expenses of the proposed merger with Victory; the ability to raise additional capital; competition; pricing pressures; the dependence on a limited number of products and the need to develop new products and features; the success of our existing products and other consumer products we may develop; component supply shortages; potential conflicts with ESS Technology, Inc., our former parent; the success of current distribution and retail relationships and the ability to enter into additional distribution agreements; risks associated with the expansion of our business, including increased costs and the strain on management and other resources; the risk of product defects, system failures or interruptions; general economic, political and regulatory changes including in Asia; claims by third parties of intellectual property infringement; dependence on key management personnel and the need to attract and retain additional qualified personnel; risks associated with possible business acquisitions; regulatory changes that affect consumer electronics, telecommunications, copyrights or the internet; quarterly fluctuations in operating results; risks of class action lawsuits based on fluctuations in our stock price; seasonal trends identified in the our Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and other filings with the Securities and Exchange Commission.

ITEM 3:	Quantitative and Qualitative Disclosure About Market Risk
      Interest Rate Risks. We invest in short-term investments. Consequently, we are exposed to fluctuations in interest rates on these investments. Increases or decreases in interest rates generally translate into decreases and increases in the fair value of these investments. In addition, the credit worthiness of the issuer, relative values of alternative investments, the liquidity of the instrument, and other general market conditions may affect the fair values of interest rate sensitive investments. In order to reduce the risk from fluctuation in rates, we invest in highly liquid governmental notes and bonds with contractual maturities of less than two years. All of the investments have been classified as available for sale, and at March 31, 2005, are recorded at market values.
      Fixed income securities are subject to interest rate risk. The fair value of our investment portfolio would not be significantly impacted by either a 100 basis point increase or decrease in interest rate due mainly to the short-term nature of the major portion of our investment
      Foreign Exchange Risks. Because our products are manufactured primarily in Asia, we are exposed to market risk from changes in foreign exchange rates, which could affect our results of operations and financial condition. In order to reduce the risk from fluctuation in foreign exchange rates, our product sales and all of our arrangements with our third party manufacturers and component vendors are denominated in U.S. dollars. We do not engage in any currency hedging activities.

ITEM 4:	Controls and Procedures
      Our Chief Executive Officer and Chief Financial Officer (our principal executive officer and principal financial officer, respectively) have concluded, based on their evaluation as of the end of the period covered by this quarterly report, that our disclosure controls and procedures are effective to ensure that material information required to be disclosed by us in reports filed or submitted by us under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time period specified in the SEC’s rules and forms, and includes controls and procedures designed to ensure that material information required to be disclosed by us in such reports is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.
      There have been no significant changes in our internal controls or in other factors that could significantly affect these controls subsequent to the date of our evaluation.

PART II. OTHER INFORMATION
ITEM 6:     Exhibits and Reports on Form 8-K
      (a)     Exhibits.     We incorporate by reference all exhibits filed in connection with our annual report on Form 10K for the year ended December 31, 2004.

31.1 Certification of Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2 Certification of Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1 Certification of Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2 Certification of Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

SIGNATURES
      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

VIALTA, INC. (Registrant)

By:	/s/ Didier Pietri

Didier Pietri
President and Chief Executive Officer

By:	/s/ William M. Scharninghausen

William M. Scharninghausen
Chief Financial Officer
Date: May 16, 2005

Annex K
VIALTA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

		Jan-Mar	Estimated Balances as of
	December 31, 2004	Activity	March 31, 2005

Assets
Current assets:
Cash and cash equivalents	$12,596	$(1,536)	$11,060
Restricted cash	3,057	3	3,060
Short-term investments	5,806		5,806
Accounts receivable, net	2,761	(1,692)	1,069
Inventory, net	6,188	824	7,012
Prepaid expenses and other	351	(133)	218

Total current assets	30,759	(2,534)	28,225
Property and equipment, net	302	(49)	253
Other assets	29		29

Total assets	$31,090	$(2,584)	$28,506

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$373	$(238)	$135
Accrued liabilities and other	2,070	(855)	1,215
Deferred profit	1,310	(978)	332

Total current liabilities	3,753	(2,072)	1,681

Stockholders’ equity:
Common stock	95		95
Additional paid-in capital	144,122		144,122
Treasury stock	(9,458)		(9,458)
Accumulated deficit	(107,410)	(512)	(107,922)
Accumulated other comprehensive income (loss)	(12)		(12)

Total stockholders’ equity	27,337	(512)	26,825

Total liabilities and stockholders’ equity	$31,090	$(2,584)	$28,506

K-1

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P R O X Y

VIALTA, INC.
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD _____ ___, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
VIALTA, INC.

The undersigned constitutes and appoints DIDIER PIETRI and WILLIAM M. SCHARNINGHAUSEN, and each of them, each with full power to act without the other, and each with full power of substitution, the true and lawful proxies of the undersigned, to represent and vote, as designated below and in their discretion upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof, all shares of common stock of Vialta, Inc. that the undersigned is entitled to vote at the Special Meeting of stockholders of such corporation to be held at the Fremont Marriott, 46100 Landing Parkway, Fremont, CA 94538, on ___, 2005 at ___a.m., local time, and at any adjournment or postponement thereof.

The Board of Directors recommends a vote FOR Items 1 and 2.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If you fail to vote your shares by not returning this proxy card, this has the same effect as a vote AGAINST Item 1, but has no effect on Item 2. If you submit a proxy without giving voting instructions, the proxies will vote your proxy FOR Item 1 and Item 2. The proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

The undersigned acknowledges receipt of the notice of said Special Meeting and the accompanying proxy statement.

(Continued and to be signed on reverse side)

SEE REVERSE SIDE

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Vialta, Inc.
common stock for the upcoming Special Meeting of Stockholders

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AND VOTE TODAY:

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VIALTA, INC.
SPECIAL MEETING OF STOCKHOLDERS TO BE HELD __________, 2005

		FOR	AGAINST	ABSTAIN

1.	To approve and adopt the Agreement and Plan of Reorganization, dated as of March 28, 2005, by and between Victory Acquisition Corp. and Vialta, Inc. and the merger contemplated thereby.	*	*	*

		FOR	AGAINST	ABSTAIN

2.	To adjourn the Special Meeting if necessary to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve the Agreement and Plan of Reorganization referred to in Item 1.	*	*	*

Date , 2005

Signature

Signature (if jointly held)

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